Execution Copy

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas  77042

August 16, 2010

To:	The holders of U.S. Concrete, Inc.’s (the “Company”) 8.375% Senior Subordinated Notes due 2014 (the “Existing Notes”) identified on the signature pages hereto:

This letter agreement (this “Agreement”) sets forth the terms and conditions on which Monarch Capital Master Partners LP, Monarch Cayman Fund Ltd., Monarch Debt Recovery Master Fund Ltd., Monarch Opportunities Master Fund Ltd. and Oakford MF Limited (the “Monarch Funds”), York Credit Opportunities Master Fund, L.P. and York Credit Opportunities Fund, L.P. (the “York Funds”) and Whitebox Convertible Arbitrage Partners, LP, Whitebox Combined Partners, LP and Whitebox Hedged High Yield Partners, LP (the “Whitebox Funds”) has agreed with the Company to participate in the transactions described herein, which will include an offering (the “Subscription Offer”) to all Eligible Holders (as defined below) of the right to subscribe to purchase for cash a new series of convertible debt securities to be issued by the Company known as the 9.5% Convertible Secured Notes due 2015 of the Company (the “Convertible Notes”), the proceeds of which will be used by the Company to repay indebtedness under that certain Revolving Credit, Term Loan and Guarantee Agreement among the Company, certain affiliates thereof (the “Guarantors”), JPMorgan Chase Bank, N.A. and the lenders parties thereto (the “DIP Credit Facility”), for working capital and for general corporate purposes.  Each of the Monarch Funds, the York Funds and the Whitebox Funds are referred to herein as a “Put Option Party” and together as the “Put Option Parties.”  Capitalized terms used, but not defined, herein have the meaning given to such terms in the Supplement to the Disclosure Statement of the Company (the form of which is attached hereto as Exhibit A, the “Supplement”).

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Put Option Party intending to be legally bound, hereby agrees as follows:

1.	Subscription Offer and Put Option.

Section 1.01            Subscription Offer.

(a)           As described in the Supplement, the Company intends to commence the Subscription Offer by offering to each holder of an Existing Note that is (i) an institutional investor that is an “accredited investor” (as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), or (ii) a “qualified institutional buyer,” or QIB, as that term is defined in Rule l44A under the Securities Act (each, an “Eligible Holder” and, collectively, the “Eligible Holders”), including the Put Option Parties, the opportunity to purchase an aggregate principal amount of Convertible Notes (at par) up to the amount equal to the product (rounded down to the nearest ($1,000)) of (x) a fraction, the numerator of which is the aggregate principal amount of Existing Notes held by such Eligible Holder as of the close of business on July 30, 2010 (the “Record Date”) for the Subscription Offer, and the denominator of which is the aggregate principal amount of all Existing Notes outstanding (other than those held by the Company) and (y) $55.0 million, representing the aggregate principal amount of Convertible Notes offered in the Subscription Offer (such product, the “Pro Rata Amount”).  The portion of an Eligible Holder’s Pro Rata Amount which it subscribes to purchase is its “Subscription Amount” and the purchase price to be paid in respect of such Subscription Amount is the “Subscription Payment.”  An Eligible Holder may not subscribe to purchase more than its Subscription Amount in the Subscription Offer.

(b)           The purchase and sale of the Convertible Notes will be made in accordance with, and subject to the terms and conditions set forth in, the Note Purchase Agreement (in the form attached hereto as Exhibit B, the “Purchase Agreement”). The Company expressly reserves the right to waive any term or condition of the Purchase Agreement to the extent permitted under Section 2.01 and as permitted under the Purchase Agreement.  Each Eligible Holder electing to purchase Convertible Notes in accordance with and subject to the terms and conditions set forth in the Purchase Agreement is referred to herein as an “Electing Holder” and together, the “Electing Holders” and the aggregate amount of Convertible Notes which the Electing Holders validly elect to purchase (including the amounts to be purchased by the Put Option Parties pursuant to Section 1.02 but excluding the amounts to be purchased by the Put Option Parties pursuant to Section 1.03) as of the Subscription Offer Expiration Time (as defined in the Supplement), is referred to herein as the “Aggregate Participation Amount;” provided that  the Aggregate Participation Amount shall not include any Subscription Amount for which an Eligible Holder (or its broker or nominee) has not delivered its Subscription Payment on or prior to the close of business on the business day immediately following the Subscription Acceptance Notice in accordance with the terms of its Subscription Certificate and the terms of the Subscription Offer described in the Supplement.  The Company expressly reserves the right to reject any Eligible Holder’s election to purchase Convertible Notes, as set forth on its subscription certificate (in the form attached to the Purchase Agreement as Exhibit A thereto, the “Subscription Certificate”).

Section 1.02           Put Option Party Participation.  Subject to the satisfaction or waiver of the terms and conditions set forth herein, in the Supplement and in the Purchase Agreement, each Put Option Party hereby agrees to, as an Eligible Holder, purchase from the Company in connection with the Subscription Offer an aggregate principal amount of Convertible Notes equal to such Put Option Party’s Pro Rata Amount at a purchase price in cash equal to 100% of the aggregate principal amount of such Convertible Notes.

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Section 1.03            Put Option.

(a)           Subject to the satisfaction or waiver of the terms and conditions set forth herein and in the Purchase Agreement, each Put Option Party hereby grants to the Company a put option (collectively, the “Put Option”), pursuant to which such Put Option Party agrees to purchase from the Company, upon the Company’s exercise of the Put Option, an aggregate principal amount of Convertible Notes (in addition to the Convertible Notes purchased by such Put Option Party in accordance with Section 1.02 above) (the “Put Participation Amount” and collectively, the “Put Participation”) equal to such Put Option Party’s Put Percentage (as defined below) multiplied by the difference of (i) $55.0 million and (ii) the Aggregate Participation Amount (such difference, the “Subscription Deficiency”), at a purchase price payable in cash equal to 100% of the aggregate principal amount of such Convertible Notes (the “Put Payment”); provided that in the event the Put Participation Amount plus the Subscription Amount for the York Funds equals an amount that is less than $10.0 million, the Put Participation Amount plus the Subscription Amount for the Monarch Funds and the Whitebox Funds shall be reduced equally between them and allocated to the York Funds (as part of its Put Participation Amount) until such time as the York Funds’ aggregate Put Participation Amount is at least $10.0 million.  Each Put Option Party hereby acknowledges and agrees that it shall become a party to the Purchase Agreement (and bound by the terms and conditions thereof) as of the Subscription Acceptance Date (as defined below).

(b)           The aggregate “Put Percentage” for the Monarch Funds shall be 33.3%, the aggregate “Put Percentage” for the York Funds shall be 33.3% and the aggregate “Put Percentage” for the Whitebox Funds shall be 33.3% (subject to adjustment as described below), allocated among the relevant funds as set forth on the signature pages hereto. In the event any Electing Holder or any Put Option Party fails to purchase any portion of its allocated portion of Convertible Notes in accordance with the terms of this Agreement and the Purchase Agreement (whether in accordance with Section 1.01, 1.02 or 1.03(a)) (each a “Defaulting Party”), the Subscription Deficiency shall be increased to reflect the failure of each Defaulting Party to purchase such Convertible Notes and each Put Option Party which is not a Defaulting Party (each a “Non-Defaulting Put Option Party”) will be obligated to purchase its pro rata share of any such increase (the “Remaining Convertible Notes”), calculated by multiplying a percentage (the numerator of which is such Non-Defaulting Put Option Party’s Put Percentage and the denominator of which is the sum of the Put Percentages for all Non-Defaulting Put Option Parties) by the number of Remaining Convertible Notes; provided, that the Put Option Party’s Put Percentage shall be adjusted accordingly; provided further, that in no event shall any Put Option Party be obligated to purchase Convertible Notes (including any Remaining Convertible Notes) in excess of such Put Option Party’s Maximum Backstop Amount.  The “Maximum Backstop Amount” for the Monarch Funds collectively (on a several and not joint basis) shall be $18.33 million and for the Monarch Funds severally shall be according to the percentages set forth on the signature pages hereto.  The “Maximum Backstop Amount” for the York Funds collectively (on a several and not joint basis) shall be $18.33 million and for the York Funds severally shall be according to the percentages set forth on the signature pages hereto.  The “Maximum Backstop Amount” for the Whitebox Funds collectively (on a several and not joint basis) shall be $18.33 million and for the Whitebox Funds severally shall be according to the percentages set forth on the signature pages hereto.

(c)           As consideration for the Put Option, the Company shall pay to the Put Option Parties an aggregate amount of $1,100,000.00 (the “Put Fee”) payable at the Closing (as defined below).  The Put Fee shall be allocated (the “Put Fee Allocation”) to each Put Option Party based on such Put Option Party’s Put Percentage.

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Section 1.04            Purchase Agreement.

(a)           (i) By executing and returning the Subscription Certificate to the Wells Fargo Bank, National Association, as subscription agent (the “Subscription Agent”) prior to the Subscription Offer Expiration Time in accordance with the terms of the Subscription Certificate, each Electing Holder (including the Put Option Parties) will become a party to and bound by the terms and conditions of the Purchase Agreement as of the date on which the Company delivers the Subscription Acceptance Notice (as defined in the Supplement), setting forth the Company’s acceptance of such Electing Holder’s election to purchase Convertible Notes, to the Subscription Agent and the Put Option Parties (such date, the “Subscription Acceptance Date”); provided, that each such Electing Holder (other than the Put Option Parties) must deliver its Subscription Payment to Wells Fargo Bank, National Association, as escrow agent, no later than the close of business on the business day immediately following the Subscription Acceptance Date (the “Subscription Acceptance Deadline”).  If any Electing Holder (other than the Put Option Parties) fails to make such payment by the Subscription Acceptance Deadline, such Electing Holder’s subscription shall be null and void and the Subscription Deficiency shall be increased by the amount of Convertible Notes which such Electing Holder had elected to purchase (as set forth on such Electing Holder’s Subscription Certificate).  Each Electing Holder shall become obligated, as of the Subscription Acceptance Date, to purchase the Subscription Amount of Convertible Notes provided for in such Electing Holder’s Subscription Certificate, in accordance with the terms of the Purchase Agreement and the Subscription Acceptance Notice.

(b)           In the event the Company elects not to accept any Electing Holder’s election to purchase Convertible Notes (in accordance with the Subscription Acceptance Notice) or fails to deliver the Subscription Acceptance Notice by the Subscription Acceptance Deadline (as defined in the Supplement), such Electing Holder shall not become a party to or bound by the terms and conditions of the Purchase Agreement.

(c)           On the business day following the Subscription Acceptance Date, to the extent there is a Subscription Deficiency the Company may exercise the Put Option by delivering to each Put Option Party a notice (the “Put Election”) setting forth (i) the Subscription Deficiency, (ii) the Put Participation Amounts for all Put Option Parties, if any, and (iii) instructions for such Put Option Party to deliver its Subscription Payment and Put Participation Payment, if any, to the Subscription Agent as soon as practicable (but, in any event, no later than the close of business on the business day prior to the Closing Date (as defined below)) in accordance with the instructions provided in the Put Election.  Upon delivery of the Put Election, each Put Option Party shall become obligated, in the event of any Subscription Deficiency, to purchase Convertible Notes in an amount equal to its Put Participation Amount calculated in accordance with Section 1.03.  For the avoidance of doubt, each Put Option Party shall become obligated to purchase its Pro Rata Amount of Convertible Notes in accordance with Section 1.02 on the Subscription Acceptance Date.

(d)           The Company shall not obtain control over or any interest in the funds provided (or to be provided) to the Subscription Agent pursuant to the Subscription Offer until the closing of the Subscription Offer on the Closing Date (the “Closing”).

(e)           The Closing shall occur on the date (the “Closing Date”) set forth on the notice delivered by the Company to the Subscription Agent and the Put Option Parties setting forth the satisfaction or waiver of all closing conditions set forth in the Purchase Agreement (the “Closing Date Notice”). No later than one business day prior to the Closing Date, the Put Option Parties shall deliver to the Company notice of the names in which the Securities shall be registered and DTC participant account information for the deposit of the Securities and account information or wire instructions for payment of the Put Fee.

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(f)           The consummation of the sale and purchase of the Convertible Notes at the Closing will take place in accordance with the terms, conditions and provisions of the Purchase Agreement, this Agreement (solely with respect to the Put Option Parties), the Supplement and the Subscription Certificate.

2.	Documentation and Conditions

Section 2.01          Documentation.

(a)           The Company and the Put Option Parties hereby covenant to one another to use their commercially reasonable efforts to perform their respective obligations under this Agreement and to take such actions as may be reasonably necessary to consummate the Subscription Offer on the terms and conditions as set forth in the Supplement and related documentation.

(b)           In addition to the Supplement, the Subscription Offer shall be effected by, and subject to the terms and conditions of, (i) the Purchase Agreement, (ii) the Indenture (in the form attached hereto as Exhibit C, the “Indenture”), (iii) the Security Agreement (as defined in the Supplement) (iv) the Intercreditor Agreement (as defined in the Supplement), and (v) the Registration Rights Agreement (in the form attached hereto as Exhibit D, the “Registration Rights Agreement” and collectively with the Purchase Agreement, the Indenture, the Security Agreement and the Intercreditor Agreement, as they may be modified, waived or amended in accordance with this Agreement and the terms thereof, the “Definitive Documentation”).  Subject to the following sentence, the Company may modify, amend or waive any of the provisions of the Definitive Documentation (or forms thereof), or enter into any agreement having a similar effect, only with the prior consent of Put Option Parties.

(c)           The Company agrees to conduct the Subscription Offer in compliance with the terms of the Supplement and the Subscription Certificate and reserves the right to amend, modify or waive any of the terms and conditions of the Supplement and the Subscription Certificate; provided, that the Company may not, without the consent of the Put Option Parties, amend, modify or waive any of the defined terms contained in the Supplement or the Subscription Certificate which are also used in this Agreement, to the extent such amendment, modification or waiver would alter the meaning of such defined term as used herein in a manner that would be adverse to the Put Option Parties.

Section 2.02          Conditions.

The obligations of each Put Option Party to subscribe for and purchase Convertible Notes at the Closing that constitute its share of any Subscription Deficiency, calculated in accordance with Section 1.03, is subject to satisfaction (or waiver by each Non-Defaulting Put Option Party) of each of the following conditions, on or prior to the Closing:

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(a)           not later than August 18, 2010, the entry of an order by the Bankruptcy Court in the Chapter 11 Cases, in form and substance reasonably satisfactory to the Put Option Parties, (i) approving the letter agreement, dated as of July 20, 2010 (the “Purchase Letter”), by and among the Company and the Put Option Parties and (ii) otherwise authorizing the Debtors (as defined in the Plan) to execute, perform and incur their obligations under the Purchase Letter, including the payment of fees and expenses and the provision of indemnities as set forth therein;

(b)           each of the representations set forth in Section 4.02 shall be true and correct in all material respects, except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date;

(c)           the Company and each of the Guarantors shall have complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Definitive Documentation to which it is a party to be performed, satisfied or complied with by the Company or the Guarantors on or prior to the Closing Date;

(d)           there not having occurred a dismissal or conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Chapter 11 Case;

(e)           no provision of the Plan (as filed with the Bankruptcy Court) having been amended, supplemented or otherwise modified in any respect in a manner materially adverse to the Put Option Parties without the consent of the Put Option Parties (such consent not to be unreasonably withheld or delayed);

(f)           the order of the Bankruptcy Court confirming the Plan (the “Confirmation Order”) by the Bankruptcy Court in the Cases having become a final order, in full force and effect without reversal, modification or stay; the Plan shall have been consummated on the terms and conditions set forth therein, as amended and in effect as of the date of the Confirmation Order;

(g)           the Company shall provide evidence to the Put Option Parties, in form and substance reasonably satisfactory to the Put Option Parties, if available, that substantially concurrently with the issuance of the Convertible Notes all obligations under the DIP Credit Facility (other than contingent obligations not then due and payable) will have been repaid in full, all commitments under the DIP Credit Facility will have been terminated and all liens and security interests related to the DIP Credit Facility will have been terminated or released;

(h)           except to the extent disclosed by the Company in any filing made by the Company with the Securities and Exchange Commission (the “SEC”) prior to July 20, 2010, in the Plan or in writing to the Put Option Parties on July 20, 2010, (i) there not occurring or becoming known to the Put Option Parties any events, developments, conditions or circumstances (each, an “Event”) that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Company and its direct and indirect subsidiaries, taken as a whole (or the reorganized Company and its direct and indirect subsidiaries, taken as a whole), and (ii) no material assets of the Debtors having been sold or agreed to be sold outside of the ordinary course of business from and after the date hereof;

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(i)            (i) the Company and the Put Option Parties having entered into the Definitive Documentation and the Company shall have delivered executed versions of the Definitive Documentation to the Put Option Parties on the Closing Date and (ii) on the Effective Date (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would constitute an event of default, under the Definitive Documentation and (B) the Definitive Documentation being in full force and effect;

(j)            the payment of the fees and reimbursement of out-of-pocket costs and expenses as set forth herein, in the Plan and pursuant to that certain letter, dated as of February 22, 2010 (the “Expense Agreement”), between the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), regarding payment by the Company of fees and expenses to Paul Weiss as counsel to a group formed by certain holders of the Existing Notes, in accordance with the terms hereof and thereof; provided, that the Put Option Parties shall cause Paul Weiss to provide the Company with an estimate of its fees and expenses through the Closing Date at least two (2) business days prior to the Closing Date;

(k)           the Effective Date and the Closing Date shall occur on or prior to October 1, 2010;

(l)            as of the date of the Supplement and on the Closing Date, the materials to be used in connection with the Subscription Offer regarding the Company, its subsidiaries and the Convertible Notes (which include the Supplement), for distribution to other holders of the Existing Notes, when furnished and taken as a whole, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

(m)           the following shall be true and correct: each of the Company’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading; and

(n)           substantially concurrently with the issuance of the Convertible Notes (i) the Debtors and the lenders under the Company’s new revolving exit facility, as contemplated in the Supplement (the “Revolving Facility”), will have entered into the definitive documentation for the Revolving Facility and any related documentation and reasonably satisfactory to the Put Option Parties, (ii) all conditions to borrowing under the Revolving Facility will have been satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Put Option Parties, the Put Option Parties shall have consented to such waiver) on or prior to the Effective Date and (iii) on the Effective Date (y) there has not been any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Revolving Facility and (z) the Revolving Facility being in full force and effect.

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3.	Termination.

Section 3.01          Termination.  Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall terminate upon the earliest to occur of:

(a)           the mutual written agreement of the Company and the Put Option Parties;

(b)           written notice by the Company to the Put Option Parties after October 1, 2010 (the “Drop Dead Date”); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 3.01(b) if it is then in material breach of its obligations under this Agreement;

(c)           written notice by the Put Option Parties after the Drop Dead Date; provided that the Put Option Parties shall not be entitled to terminate this Agreement pursuant to this Section 3.01(c) if the Put Option Parties are then in material breach of their obligations under this Agreement;

(d)           10 days after the Put Option Parties have delivered written notice to the Company that the Company has materially breached this Agreement, if such breach remains uncured at the conclusion of such 10-day period; provided that in no event shall this cure period limit the right of the Put Option Parties to terminate after the Drop Dead Date; or

(e)           10 days after the Company has delivered notice to the Put Option Parties that the Put Option Parties have materially breached this Agreement, if such breach remains uncured at the conclusion of such 10-day period; provided that in no event shall this cure period limit the right of the Company to terminate after the Drop Dead Date.

Section 3.02          Withdrawal.  If this Agreement is terminated in accordance with its terms at any time, including, but not limited to, following the Subscription Offer Expiration Time, all Subscription Certificates executed and delivered to the Subscription Agent pursuant to Section 1.04 shall automatically and without further action be deemed to be withdrawn and cancelled and of no further force or effect.  Each of the parties hereto agrees to execute and deliver such further documentation as may be reasonably requested by any other party to evidence such withdrawal and cancellation.

Section 3.03          Effect of Termination.

(a)           Except to the extent specified in this Agreement, upon termination of this Agreement in accordance with its terms, all rights and obligations of the parties hereunder shall terminate automatically and shall become null and void and no party hereto shall have any liability to any other party hereto following termination of this Agreement; provided that this Section 3.03(a) shall in no way limit any liabilities any party may have to another party pursuant to this Agreement, the Purchase Agreement or any other agreement or instrument to which such party is a party or is otherwise bound); provided, further, that no termination of this Agreement shall relieve any breaching party for damages arising from the breach of this Agreement.

(b)           Notwithstanding anything to the contrary herein, the following provisions shall survive any termination of this Agreement in accordance with their terms: Section 3.02, Section 3.03, Section 5.02 through Section 5.09 (inclusive), Section 5.11, Section 5.13(a), and Section 5.14.

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4.	Representations, Warranties and Covenants.

Section 4.01          Representations and Warranties of the Put Option Parties.  Each of the Put Option Parties represents and warrants, on behalf of itself, to the other parties that the following statements are true, correct and complete as of the date hereof:

(a)           Organization; Powers.  Each Put Option Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, as applicable.  Each Put Option Party has all requisite power and authority to enter into this Agreement and the Definitive Documentation to which it is a party, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by it hereunder and thereunder.

(b)           Authorization; Enforceability.  The entry into and performance of this Agreement and the Definitive Documentation to which it is a party have been duly authorized by all necessary actions on the part of such Put Option Party.  This Agreement has been duly entered into and constitutes the legal, valid, and binding obligation of such Put Option Party, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

(c)           No Conflicts.  The execution, delivery and performance by such Put Option Party of this Agreement and the Registration Rights Agreement and the consummation by such Put Option Party of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Put Option Party or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Put Option Party is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Put Option Party, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Put Option Party to perform its obligations hereunder.

(d)           Ownership.  Each Put Option Party is, as of the Record Date, (i) (A) the sole beneficial owner having the power to vote and dispose of the aggregate principal amount of Existing Notes set forth opposite its name on its signature page hereto; and (B) entitled (for its own account or for the account of other persons or entities claiming through any of them) to all of the rights and economic benefits of such Existing Notes; or (ii) otherwise entitled to act on behalf of such Existing Notes and/or the beneficial owner or owners and/or investment advisor or manager thereof.

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(e)           Accredited Investor Status.  Each Put Option Party acknowledges that (i) it is either (A) a “qualified institutional buyer” within the meaning of Rule 144A promulgated by the SEC under the Securities Act or (B) an institutional investor that is an “accredited investor,” within the meaning of Rule 501(a)(1), (2), (3) and (7) promulgated by the SEC under the Securities Act, (ii) it is acquiring the Convertible Notes to be issued to it hereunder for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder and (iii) it is aware that an investment in the Securities involves economic risk and that it may lose its entire investment in the Convertible Notes. Such Put Option Party further acknowledges that the Convertible Notes are “restricted securities” under the federal securities laws, have not been registered under the Securities Act or any state securities or “blue sky” laws and may not be offered or sold except pursuant to an effective registration statement thereunder or an exemption from registration under the Securities Act and applicable state securities laws.  Such Put Option Party further acknowledges that it has adequate information concerning the business and affairs of the Company to make an informed decision regarding the purchase of Convertible Notes contemplated hereby and has independently and without reliance upon the Company, or the Company’s advisors, and based upon such information such Put Option Party has deemed appropriate, made its own analysis and decision to enter into the Definitive Documentation to which it is a party, except that such Put Option Party has relied upon the representations, warranties, agreements and covenants of the Company contained in this Agreement and the information provided in the Supplement. Such Put Option Party understands that nothing in the Supplement, Definitive Documentation or any other materials presented by or on behalf of the Company or its subsidiaries to such Put Option Party in connection with the purchase of the Convertible Notes constitutes legal, tax or investment advice.  Such Put Option Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Convertible Notes.

(f)            Legend.  Such Put Option Party understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the certificates or other instruments representing the Convertible Notes and all certificates or other instruments issued in exchange therefor or in substitution thereof, including the shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) issued upon conversion of the Convertible Notes, shall bear the legend(s) set forth in the Indenture, and that the Company will make a notation on its records and give instructions to the trustee under the Indenture in order to implement the restrictions on transfer of the Convertible Notes, set forth and described therein.

(g)           General Solicitation.  Such Put Option Party is not purchasing the Convertible Notes as a result of any advertisement, article, notice or other communication regarding the Convertible Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(h)           Reliance on Exemptions.  Such Put Option Party understands that the Convertible Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer Parties are relying in part upon the truth and accuracy of, and such Put Option Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Put Option Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Convertible Notes.

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(i)            No Governmental Review.  Such Put Option Party understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Convertible Notes.

(j)            Residency.  For purposes of U.S. securities laws, such Put Option Party is a resident of the jurisdiction set forth on its signature page to this Agreement.

Section 4.02         Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Put Option Parties that the following statements are true, correct and complete as of the date hereof, except as has been previously disclosed in (i) the Supplement, or (ii) any report, schedule, form, statement or other document required to be filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the SEC prior to the date of this Agreement:

(a)           Organization; Powers.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority (i) to own, lease and operate its properties and to conduct its business as described in the Supplement; (ii) to execute and deliver this Agreement and the Definitive Documentation to which it is a party and (iii) to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Company hereunder and thereunder.  The Company is duly qualified to transact business in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified would not impair or hinder the ability of the Company to perform its obligations under this Agreement or the Definitive Documentation to which it is a party.

(b)           Authorization; Enforceability.  The execution, delivery, and performance of this Agreement and the other Definitive Documentation by the Company have been duly authorized by all necessary actions on the part of the Company.  This Agreement and each other Definitive Document has been or will be on the Closing Date, as applicable, duly executed and delivered by the Company and constitutes or will constitute on the Closing Date, as applicable, the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

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(c)           Government Approvals; No Conflicts.  The execution and delivery by each the Company of this Agreement and the Definitive Documentation and the performance by the Company of its obligations under this Agreement and the Definitive Documentation and the consummation of the Transactions, including its issuance of the Convertible Shares (with or without the giving of notice, the lapse of time, or both): (i) subject to the approval of the Bankruptcy Court and approval of the Plan, do not require the consent of any third party (including any federal, state or local governmental authority, including any court or administrative or regulatory agency (a “Governmental Authority”)); (ii) subject to the approval of the Bankruptcy Court and approval of the Plan, will not conflict with any provision of the Company’s certificate of incorporation or bylaws; (iii) subject to the approval of the Bankruptcy Court and approval of the Plan, will not violate, result in a breach of, or contravene any applicable common law and any applicable statute, ordinance, code, or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, or applied by any Governmental Authority, including the terms of any license or permit and any applicable order, decree, or judgment that may have been handed down, adopted, or imposed by any Governmental Authority, in each case as in effect on the date of this Agreement applicable to the Company (other than any filings required under federal or state securities laws to be made by the Closing Date, or to the extent permitted by applicable laws, thereafter); and (iv) except with respect to the DIP Credit Facility, will not violate, conflict with, result in a material breach of any terms of, constitute grounds for termination of, constitute a default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under), or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, or similar instrument to which the Company is a party or by which the Company or its properties may be bound legally.

(d)           Issuance of Securities. The Convertible Notes and the shares of Common Stock into which the Convertible Notes are convertible (the “Conversion Shares”) to be issued under the Purchase Agreement, when issued, sold and delivered in accordance with the terms of the Purchase Agreement, will each be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and entitled to the benefits provided by the Indenture. The Conversion Shares, when issued, sold and delivered as provided in the Purchase Agreement, will be free and clear of all liens, encumbrances, equities or claims and the Company will have reserved an adequate amount of the Common Stock for issuance of Conversion Shares upon conversion of the Convertible Notes as of the Closing.

(e)           Investment Company Status.  The Company is not, and after giving effect to the offering and sale of the Convertible Notes and the application of the proceeds thereof, the Company will not be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

(f)           Margin Regulations.  Neither the issuance, sale and delivery of the Convertible Notes nor the application of the proceeds thereof by the Company will result in a violation of Section 7 of the  Exchange Act, Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(g)           No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D) or any person or entity acting on its or their behalf, has (i) engaged directly or indirectly in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in connection with the offering of the Convertible Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S. Except for this Agreement and the other Definitive Documentation, the Company has not entered, and will not enter, into any arrangement or agreement with respect to the distribution of the Convertible Notes.

12

(h)           QIBs and Accredited Investors.  The Company has not offered or sold any of the Convertible Notes to any person or entity whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

(i)            Untrue Statements or Omissions.  The Supplement did not, as of the date thereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  In addition, each of the Company’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

5.	Miscellaneous Matters.

Section 5.01           Specific Performance.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any material breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive relief or other equitable relief as a remedy for any such breach.  This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

Section 5.02           Entire Agreement and Severability.  This Agreement (including the Schedules and Exhibits hereto), together with the Definitive Documentation, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, other than the Purchase Letter and the Expense Agreement; provided, that the indemnification provisions contained in the Purchase Letter are superseded by this Agreement.   If any provision of this Agreement or the application of any such provision to any person, entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

Section 5.03            Amendments.  Except as set forth in Sections 2.01(b) and 2.01(c), this Agreement may not be amended except by an instrument in writing signed by the Company and each Put Option Party.

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Section 5.04           Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  Each Put Option Party may assign its rights and obligations hereunder (including its Put Participation Amount), in whole or in part, to any of its affiliates (including related funds) and to any proposed investor reasonably satisfactory to the Company; provided, that no such assignment shall release such Put Option Party of its obligation to purchase its respective portion of the Convertible Notes at the Closing pursuant to the Put Option, if exercised by the Company, or pursuant to Section 1.02.

Section 5.05           Third Party Beneficiaries.  The parties intend that there shall be no third party beneficiaries of or to this Agreement, and nothing in this Agreement, express or implied, shall give to any person or entity, other than the parties hereto, the Indemnified Parties and any successor thereto, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

Section 5.06           Notices.  Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered to the person set forth below (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as United Parcel Service or Federal Express), one (1) business day after being so sent; (c) if sent by telecopy or facsimile transmission (and receipt is confirmed), when transmitted at or before 5:00 p.m. local time at the location of receipt on a business day, and if received after 5:00 p.m. or on a day other than a business day, on the next following business day, but only if also sent by reputable overnight air courier within one (1) business day following transmission; or (d) if otherwise actually personally delivered, when so delivered, in the case of any of the preceding clauses, as follows:

(a)	if to the Company, to:

U.S. Concrete, Inc.
2925 Briarpark, Suite 500
Houston, TX  77042
Attention:       General Counsel
Facsimile:      (713) 499-6201

with a copy to (for informational purposes only):

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL  60654
Attention:     Carol Anne Huff, Esq.
Facsimile:    (312) 862-2200

(b)	if to the Put Option Parties, to:

the Put Option Parties at the addresses set forth on the signature pages hereto or as otherwise provided in writing to the Company.

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with a copy to (for informational purposes only):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Tracey A. Zaccone, Esq.
Facsimile:  (212) 492-0085

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

Section 5.07          Headings.  The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.08          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to internal conflicts of law principles that may apply to this Agreement in any other jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is a reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of any New York State court or Federal court of the United States of America located in New York City in the Borough of Manhattan, but solely in any action or proceedings arising out of or relating to this Agreement or the Transactions.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (i) any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Transactions and (ii) any objection that it may now or hereafter have to the laying of venue of any such action, proceeding or counterclaim in the Bankruptcy Court or the state or federal courts located in New York City in the Borough of Manhattan.

Section 5.09          Several, Not Joint, Obligations.  The agreements, representations, liabilities and obligations of the parties under this Agreement are, in all respects, several and not joint.

Section 5.10          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed in facsimile form or in portable document format (pdf).

15

Section 5.11          Professional Advice.  Each of the parties hereto has received independent legal and professional advice from advisors of its choice with respect to the provisions hereof and the advisability of entering into the agreements set forth herein.  Prior to the execution hereof, each of the parties hereto and their applicable advisors reviewed this Agreement and the Exhibits hereto.

Section 5.12          Further Assurances.  The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions in accordance with the terms and conditions hereof.

Section 5.13          Costs, Fees and Expenses; Indemnification; Limitation on Damages.

(a)           In consideration of the Put Option, the Company agrees to reimburse the Put Option Parties (promptly following written demand, including documentation reasonably supporting such request) for all reasonable and out-of-pocket costs, fees and expenses incurred by or on behalf of the Put Option Parties in connection with the negotiations, preparation, executing and delivery of the Definitive Documentation and the consummation of the Transactions, including but not limited to, the reasonable out-of-pocket fees and expenses of one primary counsel for the Put Option Parties and necessary local counsel.

(b)           The Company further agrees to indemnify and hold harmless the Put Option Party, each of their affiliates and each of their and their affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of one counsel for the Indemnified Parties, except to the extent an actual conflict exists among them) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to the Transactions, this Agreement or the transactions contemplated hereby, any use made or proposed to be made with the proceeds of the Convertible Notes, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and shall reimburse (promptly following written demand, including documentation reasonably supporting such request) each Indemnified Party on demand for all reasonable legal and other out-of-pocket expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives or (ii) solely relating to or arising from a dispute between or among the Indemnified Parties.

16

(c)           If any Indemnified Party shall receive an indemnification payment in respect of any claim, damage, loss, liability or expense pursuant to Sections 5.13(a) and 5.13(b) and such claim, damage, loss, liability or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives, then such Indemnified Party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of Sections 5.13(a) and 5.13(b).  In no event, however, shall any Indemnified Party be liable to the Company or any of the Company’s affiliates on any theory of liability for any special, indirect, consequential or punitive damages.

(d)           The Company will not enter into any settlement of any lawsuit, claim or other proceeding arising out of the Transactions without the consent of the Put Option Parties unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.  No Indemnified Party shall be liable to the Company or any of its affiliates for any damages arising from the use by unauthorized persons of any information made available to the Put Option Parties by the Company or any of its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.

(e)           Notwithstanding the foregoing, neither the Company nor any of its affiliates shall have any liability for any settlement of any lawsuit, claim or other proceeding arising out of this Agreement or the transactions contemplated hereby if such settlement is entered into without the prior written consent of the Company, not to be unreasonably withheld.

Section 5.14          Time of Essence.  Time is of the essence with respect to all provisions of this Agreement.

*     *     *     *     *

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

U.S. CONCRETE, INC.

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Its: CEO and President

Signature Page to the U.S. Concrete, Inc. Support Agreement

MONARCH DEBT RECOVERY MASTER FUND LTD
MONARCH OPPORTUNITIES MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS LP
MONARCH CAYMAN FUND LTD
OAKFORD MF LIMITED

By: Monarch Alternative Capital LP, its Investment Advisor

By:	/s/ Michael A. Weinstock
Name: Michael A. Weinstock
Its: Principal
Address:

Monarch Alternative Capital LP
535 Madison Ave.
New York, NY 10022
Attention:  Michael Gillin
Phone:  212-554-1743
Fax:  866-741-3564
E-mail:  michael.gillin@monarchlp.com

$12,273,000
Aggregate Principal Amount of Existing Notes held
by the Monarch Funds as of the Record Date

The Put Participation Amount shall be allocated among
the Monarch Funds as follows (percentages represent
percentages of the aggregate commitment of the
Monarch Funds):

Monarch Debt Recovery Master Fund Ltd.	47.4%
Monarch Opportunities Master Fund Ltd.	27.1%
Monarch Capital Master Partners LP	19.7%
Monarch Cayman Fund Ltd.	1.9%
Oakford MF Limited	3.9%

Signature Page to the U.S. Concrete, Inc. Support Agreement

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LP
WHITEBOX COMBINED PARTNERS, LP
WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

By: Whitebox Advisors, LLC, its Investment Advisor

By:	/s/ Mark Strefling
Name: Mark Strefling
Its: Chief Legal Officer
Address:

Whitebox Advisors, LLC
3033 Excelsior Blvd., Suite 300
Minneapolis, MN 55416
Attention: Jake Mercer
Phone:  612-253-6049
Fax:  612-253-6149
E-mail:  jmercer@whiteboxadvisors.com

$13,230,000
Aggregate Principal Amount of Existing Notes held
by the Whitebox Funds as of the Record Date

The Put Participation Amount shall be allocated among
the Whitebox Funds as follows (percentages represent
percentages of the aggregate commitment of the
Whitebox Funds):

Whitebox Convertible Arbitrage Partners, LP	23.5%
Whitebox Combined Partners, LP	53.1%
Whitebox Hedged High Yield Partners, LP	23.4%

Signature Page to the U.S. Concrete, Inc. Support Agreement

YORK CREDIT OPPORTUNITIES MASTER FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Its: Chief Operating Officer

YORK CREDIT OPPORTUNITIES FUND, L.P.

By: York Credit Opportunities Domestic Holdings, LLC, its General Partner

By:	/s/ Adam J. Semler
Name: Adam J. Semler
Its: Chief Operating Officer
Address:

York Capital Management Global Advisors, LLC
767 Fifth Ave., 17th Floor
New York, NY 10153
Attention:  CFO/Chief Investment Counsel
Phone:  212-710-6595
Fax:  212-300-1355
E-mail:  operations@yorkcapital.com

$29,325,000
Aggregate Principal Amount of Existing Notes held
by the York Funds as of the Record Date

The Put Participation Amount shall be allocated
among the York Funds as follows (percentages represent
percentages of the aggregate commitment of the York Funds):

York Credit Opportunities Master Fund, L.P.	65.22%
York Credit Opportunities Fund, L.P.	34.78%

Signature Page to the U.S. Concrete, Inc. Support Agreement

EXHIBIT A

Supplement

CONFIDENTIAL

OFFERING SUPPLEMENT TO THE DISCLOSURE STATEMENT

U.S. CONCRETE, INC.

Subscription Offer to Purchase $55,000,000 of
9.5% Convertible Secured Notes due 2015

The Subscription Offer will expire at 5:00 p.m., New York City time, on August 26, 2010, unless extended by us, which time we refer to herein as the “Subscription Offer Expiration Time.”  The Subscription Offer is also subject to certain other significant conditions.

Upon the terms and subject to the conditions set forth in this Supplement (this “Supplement”) to the Disclosure Statement Relating to the Joint Plan of Reorganization of U.S. Concrete, Inc., et al., pursuant to Chapter 11 of the United States Bankruptcy Code (the “Disclosure Statement”), we are offering to eligible holders of our 8.375% Senior Subordinated Notes due 2014 (the “Existing Notes”) as of July 30, 2010 (the “Record Date”) the opportunity to subscribe to purchase an aggregate of $55,000,000 in principal amount of our 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”), convertible into shares of the common stock of our successor, par value $0.001 per share (the “Common Stock”), at an offering price of 100.0% (the “Subscription Offer”), in connection with our joint plan of reorganization (the “Plan”).  We will use proceeds from the Subscription Offer to repay indebtedness under our Revolving Credit, Term Loan and Guarantee Agreement with certain of our affiliates, JPMorgan Chase Bank, N.A. and the lenders parties thereto (the “DIP Credit Facility”), for working capital and for general corporate purposes.  Eligible holders of the Existing Notes that subscribe to purchase Convertible Notes (each, an “electing holder”) may elect to subscribe to purchase up to the amount (with a minimum subscription of $1,000 and in minimum incremental multiples of $1,000 above $1,000 or if less, the full amount) equal to their pro rata portion of the Convertible Notes (the principal amount of Existing Notes held by such electing holder as of the Record Date as a percentage of the $272,567,000 principal amount of outstanding Existing Notes as of the Record Date, excluding the principal amount of Existing Notes owned by the Company as of such date).  The amount of Convertible Notes that an electing holder subscribes to purchase is its “Subscription Amount.”  The Subscription Amount of any electing holder may not be greater than its pro rata portion of the Convertible Notes.

By causing its broker, dealer or other nominee to return a fully completed subscription certificate, in the form attached hereto as Exhibit A (the “Subscription Certificate”), to Wells Fargo Bank, National Association, as subscription agent (in such capacity, the “Subscription Agent”), each electing holder will agree to participate in the Subscription Offer and become party to and be bound by, as of the Subscription Acceptance Date (as defined below), the Note Purchase Agreement, in the form attached hereto as Exhibit B (the “Purchase Agreement”), under which such electing holder will agree to purchase its Subscription Amount of Convertible Notes, and the Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the holders of the Convertible Notes will have certain registration rights with respect to the Convertible Notes and the Common Stock into which the Convertible Notes may be converted.  Three (3) holders of Existing Notes (each a “Purchasing Party”) and certain of their affiliates are parties to the Support Agreement, pursuant to which the Purchasing Parties have agreed to purchase their pro rata share of the Convertible Notes and have granted a put option (the “Put Option”) to U.S. Concrete, Inc. (“U.S. Concrete”), as described below.

We have negotiated the terms of the Subscription Offer with the Purchasing Parties, who collectively represent approximately 20% of the aggregate principal amount of the outstanding Existing Notes as of the Record Date.  The Purchasing Parties granted the Put Option to U.S. Concrete pursuant to the terms of a Support and Backstop Agreement, dated August 16, 2010 (the “Support Agreement”), by and among U.S. Concrete and the Purchasing Parties.  Upon U.S. Concrete’s exercise of the Put Option, each Purchasing Party and its designated affiliates will be required to purchase up to $18.33 million in aggregate principal amount of the Convertible Notes in the event that $55.0 million of Convertible Notes are not otherwise subscribed for purchase by eligible holders of the Existing Notes.

(cover continued on next page)

See “Risk Factors” beginning on page 14 of this Supplement to read about important factors you should consider before participating in the Subscription Offer.

We have not registered the Convertible Notes under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction.  We are relying on Section 4(2) of the Securities Act and Regulation D Rule 506 promulgated thereunder to exempt the Subscription Offer from the registration requirements of the Securities Act and applicable state securities laws.  We have distributed to each holder of Existing Notes an eligibility questionnaire (each an “Eligibility Questionnaire”) requesting certification that it is a “qualified institutional buyer,” or QIB, as that term is defined in Rule l44A under the Securities Act, or that it is an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

Only holders of Existing Notes who have completed and returned the Eligibility Questionnaire, certifying that they are QIBs or institutional accredited investors (whom we refer to herein as eligible holders), are authorized to receive and review this Supplement and to participate in the Subscription Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Convertible Notes or this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this Supplement.  Any representation to the contrary is a criminal offense.

Neither we, nor Wells Fargo Bank, National Association, in its capacity as Subscription Agent or as escrow agent (in such capacity, the “Escrow Agent”), nor U.S. Bank National Association, as settlement agent (in such capacity, the “Settlement Agent”) or as trustee under the indenture governing the Convertible Notes (in such capacity, the “Trustee”), nor any of their affiliates makes any recommendation as to whether or not you should participate in the Subscription Offer.  You must make your own decision as to whether to participate in the Subscription Offer, and if so, the principal amount of Convertible Notes to subscribe for purchase, if any.

Any questions or requests for assistance or for additional copies of this Supplement or the letter of transmittal or any related documents, may be directed to the Subscription Agent, at its telephone number or address set forth below and on the back cover of this Supplement.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Subscription Offer.

(cover continued on next page)

The Subscription Agent and the Escrow Agent for the Subscription Offer is:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor
Attention:  Corporate Trust Services; Matthew Sherman - Vice President
New York, New York  10006
Matthew.Sherman@wellsfargo.com and Lindsey.Widdis@wellsfargo.com

Call Direct: (212) 515-1565

By Facsimile (for Eligible Institutions only): (212) 509-1716
Confirm Facsimile Transmission:  (212) 515-1573

The Settlement Agent for the Subscription Offer is:

U.S. Bank National Association

150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee 37219
Attention: Corporate Trust Services

Call Direct:  (615) 251-0733

The date of this Supplement is August 16, 2010.

IMPORTANT DATES

Holders of Existing Notes should take note of the following important dates in connection with the Subscription Offer:

Date or Time	Calendar Date and Time	Event

Subscription Offer Expiration Time	5:00 p.m., New York City time, on August 26, 2010, unless extended by us.
The time by which each eligible holder that wishes to purchase Convertible Notes must have caused its broker, custodian bank or other nominee to validly deliver its Subscription Certificate designating its Subscription Amount to the Subscription Agent, which Subscription Certificate must be completed by such broker, custodian bank or other nominee.

You will not be able to revoke, withdraw or otherwise cancel a previously delivered Subscription Certificate after the Subscription Offer Expiration Time; provided that the Purchasing Parties may not revoke, withdraw or otherwise cancel their Subscription Materials at any time, except to the extent permitted by the Support Agreement.

Subscription Acceptance Date
The date on which we deliver notice of acceptance of  all, any or none of the Subscription Certificates (the “Subscription Acceptance Notice”) to the Subscription Agent, which date shall be August 26, 2010 unless you are otherwise notified (the “Subscription Acceptance Date”); provided, that we shall provide notice on the Subscription Acceptance Date to any holder who has validly submitted and not withdrawn a Subscription Certificate as of the Subscription Offer Expiration Time if we do not accept such Subscription Certificate.

If we have not earlier terminated the Subscription Offer, we will deliver the Subscription Acceptance Notice to the Subscription Agent on the Subscription Acceptance Date setting forth the Subscription Certificates which we have accepted.  Upon the delivery of the Subscription Acceptance Notice to the Subscription Agent, each eligible holder that has submitted and not withdrawn a Subscription Certificate as of the Subscription Offer Expiration Time shall (unless otherwise notified by us on the Subscription Acceptance Date) (i) automatically become a party to the Purchase Agreement as of the Subscription Acceptance Date and thereafter be bound by the terms and conditions thereof, (ii) become obligated to purchase the Convertible Shares which it subscribed to purchase, as set forth on its Subscription Certificate and (iii) will agree to be bound by the terms and conditions of the Registration Rights Agreement on the Convertible Notes Closing Date (as defined below).

i

Date or Time	Calendar Date and Time	Event

Furthermore, upon our delivery of a Put Election (as defined below) to the Purchasing Parties on the business day following the Subscription Acceptance Date, each Purchasing Party shall become obligated, upon delivery of the Put Election, to purchase its Put Participation Amount (as defined below), if any.

Subscription Payment Deadline
5:00 p.m., New York City time on the business day immediately following the Subscription Acceptance Date, which date shall be August 27, 2010 unless you are otherwise notified about a change to the Subscription Acceptance Date.

Each eligible holder participating in the Subscription Offer must cause its broker, dealer or custodian bank to deliver full payment for such eligible holder’s Subscription Amount (the “Subscription Payment” and collectively with the Subscription Certificate, the “Subscription Materials”) to the Escrow Agent on the business day immediately following the Subscription Acceptance Date (the “Subscription Payment Deadline”); provided that the Purchasing Parties shall deliver their Subscription Payment and full payment for their Put Participation Amount (the “Put Participation Payment”), if any, as soon as practicable (but, in any event, no later than 5:00 p.m., New York City time on the business day immediately prior to the Convertible Notes Closing Date (the “Purchasing Party Payment Deadline”)).

Convertible Notes Closing Date
The closing date for the Subscription Offer set forth on the notice (the “Closing Date Notice”) of the waiver or satisfaction of the closing conditions set forth in the Purchase Agreement (other than those that by their terms will be fulfilled at the closing of the Subscription Offer), which we deliver to the Subscription Agent and the Purchasing Parties on or after the Subscription Acceptance Date.

On or after the Subscription Acceptance Date, we shall deliver the Closing Date Notice to the Subscription Agent and the Purchasing Parties, setting forth the closing date for the Subscription Offer (the “Convertible Notes Closing Date”), which shall be the same date as the date on which the Plan becomes effective (the “Effective Date”) and which shall occur at least two (2) business days after our delivery of the Closing Date Notice to the Subscription Agent and the Purchasing Parties.  The Convertible Notes Closing Date is expected to occur on August 31, 2010.

In making your investment decision, you should rely only on the information contained in this Supplement or to which this Supplement refers you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the Convertible Notes in any state or other jurisdiction where the offers are not permitted.  You should not assume that the information provided in this Supplement is accurate as of any date other than the date on the front cover of this Supplement.

This Supplement is submitted on a confidential basis to QIBs and to institutional accredited investors, based on certifications made and submitted to the Subscription Agent on their Eligibility Questionnaires, for informational use solely in connection with the consideration of the Subscription Offer.  Its use for any other purpose is not authorized.  Distribution of this Supplement to any person other than the offeree and any person retained to advise such offeree with respect to its participation in the Subscription Offer is unauthorized, and any disclosure of any of its contents, without our prior written consent, is prohibited.  Each prospective participant in the Subscription Offer, by accepting delivery of this Supplement, agrees to the foregoing and to make no copies or reproductions of this Supplement or any documents referred to in this Supplement in whole or in part (other than publicly available documents).

In making an investment decision, prospective participants in the Subscription Offer must rely on their own examination of us and the terms of the Subscription Offer, including the merits and risks involved.  Prospective participants in the Subscription Offer should not construe anything in this Supplement as legal, business or tax advice.  Each prospective participant in the Subscription Offer should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Subscription Offer under applicable laws and regulations.  Participants in the Subscription Offer should be aware that they may be required to bear the financial risks of an investment in the Convertible Notes for an indefinite period of time.

This Supplement contains summaries which we believe to be accurate with respect to certain documents, but reference is made to the actual documents themselves for complete information.  All such summaries are qualified in their entirety by such reference.  Copies of documents referred to in this Supplement and attached hereto will be made available to prospective participants in the Subscription Offer at no cost upon request to us.  We urge you to request and review such documents because it is these documents, and not the summaries provided herein, that will define your rights and obligations to the extent you become a party thereto in connection with the transactions contemplated hereby.

We and other sources identified herein have provided the information contained in this Supplement.  Although the Purchasing Parties have agreed to the terms of the Subscription Offer, the Purchasing Parties make no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Supplement.

NON-GAAP FINANCIAL MEASURES

The information in this Supplement relates to an offering that is exempt from registration under the Securities Act. We believe that our financial statements and other financial data contained or incorporated by reference in this Supplement have been prepared in a manner that complies, in all material respects, with the regulations published by the SEC and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures (as defined below), including EBITDA (as defined below) and free cash flow.  SEC rules regulate the use in filings with the SEC of “non-GAAP financial measures” such as EBITDA and free cash flow that are derived on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

EBITDA and free cash flow are not measurements recognized under GAAP.  EBITDA is defined as earnings before income taxes, interest and depreciation.  We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment (net of disposals).  EBITDA and free cash flow should not be considered as alternatives to revenues, net earnings (loss) or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. Our management uses free cash flow in managing our business because we consider it to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.  We believe free cash flow may provide users of our financial information an additional meaningful comparison between current results and results in prior operating periods.

EBITDA and free cash flow have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results of operations under GAAP.

OUR CHAPTER 11 REORGANIZATION

On April 29, 2010 (the “Petition Date”), U.S. Concrete and 43 of its subsidiaries (collectively with U.S. Concrete, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Bankruptcy Court confirmed the Plan on July 29, 2010.  We currently anticipate that the Debtors will emerge from Chapter 11 of the Bankruptcy Code by October 1, 2010 and the closing of the Subscription Offer will occur on the Effective Date.  We expect that our balance sheet will be deleveraged significantly, including as a result of the satisfaction in full of all outstanding indebtedness under our debtor-in-possession financing (the “DIP Credit Facility”) through the issuance of the Convertible Notes and borrowings under our new $75.0 million asset-based revolving credit facility (the “Revolving Facility”), the exchange of the Existing Notes for equity in Reorganized U.S. Concrete and a full recovery to holders of General Unsecured Claims (as defined in the Plan), once the Plan becomes effective.  When we use the term “Old U.S. Concrete” in this Supplement, we are referring to U.S. Concrete prior to the Effective Date and when we use the terms “Reorganized U.S. Concrete” and “Reorganized Debtors” in this Supplement, we are referring to U.S. Concrete and the Debtors, respectively, on and after the Effective Date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.

We make available free of charge our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the Investor Relations section of our website at www.us-concrete.com.  Such material is made available through our website as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.  The information contained on our website does not constitute part of this Supplement.

In addition, we have agreed that so long as the Convertible Notes constitute restricted securities within the meaning of Rule 144(a)(3) under the Securities Act and we are not subject to the information requirements of the Exchange Act, we will make available, upon request, to any beneficial owner and any prospective purchaser of Convertible Notes the information required pursuant to Rule 144A.

INCORPORATION BY REFERENCE

This Supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act.  This means that we are disclosing important information to you by referring you to those documents.  Information contained in any subsequently filed document, to the extent it modifies information in this Supplement or in any document incorporated by reference in this Supplement, will automatically update and supersede the information originally in this Supplement or incorporated by reference in this Supplement.

We incorporate by reference the documents listed below (filed under SEC File Number 000-26025) and any future filings by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this Supplement and prior to the termination of the Subscription Offer:

•	the Disclosure Statement;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010 (the “2009 10-K);

•	Definitive Proxy Statement on Schedule 14A for the 2010 Annual Meeting, filed on March 23, 2010;

•	Current Reports on Form 8-K filed on May 12, 2010, July 22, 2010, July 28, 2010, July 29, 2010, July 30, 2010 and August 6, 2010; and

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 9, 2010 (the “June 2010 10-Q”).

Any statement contained herein or contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein.  The statements made in this Supplement are current as of the date of this Supplement, and delivery of this Supplement or the related materials at anytime does not imply that the information herein or therein is correct as of any subsequent date.  If any material change occurs during the period that this Supplement is required to be delivered, we will disclose such material change by means of a supplement or amendment to this Supplement, SEC filing or press release.

v

You may request a copy of these filings at no cost, by contacting our Investor Relations Department:

U.S. Concrete, Inc.
Attn: Investor Relations
2925 Briarpark, Suite 1050
Houston, TX  77042

FORWARD-LOOKING STATEMENTS

This Supplement contains (and incorporates by reference) various statements, including those that express a belief, expectation or intention and those that are not statements of historical fact, that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  These statements may include projections, analyses and estimates (including those set forth in the Disclosure Statement) concerning our business strategies, revenues, income, cash flows, capital requirements and enterprise value. Forward-looking statements generally use words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “forecast,” “budget,” “goal” or other words that convey the uncertainty of future events or outcomes. In addition, sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement.

Those forward-looking statements speak only as of the date on the front cover of this Supplement. We expressly disclaim any obligation to update or revise those statements, whether as a result of new information, future events or otherwise, except as applicable law may require us to do so, and we caution you not to rely unduly on them. We have based those forward-looking statements on our current expectations and assumptions about future events, which may prove to be inaccurate.  Furthermore, the estimated enterprise value for the Reorganized Debtors (as set forth in the Disclosure Statement) does not purport to be an estimate of the post-reorganization market value.  Such trading value, if any, may be materially different from the valuations set forth in the Disclosure Statement.

While our management considers those expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to, those we discuss in this Supplement under the heading “Risk Factors” and in other reports we file with the SEC.  The factors we discuss in this Supplement are not necessarily all the important factors that could affect us.  Unpredictable or unknown factors we have not discussed in this Supplement also could have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  We do not intend to update our description of important factors each time a potential important factor arises.  We advise our existing and potential security holders that they should (1) be aware that important factors to which we do not refer in this Supplement could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included in this Supplement and incorporated into this Supplement by reference.  Because this is a summary, it may not contain all the information that may be important to you.  You should read the entire Supplement, as well as the information incorporated by reference, before making an investment decision.  Except as otherwise stated or required by the context, the terms “we,” “us,” “the Company” and “our” and refer to U.S. Concrete and its consolidated subsidiaries, whether before or after the Effective Date, as applicable.

The Company

We are a major producer of ready-mixed concrete, precast concrete products and concrete-related products in select markets in the United States.  We operate our business through our ready-mixed concrete and concrete-related products segment and our precast products concrete segment.  We are a leading producer of ready-mixed concrete or precast concrete products in substantially all the markets in which we have operations.  Ready-mixed and precast concrete products are important building materials that are used in a vast majority of commercial, residential and public works construction projects.

All of our operations are in (and all of our sales are made within) the United States.  We operate principally in Texas, California, New Jersey/New York and Michigan, with those states representing 35%, 30%, 15% and 9%, respectively, of our consolidated revenues from continuing operations for the year ended December 31, 2009.  According to publicly available industry information, those states represented an aggregate of 31.4% of the consumption of ready-mixed concrete in the United States in 2009 (Texas, 13.7%, California, 10.4%,  New Jersey/New York, 5.3% and Michigan, 2.0%).  Our consolidated revenues from continuing operations for the year ended December 31, 2009 were $534.5 million, of which we derived approximately 89.3% from our ready-mixed concrete and concrete-related products segment and 10.7% from our precast concrete products segment.  For more  information on our consolidated revenues and results of operations for the years ended December 31, 2009, 2008 and 2007 and our consolidated total assets as of December 31, 2009 and 2008, see our Consolidated Financial Statements included in this report.

As of March 15, 2010, we had 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities (including 27 fixed ready-mixed concrete plants operated by our 60%-owned Michigan subsidiary).  During 2009, these plants and facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  We also own two aggregates facilities that we lease to third parties and retain a royalty on production from those facilities.

Our ready-mixed concrete and concrete-related products segment engages principally in the formulation, preparation and delivery of ready-mixed concrete to the job sites of our customers.  We also provide services intended to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control, and customized delivery programs to meet our customers’ needs. Our marketing efforts primarily target concrete sub-contractors, general contractors, governmental agencies, property owners and developers and home builders whose focus extends beyond the price of ready-mixed concrete to product quality, on-time delivery and reduction of in-place costs.  To a lesser extent, this segment is also engaged in the mining and sale of aggregates and the resale of building materials, primarily to our ready-mixed concrete customers.  These businesses are generally complementary to our ready-mixed concrete operations and provide us opportunities to cross-sell various products in markets where we sell both ready-mixed concrete and concrete-related products.  We provide our ready-mixed concrete and concrete-related products from our continuing operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C., Michigan and Oklahoma.

Our precast concrete products segment produces precast concrete products at seven plants in three states, with five plants in California, one in Arizona and one in Pennsylvania.  Our customers choose precast technology for a variety of architectural applications, including free-standing walls used for landscaping, soundproofing and security walls, panels used to clad a building façade and storm water drainage.  Our operations also specialize in a variety of finished products, among which are utility vaults, manholes, catch basins, highway barriers, curb inlets, pre-stressed bridge girders, concrete piles and custom-designed architectural products.

For financial information regarding our reporting segments, including revenue and operating income (loss) for the years ended December 31, 2009, 2008 and 2007, see Note 14 to our Consolidated Financial Statements included in the 2009 10-K.

U.S. Concrete is a Delaware corporation which was incorporated in 1997.  We began operations in 1999, which is the year we completed our initial public offering.

The Restructuring

On April 29, 2010, the Debtors filed voluntary petitions in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code.  The Chapter 11 cases are being jointly administered under the caption In re U.S. Concrete, Inc., et al., Case No. 10-11407 (the “Chapter 11 Cases”).  The Debtors continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

The Bankruptcy Court confirmed the Plan on July 29, 2010.  We currently anticipate that the Debtors will emerge from Chapter 11 of the Bankruptcy Code (the “Emergence”) by October 1, 2010.  We will issue the Convertible Notes substantially concurrently with the Emergence, on the Effective Date.  We expect that our balance sheet will be deleveraged significantly, including as a result of the satisfaction in full of all outstanding indebtedness under the DIP Credit Facility through the issuance of the Convertible Notes and borrowings under the Revolving Facility, the exchange of the Existing Notes for equity in Reorganized U.S. Concrete and a full recovery to holders of General Unsecured Claims (as defined in the Plan), once the Plan becomes effective.

For additional information regarding the events leading to the filing of the Chapter 11 Cases with the Bankruptcy Court, the Plan and the restructuring of the Debtors pursuant to the Chapter 11 Cases (the “Restructuring”), please see the Disclosure Statement (which is incorporated by reference herein).  Please also see “Description of Certain Other Indebtedness” for a description of the Revolving Facility, which we will enter into in connection with the Emergence, as part of the Restructuring.

The Subscription Offer

We are offering to eligible holders of the Existing Notes the opportunity to subscribe to purchase an aggregate of $55,000,000 in principal amount of the Convertible Notes.  Pursuant to the Support Agreement (and subject to the terms contained therein), the Purchasing Parties have granted the Put Option to U.S. Concrete pursuant to which U.S. Concrete has the right, upon notice to the Purchasing Parties, to require each Purchasing Party and its designated affiliates to purchase up to $18.33 million in aggregate principal amount of the Convertible Notes in the event that $55.0 million of Convertible Notes are not otherwise subscribed for purchase by eligible holders of the Existing Notes.  If no Convertible Notes are subscribed for by eligible holders, the Purchasing Parties, upon notice by U.S. Concrete in connection with exercise of the Put Option, will be required to purchase $55.0 million in aggregate principal amount of the Convertible Notes in accordance with the Support Agreement.

Recent Developments

As described in our Current Report on Form 8-K filed with the SEC on August 6, 2010, we entered into a redemption agreement with Superior Materials Holdings, LLC, our Michigan joint venture (“Superior”), and Edw. C. Levy Co. on August 5, 2010 (the “Redemption Agreement”) providing for the redemption of our interest in Superior upon the satisfaction of the conditions set forth in the Redemption Agreement.

Summary of Subscription Offer

The following is a summary of the terms of the Subscription Offer.

Subscription Offer
Upon the terms and subject to the conditions set forth in this Supplement, we are offering eligible holders of Existing Notes the opportunity to subscribe to purchase an aggregate of $55,000,000 in principal amount of Convertible Notes at an offering price of 100%.  Eligible holders of Existing Notes that subscribe to purchase Convertible Notes may elect to subscribe to purchase up to the amount (with a minimum subscription of $1,000 and in minimum incremental multiples of $1,000 above $1,000 or if less, the full amount) equal to the product (rounded down to the nearest $1,000) of (a) a fraction, the numerator of which is the aggregate principal amount of Existing Notes held by such eligible holder as of the Record Date, and the denominator of which is $272,567,000, which is the aggregate principal amount of all Existing Notes outstanding as of the Record Date (excluding the aggregate principal amount of Existing Notes owned by the Company as of such date) and (b) $55,000,000, which is the aggregate principal amount of Convertible Notes to be offered in the Subscription Offer (such product, the “Pro Rata Portion”).  You may not subscribe for more than your Pro Rata Portion.

Holders Eligible to Participate in Subscription Offer
We will conduct the Subscription Offer in accordance with the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder.  Prior to distribution of this Supplement, we distributed to each holder of Existing Notes an Eligibility Questionnaire requesting certification that it is a QIB or an institutional accredited investor.  Only holders of Existing Notes that are QIBs or institutional accredited investors, based on certifications made in their Eligibility Questionnaires, are eligible to receive this Supplement and participate in the Subscription Offer by completing their Subscription Certificates, in accordance with the directions set forth thereon.

Purchase Agreement
The purchase of Convertible Notes by electing holders will be made pursuant to the Purchase Agreement.  The issuance and sale of the Convertible Notes under the Purchase Agreement is subject to certain significant conditions, as described in “Subscription Offer—Purchase Agreement”

As of the Subscription Acceptance Date (as defined below), each eligible holder that submitted a Subscription Certificate which we accepted (as set forth on the Subscription Acceptance Notice) shall automatically become a party to and bound by the terms and conditions of the Purchase Agreement and shall be obligated to purchase the Convertible Shares which it subscribed to purchase, as set forth on its Subscription Certificate.  We shall provide notice on the Subscription Acceptance Date to any holder that validly submitted and did not withdraw a Subscription Certificate as of the Subscription Offer Expiration Time if we elect not to accept such Subscription Certificate.  We currently expect to deliver the Subscription Acceptance Notice on Thursday, August 26, 2010 (the “Subscription Acceptance Date”).

Except as described below in “—Purchasing Party Specific Subscription Instructions,” each eligible holder set forth on the Subscription Acceptance Notice shall also be responsible for causing its broker, dealer or other nominee to deliver its Subscription Payment to the Escrow Agent in accordance with the directions set forth in the Subscription Certificate on or prior to 5:00 p.m. New York City time on the business day immediately following the Subscription Acceptance Date (the “Subscription Payment Deadline”).  We currently expect for the Subscription Payment Deadline to occur on Friday, August 27, 2010.  All eligible holders participating in the Subscription Offer that are not Purchasing Parties shall be obligated to cause their broker, dealer or other nominee to deliver their Subscription Payment by the Subscription Payment Deadline.  We currently expect for the Convertible Notes Closing Date to occur on Tuesday, August 31, 2010.

Any subscription for which the Escrow Agent does not receive the related Subscription Payment on or prior to the Subscription Payment Deadline shall be null and void as such time.

Prior to U.S. Concrete’s delivery of the Subscription Acceptance Notice to the Subscription Agent, (i) the Purchase Agreement shall not constitute a binding obligation of U.S. Concrete, the guarantors, or any eligible holder and (ii) none of U.S. Concrete, the guarantors, nor any eligible holder shall have any rights or obligations under the Purchase Agreement.

Support Agreement
Pursuant to the terms of the Support Agreement, the Purchasing Parties have agreed to purchase their Pro Rata Portion of the Convertible Notes and have granted the Put Option to U.S. Concrete.  Upon exercise by U.S. Concrete of the Put Option, each Purchasing Party and its designated affiliates will be required to purchase up to $18.33 million in aggregate principal amount of the Convertible Notes in the event that eligible holders of the Existing Notes have not subscribed to purchase $55.0 million of Convertible Notes.  We have agreed to pay an aggregate commitment fee of $1,100,000 to the Purchasing Parties for their grant of the Put Option, with such fee earned, due and payable upon the issuance of the Convertible Notes on the Convertible Notes Closing Date.  See “The Support Agreement.”

Subscription Offer Expiration Time; Extensions
The Subscription Offer will expire at 5:00 p.m. New York City time on Thursday, August 26, 2010 (the “Subscription Offer Expiration Time”), unless extended or earlier terminated by us.  We may extend or terminate the Subscription Offer Expiration Time at any time and for any reason in our sole discretion.  We are under no obligation to accept any subscriptions made during the Subscription Offer.

Subscription Acceptance Date; Extensions
Upon or following the Subscription Offer Expiration Time, we may accept any, all or none of the Subscription Certificates delivered to the Subscription Agent by the Subscription Offer Expiration Time in accordance with the terms of the Subscription Certificate, by delivering a Subscription Acceptance Notice to the Subscription Agent.  Upon delivery of the Subscription Acceptance Notice, the eligible holders associated with the accepted Subscription Certificates (as set forth on the Subscription Acceptance Notice) shall (i) automatically become parties to and bound by the terms and conditions of the Purchase Agreement and the Registration Rights Agreement and (ii) become obligated to purchase the Convertible Shares which they subscribed to purchase, as set forth on the related Subscription Certificates.  U.S. Concrete will not be under any obligation to accept any Subscription Certificates; provided, that we shall notify the eligible holder associated with any Subscription Certificate validly delivered and not withdrawn as of the Subscription Offer Expiration Time if we do not accept such Subscription Certificate on the Subscription Acceptance Date.

Revocation and Withdrawal Rights
You may not revoke, withdraw or otherwise cancel previously delivered Subscription Materials after the Subscription Offer Expiration Time.   The Subscription Parties may not revoke, withdraw or otherwise cancel previously delivered Subscription Materials at any time, except to the extent permitted by the Support Agreement.

Method of Subscription
Except as set forth below in “—Purchasing Party Specific Subscription Instructions,” you may subscribe to purchase Convertible Notes by causing your broker, custodian bank or other nominee to deliver the following materials: (i) to the Subscription Agent, your properly completed and executed Subscription Certificate with any required signature guarantees or other supplemental documentation, for actual receipt prior to the Subscription Offer Expiration Time and (ii) to the Escrow Agent, your Subscription Payment in accordance with the instructions accompanying the Subscription Certificate, for actual receipt prior to the Subscription Payment Deadline.  You must deliver your Subscription Certificate and your Subscription Payment to your broker, custodian bank or other nominee in accordance with instructions provided by such entity so that such broker, custodian bank or other nominee has sufficient time to complete your Subscription Certificate and deliver it, on your behalf, to the Subscription Agent on or prior to the Subscription Offer Expiration Time and to deliver such amounts on your behalf to the Escrow Agent prior to the applicable deadline.

By having its broker, custodian bank or other nominee deliver its Subscription Certificate in accordance with the instructions set forth herein, on the Subscription Certificate and with the instructions previously delivered to such broker, custodian bank or other nominee, each electing holder for which U.S. Concrete has accepted its subscription will, at the Subscription Acceptance Date, become party to and be bound by the terms and conditions of (i) the Purchase Agreement and (ii) the Registration Rights Agreement.  If such broker, custodian bank or other nominee, however, fails to deliver any portion of the Subscription Payment or the Put Participation Payment, if applicable, for any such electing holder on or prior to the applicable deadline, the related subscription shall be void as of such deadline.   As discussed below, U.S. Concrete shall be able to exercise all of its rights and remedies under the Support Agreement in the event the Escrow Agent does not receive the full Subscription Payment and full Put Participation Payment, if any, for each Purchasing Party by the Purchasing Party Payment Deadline.

We provide more details on how to exercise subscription rights under “The Subscription Offer.”

Purchasing Party Specific Subscription Instructions
If you are a Purchasing Party, you shall cause your broker, custodian bank or other nominee to deliver the following materials: (i) to the Subscription Agent, your properly completed and executed Subscription Certificate with any required signature guarantees or other supplemental documentation, for actual receipt prior to the Subscription Offer Expiration Time and (ii) to the Escrow Agent, your Subscription Payment and Put Participation Payment, if any, in accordance with the instructions accompanying the Subscription Certificate, for actual receipt prior to 5:00 p.m. New York City time on the business day immediately prior to the Convertible Notes Closing Date (the “Purchasing Party Payment Deadline”).  We currently expect for the Purchasing Party Payment Deadline to occur Monday, August 30, 2010.   U.S. Concrete shall be able to exercise all of its rights and remedies under the Support Agreement in the event any Purchasing Party fails to deliver any portion of its Subscription Payment or Put Participation Payment, if any, by the Purchasing Party Payment Deadline.

We provide more details about the Subscription Offer and the related mechanics under “The Subscription Offer.”

Subscription Agent; Escrow Agent
The Subscription Agent and Escrow Agent for the Subscription Offer is Wells Fargo Bank, National Association.  The address for delivery to Wells Fargo Bank, National Association is: Wells Fargo Bank, National Association, 45 Broadway, 14th Floor, New York, New York  10006.  Your must instruct your broker, custodian bank or other nominee to (i) complete your Subscription Certificate and deliver such Subscription Certificate to the Subscription Agent and (ii) deliver your Subscription Payment and Put Participation Payment, if applicable, to the Escrow Agent, in each case in accordance with the instructions set forth herein, in the Subscription Certificate and in the instructions previously delivered to your broker, custodian bank or other nominee.

Settlement Agent
The Settlement Agent for the Subscription Offer is U.S. Bank National Association.  You should call U.S. Bank National Association at (615) 251-0733 with any questions regarding delivery of the Convertible Notes..

Summary of Terms of the Convertible Notes

The following is a summary of some of the terms of the Convertible Notes.

Issuer	U.S. Concrete, Inc.

Securities Offered	$55,000,000 in aggregate principal amount of the Convertible Notes.

Maturity Date	The fifth anniversary of the original date of issuance (the “Maturity Date”).

Interest Rates and Payment Dates	The Convertible Notes will bear interest at 9.5% per year (calculated using a 360-day year consisting of twelve 30-day months), payable quarterly in cash in arrears.

Use of Proceeds	We intend to use the proceeds from the issuance and sale of Convertible Notes to repay the DIP Credit Facility, for working capital and for general corporate purposes.

Conversion Rights
The Convertible Notes will be convertible, at the option of the holder, at any time on or prior to maturity, into shares of Common Stock, at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Convertible Notes (as may be adjusted from time to time, the “conversion rate”).  Holders of Convertible Notes shall have the right to convert all or any portion of their Convertible Notes into the number of shares of Common Stock equal to the principal amount of the Convertible Notes to be converted divided by the conversion rate then in effect.

The conversion rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  There will be no limitation as to the principal amount of the Convertible Notes you can convert at any time.

In connection with any such conversion, holders of the Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Convertible Notes to the date of conversion (the “Accrued Interest”).  We may elect to pay the Accrued Interest in cash or in shares of Common Stock.  If we elect to satisfy our obligation to pay the Accrued Interest in shares, the number of shares issuable shall be determined by dividing the Accrued Interest by 95% of the trailing 10-day volume-weighted average price of the Common Stock.

See “Description of Common Stock” for information regarding certain terms of the Common Stock.

Additional Conversion Rights
If the closing price of the Common Stock exceeds 150% of the Conversion Price (as defined below) then in effect for at least 20 trading days during any consecutive 30-day trading period (the “Conversion Event”), we may provide, at our option,  written notice (the “Conversion Event Notice”) of the occurrence of the Conversion Event to each holder of Convertible Notes in accordance with the indenture governing the Convertible Notes (in the form attached hereto as Exhibit D, the “Convertible Notes Indenture”) and file a press release or Form 8-K with the SEC regarding the occurrence of the Conversion Event.  “Conversion Price” means, per share of Common Stock, $1,000 divided by the applicable conversion rate, subject to adjustment.  As of the date of the Convertible Notes Indenture, the Conversion Price will be approximately $10.50.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”), such that you shall have a 45-day period in which to convert your Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at your election and upon written notice to U.S. Concrete (the “Election Notice”), converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date (such date or dates to be specified in your Election Notice).  A holder shall deliver an Election Notice specifying its election with respect to the Conversion Event on or prior to the Conversion Termination Date.  As used herein, “Conversion Cap” means the number of shares of Common Stock into which the Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at U.S. Concrete’s election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

Interest on all Convertible Notes shall cease to accrue on the Conversion Termination Date and the covenants and related events of default contained in the Convertible Notes Indenture shall cease to be of any force and effect on the Conversion Termination Date (other than U.S. Concrete’s obligation to covert, redeem or pay at maturity Convertible Notes).  The collateral securing the Convertible Notes and the guarantees of U.S. Concrete’s obligations thereunder and under the Convertible Notes Indenture shall be released on the Conversion Termination Date.

If the Conversion Event occurs on or prior to the second anniversary of the original issue date of the Convertible Notes (the “Issue Date”), in addition to the shares issuable upon conversion or amounts received upon redemption, as applicable, the holders of the Convertible Notes shall have a right to receive upon conversion, redemption or maturity, as applicable, the lesser of: (i) the aggregate amount of interest that would be payable from the Conversion Termination Date through the second anniversary of the Issue Date (including any accrued and unpaid interest on such Convertible Notes to the Conversion Termination Date (or conversion date, if earlier)) and (ii) an aggregate amount equal to 15 months of interest (including any accrued and unpaid interest on such Convertible Notes to the Conversion Termination Date (or conversion date, if earlier)) (the amounts in clauses (i) and (ii), the “Cash Conversion Amount”).  We may elect to pay the Cash Conversion Amount in cash or in shares of Common Stock.  If we elect to satisfy our obligation to pay the Cash Conversion Amount in shares, the number of shares issuable shall be determined by dividing the Cash Conversion Amount by 95% of the trailing 10-day volume-weighted average price of the Common Stock from the Conversion Termination Date.

We shall pay the Cash Conversion Amount as follows:  (i) on the Conversion Termination Date for all Convertible Notes converted prior to such date, (ii) on the date or dates specified in the Election Notice, if any, and (iii) on the date of the redemption or at maturity, as applicable, for all other Convertible Notes.

Fundamental Change of Control Make Whole; Repurchase Right
Upon the occurrence of a Fundamental Change of Control (as defined below), in addition to any conversion rights the holders of Convertible Notes may have, each holder of Convertible Notes will have (i) a make-whole provision calculated as provided in Schedule I to the draft Convertible Notes Indenture attached hereto as Exhibit D pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion (the “Make Whole Premium”), and (ii) an amount equal to the interest on such Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control (the “Fundamental Change of Control Date”) through the third anniversary of the Issue Date, plus any accrued and unpaid interest from the Issue Date to the Fundamental Change of Control Date (the amount in this clause (ii), the “Make Whole Payment” and collectively with the Make Whole Premium, the “Fundamental Change of Control Make Whole”).  We may elect to pay the Make Whole Payment in cash or in shares of Common Stock.  If we elect to satisfy our obligation to make the Make Whole Payment in Common Stock, the number of shares issuable shall be determined by (A) if the Fundamental Change of Control is a merger or consolidation described in clause (i) of the related definition (as set forth below) and all of the Common Stock as of such Fundamental Change of Control Date is exchanged for stock of the acquirer, dividing the Make Whole Payment by the implied price per share for the Common Stock in connection with such Fundamental Change of Control, with such shares being treated the same as all other shares of Common Stock in such Fundamental Change of Control and (B) in all other cases, dividing the Make Whole Payment by 95% of the trailing 10-day volume-weighted average price of the Common Stock immediately prior to such Fundamental Change of Control.

In lieu of the foregoing, upon the occurrence of a Fundamental Change of Control, the holders of Convertible Notes shall have the right to require us to repurchase their Convertible Notes in cash at par plus accrued and unpaid interest thereon.

A “Fundamental Change of Control” shall be deemed to occur at such time as: (i) Reorganized U.S. Concrete consolidates with or merges with or into another person (other than any subsidiary of Reorganized U.S. Concrete or a merger for the purpose of changing Reorganized U.S. Concrete’s jurisdiction of incorporation) and its outstanding voting securities are reclassified into, converted for or converted into the right to receive any other property or security, or Reorganized U.S. Concrete sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than its subsidiary); provided that the foregoing shall not constitute a fundamental change of control: (A) if persons that beneficially own Reorganized U.S. Concrete’s voting securities immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of Reorganized U.S. Concrete’s voting securities immediately prior to the transaction or (B) if (1) at least 90% of the consideration paid for the Common Stock (and cash payments pursuant to dissenter’s appraisal rights) in the merger or consolidation consists of common stock of a U.S. or non-U.S. company traded on a national securities exchange (or which will be traded or quoted when issued or exchanged in connection with such transaction) and (2) the market capitalization of the acquirer is at least equal to or greater than the market capitalization of Reorganized U.S. Concrete on the trading day immediately preceding the day on which such merger or consolidation is publicly announced; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than Reorganized U.S. Concrete or any of its subsidiaries or any employee benefit plan of it or such subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Reorganized U.S. Concrete’s capital stock then outstanding and entitled to vote generally in elections of directors; or (iii) during any period of 12 consecutive months after the date of Issue Date, persons who at the beginning of such 12 month period constituted Reorganized U.S. Concrete’s Board of Directors (the “Board”), together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

A Purchaser Party (as defined below) shall not be entitled to receive a Fundamental Change of Control Make Whole upon the occurrence of a Fundamental Change of Control if (i) such Fundamental Change of Control is a merger, consolidation or sale with or into such Purchaser Party or any member of any “group” of which such Purchaser Party is a member or any of their respective affiliates; (ii) such Fundamental Change of Control is a transaction specified in clause (ii) of the Fundamental Change of Control definition and such Purchaser Party or any of its affiliates is a “person” or member of a “group” for purposes of such clause (ii); or (iii) the nominees of any such Purchaser Party or any member of any “group” which such Purchaser Party is a member or any of their respective affiliates constitute one or more of the new board members effecting such Fundamental Change of Control.  A “Purchaser Party” means any beneficial owner who acquired Convertible Notes from the issuer on the Issue Date.

Redemption	Other than as provided under “Additional Conversion Rights” with respect to the Conversion Event, we will not have the right to redeem the Convertible Notes.

Ranking
The Convertible Notes and the guarantees thereof will be the issuer’s and the guarantors’ senior secured obligations and will:

•     rank senior in right of payment to any of the issuer’s and the guarantors’ existing and future subordinated indebtedness,

•     rank equally in right of payment with all of the issuer’s and the guarantors’ existing and future senior indebtedness;

•     be effectively subordinated to all of our obligations under the Revolving Facility, to the extent of the value of collateral securing those obligations on a first-priority basis;

•     rank effectively senior in right of payment to any of the issuer’s and the guarantors’ unsecured indebtedness to the extent of the value of the collateral for the Convertible Notes; and

•    be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the issuer’s non-guarantor subsidiaries.

Guarantees
The Convertible Notes will be guaranteed by each of our existing and future direct or indirect domestic restricted subsidiaries (other than certain immaterial restricted subsidiaries) and any other of our subsidiaries that guarantee the Revolving Facility (collectively, the “guarantors”).

Collateral
The Convertible Notes and related guarantees will be secured by first-priority liens on certain of the property and assets directly owned by U.S. Concrete and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the administrative agent under the Revolving Facility (the “Revolving Facility Agent”)) and certain exceptions (as described in the security documents governing the Convertible Notes (collectively, the “Convertible Notes Security Documents”)).  Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) a party to the Revolving Facility (collectively, the “Revolving Facility Obligations”) will be secured by a second-priority lien on such collateral.

The Convertible Notes and related guarantees will also be secured by a second-priority lien on the assets of the issuer and the guarantors securing the Revolving Facility Obligations on a first-priority basis, including, inventory (including as extracted collateral), accounts, certain specified mixture trucks, chattel paper, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions, as described in the Convertible Notes Security Documents.

A material portion of the collateral which secures the Convertible Notes will secure the Revolving Facility Obligations on a first-priority basis and will secure the Convertible Notes on a second-priority basis.  The remaining collateral which secures the Convertible Notes (on a first-priority basis) will secure obligations under the Revolving Facility Obligations on a second-priority basis.  See “Risk Factors—Risks Related to the Convertible Notes and the Common Stock—There may not be sufficient collateral to pay all or any of the Convertible Notes.”

Intercreditor Agreement
Upon the issuance of the Convertible Notes, U.S. Concrete and the guarantors will enter into an intercreditor agreement with the collateral agent under the Convertible Notes Security Documents (the “Collateral Agent”) and the Revolving Facility Agent (the “Intercreditor Agreement”).

The Intercreditor Agreement will set forth the terms on which the Revolving Facility Agent and the Collateral Agent are permitted to receive, hold, administer, maintain, enforce and distribute the proceeds of their respective liens upon the collateral.  The Intercreditor Agreement grants (i) to the Revolving Facility Agent, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release, disposition, or restrictions of the collateral which secures the Revolving Facility Obligations on a first-priority basis and (ii) to the Collateral Agent under the Convertible Notes Security Documents, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release, disposition, or restrictions of the collateral which secures the Convertible Notes on a first-priority basis, in each case subject to limitations described therein, which limitations shall include an access right of the Revolving Facility Agent to exercise remedies in respect of its assets located on real property on which the Collateral Agent has a first-priority lien under the Convertible Notes Security Documents.

See “Description of Intercreditor Agreement” for information regarding certain terms of the Intercreditor Agreement.

Certain Covenants
The Convertible Notes Indenture will, among other things, limit the issuer’s ability and the ability of the issuer’s restricted subsidiaries to, among other things:

•     incur additional indebtedness or issue disqualified stock or preferred stock;

•     pay dividends or make other distributions or repurchase or redeem the issuer’s stock or subordinated indebtedness or make investments;

•     sell assets and issue capital stock of the issuer’s restricted subsidiaries;

•     incur liens;

•     enter into agreements restricting the issuer’s restricted subsidiaries’ ability to pay dividends;

•     enter into transactions with affiliates;

•     consolidate, merge or sell all or substantially all of our assets; and

•     designate the issuer’s subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described in the Convertible Notes Indenture.

Registration Rights
Under the Registration Rights Agreement, we will agree to use our commercially reasonable efforts to:

•         file a registration statement for a shelf registration on Form S-1 with the SEC covering the resale by the Electing Holders (as defined below) of Convertible Notes that are Registrable Securities (as defined below) as of such date, on a delayed or continuous basis (the “Notes Form S-1 Shelf”), by the first business day following the date that is 366 days following the Issue Date (the “Notes Registration Deadline”);

•         cause the Notes Form S-1 Shelf to be declared effective by the SEC as soon as practicable following the filing of such registration statement;

•         file a registration statement for a shelf registration on Form S-1 with the SEC covering the resale of shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis (the “Common Stock Form S-1 Shelf” and collectively with the Notes Form S-1 Shelf, the “Form S-1 Shelf Registration Statements”), within 180 days of the Issue Date (the “Common Stock Registration Deadline”); and

•         convert each of the Registration Statements on Form S-1 (or similar long form) into a registration statement for a shelf registration on Form S-3 (a “Form S-3 Shelf Registration Statement” and collectively with the Form S-1 Shelf Registration Statements, the “Shelf Registration Statements”) as soon as practicable after U.S. Concrete becomes eligible to use Form S-3.

As used herein, “Registrable Securities” means any and all (i) Convertible Notes, (ii) shares of Common Stock issued upon conversion of the Convertible Notes and (iii) shares of Common Stock which may be issued by U.S. Concrete in order to pay interest and/or premiums and/or other amounts to the Holders (as defined below) in accordance with the provisions of the Convertible Notes Indenture.  Registrable Securities will cease to be Registrable Securities when (w) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such securities (other than Registrable Securities that are Convertible Notes) have been disposed of in accordance with Rule 144 promulgated under the Securities Act, (y) the entire amount of Registrable Securities held by any Holder may be sold by such Holder, in the opinion of counsel reasonably satisfactory to U.S. Concrete, without any limitation as to volume, manner of sale or information requirements pursuant to Rule 144 promulgated under the Securities Act or (z) they have ceased to be outstanding.    See “The Registration Rights Agreement.”

As used herein, “Holder” means each person for so long as it holds any Registrable Securities and each of its successors and assigns and direct and indirect transferees who beneficially own (as such term is defined under and determined pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act) Registrable Securities. “Electing Holder” means a Holder of Registrable Securities who provided U.S. Concrete with a “Notice and Questionnaire” (in the form attached as Annex A to the Registration Rights Agreement and in accordance with the terms and conditions of the Registration Rights Agreement).

We are required to pay special interest if we fail to file the Notes Form S-1 Shelf by the Notes Registration Deadline or the Common Stock Form S-1 Shelf by the Common Stock Registration Deadline, with respect to any Registrable Securities that are Convertible Notes and are Restricted Securities (as defined in the Convertible Notes Indenture).  See “The Registration Rights Agreement.”

Transfer Restrictions
The Convertible Notes have not been registered under the Securities Act and may not be offered or sold in the U.S. or to, or for the account or benefit of, U.S. persons, except in accordance with an applicable exemption from the registration requirements of the Securities Act.  The Convertible Notes are being offered and issued only to QIBs and institutional accredited investors.  See “Transfer Restrictions.”

Absence of Public Market	The Convertible Notes are a new issue of securities for which there is no established public market. We do not intend to have the Convertible Notes listed on a national securities exchange.

Book-Entry Form
The Convertible Notes will be issued only in book-entry form, which means that they are represented by one more permanent global securities registered in the name of The Depositary Trust Company or its nominee.  The global securities are deposited with the Trustee as custodian for the depositary.  See “Book-Entry; Delivery and Form.”

Trustee/Collateral Agent	U.S. Bank National Association

RISK FACTORS

Participating in the Subscription Offer involves risks.  You should carefully consider the following risks.  You should also consider the other information contained in this Supplement and the documents incorporated by reference into this Supplement (including the risk factors contained in the Disclosure Statement, the 2009 10-K and the June 2010 10-Q and any other documents we file with the SEC after the date of this Supplement) before purchasing any Convertible Notes.  The risks described below and in these other documents are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could also impair our business, operating results or financial condition.

Risks Related to US Concrete’s Recently Completed Reorganization

Substantially concurrently with the issuance of the Convertible Notes, we will emerge from Chapter 11 reorganization.

We sought protection under Chapter 11 of the Bankruptcy Code on April 29, 2010.  The Bankruptcy Court approved the Plan on July 29, 2010 and we will have emerged from bankruptcy immediately prior to issuing the Convertible Notes.  Notwithstanding this anticipated emergence, we have incurred operating and net losses in connection with operating our business, and may continue to experience losses. We realized a net loss from continuing operations of $94.9 million for the fiscal year ended December 31, 2009, a net loss from continuing operations of $135.9 million for the fiscal year ended December 31, 2008 and a net loss of $65.1 million for the fiscal year ended December 31, 2007.  Notwithstanding our anticipated emergence from Chapter 11, we may not be able to achieve or sustain operating profitability in the future.

We continue to be highly leveraged and to have substantial indebtedness relative to our cash flow.

Once the Plan becomes effective, our balance sheet will be significantly deleveraged, including as a result of the satisfaction in full of all outstanding indebtedness under the DIP Credit Facility through the issuance of the Convertible Notes and borrowings under the Revolving Facility and the exchange of the Existing Notes for equity in Reorganized U.S. Concrete.

Despite the anticipated satisfaction of these claims, we will remain highly leveraged. This amount of leverage may have important consequences for us, including:

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	making it difficult for us to obtain additional financing in the future for working capital, capital expenditures and other purposes.

We cannot assure you that we will be able to reduce our level of indebtedness or generate sufficient cash flow to service our debt (including with respect to the Convertible Notes) and meet our capital expenditure requirements. To the extent we are unable to do so, we would need to seek additional financing, reduce our level of capital expenditures or take other steps, such as disposing of assets. We cannot assure you that any such financing would be available on acceptable terms or that asset sales could be accomplished in a manner acceptable to us.

Our adoption of “fresh start” accounting makes comparisons of our financial position and results of operations with those of prior periods more difficult.

We will implement “fresh start” accounting and reporting in accordance with SOP 90−7 upon our emergence from Chapter 11 on the Effective Date.  “Fresh start” accounting requires us to re−value our assets and liabilities based upon their estimated fair values. Adopting “fresh start” accounting will result in material adjustments to the historical carrying amount of U.S. Concrete’s assets and liabilities. We engaged an independent expert to compute the fair market value of our assets and to assist in the allocation of our reorganization value and in determining the fair market value of our property and equipment and intangible assets. The fair values of the assets as determined for “fresh start” reporting are based on estimates of anticipated future cash flow as generated from each market and applying business valuation techniques. Liabilities existing on the Effective Date are stated at the present values of amounts to be paid discounted at appropriate rates. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. As a result, the consolidated financial statements for periods after our emergence from bankruptcy are not comparable to our consolidated financial statements for the periods prior to our emergence from bankruptcy, which were prepared on an historical cost basis. The application of “fresh start” accounting will make it more difficult to compare our post−emergence operations and results to those in pre−emergence periods and could therefore adversely affect trading in and the liquidity of our securities.

Business Risks

Further tightening of mortgage lending or mortgage financing requirements could adversely affect the residential construction market and prolong the downturn in, or further reduce, the demand for new home construction which began in 2006 and has had a negative effect on our sales volumes and revenues.

Since 2006, the mortgage lending and mortgage finance industries experienced significant instability due to, among other things, defaults on subprime loans and adjustable rate mortgages.  In light of these developments, lenders, investors, regulators and other third parties have questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years.  This has led to reduced investor demand for mortgage loans and mortgage-backed securities, reduced market values for those securities, tightened credit requirements, reduced liquidity, increased credit risk premiums and regulatory actions.  Deterioration in credit quality among subprime and other loans has caused many lenders to eliminate subprime mortgages and other loan products that do not conform to Fannie Mae, Freddie Mac, FHA or VA standards.  Fewer loan products and tighter loan qualifications in turn make it more difficult for some categories of borrowers to finance the purchase of new homes.  In general, these developments have been a significant factor in the downturn of, and have delayed any general improvement in, the housing market.

Approximately 19% of our 2009 revenue was from residential construction contractors.  Further tightening of mortgage lending or mortgage financing requirements could adversely affect the availability to obtain credit for some borrowers and prolong the downturn in, or further reduce the demand for, new home construction, which could have a material adverse effect on our business and results of operations in 2010.  A further downturn in new home construction could also adversely affect our customers focused in this industry segment, possibly resulting in slower payments, higher default rates in our accounts receivable, and an overall increase in working capital.

The global financial crisis may impact our business and financial condition in ways that we currently cannot predict.

The unprecedented and continuing credit crisis and related turmoil in the global financial system may have an impact on our business and our financial condition.  In particular, the cost of capital has increased substantially while the availability of funds from the capital markets has diminished significantly.  Accordingly, our ability to access the capital markets may be restricted or be available only on unfavorable terms.  Limited access to the capital markets could adversely impact our ability to take advantage of business opportunities or react to changing economic and business conditions and could adversely impact our ability to execute our long-term growth strategy.  Ultimately, we may be required to reduce our future capital expenditures substantially.  Such a reduction could have a material adverse effect on our revenues, income from operations and cash flows.

If one or more of the lenders under the Revolving Facility were to become unable or unwilling to perform their obligations under that facility, our borrowing capacity could be reduced.  Our inability to borrow additional amounts under our senior secured credit facility could limit our ability to fund our future operations and growth.

The current economic situation could have an impact on our suppliers and our customers, causing them to fail to meet their obligations to us, which could have a material adverse effect on our revenues, income from operations and cash flows.  The uncertainty and volatility of the global financial crisis may have further impacts on our business and financial condition that we currently cannot predict or anticipate.

There are risks related to our internal growth and operating strategy.

Our ability to generate internal growth will be affected by, among other factors, our ability to:

•	attract new customers; and

•
differentiate ourselves in a competitive market by emphasizing new product development and value added sales and marketing; hiring and retaining employees; and reducing operating and overhead expenses.

One key component of our operating strategy is to operate our businesses on a decentralized basis, with local or regional management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business.  If we do not implement and maintain proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices and our overall profitability could be adversely affected.

Our inability to achieve internal growth could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets we serve.

The ready-mixed concrete and precast concrete businesses are seasonal.  In particular, demand for our products and services during the winter months are typically lower than in other months because of inclement winter weather.  In addition, sustained periods of inclement weather or permitting delays could postpone or delay projects over geographic regions of the United States, and consequently, could adversely affect our business, financial condition, results of operations and cash flows.  The relative demand for our products is a function of the highly cyclical construction industry.  As a result, our revenues may be adversely affected by declines in the construction industry generally and in our local markets.  Our results also may be materially affected by:

•	the level of residential and commercial construction in our regional markets, including reductions in the demand for new residential housing construction below current or historical levels;

•	the availability of funds for public or infrastructure construction from local, state and federal sources;

•	unexpected events that delay or adversely affect our ability to deliver concrete according to our customers’ requirements;

•	changes in interest rates and lending standards;

•	the changes in mix of our customers and business, which result in periodic variations in the margins of jobs performed during any particular quarter;

•	the timing and cost of acquisitions and difficulties or costs encountered when integrating acquisitions;

•	the budgetary spending patterns of customers;

•	increases in construction and design costs;

•	power outages and other unexpected delays;

•	our ability to control costs and maintain quality;

•	employment levels; and

•	regional or general economic conditions.

As a result, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.  Furthermore, negative trends in the ready-mixed concrete industry or in our geographic markets could have material adverse effects on our business, financial condition, results of operations and cash flows.

We may be unsuccessful in continuing to carry out our strategy of growth through acquisitions.

One of our principal growth strategies has been to increase our revenues and the markets we serve and to continue selectively entering new geographic markets through the acquisition of additional ready-mixed concrete, precast concrete products, aggregates products and related businesses.  We may be unable to grow through acquisitions due to constraints in the Revolving Facility and the Convertible Notes, including restrictions on our ability to make investments and incur debt to fund acquisitions.  Even if we are able to conduct acquisitions, we may not be able to acquire suitable acquisition candidates at reasonable prices and on other reasonable terms for a number of reasons, including the following:

•	the acquisition candidates we identify may be unwilling to sell;

•	we may not have sufficient capital to pay for acquisitions; and

•	competitors in our industry may outbid us.

In addition, there are risks associated with the acquisitions we complete.  We may face difficulties integrating the newly acquired businesses into our operations efficiently and on a timely basis.  We also may experience unforeseen difficulties managing the increased scope, geographic diversity and complexity of our operations or mitigating contingent or assumed liabilities, potentially including liabilities we do not anticipate.

We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably in our highly competitive industry.

Our competitive position in a given market depends largely on the location and operating costs of our plants and prevailing prices in that market.  Generally, our products are price-sensitive.  Our prices are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control.  Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand.  Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction.  However, timeliness of delivery and consistency of quality and service, as well as price, are the principal competitive factors among suppliers for large or complex jobs.  Concrete manufacturers like us generally obtain customer contracts through local sales and marketing efforts directed at general contractors, developers, governmental agencies and homebuilders.  As a result, we depend on local relationships.  We generally do not have any long-term sales contracts with our customers.

Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated manufacturers of cement and aggregates.  Our vertically integrated competitors generally have greater manufacturing, financial and marketing resources than we have, providing them with competitive advantages.  Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have competitive advantages over us for jobs that are particularly price-sensitive.  Competitors having greater financial resources or less financial leverage than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

We depend on third parties for concrete equipment and supplies essential to operate our business.

We rely on third parties to sell or lease property, plant and equipment to us and to provide supplies, including cement and other raw materials, necessary for our operations.  We cannot assure you that our favorable working relationships with our suppliers will continue in the future.  Also, there have historically been periods of supply shortages in the concrete industry, particularly in a strong economy.

If we are unable to purchase or lease necessary properties or equipment, our operations could be severely impacted.  If we lose our supply contracts and receive insufficient supplies from other third parties to meet our customers’ needs or if our suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, financial condition, results of operations and cash flows could be materially adversely affected.

In 2006, cement prices rose at rates similar to those experienced in 2005 and 2004, as a result of strong domestic consumption driven largely by historic levels of residential construction that did not abate until the second half of 2006.  During 2007, 2008 and 2009, residential construction slowed significantly, which resulted in a decline in the demand for ready-mixed concrete.  Cement prices remained relatively flat in 2009, while cement supplies were at levels that indicated a very low risk of cement shortages in our markets.  Should demand increase substantially beyond our current expectations, we could experience shortages of cement in future periods, which could adversely affect our operating results, through both decreased sales and higher cost of raw materials.

Governmental regulations, including environmental regulations, may result in increases in our operating costs and capital expenditures and decreases in our earnings.

A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

•	land usage;

•	street and highway usage;

•	noise levels; and

•	health, safety and environmental matters.

In many instances, we must have various certificates, permits or licenses in order to conduct our business.  Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations.  Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

Governmental requirements that impact our operations include those relating to air quality, solid waste management and water quality.  These requirements are complex and subject to frequent change.  They impose strict liability in some cases without regard to negligence or fault and may expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable requirements when we performed them.  Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements, or the future discovery of environmental conditions may require us to make unanticipated material expenditures.  In addition, we may fail to identify or obtain indemnification from environmental liabilities of acquired businesses.  We generally do not maintain insurance to cover environmental liabilities.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs.

Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards.  Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.  Operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage.  Although we conduct training programs designed to reduce these risks, we cannot eliminate these risks.  We maintain insurance coverage in amounts we believe are in accord with industry practice; however, this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.  A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on us.

The insurance policies we maintain are subject to varying levels of deductibles.  Losses up to the deductible amounts are accrued based on our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported.  If we were to experience insurance claims or costs above our estimates, our business, financial condition, results of operations and cash flows might be materially and adversely affected.

The departure of key personnel could disrupt our business.

We depend on the efforts of our executive officers and, in many cases, on senior management of our businesses.  Our success will depend on retaining our senior-level managers and officers.  We need to insure that key personnel are compensated fairly and competitively to reduce the risk of departure of key personnel to our competitors or other industries.  To the extent we are unable to attract and retain qualified management personnel, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  We do not carry key personnel life insurance on any of our employees.

We may be unable to attract and retain qualified employees.

Our ability to provide high-quality products and services on a timely basis depends on our success in employing an adequate number of skilled plant managers, technicians and drivers.  Like many of our competitors, we experience shortages of qualified personnel from time to time.  We may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy, and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

Collective bargaining agreements, work stoppages and other labor relations matters may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

As of March 15, 2010, approximately 36%, or 845, of our employees were covered by collective bargaining agreements, which expire between 2010 and 2013.  Our inability to negotiate acceptable new contracts or extensions of existing contracts with these unions could cause work stoppages by the affected employees.  In addition, any new contracts or extensions could result in increased operating costs attributable to both union and nonunion employees.  If any such work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs, which could materially adversely affect our business, financial condition, results of operations and cash flows.  In addition, the coexistence of union and nonunion employees may impede our ability to integrate our operations efficiently.  Also, labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time.

We contribute to 18 multiemployer pension plans.  During 2006, the “Pension Protection Act of 2006” (the “PPA”) was signed into law.  For multiemployer defined benefit plans, the PPA establishes new funding requirements or rehabilitation requirements, creates additional funding rules for plans that are in endangered or critical status, and introduces enhanced disclosure requirements to participants regarding a plan’s funding status.  The Worker, Retiree and Employer Recovery Act of 2008 (the “WRERA”) was enacted in late 2008 and provided some funding relief to defined benefit plan sponsors affected by recent market conditions.  The WRERA allowed multiemployer plan sponsors to elect to freeze their current fund status at the same funding status as the preceding plan year (for example, a calendar year plan that was not in critical or endangered status for 2008 was able to elect to retain that status for 2009), and sponsors of multiemployer plans in endangered or critical status in plan years beginning in 2008 or 2009 were allowed a three-year extension of funding improvement or rehabilitation plans (extended the timeline for these plans to accomplish their goals from 10 years to 13 years, or from 15 years to 18 years for seriously endangered plans).  Additionally, if we were to withdraw partially or completely from any plan that is underfunded, we would be liable for a proportionate share of that plan’s unfunded vested benefits.  Based on the information available from plan administrators, we believe that our portion of the contingent liability in the case of a full or partial withdrawal from or termination of several of these plans or the inability of plan sponsors to meet the funding or rehabilitation requirements would be material to our business financial condition, results of operations and cash flows.

Our overall profitability is sensitive to price changes and minor variations in sales volumes.

Generally, our products are price-sensitive.  Prices for our products are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control.  Because of the fixed-cost nature of our business, our overall profitability is sensitive to price changes and minor variations in sales volumes.

We may incur material costs and losses as a result of claims our products do not meet regulatory requirements or contractual specifications.

Our operations involve providing products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics.  If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged.  In the past, we have had significant claims of this kind asserted against us that we have resolved.  There currently are claims, and we expect that in the future there will be additional claims, of this kind asserted against us.  If a significant product-related claim or claims are resolved against us in the future, that resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to the Convertible Notes and the Common Stock

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We will have, on an as adjusted basis giving effect to this offering and the application of the net proceeds therefrom and the consummation of the Restructuring, approximately $55.0 million of outstanding senior indebtedness represented by the Convertible Notes.  The Revolving Facility will provide for aggregate borrowings up to $75.0 million.  We anticipate that we will have approximately $9.0 million drawn under the Revolving Facility as of the Emergence, calculated on a pro forma basis for outstanding bankruptcy related financing and professional fees at the Emergence.  As a result, we will be a highly leveraged company. This level of indebtedness could have important consequences to you, including the following:

•	it will limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our indebtedness could make it more difficult for us to make payments on the Convertible Notes;

•
a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the Convertible Notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations’ in the future.  This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future sources of capital under the Revolving Facility or otherwise may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the Convertible Notes, or to fund our other liquidity needs. If we complete an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the Convertible Notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the Revolving Facility and the Convertible Notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital, expenditures, strategic acquisitions, investments and alliances.  We may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

The Convertible Notes Indenture and the Revolving Facility will restrict our ability to operate our business and to pursue our business strategies.

The Revolving Facility and the Convertible Notes Indenture notes limit our ability, among other things, to:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem the issuer’s stock or subordinated indebtedness or make investments;

•	with respect to the Revolving Facility, make voluntary payments on any indebtedness;

•	sell assets and issue capital stock of the issuer’s restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting the issuer’s restricted subsidiaries’ ability to pay dividends, make loans to other U.S. Concrete entities or restrict the ability to provide liens;

•	enter into transactions with affiliates;

•	consolidate, merge or sell all or substantially all of our assets; and

•	with respect to the Convertible Notes Indenture, designate the issuer’s subsidiaries as unrestricted subsidiaries.

Our failure to comply with the covenants contained in the agreement governing the Revolving Facility or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

The Revolving Facility contains certain financial covenants. In addition, the Revolving Facility requires us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default. If we were required to repurchase the Convertible Notes or any of our other debt securities upon a change of control, we may not be able to refinance or restructure the payments on those debt securities.

If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, the Revolving Facility, the lenders thereunder could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the collateral which secures our obligations under the Revolving Facility on a first-priority basis, which also secures the Convertible Notes on a second-priority basis.  Any such actions could force us into bankruptcy or liquidation again.

There may not be sufficient collateral to pay all or any of the Convertible Notes.

The Revolving Facility Obligations are secured by first-priority liens on certain of our assets, including, inventory (including, as extracted collateral), accounts, certain equipment, chattel paper, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, cash, deposits accounts, securities accounts, letter of credit rights and all supporting obligations. The Convertible Notes and related guarantees will have a second-priority lien on such assets.  The Convertible Notes will also be secured by first-priority liens on substantially all of the other property and assets directly owned by the Company and the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment.  The Revolving Facility Obligations will be secured by a second-priority lien on such assets.

With respect to the assets that secure the Revolving Facility Obligations on a first-priority basis, the Convertible Notes will be effectively junior to these obligations to the extent of the value of those assets. The rights of the holders of the Convertible Notes with respect to the collateral securing the Convertible Notes will be limited pursuant to the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, the lenders under the Revolving Facility will have the ability to restrict your right to proceed against the collateral over which the Revolving Facility Agent has a first-priority lien, subject to certain limitations and exceptions.

The collateral that secures the Revolving Facility Obligations on a first-priority basis secures the Convertible Notes on a second-priority basis and will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be or have been accepted by the lenders under the Revolving Facility and any other holders of first-priority liens on such collateral from time to time, whether existing on or after the date the Convertible Notes are issued. The existence of such exceptions, limitations, imperfections and liens could adversely affect the value of the collateral securing the Convertible Notes as well as the ability of the Collateral Agent to realize or foreclose on such collateral.

The value at any time of the collateral securing the Convertible Notes will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Convertible Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the Convertible Notes, in full or at all, together with our obligations under any other indebtedness that is secured on an equal and ratable basis by a first-priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all of the amounts due on the Convertible Notes. Any claim for the difference between the amount, if any, realized by holders of the Convertible Notes from the sale of collateral securing the Convertible Notes and the obligations under the Convertible Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral.  The Convertible Notes Indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values.  Releases of collateral from the liens securing the Convertible Notes will be permitted under some circumstances (as discussed below).

The Convertible Notes Security Documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Convertible Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from any such sale will be subject to the first-priority or second-priority lien, as applicable, securing the Convertible Notes to which the underlying assets were subject.  In addition, if we sell any of our assets which constitute collateral securing the Convertible Notes and, with the proceeds from such sale, purchase assets which would not constitute collateral, the holders of the Convertible Notes would not receive a security interest in such purchased assets.

There are circumstances, other than repayment or discharge of the Convertible Notes, under which the collateral securing the Convertible Notes and guarantees will be released automatically, without your consent or the consent of the Trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•	in whole or in part, as applicable, as to all or any portion of property subject to such liens which have been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon:

o	satisfaction and discharge of the Convertible Notes Indenture or as otherwise set forth in the Convertible Notes Indenture;

o	a legal defeasance or covenant defeasance of the Convertible Notes Indenture as described in the Convertible Notes Indenture; or

o	the Conversion Termination Date;

•
in part, as to any property that (i) is sold, transferred or otherwise disposed of by us or any subsidiary guarantor (other than to us or another subsidiary guarantor) in a transaction not prohibited by the Convertible Notes Indenture at the time of such sale, transfer or disposition or (ii) is owned or at any time acquired by a subsidiary guarantor that has been released from its guarantee in accordance with the Convertible Notes Indenture, concurrently with the release of such guarantee; and

•	in part, in accordance with the applicable provisions of the Convertible Notes Security Documents.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or merger of such subsidiary guarantor in a transaction not prohibited by the Convertible Notes Indenture.

The Intercreditor Agreement limits the rights of the holders of the Convertible Notes and their control with respect to the collateral securing the Convertible Notes.

Under the terms of the Intercreditor Agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the related collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past defaults under, the collateral documents, will be at the direction of the collateral agent for the related obligations.  The Revolving Facility Agent will direct all such actions with respect to the collateral securing the Revolving Facility Obligations thereunder on a first-priority basis, for so long as such Revolving Facility Obligations are outstanding.  As a result, the Collateral Agent under the Convertible Notes Security Documents will not have the ability to control or direct such actions with respect to such collateral, even if the rights of the holders of Convertible Notes are adversely affected.  Additionally, to the extent such collateral is released from securing the first-priority lien obligations, the second-priority liens securing the Convertible Notes will also automatically be released to the extent the holders of the Convertible Notes are obligated to release such liens under the Convertible Notes Indenture.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the Convertibles Notes and the guarantees.  There are also certain other categories of property that are also excluded from the collateral.

The Convertible Notes Indenture will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any equipment subject to such liens will be automatically excluded from the collateral securing the Convertible Notes and the guarantees to the extent the agreements governing such indebtedness prohibit additional liens.  Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations as described in the Convertible Notes Indenture.  In addition, certain categories of assets are excluded from the collateral securing the Convertible Notes and the guarantees, as described in the Convertible Notes Security Documents.  Excluded assets include, but are not limited to, among other things, leaseholds (except to the extent required to perfect a security interest in as-extracted collateral included in the collateral) and the proceeds thereof.  If an event of default occurs and the Convertible Notes are accelerated, the Convertible Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The Convertible Notes are not secured by the capital stock of Superior or its subsidiaries and a portion of the capital stock of any foreign subsidiaries.  In addition, the pledge of the securities of our subsidiaries that secures the Convertible Notes will exclude capital stock or any other securities of any of our subsidiaries in excess of the maximum amount of such capital stock or securities that could be included in the collateral without creating a requirement to file separate financial statements with the SEC for that subsidiary.

The Convertible Notes are secured by a pledge of the stock and other securities of our subsidiaries held by U.S. Concrete or the guarantors, other than (i) Superior and its subsidiaries and (ii) securities in excess of 66% of the issued and outstanding equity interests of our foreign subsidiaries.  Under the SEC regulations in effect as of the Issue Date, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar ownership interests of a subsidiary of U.S. Concrete pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Convertible Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Convertible Notes Indenture and the Convertible Notes Security Agreement will provide that any capital stock and other securities of any of U.S. Concrete subsidiaries will be excluded from the collateral to the extent the inclusion of such capital stock in the collateral would cause such subsidiary to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X.  It may be more difficult, costly and time consuming for holders of the Convertible Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

State law may limit the ability of the Collateral Agent to foreclose on the real property and improvements and leasehold interests included in the collateral.

The Convertible Notes will be secured by, among other things, liens owned on owned real property and improvements located in the States of California, New Jersey, Pennsylvania and Texas.  The laws of those states may limit the ability of the Trustee and the holders of the Convertible Notes to foreclose on the improved real property collateral located in those states.  Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Convertible Notes.  These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property.  Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure.  Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Convertible Notes, the Trustee and the Collateral Agent also may be limited in their ability to enforce a breach of the “no liens” covenant.  Some decisions of state courts have placed limits on a lenders’ ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default.  Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain.  Accordingly, a court could prevent the Trustee, the Collateral Agent and the holders of the Convertible Notes from declaring a default and accelerating the Convertible Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified.  The Trustee or the Collateral Agent may not monitor and we may not inform the Trustee or the Collateral Agent of any future acquisition of property and rights that constitute collateral and the necessary action may not be to properly perfect the security interest in such after acquired collateral. The Collateral Agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Convertible Notes against third parties.

The collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business.  There are, however, certain losses, including those due to fires, earthquakes, severe weather conditions and other natural disasters, that may be uninsurable or not economically insurable, in whole or in part.  Insurance proceeds may not compensate us fully for our losses.  If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of our secured obligations, including the Convertible Notes, the related guarantees and the Revolving Facility.

In the event of a total or partial loss to any of our facilities, certain items of equipment or inventory may not be easily replaced.  Accordingly, even though there may be insurance coverage, the extended period needed to manufacture or obtain replacement units or inventory could cause significant delays.

Moreover, the Collateral Agent or the Revolving Facility Agent, as applicable, may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating the release or threatened release of hazardous substances at such real property.  Consequently, such agent may decline to foreclose on such collateral or exercise remedies in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Convertible Notes and/or the creditors under the Revolving Facility, as applicable.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the Convertible Notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether a guarantor would be considered to be insolvent. If a court determined that a guarantor was insolvent after giving effect to the guarantee, it could void the guarantee of the Convertible Notes by a guarantor and require you to return any payments received from such guarantor.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an event of default under the Convertible Notes Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the Collateral Agent repossessed and disposed of the collateral. Upon the commencement of a case under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the Convertible Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Collateral Agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the Convertible Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the Intercreditor Agreement provides that, in the event of a bankruptcy, the Collateral Agent may not object to a number of important matters with respect to the first-priority collateral of the lenders under the Revolving Facility following the filing of a bankruptcy petition so long as any obligation under the Revolving Facility is outstanding.  After such a filing, the value of such collateral securing the Convertible Notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due in respect of the Revolving Facility Obligations and the Convertible Notes, the holders of the Convertible Notes would hold a secured claim to the extent of the value of the collateral to which the holders of the Convertible Notes are entitled (after the application of proceeds of the collateral securing Revolving Facility Obligations on a first-priority basis) and unsecured claims with respect to such shortfall.  The Bankruptcy Code only permits the payment and accrual of post−petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the Trustee or the Collateral Agent, including pursuant to any security documents delivered after the date of the Convertible Notes Indenture pertaining to the Convertible Notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (i) the pledgor is insolvent at the time of the pledge, (ii) the pledge permits the holders of the Convertible Notes to receive a greater recovery than if the pledge had not been given; and (iii) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Lien searches may not reveal all liens on the collateral.

We cannot guarantee that the lien searches on the collateral securing the Convertible Notes will reveal any or all existing liens on such collateral.  Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the Convertible Notes and could have an adverse effect on the ability of the Collateral Agent to realize or foreclose upon the collateral securing the Convertible Notes.

Security over all of the collateral may not be in place upon the date of issuance of the Second Lien Notes or may not be perfected on such date.

Certain security interests covering certain collateral, including mortgages on real property and related documentation, control agreements covering deposit accounts and securities accounts, and intellectual property security agreements covering trademarks may not be in place on the date of issuance of the Convertible Notes or may be not be perfected on such date.  Any issues that we are not able to resolve in connection with the execution, delivery, filing and recordation, as applicable, of such mortgages and documentation related to such other security interests may negatively impact the value of the collateral. To the extent a security interest in certain collateral is perfected following the date of the Convertible Notes Indenture, it might be avoidable in bankruptcy. See above “—Any future pledge of collateral might be avoidable in bankruptcy.”

The conversion rate of the Convertible Notes may not be adjusted for all dilutive events.

The conversion rate of the Convertible Notes is subject to adjustment for specified events, like the issuance of shares of Common Stock to the Management Equity Incentive Plan or upon the exercise of the New Warrants or stock dividends on the Common Stock, stock splits, combinations or similar events.  The conversion rate will not be adjusted for other events, such as the issuance of Common Stock for cash, that may adversely affect the trading price of the Convertible Notes or the Common Stock.  We cannot assure you that an event that adversely affects the value of the Convertible Notes, but does not result in an adjustment to the conversion rate, will not occur.

Upon conversion of any Convertible Notes, we may pay cash in lieu of issuing shares of Common Stock or a combination of cash and shares of Common Stock for the Accrued Interest associated with such Convertible Notes.  Therefore, holders of Convertible Notes may receive no shares of Common Stock or fewer shares of Common Stock than the number of shares of Common Stock into which the Accrued Interest is convertible.

We have the right to satisfy the Accrued Interest portion of our conversion obligations to converting holders by issuing shares of Common Stock, by paying the cash value of the Accrued Interest or a combination thereof.  Accordingly, upon conversion of all or a portion of the Convertible Notes, holders may receive fewer shares of Common Stock relative to the conversion value of the Convertible Notes (including the amount of the Accrued Interest).  Further, our liquidity may be reduced to the extent we choose to deliver cash rather than shares of Common Stock to satisfy our Accrued Interest payment obligations, if any, in connection with the conversion of any Convertible Notes.

If you do not convert your Convertible Notes following receipt of a Conversion Event Notice, your Convertible Notes will no longer be convertible after the 45th day following the date of such Conversion Event Notice.  Any Convertible Notes outstanding after termination of such conversion rights, will likely be illiquid, will no longer bear interest and will be redeemable by the Company at par plus accrued interest to the Conversion Termination Date at any time prior to maturity.

Following the occurrence of the Conversion Event and the delivery of a Conversion Event Notice to holders of the Convertible Notes, any Convertible Notes not converted into Common Stock prior to the 45th day following the date of such Conversion Event Notice will cease to be convertible (subject to certain exceptions related to Convertible Notes that cannot be converted in full due to the Conversion Cap).  After such 45th day, the Convertible Notes will cease to accrue interest and the collateral securing the Convertible Notes and the guarantees will be released.  The Company may, after such date, redeem any remaining Convertible Notes at any time prior to maturity but there is no guarantee the Company would elect to do so.    After such 45th day, substantially all of the restrictive covenants in the Convertible Notes Indenture and certain events of default contained therein will be eliminated.  The elimination of these covenants and other provisions will permit the Company to take certain actions that could increase the credit risks with respect to the Company, adversely affect the market price and credit rating of the remaining Convertible Notes or otherwise be materially adverse to the interest of holders of Convertible Notes, which would otherwise not have previously been permitted pursuant to the Convertible Notes Indenture.

Holders who do not convert will have limited liquidity due to the small number of Convertible Notes that are likely to remain outstanding, will no longer receive interest on their Convertible Notes and may be required to hold their Convertible Notes until maturity.

An event that adversely affects the value of the Convertible Notes may occur, and that event may not constitute a Fundamental Change of Control.

Some significant restructuring transactions may not constitute a Fundamental Change of Control, in which case we would not be obligated to repurchase the Convertible Notes or pay the Fundamental Change of Control Make Whole.

Upon the occurrence of a Fundamental Change of Control, you have the right to require us to repurchase your Convertible Notes.  Alternatively, you have the right to receive the Fundamental Change of Control Make Whole.  However, the definition of “Fundamental Change of Control” is limited to only certain transactions or events.  Therefore, the fundamental change of control provisions will not afford protection to holders of the Convertible Notes in the event of other transactions or events that do not constitute a Fundamental Change of Control but that could nevertheless adversely affect the Convertible Notes.  For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Fundamental Change of Control requiring us to repurchase the Convertible Notes or pay the Fundamental Change of Control Make Whole.  In the event of any such transaction, the holders would not have the right to require us to repurchase the Convertible Notes or to pay the Fundamental Change of Control Make Whole, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the Convertible Notes.

We may not be able to repurchase Convertible Notes or pay in cash amounts contemplated under the Convertible Notes Indenture upon the occurrence of certain events.

Upon the occurrence of a Fundamental Change of Control, the holders of the Convertible Notes will require us to pay the Fundamental Change of Control Make Whole, which consists of the Make Whole Premium and the Make Whole Payment, or to repurchase Convertible Notes, at par plus accrued and unpaid interest thereon.  If applicable, we may elect to pay the Make Whole Payment portion of the Fundamental Change of Control Make Whole in cash or in shares of Common Stock.   Furthermore, upon the occurrence of a Conversion Event on or prior to the second anniversary of the Issue Date, in addition to the shares issued upon conversion or amounts received upon redemption, as applicable, the holders of the Convertible Notes will have the right to receive the Cash Conversion Amount, which we may elect to pay in cash or shares of Common Stock.

It is possible that we will not have sufficient funds at the time of the occurrence of a Fundamental Change of Control or Conversion Event to make any required repurchase of Convertible Notes or to pay the Make Whole Payment in cash, in connection with the occurrence of a Fundamental Change of Control, or to pay the Cash Conversion Amount in cash, in connection with the occurrence of a Conversion Event.  In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting other creditors to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Holders of Convertible Notes will not be entitled to any rights with respect to the Common Stock but will be subject to any changes made with respect to the Common Stock.

Holders of the Convertible Notes will not be entitled to any rights with respect to the Common Stock, including voting rights and rights to receive any dividends or other distributions on the Common Stock (except that holders of the Convertible Notes will have the right to have the conversion rate adjusted in certain circumstances), but will be subject to all changes affecting the Common Stock.  Holders of Convertible Notes will only be entitled to rights as a holder of Common Stock if and when we deliver shares of Common Stock in connection with conversion of the Convertible Notes.  For example, in the event that an amendment is proposed to the Amended and Restated Certificate of Incorporation of Reorganized U.S. Concrete (the “Charter”) or the Third Amended and Restated Bylaws of Reorganized U.S. Concrete (the “Bylaws”) requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of Common Stock on conversion, those converting holders of Convertible Notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of holders of Common Stock effected as a result of the amendment.

We anticipate that the Common Stock will be traded on an over-the-counter market and the price of the Convertible Notes may fluctuate significantly because of risks of trading in an over-the-counter market, which may make it difficult for holders to resell the Convertible Notes or the Common Stock issuable upon conversion of the Convertible Notes when desired or at attractive prices.

U.S. Concrete’s securities were delisted by the NASDAQ Stock Market (“NASDAQ”) on May 10, 2010, and trading of U.S. Concrete’s common stock was suspended as of the opening of business on such date, in accordance with NASDAQ’s Listing Rules 5101, 5110(b) and 1M-5101-1.  Shares of U.S. Concrete’s common stock are only traded in the over-the-counter market as a result of the delisting by NASDAQ.  We anticipate that the shares of Common Stock into which the Convertible Notes will be convertible will only trade in the over-the-counter market.  The market price of the Convertible Notes will be affected significantly by the market price of the Common Stock.

Securities traded in the over-the-counter market generally have significantly less liquidity than securities traded on a national securities exchange, due to factors such as a reduction in the number of investors that will consider investing in the securities, the number of market makers in the securities, reduction in securities analyst and news media coverage and lower market prices than might otherwise be obtained.  As a result, holders of shares of Common Stock may find it difficult to resell their shares at prices quoted in the market or at all.  Furthermore, because of the limited market and generally low volume of trading in the Common Stock that could occur, the share price of the Common Stock (and the market price of the Convertible Notes) could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the markets perception of our business, and announcements made by us, our competitors or parties with whom we have business relationships.

Future sales and issuances of Common Stock could adversely affect its price and/or our ability to raise capital, which could affect the trading price of the Convertible Notes.

Pursuant to the Plan, all of Old U.S. Concrete’s existing equity securities, including shares of common stock and stock options, will be extinguished upon the Effective Date.  U.S. Concrete will issue New Warrants to the holders of all such equity securities.  Furthermore, holders of the Existing Notes will be issued shares of Common Stock in exchange for their Existing Notes.  As required by the Plan:

•	Reorganized U.S. Concrete is expected to issue approximately 11.9 million shares of Common Stock;

•
Reorganized U.S. Concrete will issue the Convertible Notes which are currently convertible into a total of approximately 5.2 million shares of Common Stock as of the Issue Date (subject to anti-dilution adjustments described herein and in the Convertible Notes Indenture) at any time by the holders of the Convertible Notes;

•
Reorganized U.S. Concrete expects to issue New Warrants to holders of Old U.S. Concrete’s common stock in two tranches: Class A Warrants to purchase approximately 1.5 million shares of Common Stock and Class B Warrants to purchase approximately 1.5 million shares of Common Stock; and

•	Approximately 2.2 million shares of Common Stock are expected to be reserved for issuance under the Management Equity Incentive Plan.

The shares of Common Stock available for sale on the open market could increase materially if a significant portion of the Convertible Notes is converted into Common Stock.  The “market overhang” from the New Warrants may adversely affect the market for the Common Stock.

In addition, we may issue additional equity securities in the future.  We are authorized under the Charter to issue preferred stock in one or more series without stockholder approval which may give other stockholders dividend, voting and liquidation rights, among other rights, which may be superior to the rights of holders of Common Stock.  Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Common Stock.  In addition, we can issue additional Common Stock without stockholder approval.  We are also authorized to issue, without stockholder approval, securities convertible into either shares of Common Stock or preferred stock.  If we issue additional equity securities, the price of the Common Stock and, in turn, the price of the Convertible Notes may be materially and adversely affected.

Our ability to pay cash dividends and repurchase Common Stock is limited.

The Revolving Facility and the Convertible Notes substantially restrict the payment of cash dividends and the repurchase of Common Stock by us.

Applicable accounting rules relating to the conversion features of the Convertible Notes may result in increased non-cash interest expense and may cause volatility in our results of operations due to the requirement to adjust any derivative liability associated with the conversion features to fair value each quarter.

The conversion features contained within the Convertible Notes may be deemed to be an embedded derivative under ASC Topic 815, Derivatives and Hedging (“ASC 815”). In accordance with ASC 815, an embedded derivative related to the conversion features may require bifurcation from the debt component of the Convertible Notes and a separate valuation. If bifurcation is required, we would recognize the embedded derivative as a liability on our balance sheet, measure it at its estimated fair value and recognize changes in its estimated fair value within our results of operations each quarter. With the assistance of a third party, we would estimate the fair value of the embedded derivative primarily using the Black-Scholes model and other valuation methodologies. The Black-Scholes model and other valuation methodologies are complex and require significant judgments. Additionally, given the volatility of our stock price and the stock price of other comparable retailers, which have a direct impact on our valuation, future changes in the estimated fair value of the conversion features of the Convertible Notes may have a material impact on our results of operations. As a result of any required bifurcation of the embedded derivative related to the conversion features of the Convertible Notes under ASC 815, the carrying value of the Convertible Notes at issuance would be less than the $55 million face value of the Convertible Notes. The difference between the face value and the carrying value of the Convertible Notes as of the date of issuance would be reflected as an increase to our interest expense using the effective interest rate method over the term of the Convertible Notes. This discount accretion would result in a significantly higher rate of noncash interest expense within our results of operations over the stated interest rate of the Convertible Notes and a corresponding decrease to our net income.

 Holders of the Convertible Notes may be required to recognize income for tax purposes without a corresponding receipt of cash.

Holders of the Convertible Notes may be treated as receiving a constructive distribution (which may be taxed as a dividend or subject to U.S. withholding taxes) as a result of certain adjustments to the conversion rate of the Convertible Notes.  A constructive distribution may give rise to taxable income without a corresponding receipt of cash, resulting in an out-of-pocket tax payment for some U.S. holders of the Convertible Notes and some non-U.S. holders.  See “Certain U.S. Federal Income Tax Considerations.”  We particularly urge potential purchasers of Convertible Notes to consult their own tax advisor regarding the tax consequences of adjustments to the conversion rate of the Convertible Notes.

 The Internal Revenue Service may challenge the status of the Convertible Notes as debt for U.S. federal income tax purposes.

The status of the Convertible Notes as debt for U.S. federal income tax purposes depends on a number of factors.  While we intend to take the position that the Convertible Notes are debt for this purpose, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position.  If the Convertible Notes were not treated as debt for U.S. federal income tax purposes could be materially different than those described under “Certain U.S. Federal Income Tax Considerations.”

The ability to transfer the Convertible Notes may be limited by the absence of an active trading market.

We will offer and sell the Convertible Notes to eligible investors in reliance on an exemption from registration under the United States federal and applicable state securities laws.  There is no active trading market for the Convertible Notes and we cannot predict whether an active trading market will develop.  We do not currently intend to list the Convertible Notes for trading on any stock exchange or market.  Holders of the Convertible Notes may be required to bear the risk of their investment for an indefinite period of time.  Historically, the market for non-investment grade debt has been subject to substantial volatility, which could adversely affect the prices at which you may sell your Convertible Notes.  In addition, subsequent to their initial issuance, the Convertible Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and other factors.

The Convertible Notes and the shares of Common Stock issuable upon conversion of the Convertible Notes will be subject to restrictions on transfer.

The Convertible Notes and the shares of Common Stock issuable upon conversion of the Convertible Notes have not be registered under the Securities Act or any state securities laws.  Absent registration, both the Convertible Notes and the shares of Common Stock issuable upon conversion of the Convertible Notes may be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

Under the Registration Rights Agreement, we are required to use our commercially reasonable efforts to (i) file the Notes Form S-1 Shelf by the Notes Registration Date, (ii) cause the Notes Form S-1 Shelf to be declared effective by the SEC as soon as practicable following the filing of such registration statement, (iii) file the Common Stock Form S-1 Shelf within 180 days of the Issue Date and (iv) convert each of the Form S-1 Shelf Registration Statements on Form S-1 (or similar long form) into the Form S-3 Shelf Registration Statement as soon as practicable after U.S. Concrete becomes eligible to use Form S-3.  However, we cannot assure you that we will be successful in having any Shelf Registration Statement declared effective, and any such registration statement may not be available to holders at all times.

Rating agencies may provide unsolicited ratings on the Convertible Notes that could cause the market value or liquidity of the Convertible Notes to decline.

We have not requested a rating of the Convertible Notes from any rating agency and believe it is unlikely that the Convertible Notes will be rated.  However, if one or more rating agencies rate the Convertible Notes and assign the Convertible Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the Convertible Notes could be harmed.

USE OF PROCEEDS

The net proceeds of the offering of the Convertible Notes, after deducting the $1,100,000 commitment fee to be paid to the Purchasing Parties upon issuance of the Convertible Notes to eligible holders of the Existing Notes, will be $53.9 million.  This amount does not include the legal and other professional fees and expenses associated with the Subscription Offer which will further reduce the net proceeds of the offering.   We intend to use the net proceeds from the Subscription Offer to repay outstanding indebtedness under the DIP Credit Facility, for working capital and for general corporate purposes.

The DIP Credit Facility, which enabled the Debtors, during the pendency of the Chapter 11 Cases, to (i) pay off the Prepetition Secured Credit Agreement Obligations (as defined in the Plan), (ii) pay vendors in the ordinary course of business, (iii) fund fees and expenses of the Chapter 11 Cases and (iv) fund their operational needs, provides for the entire principal amount of the loans be repaid on the maturity date of May 3, 2011 (such date may be extended an additional three months to August 3, 2011 at U.S. Concrete’s option subject to the satisfaction of certain conditions precedent).   However, the DIP Credit Facility must be repaid in full and the commitments thereunder must be terminated upon emergence of the Debtors from Chapter 11.  Any failure to repay such amounts or terminate such commitments, in accordance with the terms of the DIP Credit Facility, would constitute an event of default thereunder.

CAPITALIZATION

The following table sets forth our total debt as of June 30, 2010 on an actual basis and on a pro forma basis to give effect to the Restructuring (including entry into the Revolving Facility), the Subscription Offer, the issuance and sale of the Convertible Notes, and the application of the net proceeds therefrom as contemplated in this Supplement.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included in the June 2010 10-Q and the Plan.

	As of June 30, 2010
	Actual	Pro Forma
	(dollars in thousands)
	(Unaudited)

Debt (including current portion):
Existing Credit Facilities:
DIP Credit Facility	$48,973	$—
Notes payable and other financing	1,354	1,354
Revolving Facility(1)	—	—
Existing Notes(2)(3)	285,756	—
Convertible Notes(4)	—	55,000
Total debt(5)	$336,083	$56,354

(1)
The Revolving Facility will provide for aggregate borrowings of up to $75.0 million.  We anticipate that approximately $9.0 million will be drawn under the Revolving Facility as of the Emergence, calculated on a pro forma basis for outstanding bankruptcy related financing and professional fees at the Emergence.

(2)
Holders of the Existing Notes will receive their Pro Rata Share (as defined in the Plan) of the equity of Reorganized U.S. Concrete (subject to dilution by amounts reserved under the Management Equity Incentive Plan and the New Warrants).

(3)
Liabilities subject to compromise represent unsecured pre-petition Existing Note obligations of the Debtors that are subject to impairment as part of the Plan and as a result, are subject to settlement at lesser amounts.  Such liabilities are classified separately from other liabilities in U.S. Concrete’s Condensed Consolidated Balance Sheets incorporated by reference herein as “Liabilities subject to compromise.”  The principal amount of the Existing Notes has been deemed to be an allowed claim and, as such, the unamortized debt discounts and deferred financing costs have been written off to adjust the debt balances to the amount of the allowed claim.  Accrued interest on the Existing Notes has been included through the Petition Date which is also deemed an allowed claim and no interest has been accrued after such date.

(4)	Reflects the aggregate principal amount and does not give effect to the bifurcation and separate valuation of any potential embedded derivative under ASC 815.

(5)	Excludes capital leases and obligations under the Superior Materials, LLC secured credit facility due 2010.

MANAGEMENT

Directors and Executive Officers

After the consummation of the Subscription Offer and as of the Effective Date, our directors, executive officers and other key employees are expected to be as follows:

Name	Age (1)	Position
Michael W. Harlan	49	Director, President and Chief Executive Officer
M. Terry Green	62	Senior Vice President — Operations
Gary J. Konnie	56	Vice President — Human Resources
Curt M. Lindeman	39	Vice President, General Counsel and Corporate Secretary
Wallace H. Johnson	61	Vice President — Marketing and Sales
Douglas W. McLaughlin	51	Vice President — Precast Division
Michael L. Gentoso	56	Regional Vice President — Atlantic Region
Jeff L. Davis	56	Vice President and General Manager — Central Concrete Supply Co., Inc.
Jeffrey D. Spahr	62	Vice President and General Manager — Superior Materials Holdings, LLC
Jeffrey W. Roberts	43	Vice President and General Manager — Ingram Concrete, LLC
Kent D. Cauley	39	Corporate Controller
Eugene Davis	55	Chairman of Board
Kurt M. Cellar	40	Director
Michael D. Lundin	50	Director
Robert M. Rayner	63	Director
Colin M. Sutherland	54	Director

(1)	As of March 23, 2010

Mr.  Harlan has served as U.S. Concrete’s President and Chief Executive Officers since 2007, and as one of U.S. Concrete’s directors since 2006.  Previously, he served as one of U.S. Concrete’s directors from 1999 to 2003.  From 2003 through 2007, Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer.  Mr. Harlan served as U.S. Concrete’s Chief Financial Officer from 1998 to 2004, as Senior Vice President from 1998 to 2003, and as Corporate Secretary from 1998 to 1999.   Mr. Harlan is also a director and Chairman of the audit committee of Waste Connections, Inc., a publicly traded solid waste services firm.

Mr.  Green has served as our Senior Vice President — Operations since 2005, and served as Vice President — Operational Integration from 1999 through 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From 1998 until 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From 1989 until 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.

Mr. Konnie has served as our Vice President — Human Resources since 2004. Mr. Konnie has over 30 years of human resources management experience. From 2002 through 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From 1999 through 2002, he served as El Paso’s Vice President of Human Resources, and, from 1998 through 1999, he served as El Paso’s Director of Human Resources. From 1996 through 1998, Mr. Konnie served as Vice President of Human Resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with Rio Tinto plc, Burlington Resources Inc., Boise Cascade, LLC and General Motors Corporation.

Mr.  Lindeman has served as U.S. Concrete’s Vice President and General Counsel since 2007, and as Corporate Secretary since 2006.  From 2006 to 2007, Mr. Lindeman served as U.S. Concrete’s Assistant General Counsel.  From 2002 through 2006, Mr. Lindeman was self employed as an attorney representing various companies, including U.S. Concrete.  From 1999 through 2002, he served as Senior Counsel for Coach USA, Inc., a passenger transportation company.  In 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company.  From 1997 to 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.

Mr. Johnson has served as our Vice President — Marketing and Sales since 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From 2002 through 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From 2001 through 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.

Mr. McLaughlin has served as our Vice President — Precast Division since 2007. From 1999 through 2007, he served as Vice President and General Manager of San Diego Precast Concrete, Inc., a company we acquired in 1999. From 1996 through 1999, Mr. McLaughlin was President of San Diego Precast Concrete. With 34 years of experience in the precast industry, Mr. McLaughlin has worked in various operations positions. Mr. McLaughlin is a founding member of the California Precast Concrete Association and has served on its Board of Directors for seven years, including two terms as President. In addition, he has served on the Board of Directors and Executive Committee for the National Precast Concrete Association, where he has chaired several committees. He is also a founding member of the Patrons Group for the Concrete Industry Management Program at Arizona State University.

Mr. Gentoso has served as our Vice President — Atlantic Region since 2007. From 1998 through 2007, he served as Vice President and General Manager of Eastern Concrete Materials, Inc. (“Eastern”), a company we acquired in 2001. Mr. Gentoso has been with Eastern or its predecessors since 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions of increasing responsibility in the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager, Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.

Mr. Jeff Davis has served as Vice President and General Manager of Central since 2005. From 2001 to 2005, Mr. Davis served as Vice President of Operations of Central. Prior to joining U.S. Concrete in 2001, Mr. Davis served as Vice President Concrete for Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready mix concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the NRMCA Environmental Task Group of the OES Committee.

Mr. Spahr has served as President and General Manager of Superior since 2007. From 2003 through 2007, Mr. Spahr served as President of U.S.C. Michigan Inc., a subsidiary of U.S. Concrete. From 1995 through 2003, he served as President of Fendt Transit Mix, Inc., a company we acquired in 1999 as the regional platform company for continued growth in Michigan. From 1978 through 1995, Mr. Spahr served in various positions of increasing responsibility, including general manager and chief executive officer of the concrete anchoring systems and parts division of Day Industries, Inc., a manufacturer of automotive and other OEM products. Mr. Spahr has over 20 years of management and manufacturing experience and was past Chairman of the Michigan Concrete Association.

Mr. Roberts has served as the Vice President and General Manager of Ingram Concrete, LLC since 2006. From 1994 through 2006, Mr. Roberts held various positions of increasing responsibility for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas. Mr. Roberts also serves as a director on the board of the Texas Aggregate and Concrete Association.

Mr. Cauley has served as our Corporate Controller since November 2008. From 2004 through October 2008, Mr. Cauley served as Vice President and Controller of Grey Wolf, Inc., a provider of turnkey and contract oil and gas land drilling services in the United States. From 2003 through 2004, he served as Assistant Controller, and from 2000 through 2003, he served as Financial Reporting Manager for Grey Wolf. Prior to joining Grey Wolf, Mr. Cauley was employed by Ernst & Young LLP. Mr. Cauley is a certified public accountant.

Mr. Eugene Davis will begin serving as the Chairman of the Board as of the Effective Date.  Mr. Davis has been the Chairman of the Atlas Air Worldwide Holdings, Inc. (“Altas Air”) Board of Directors and a member of Atlas Air’s Audit and Compensation Committees since July 2004 and of Atlas Air’s Nominating and Governance Committee since its establishment in March 2006. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. Mr. Davis is also a member of the Board of Directors of Knology, Inc., DEX One Corp., Ambassadors International Inc., Rural/Metro Corp, Spectrum Brands, Inc. and TerreStar Corporation. Within the last five years, Mr. Davis has served as a Director of American Commercial Lines, Inc., Delta Airlines, Inc., Haights Cross Communications, Inc., SeraCare Life Sciences Inc., Solutia, Inc., Atari, Inc., Exide Technologies, IPCS, Inc., Knology Broadband, Inc., Oglebay Norton Company, Tipperary Corporation, McLeod Communications, Footstar, Inc., PRG Schultz International, Inc., Silicon Graphics, Inc., Foamex, Inc., Ion Broadcasting, Viskase Companies, Inc. and Media General, Inc.  As a result of these and other professional experiences, coupled with his strong leadership qualities, Mr. Davis possesses particular knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations.

Mr. Cellar will begin serving as a director on the Board as of the Effective Date.  Since January 2008, Mr. Cellar has been a consultant and board member to companies in a variety of industries as well as a private investor.  From 1999 to 2008 Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C.  He was partner and portfolio manager from 2003 until his departure.  During his tenure at Bay Harbour, the fund won many investor awards including The Absolute Return “Hedge Fund of the Year” award in 2006.  Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors.  Before that, he was a strategy consultant at LEK/Alcar.  He is currently a director of Aventine Renewable Energy, Hawaiian Telcom, Home Buyers Warranty, Penn Traffic, RCN (NASDAQ:RCNI) and Six Flags Entertainment (NYSE: Six).  He previously served as the lead director of Telcove Inc. (f/k/a Adelphia Business Solutions) and the Chairman of its Compensation Committee from 2004 to 2006 and as the Chairman of the board of directors of Harwood Lumber Manufacturing, Inc. from 1999 to 2007.  Mr. Cellar has a Masters in Business Administration from the Wharton School of Business and a BA in Economics/Business from the University of California, Los Angeles.  Mr. Cellar is a Chartered Financial Analyst.

Mr. Lundin will begin serving as a director on the Board as of the Effective Date.  He also serves as the Non-Executive Chairman and a member of the Audit Committee of each of Broder Brothers and Euromax.  Mr. Lundin is also a director of Rand Logistics (and a member of its Audit Committee), Avtron, Inc. (and a member of its Compensation Committee) and the Cleveland Sight Center (and the Chairman of its Planning Committee and a member of its Executive Committee).  He served as a director of World Technologies, Inc. (from 2008 to 2009), Oglebay Norton Company (from 2002 to 2008) and United Shipping Alliance (from 2001 to 2006).  Since June 2008, he has served as the Head of Operations, Chairman North Coast Minerals with Resilience Capital Partners.  Previously, Mr. Lundin was the President and Chief Executive Officer of Oglebay Norton Company from December 2002 to February 2008, where he also served as the Chief Operations Officer and the President of the Great Lakes Mineral Division and the Michigan Limestone Operations.

Mr. Rayner will begin serving as a director on the Board as of the Effective Date.  Mr. Rayner has served as the Chairman of the board of directors of TestEquity LLC (TE), an Evercore portfolio company (“Test Equity”), since May 2010 and a member of TestEquity’s board of directors since October 2009.  Mr. Rayner has also served as a member of the board of directors of Industrial Insulation Group (IIG) LLC since March 2010.  Previously, he served as the President and Chief Executive Officer of Specialty Products & Insulation Co. (SPI), a leading national distributor of insulation and architectural products, from March 2004 to September 2009.  Prior to joining SPI, Mr. Rayner was the President and Chief Operating Officer of Essroc Corp. (“Essroc”), the U.S. operations of a global cement company, from 1994 to early 2002.  He had previously served as the Chief Financial Officer and President of the Construction Materials Division of Essroc.  Prior to joining Essroc, for twelve years, Mr. Rayner held various domestic and international positions in corporate finance, treasury and international business at Pepsi Co., Inc. and before that he was a consulting civil engineer in the U.K. for six years   In 2001, Mr. Rayner was elected by his peers as the Chairman of the Board of the Portland Cement Association, the non-profit organization for the cement producers in the United States and Canada.  Mr. Rayner holds a civil engineering degree from Bristol University, England and is a professional member of the U.K. Institution of Civil Engineers.  He has a Masters in Business Administration in finance from the London Business School and a Diploma in International Management from London Business School, New York University and Hautes Etudes Commerciales, France.

Mr. Sutherland will begin serving as a director on the Board as of the Effective Date.  He has been a Corporate Development Consultant with Armtec Infrastructure Income Fund since July 2010.  Previously, Mr. Sutherland served as the Executive Vice President of KCV Cement from March 2007 to April 2010 and as the Vice President, Business Development, Integration & Strategy at Holcin (US) Inc. from August 2003 to February 2007.  He also served as the Vice President, Cementitious Materials with Lafarge S.A. from September 2001 to July 2003.  Mr. Sutherland holds a Bachelor of Commerce degree from the Queen’s University.  He has also pursued graduate studies at the Wharton School of Business.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the Emergence, the Charter will authorize the issuance of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Convertible Notes shall be convertible into shares of Common Stock, in accordance with the terms set forth herein.  As of the Effective Date and after consummation of the transactions contemplated in the Plan (including the Subscription Offer), we expect to have (1) issued approximately 11.9 million shares of Common Stock (all of which then will be outstanding and nonassessable), (2) reserved approximately 3.0 million shares of Common Stock for issuance pursuant to the New Warrants and (3) reserved approximately 2.2 million shares of Common Stock for issuance under the Management Equity Incentive Plan, (4) reserved no less than 5.2 million shares of Common Stock for issuance upon conversion of the Convertible Notes offered hereby and (5) issued 0 shares of Preferred Stock.  The Board does not intend to seek the approval of our stockholders before we issue any of our currently authorized stock, unless law or the applicable rules of any stock exchange or market otherwise require.  Within 30 days of the Effective Date, we intend to issue restricted stock units and warrants to management representing approximately 4% of the Common Stock on a fully diluted basis (as described below under “—Management Warrants”).

Each share of Common Stock (1) will have one vote on all matters voted upon by the stockholders of Reorganized U.S. Concrete; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designations relating to any series of Preferred Stock), (2) affords no cumulative voting or preemptive rights and (3) is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.  Holders of Common Stock will be entitled to dividends in such amounts and at such times as the Board in its discretion may declare out of funds legally available therefor, subject to the preferences that may apply to any shares of preferred stock outstanding at the time.

Preferred Stock

Pursuant to the Charter, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board.  The Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences and restrictions applicable to each series of the Preferred Stock.  The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium or otherwise affect the market price of the Common Stock.

Anti-takeover Effects of the Charter and the Bylaws

Some provisions of the Charter and the Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

These provisions include:

Board vacancies

The Charter authorizes the Board to fill vacant directorships or increase the size of the Board, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by this removal with its own nominees.

Cumulative voting

The Charter does not authorize our stockholders the right to cumulative voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.

Special meeting of stockholders

The Charter provides that special meetings of our stockholders may be only be called by the Chairman of the Board or by the Board pursuant to a resolution a majority of the Board approves by an affirmative vote.

Authorized but unissued shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

On the Effective Date, we do not expect to be subject to Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”) because we do not expect to have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original Charter or any amendment thereto to be governed by Section 203 of the DGCL. Unless we adopt an amendment to the Charter by action of our stockholders expressly electing not to be governed by Section 203 of the DGCL, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 of the DGCL would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various ‘‘business combination’’ transactions with any ‘‘interested stockholder’’ for a period of three (3) years after the date of the transaction in which the person became an ‘‘interested stockholder,’’ unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status,

•
upon consummation of the transaction which resulted in the stockholder becoming an ‘‘interested stockholder,’’ the ‘‘interested stockholder’’ owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares, or

•
on or subsequent to such date the ‘‘business combination’’ is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the ‘‘interested stockholder.’’

A ‘‘business combination’’ includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An ‘‘interested stockholder’’ is a person who is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock at any time within the three (3) years immediately prior to the date of determination, and the affiliates and associates of any such person.  If we become subject to Section 203 of the DGCL, the statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent

American Stock Transfer & Trust Company, LLC is the transfer agent for the Common Stock.

Indemnification of Directors and Officers

The Bylaws provide that each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Reorganized U.S. Concrete or, while a director or officer of Reorganized U.S. Concrete, is or was serving at the request of Reorganized U.S. Concrete as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, is indemnified and held harmless, to the fullest extent permitted by applicable law, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The rights conferred in the Bylaws includes the right to have Reorganized U.S. Concrete pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that such indemnitee is not entitled to be indemnified under the Bylaws or otherwise.

The Charter provides that no director of Reorganized U.S. Concrete shall be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

New Warrants

As of the Effective Date and after consummation of the transactions contemplated in the Plan, we expect to have issued the New Warrants in two tranches: Class A Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock (the “Class A Warrants”) and Class B Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock (the “Class B Warrants”).  Pursuant to the Plan, on the Effective Date, all existing shares of common stock of Old U.S. Concrete outstanding prior to the Effective Date (the “Old Common Stock”) will be cancelled pursuant to the Plan and we will issue the Class A Warrants and Class B Warrants to holders of Old Common Stock pro rata based on a holder’s stock ownership as of the Effective Date.

In connection with the issuance of the Class A Warrants, we will enter into a Class A Warrant Agreement (the “Class A Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent.  Subject to the terms of the Class A Warrant Agreement, holders of Class A Warrants will be entitled to purchase shares of Common Stock at an exercise price of $22.69 per share.  In connection with the issuance of the Class B Warrants, we will enter into a Class B Warrant Agreement (the “Class B Warrant Agreement” and, together with the Class A Warrant Agreement, the “Warrant Agreements”) with American Stock Transfer & Trust Company, as warrant agent.  Subject to the terms of the Class B Warrant Agreement, holders of Class B Warrants will be entitled to purchase shares of Common Stock at an exercise price of $26.68 per share.  Subject to the terms of the Warrant Agreements, both classes of New Warrants will have a seven−year term and will expire at 5:00 p.m., New York City time, on the seventh anniversary of the Effective Date.  The New Warrants may be exercised for cash or on a net issuance basis.

If, at any time before the expiration date of the New Warrants, we pay or declare a dividend or make a distribution on the Common Stock payable in shares of our capital stock, subdivide or combine our outstanding shares of Common Stock into a greater or lesser number of shares or issue any shares of our capital stock by reclassification of Common Stock, then the exercise price and number of shares issuable upon exercise of the New Warrants will be adjusted so that the holders of the New Warrants will be entitled to receive the aggregate number and kind of shares that they would have received as a result of the event if their New Warrants had been exercised immediately before the event.  In addition, if we distribute to holders of the Common Stock in an Extraordinary Distribution (defined in each Warrant Agreement to include assets, securities or warrants to purchase securities), then the exercise price of the New Warrants will be decreased by the amount of cash and/or the fair market value of any securities or assets paid or distributed on each share of Common Stock; however, no adjustment to the exercise price will be made if, at the time of an Extraordinary Distribution, we make the same distribution to holders of New Warrants as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which the New Warrants are exercisable.

In the event of a Fundamental Change (defined in each Warrant Agreement to include transactions such as a mergers, consolidations, sales of assets, tender offers, exchange officers, reorganizations, reclassifications, compulsory share exchanges or liquidations in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets), if the consideration paid consists 90% or more of publicly traded securities, each holder of a New Warrant will have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if the New Warrant had been exercised immediately prior to such Fundamental Change.  If a Fundamental Change occurs (other than a Fundamental Change in which the consideration paid consists at least 90% of publicly traded securities), then each holder of a New Warrant will be entitled to receive an amount equal to the Fair Market Value (as defined in each of the Warrant Agreements) of their New Warrant on the date the Fundamental Change is consummated.  For purposes of a Fundamental Change, Fair Market Value of a New Warrant shall be determined based on such factors as the person making the determination shall consider relevant, including but not limited to the factors set forth in the applicable Warrant Agreement, but if the consideration per share of Common Stock exceeds the exercise price of a New Warrant, the fair market value of the New Warrant shall be deemed to equal the greater of (a) the excess of such consideration per share over the exercise price or (b) an amount equal to the fair market value of the New Warrant as determined in accordance with the first clause of this sentence and calculated as of the consummation of the Fundamental Change.

No adjustment in the exercise price of New Warrants shall be required unless such adjustment would require an increase or decrease of at least $0.05 in the exercise price; provided that any adjustments that are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Management Warrants

Warrants to purchase 0.35020 shares of Common Stock will be issued in respect of each award granted under the Management Equity Incentive Plan (whether granted in the form of an option or restricted stock unit); provided, that the total number of restricted stock units or options, as the case may be, receiving such warrants shall not exceed 623,221 for the restricted stock or options issued to management, the Board and employees within 30 days of the Effective Date pursuant to the terms of the Management Equity Incentive Plan, assuming each such restricted stock unit or option represents one share of Common Stock.  The warrants will become exercisable (i) upon the delivery of a Conversion Event Notice by U.S. Concrete, (ii) upon the occurrence of a Fundamental Change of Control or (iii) when holders of Convertible Notes representing 25% of the aggregate principal amount of the Convertible Notes outstanding as of the Convertible Notes Closing Date have elected to convert their Convertible Notes into shares of Common Stock (an “Optional Conversion Trigger Event”), and in each case, will be exercisable by a holder thereof at an exercise price of $.01 per share (x) in connection with our delivery of a Conversion Event Notice, at any time following the date of the Conversion Event Notice to the close of business on the business day immediately preceding the Conversion Termination Date, (y) in connection with the occurrence of a Fundamental Change of Control, at any time following the Fundamental Change of Control Date to the Maturity Date and (z) in connection with an Optional Conversion Trigger Event, at any time following the occurrence of such Optional Conversion Trigger Event to the Maturity Date.  The warrants shall not be detachable from such restricted stock unit, option or other award.

THE SUBSCRIPTION OFFER

Purpose of the Subscription Offer

In connection with the Restructuring, eligible holders of the Existing Notes as of the Record Date will be granted the right to subscribe to purchase their pro rata share of the Convertible Notes (calculated based on the aggregate amount of Existing Notes outstanding as the Record Date, minus the aggregate principal amount of Existing Notes owned by the Company as of such date).  We intend to use net proceeds from the Subscription Offer for the issuance and sale of the Convertible Notes to repay the DIP Credit Facility, for working capital and for general corporate purposes.  Pursuant to and subject to the terms and conditions of the Support Agreement, the Purchasing Parties have committed to purchase their Pro Rata Portion of the Convertible Notes and any Convertible Notes not otherwise purchased in the Subscription Offer, in connection with our exercise of the Put Option, such that we shall issue and sell $55,000,000 in aggregate principal amount of the Convertible Notes.  See “The Support Agreement.”

Terms of the Subscription Offer

Upon the terms and subject to the conditions set forth in this Supplement, we are offering eligible holders of Existing Notes the opportunity to purchase an aggregate of $55,000,000 in principal amount of Convertible Notes at an offering price of 100%.  Eligible holders are those that previously certified to the Subscription Agent their status as a QIB or institutional accredited investor on their Eligibility Questionnaires, in accordance with the instructions set forth on the Eligibility Questionnaire.  Only eligible holders should have received a copy of this Supplement and a Subscription Certificate.  Eligible holders of Existing Notes that subscribe to purchase Convertible  Notes may elect to subscribe to purchase up to the amount (with a minimum subscription of $1,000 and in minimum incremental multiples of $1,000 above $1,000 or if less, the full amount) equal to their respective Pro Rata Portion, which is equal to the product (rounded down to the nearest $1,000) of (a) a fraction, the numerator of which is the aggregate principal amount of Existing Notes held by such holder as of the Record Date, and the denominator of which is $272,567,000, which is the aggregate principal amount of all Existing Notes outstanding as of the Record Date (excluding the aggregate principal amount of Existing Notes owned by the Company as of such date) and (b) $55,000,000, which is the aggregate principal amount of Convertible Notes to be offered in the Subscription Offer.  The Purchasing Parties will purchase Convertible Notes in excess of their Pro Rata Portion to the extent that the eligible holders do not subscribe to purchase $55,000,000 of Convertible Notes in the aggregate and we exercise the Put Election.  Eligible holders of Convertible Notes that are not a party to the Support Agreement will not be able to subscribe to purchase Convertible Notes in excess of their Pro Rata Portion.

Each electing, eligible holder (including the Purchasing Parties) must cause its broker, custodian bank or other nominee to deliver its Subscription Certificate to the Subscription Agent prior to the Subscription Offer Expiration Time.  At the Subscription Acceptance Date, each electing holder of Existing Notes for which U.S. Concrete has accepted its subscription will (i) enter into and become bound by the terms and conditions of the Purchase Agreement pursuant to which such holder will purchase its Subscription Amount of Convertible Notes and, if applicable, its Put Participation Amount and (ii) agree to be bound by the terms and conditions of the Registration Rights Agreement effective as of the Convertible Notes Closing Date.  Each such electing holder must cause its broker, dealer or other nominee to deliver its Subscription Payment and Put Participation Payment, if applicable, on or prior to the Subscription Payment Deadline or the Purchasing Party Payment Deadline, as applicable.  We are, however, under no obligation to accept any Subscription Certificates or any subscriptions made during the Subscription Offer; provided, that we shall notify the electing holder associated with any Subscription Certificate validly delivered and not withdrawn as of the Subscription Offer Expiration Time if we do not accept such Subscription Certificate on the Subscription Acceptance Date.

Purchase Agreement

Each electing holder associated with a Subscription Certificate set forth on the Subscription Acceptance Notice will become party to and be bound by the terms and conditions of the Purchase Agreement as of the Subscription Acceptance Date.

U.S. Concrete’s obligation to issue and sell Convertible Notes pursuant to the Purchase Agreement is subject to satisfaction of the following conditions:

•
the order confirming the Plan (the “Confirmation Order”) by the Bankruptcy Court in the Chapter 11 Cases shall have become a final order, in full force and effect without reversal, modification or stay and the consummation of the Plan on the terms and conditions set forth therein, as amended and in effect as of the date of the Confirmation Order;

•	the Effective Date and the Convertible Notes Closing Date shall occur no later than October 1, 2010;

•
the Purchasing Parties shall have deposited funds as provided in the Purchase Agreement and in the Support Agreement sufficient to satisfy in full their obligation under the Support Agreement and the transactions contemplated by the Support Agreement shall occur concurrently with the closing of the Subscription Offer;

•
the Subscription Agent shall have received a fully executed Subscription Certificate for each eligible holder purchasing Convertible Notes in the Subscription Offer (including the Purchasing Parties, each a “Buyer”);

•	the Trustee shall have executed and delivered the Convertible Notes Indenture and it shall have become binding on and enforceable against the Trustee;

•
the parties to the Convertible Notes Security Documents, other than U.S. Concrete or the guarantors, shall have executed and delivered the Convertible Notes Security Documents and the Convertible Notes Security Documents shall be binding on and enforceable against the parties thereto other than U.S. Concrete and the guarantors;

•
the parties to the Intercreditor Agreement, other than U.S. Concrete or the guarantors, shall have executed and delivered to U.S. Concrete the Intercreditor Agreement and the Intercreditor Agreement shall be binding on and enforceable against the parties thereto other than U.S. Concrete and the guarantors;

•
the Revolving Facility credit agreement shall have been executed and delivered by all requisite parties (other than U.S. Concrete and the guarantors) and be binding on and enforceable against all parties thereto (other than U.S. Concrete and the guarantors), all conditions to funding thereunder shall have been satisfied with the closing of the Transactions (as defined in the Purchase Agreement), all obligations under the DIP Credit Facility (other than contingent obligations not then due and payable) will have been repaid in full, all commitments under the DIP Credit Facility will have been terminated and all liens and security interests related to the DIP Credit Facility will have been terminated or released;

•
no legal action or litigation shall have been taken or instituted, or threatened by a third party, which seeks to (or does) restrain, prevent or otherwise impose conditions on the Transactions which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect (as defined in the Purchase Agreement) or that would materially and adversely affect the consummation of the Transactions;

•
the representations and warranties of each Buyer contained in the Transaction Documents (as defined in the Purchase Agreement) to which such Buyer is a party shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made and as of the Convertible Notes Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Convertible Notes Closing Date;

•
no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Convertible Notes Closing Date, render impossible the issuance or sale of the Convertible Notes or the consummation of the Transactions; and

•	no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Convertible Notes Closing Date, prevent the issuance or sale of the Convertible Notes.

The obligation of each Buyer to purchase Convertible Notes at the Convertible Notes Closing is subject to satisfaction of the following conditions:

•
the representations and warranties of U.S. Concrete and the guarantors (collectively, the “Issuer Parties”) set forth in Section 3 of the Purchase Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “material adverse effect,” which shall be true and correct in all respects) as of the date of the Purchase Agreement and as of the Convertible Notes Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date),

•
each of the Issuer Parties shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Purchase Agreement and the Transaction Documents to which it is a party to be performed, satisfied or complied with by such Issuer Party at or prior to the Convertible Notes Closing Date;

•	there shall not have occurred a dismissal or conversion of any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code or the appointment of a chapter 11 trustee in any Chapter 11 Case;

•
no provision of the Plan (as filed with the Bankruptcy Court) shall have been amended, supplemented or otherwise modified any respect in a manner materially adverse to the Buyers without the consent of the Buyers (such consent not to be unreasonably withheld or delayed);

•
the Confirmation Order by the Bankruptcy Court in the Chapter 11 Cases shall have become a final order, in full force and effect without reversal, modification or stay; the Plan shall have been consummated on the terms and conditions set forth in the Purchase Agreement, as amended and in effect as of the date of the Confirmation Order;

•
U.S. Concrete shall provide evidence to the Buyers, in form and substance reasonably satisfactory to the Buyers that substantially concurrently with the issuance of the Convertible Notes all obligations under the DIP Credit Facility (other than contingent obligations not then due and payable) have been repaid in full, all commitments under the DIP Credit Facility have been terminated and all liens and security interests related to the DIP Credit Facility have been terminated or released;

•
except to the extent disclosed by U.S. Concrete in any filing made by U.S. Concrete with the SEC prior to July 20, 2010, in the Plan or in writing to the Purchasing Parties on July 20, 2010, (i) there shall not have occurred or become known to the Buyers any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect and (ii) no material assets of the Debtors shall have been sold or agreed to be sold outside of the ordinary course of business from and after the date of the Purchase Agreement;

•
(i) the Issuer Parties shall have entered into the Transaction Documents and U.S. Concrete shall have delivered the executed versions of the Transaction Documents to the Purchasing Parties on the Convertible Notes Closing Date, and (ii) on the Effective Date, (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would constitute an event of default, under the Transaction Documents and (B) the Transaction Documents being in full force and effect;

•
the payment of the fees and reimbursement of out-of-pocket costs and expenses as set forth in the Purchaser Letter, the Plan and the letter, dated as of February 22, 2010, between U.S. Concrete and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) regarding payment by U.S. Concrete of fees and expenses to Paul Weiss as counsel to a group formed by certain holders of the Existing Notes (the “Expense Agreement”), in accordance with the terms hereof and thereof; provided, that the Purchasing Parties shall cause Paul Weiss to provide U.S. Concrete with an estimate of its fees and expenses through the Convertible Notes Closing Date at least two (2) business days prior to the Convertible Notes Closing Date;

•	the Effective Date and the Convertible Notes Closing Date shall occur on or prior to October 1, 2010;

•
as of the date of this Supplement and on the Convertible Notes Closing Date, the materials to be used in connection with the Subscription Offer regarding U.S. Concrete, its subsidiaries and the Convertible Notes, for distribution to other holders of the Existing Notes, when furnished and taken as a whole, shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

•
the following shall be true and correct: each of U.S. Concrete’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

•
substantially concurrently with the issuance of the Convertible Notes, the Debtors and the lenders under the Revolving Facility (i) having entered into the definitive documentation for the Revolving Facility and any related documentation and reasonably satisfactory to the Buyers and (ii) all conditions to borrowing under the Revolving Facility shall be satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Purchasing Parties, the Purchasing Parties shall have consented to such waiver) on or prior to the Effective Date, and (iii) on the Effective Date (y) there shall not be any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Revolving Facility and (z) the Revolving Facility shall be in full force and effect;

•
on the Convertible Notes Closing Date, the Purchasing Parties shall have received, and the Trustee shall be entitled to rely on, an opinion from Kirkland & Ellis LLP, counsel to the Issuer Parties, dated as of the Convertible Notes Closing Date and addressed to the Purchasing Parties, in form and substance reasonably satisfactory to the Purchasing Parties;

•
on the Convertible Notes Closing Date, the Purchasing Parties shall have received, and the Trustee shall be entitled to rely on, (i) an opinion from Baker Botts L.L.P., Texas counsel to the Issuer Parties, dated as of the Convertible Notes Closing Date addressed to the Purchasing Parties, in form and substance reasonably satisfactory to the Purchasing Parties, and (ii) opinions from any other counsel to the Issuer Parties, dated as of the Convertible Notes Closing Date and addressed to the Purchasing Parties, as are delivered in connection with the Revolving Facility;

•
the Purchasing Parties shall have received an officers’ certificate and secretary certificate of each of the Issuer Parties, dated the Convertible Notes Closing Date, signed on behalf of each Issuer Party with respect to the matters contemplated in the Purchase Agreement;

•
on the Convertible Notes Closing Date, the Purchasing Parties shall have received (i) the Convertible Notes Security Documents to the extent and in the manner provided for in the Convertible Notes Indenture and the Convertible Notes Security Documents and as described herein, in each case executed by the parties thereto, (ii) evidence that all of the liens on the collateral other than those liens permitted by the Convertible Notes Indenture and the applicable Convertible Notes Security Documents have been released, terminated or arrangements to further release or terminate have been made (which with respect to any mortgages currently encumbering any of the collateral, shall be deemed satisfied so long as the title insurer is irrevocably committed to issue lender’s title insurance policies insuring that the holders of the Convertible Notes have a first priority lien on the real estate Collateral (subject to permitted liens as described in the Convertible Notes Indenture and Convertible Notes Security Documents)) and (iii) all documents necessary to establish that the Collateral Agent for the benefit of the holders of the Securities (as defined in the Purchase Agreement) will have a perfected first-priority security interest or lien on the Collateral (as defined in the Purchase Agreement) (subject to permitted liens as described in the Convertible Notes Indenture and the Convertible Notes Security Documents), as contemplated in the Purchase Agreement and in this Supplement, shall have been delivered to the Collateral Agent;

•
on the Convertible Notes Closing Date, the Purchasing Parties shall have received the Convertible Notes executed by U.S. Concrete and the Guarantees executed by the guarantors, and the Securities shall be in full force and effect at all times from and after the Convertible Notes Closing Date; and

•	all governmental, shareholder or third party consents, if any, necessary for the consummation of the Transaction having been obtained.

This summary of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, the form of which is attached hereto as Exhibit B.  A copy of any exhibit referred to in the Purchase Agreement may be obtained by contacting our Investor Relations Department at the address set forth under the caption “Incorporation by Reference.”

The Support Agreement

Pursuant to the terms of the Support Agreement, the Purchasing Parties have agreed, subject to the terms and conditions set forth therein, to subscribe to purchase on an aggregate basis up to $55,000,000 in principal amount of the Convertible Notes in the event that such Convertible Notes are not otherwise subscribed for purchase by eligible holders of the Existing Notes.  See “The Support Agreement.”

Expiration and Extensions; Amendments and Termination

Unless otherwise provided in the Support Agreement, you may subscribe to purchase Convertible Notes at any time prior to the Subscription Offer Expiration Time by having your broker, custodian bank or other nominee submit your Subscription Certificate to the Subscription Agent on or prior to the Subscription Offer Expiration Time.  If you or your broker, custodian bank or other nominee use mail for your Subscription Certificate, we recommend that you use insured, registered mail, return receipt requested.  In order to participate in the Subscription Offer, you must also cause your broker, custodian bank or other nominee to deliver your Subscription Payment and Put Participation Payment, if applicable, to the Escrow Agent on or prior to the Subscription Payment Deadline or the Purchasing Party Payment Deadline, as applicable, unless we notify you on the Subscription Acceptance Date that we have not accepted your subscription .

We may extend the Subscription Offer Expiration Time or terminate the Subscription Offer at any time in our sole discretion. We will extend the Subscription Offer Expiration Time as required by applicable law, and may choose to extend it if we decide to give eligible holders more time to elect to subscribe to purchase Convertible Notes. If we elect to extend the previously scheduled Subscription Offer Expiration Time, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the business day following the previously scheduled Subscription Offer Expiration Time and shall provide the Subscription Agent with written notice of any such extension.

We reserve the right, in our sole discretion, to amend or modify the terms of the Subscription Offer.  If we amend the Subscription Offer in a manner that we determine constitutes a material or significant change, we will extend the Subscription Offer Expiration Time so that it remains open for a period that provides the holders a reasonable time to review and evaluate the change after it is communicated to holders.  The exact length of such extension will depend upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the Subscription Offer, we will comply with applicable securities laws by disclosing any such amendment by means of a supplement to this Supplement that we distribute to the holders of the Existing Notes.  We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Method of Subscription

You must properly complete and execute Section 1 of your Subscription Certificate with any required signature guarantees or other supplemental documentation and deliver your Subscription Payment and Put Participation Payment, if applicable, to your broker, custodian bank or other nominee in accordance with the instructions set forth herein, in the Subscription Certificate and the instructions previously delivered by your broker, custodian bank or other nominee.  Upon receipt of your Subscription Certificate, your broker, custodian bank or other nominee must review and verify certain information set forth in Section 1 of your Subscription Certificate, complete Section 2 of your Subscription Certificate and return it to the Subscription Agent on or prior to the Subscription Offer Expiration Time.  Your broker, custodian bank or other nominee must actually receive your partially completed Subscription Certificate and your Subscription Payment and Put Participation Payment, if applicable, in sufficient time to enable such entity to complete and deliver your Subscription Certificate prior to the Subscription Offer Expiration Time.  Your broker, custodian bank or other nominee must deliver your Subscription Payment and Put Participation Payment, if any, to the Escrow Agent on or prior to the Subscription Payment Deadline or the Purchasing Party Payment Deadline, as applicable.

Your subscription to purchase Convertible Notes will not be considered delivered unless the Subscription Agent actually receives from your broker, custodian bank or other nominee all of the required documents (including the fully completed Subscription Certificate).  Furthermore, your subscription shall be null and void as of the Subscription Payment Deadline or the Purchasing Party Payment Deadline, as applicable, if your broker, custodian bank or other nominee has not delivered your Subscription Payment and Put Participation Payment, if applicable, to the Escrow Agent as of such time.  U.S. Concrete shall be able to exercise all rights and remedies under the Support Agreement in the event any Purchasing Party fails to cause the delivery of any portion of its Subscription Amount and Put Participation Amount, if any, by the Purchasing Party Payment Deadline.

Delivery of Subscription Materials

You should deliver your Subscription Certificate and all related documents to your broker, custodian bank or other nominee in accordance with directions previously provided by such entity as soon as possible in order to provide such broker, custodian bank or other nominee with sufficient time to complete your Subscription Certificate and deliver it, on your behalf, by one of the methods described below prior to the Subscription Offer Expiration Time; provided, that any subscription materials sent via electronic mail should be sent to both of the email addresses set forth below:

By First Class Mail, Hand, Express Mail, Overnight Courier or Electronic Mail:

Wells Fargo Bank, National Association
45 Broadway, 14th Floor
Attention:  Corporate Trust Services; Matthew Sherman - Vice President
New York, New York  75202
Matthew.Sherman@wellsfargo.com and Lindsey.Widdis@wellsfargo.com

You should contact your broker, custodian bank or other nominee if you have not received instructions for delivery of your Subscription Certificate or your Subscription Payment and Put Participation Payment, if applicable, to such broker, custodian bank or other nominee. We are not responsible if you do not receive such directions from your broker, custodian bank or nominee or if you receive them without sufficient time to respond.  Furthermore, we are not responsible if your broker, custodian bank or nominee fails to complete your Subscription Certificate or deliver it or your Subscription Payment and Put Participation Payment, if applicable, by the applicable deadline.

You, your broker, custodian bank or other nominee may call the Subscription Agent at (212) 515-1565 with questions regarding your Subscription Materials.  You, your broker, custodian or other nominee may call the Settlement Agent at (615) 251-0733 with questions regarding the process of settling the Convertible Notes for which you have subscribed at the Convertible Notes Closing.

Delivery to an address or by any method other than as set forth above will not constitute valid delivery.  Furthermore, your Subscription Certificate shall not be complete until it is duly completed by your broker, custodian bank or other nominee.

Calculation of Amount Subscribed for Purchase

If you do not indicate the aggregate principal amount of Convertible Notes that you wish to subscribe to purchase, then you will be deemed to have subscribed to purchase the amount of Convertible Notes into which the Subscription Payment you delivered to the Escrow Agent is divisible.

SIGNATURE GUARANTEE MAY BE REQUIRED

 YOUR SIGNATURE ON EACH SUBSCRIPTION CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, NAMELY A MEMBER FIRM OF A DOMESTIC STOCK EXCHANGE OR A COMMERCIAL BANK OR TRUST COMPANY OR A SAVINGS BANK OR CREDIT UNION, SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE SUBSCRIPTION AGENT, UNLESS:

•	YOUR SUBSCRIPTION CERTIFICATE PROVIDES THAT CONVERTIBLE NOTES ARE TO BE REGISTERED TO THE HOLDER NAMED ON YOUR ELIGIBILITY QUESTIONNAIRE; OR

•	YOU ARE AN ELIGIBLE GUARANTOR INSTITUTION (AS DEFINED UNDER RULE 17ad-15 OF THE EXCHANGE ACT).

Provision of Notice to Beneficial Owners

If you are a broker, a trustee or a depositary for securities who holds Existing Notes for the account of others as of 5:00 p.m., New York City time as of the Record Date, you should notify the respective beneficial owners of such Existing Notes of the Subscription Offer as soon as possible to find out their intentions with respect to electing to subscribe to purchase Convertible Notes. Any beneficial owner of Existing Notes as of the Record Date that desires to participate in the Subscription Offer must first complete and submit (or cause its representative or nominee to prepare and submit) an Eligibility Questionnaire, certifying that it is a QIB or institutional accredited investor, to the Subscription Agent in accordance with the instructions set forth thereon before receiving this Supplement or the Subscription Certificate.  You should obtain instructions from any eligible beneficial owner with respect to its election to subscribe to purchase Convertible Notes and delivery of its Subscription Payment and Put Participation Payment, if applicable, as set forth in the instructions we have provided to you, for your distribution to beneficial owners.  You should complete the appropriate Subscription Certificates and submit them to the Subscription Agent and the  Subscription Payments and Put Participation Payments, if applicable, to the Escrow Agent, in accordance with instructions we have previously provided to you.

Instructions for Completing Your Subscription Certificate

You should read and follow the instructions accompanying the Subscription Certificate carefully.

You are responsible for the method of delivery of your Subscription Certificate to the Subscription Agent and Subscription Payment and Put Participation Payment, if applicable, to the Escrow Agent, in each case, whether by you, your broker, custodian bank or other nominee. If you or your broker, custodian bank or other nominee send your Subscription Certificate by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. Your broker, custodian bank or other nominee should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the Subscription Offer Expiration Time.

Determinations Regarding Subscriptions to Purchase Convertible Notes

We will decide all questions concerning the timeliness, validity, form and eligibility of the election of your subscription to purchase Convertible Notes and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject your subscription to purchase Convertible Notes because of any defect or irregularity. We will not accept any subscription to purchase Convertible Notes until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither us nor the Subscription Agent will be under any duty to notify you, your broker, custodian bank or other nominee of any defect or irregularity in connection with your submission of Subscription Certificates nor will be liable for failure to notify you or any such entity of any defect or irregularity. We reserve the right to reject your subscription to purchase if your method of subscription is not in accordance with the terms of the Subscription Offer. We will also not accept your subscription to purchase Convertible Notes if our issuance of the Convertible Notes to you could be deemed unlawful under applicable law.

Questions about the Subscription Offer

If you, your broker, custodian bank or other nominee have any questions or require assistance regarding the method of subscription or requests for additional copies of this Supplement or the instructions as to the use of the Subscription Certificate, please contact Wells Fargo Bank, National Association, the Subscription Agent, at (212) 515-1565.

Subscription Agent, Escrow Agent and Settlement Agent

We have appointed Wells Fargo Bank, National Association to act as the Subscription Agent and the Escrow Agent for the Subscription Offer. We have appointed U.S. Bank National Association to act as the Settlement Agent for the Subscription Offer.  We will pay certain fees and all reasonable and out-of-pocket expenses of the Subscription Agent, the Escrow Agent and the Subscription Agent related to their acting in such roles in connection with the Subscription Offer and have also agreed to indemnify such agents from losses, liabilities, costs, damages and expenses that it may incur in connection with the Subscription Offer.  However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the subscription to and the purchase of the Convertible Notes will be for the account of the person subscribing to and purchasing the Convertible Notes, and none of such commissions, fees or expenses will be paid by us, the Subscription Agent, the Escrow Agent or the Settlement Agent.

Revocation, Withdrawal or Cancellation of Subscription Certificates

Unless you are a party to the Support Agreement, you may revoke, withdraw or otherwise cancel your previously delivered Subscription Certificate at any time prior to the Subscription Offer Expiration Time. To do so, please cause your broker, custodian bank or other nominee to deliver a written notice of withdrawal to the Subscription Agent stating:

•	the name of the holder; and

•	a statement that the holder is withdrawing its subscription to purchase Convertible Notes.

Your notice of withdrawal must be received by the Subscription Agent no later than the Subscription Offer Expiration Time.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The final terms of the Revolving Facility have not been agreed upon and may be different from those described below.  Any such differences may be material.

Revolving Credit Facility

U.S. Concrete will enter into the Revolving Facility contemporaneously with the consummation of the Convertible Notes offering.  Up to $30 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility.  Advances under the Revolving Facility are limited by a borrowing base of (a) 85% of eligible accounts receivable plus (b) the lesser of (i) 85% of the appraised net orderly liquidation value of eligible inventory and (ii) 50% of the eligible inventory  plus (c) the lesser of (i) $15,000,000 and (ii) the sum of (A) 85% of the appraised net orderly liquidation value of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks minus (d) such reserves as JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) may establish from time to time in its permitted discretion.  In addition, prior to the delivery of U.S. Concrete’s financial statements for the fiscal quarter ended September 30, 2011, there will be an availability block (the “Availability Block”) of $15,000,000 and after such date, unless the fixed charge coverage ratio for any trailing twelve month period is greater than or equal to 1.00:1.00, there will be an Availability Block of $15,000,000, to be increased monthly by $1,000,000 up to a maximum of $20,000,000.  Beginning with the fiscal month in which the Availability Block is eliminated and with respect to each fiscal month thereafter, at any time that availability under the Revolving Facility is less than $15,000,000, U.S. Concrete must maintain a fixed charge coverage ratio of at least 1.00:1.00 until availability is greater than or equal to $15,000,000 for a period of 30 consecutive days.

Proceeds of the loans under the Revolving Facility shall be used (i) for operating expenses, working capital and other general corporate purposes of U.S. Concrete and its subsidiaries, (ii) to pay transaction costs, fees and expenses in connection with the Revolving Facility, the Plan and the transactions contemplated thereby and to fund payments required to be made under and in accordance with the Plan and (iii) on the Effective Date, to repay in full the obligations outstanding under the DIP Credit Facility.

At U.S. Concrete’s option, loans may be maintained from time to time at an interest rate equal to the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”) which shall be the greater of (x) the interest rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one month interest period, in each case plus the applicable margin. The applicable margin on loans is 2.75% in the case of loans bearing interest at the CB Floating Rate and 3.75% in the case of loans bearing interest at the LIBOR rate. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR loans, a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  U.S. Concrete also will pay a commitment fee on undrawn amounts under the Revolving Facility in an amount equal to 0.75% per annum.  Upon any event of default, at the direction of the required lenders under the Revolving Facility, all outstanding loans and the amount of all other obligations owing under the Revolving Facility will bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations.

The Revolving Facility will mature four years after the Effective Date (the “Revolving Facility Maturity Date”).  Loans are due and payable in full on the Revolving Facility Maturity Date.  Outstanding borrowings under the Revolving Facility are prepayable, and the commitments under the Revolving Facility may be permanently reduced, without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) certain equity issuances and (iii) certain asset sales or other dispositions (including as a result of casualty or condemnation), subject to reinvestment provisions for asset sales, casualty and condemnation.  Mandatory prepayments are applied to repay outstanding loans without a corresponding permanent reduction in commitments under the Revolving Facility.

The Revolving Facility requires U.S. Concrete and its subsidiaries to comply with customary affirmative and negative covenants, and contains customary events of default.

All obligations under the Revolving Facility (including obligations in respect of banking services and swap agreements with the lenders and their affiliates) will be (a) unconditionally guaranteed by the all of U.S. Concrete’s existing and future U.S. subsidiaries (other than Superior and its direct and indirect subsidiaries) and (b) secured by (i) a first-priority perfected lien (subject to certain exceptions) in substantially all of U.S. Concrete’s and such guarantors’ present and after acquired inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, deposit accounts, securities accounts, commodities accounts, letter of credit rights, cash and cash equivalents, general intangibles (other than intellectual property and equity in subsidiaries), instruments, documents, supporting obligations and related books and records and all proceeds and products of the foregoing and (ii) a perfected second-priority lien  (subject to certain exceptions) on substantially all other present and after acquired property (including, without limitation, material owned real estate).

THE SUPPORT AGREEMENT

We have entered into the Support Agreement with the Purchasing Parties in connection with the Subscription Offer.  Pursuant to the terms of the Support Agreement, the Purchasing Parties have agreed to purchase on an aggregate basis up to $55,000,000 of the Convertible Notes not otherwise subscribed for purchase by eligible holders of the Existing Notes.

Put Option

Subject to the terms and conditions of the Support Agreement, this Supplement and the Purchase Agreement, each Purchasing Party has agreed to subscribe to purchase its Pro Rata Portion of the Convertible Notes.  The Purchasing Parties have also granted the Put Option to U.S. Concrete which U.S. Concrete may exercise by delivering a written notice to each Purchasing Party (a “Put Election”) setting forth the (i) the difference between $55.0 million and the amount of Convertible Notes which eligible holders of Existing Notes have subscribed to purchase as of the Subscription Offer Expiration Time (including the Pro Rata Portion to be purchased by each Purchasing Party, such difference, the “Aggregate Put Participation Amount”), (ii) each Purchasing Party’s share of the Aggregate Put Participation Amount, if any, and (iii) instructions for such Purchasing Party to deliver its Subscription Payment and its share of the Aggregate Put Participation Amount, if any, to the Escrow Agent as soon as practicable (but, in any event, no later than the Purchasing Party Payment Deadline) in accordance with the instructions provided in the Put Election.  The share of the Aggregate Put Participation Amount allocated to each Purchasing Party and its designated affiliates shall equal 33.33% of the Aggregate Put Participation Amount (the “Put Participation Amount”).

Our Obligations

We have agreed to conduct the Subscription Offer in compliance with the terms of this Supplement and the Subscription Certificate.

Conditions

The consummation of the transactions contemplated by the Support Agreement will be subject to the satisfaction of the following conditions:

•
not later than August 18, 2010, the entry of an order by the Bankruptcy Court in the Chapter 11 Cases, in form and substance reasonably satisfactory to the Purchasing Parties, (i) approving the Purchase Letter and (ii) otherwise authorizing the Debtors to execute, perform and incur their obligations under the Purchase Letter, including the payment of fees and expenses and the provision of indemnities as set forth therein;

•
each of the representations set forth in Section 4.02 of the Support Agreement shall be true and correct in all material respects, except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date;

•
U.S. Concrete and each of the guarantors shall have complied in all material respects with all covenants, agreements and conditions required by the Support Agreement and the Definitive Documentation to which they are a party to be performed, satisfied or complied with by U.S. Concrete or the guarantors on or prior to the Convertible Notes Closing Date;

•	there not having occurred a dismissal or conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Chapter 11 Case;

•
no provision of the Plan (as filed with the Bankruptcy Court) having been amended, supplemented or otherwise modified in any respect in a manner materially adverse to the Purchasing Parties without the consent of the Purchasing Parties (such consent not to be unreasonably withheld or delayed);

•
the Confirmation Order by the Bankruptcy Court in the Chapter 11 Cases having become a final order, in full force and effect without reversal, modification or stay; the Plan shall have been consummated on the terms and conditions set forth therein, as amended and in effect as of the date of the Confirmation Order;

•
U.S. Concrete shall provide evidence to the Purchasing Parties, in form and substance reasonably satisfactory to the Purchasing Parties, if available, that substantially concurrently with the issuance of the Convertible Notes all obligations under the DIP Credit Facility (other than contingent obligations not then due and payable) have been repaid in full, all commitments under the DIP Credit Facility have been terminated and all liens and security interests related to the DIP Credit Facility have been terminated or released;

•
except to the extent disclosed by U.S. Concrete in any filing made by U.S. Concrete with the SEC prior to July 20, 2010, in the Plan or in writing to the Purchasing Parties on July 20, 2010, (i) there not occurring or becoming known to the Purchasing Parties any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of U.S. Concrete and its direct and indirect subsidiaries, taken as a whole (or the Reorganized Debtors and its direct and indirect subsidiaries, taken as a whole), and (ii) no material assets of the Debtors having been sold or agreed to be sold outside of the ordinary course of business from and after the date of the Support Agreement;

•
(i) U.S. Concrete and the Purchasing Parties having entered into the Definitive Documentation (as defined in the Support Agreement) and U.S. Concrete shall have delivered executed versions of the Definitive Documentation to the Purchasing Parties on the Convertible Notes Closing Date and (ii) on the Effective Date (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would constitute an event of default, under the Definitive Documentation and (B) the Definitive Documentation being in full force and effect;

•
the payment of the fees and reimbursement of out-of-pocket costs and expenses as set forth in the Support Agreement, in the Plan and pursuant to the Expense Agreement; provided, that the Purchasing Parties shall cause Paul Weiss to provide U.S. Concrete with an estimate of its fees and expenses through the Convertible Notes Closing Date at least two (2) business days prior to the Convertible Notes Closing Date;

•	the Effective Date and the Convertible Notes Closing Date shall occur on or prior to October 1, 2010;

•
as of the date of this Supplement and on the Convertible Notes Closing, the materials to be used in connection with the Subscription Offer regarding U.S. Concrete, its subsidiaries and the Convertible Notes (which include this Supplement), for distribution to other holders of the Existing Notes, are, when furnished and taken as a whole, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

•
the following shall be true and correct: each of U.S. Concrete’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading; and

•
substantially concurrently with the issuance of the Convertible Notes (i) the Debtors and the lenders under the Revolving Facility will have entered into the definitive documentation for the Revolving Facility and any related documentation and reasonably satisfactory to the Purchasing Parties and (ii) all conditions to borrowing under the Revolving Facility will have been satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Purchasing Parties, the Purchasing Parties shall have consented to such waiver) on or prior to the Effective Date, and (iii) on the Effective Date (y) there has not been any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Revolving Facility and (z) the Revolving Facility being in full force and effect.

Amendments, Modifications and Waivers

Except at set forth in this paragraph, we may modify, amend or waive the provisions of the Support Agreement only with the written consent of each Purchasing Party.  Notwithstanding the foregoing, we may modify, amend or waive any of the provisions of the forms of the Purchase Agreement, the Convertible Notes Indenture, the Convertible Notes Security Agreement and the Registration Rights Agreement (collectively the “Definitive Documentation”) or enter into any agreement having a similar effect, with the prior consent of the Purchasing Parties.  Furthermore, we may not, without the consent of the Purchasing Parties, amend, modify or waive any of the defined terms contained in this Supplement or the Subscription Certificate which are also used in the Support Agreement, to the extent such amendment, modification or waiver would alter the meaning of such defined term as used in the Support Agreement in a manner that would be adverse to the Purchasing Parties.

Termination

The Support Agreement will terminate upon the earliest to occur of:

•	the mutual written agreement of U.S. Concrete and the Purchasing Parties;

•
written notice by U.S. Concrete to the Purchasing Parties after October 1, 2010 (the “Drop Dead Date”); provided that U.S. Concrete shall not be entitled to terminate the Support Agreement pursuant to this provision if it is then in material breach of its obligations under the Support Agreement;

•
written notice by the Purchasing Parties to U.S. Concrete after the Drop Dead Date; provided that the Purchasing Parties shall not be entitled to terminate the Support Agreement pursuant to this provision if they are then in material breach of their obligations under the Support Agreement;

•
10 days after the Purchasing Parties have delivered written notice to U.S. Concrete that U.S. Concrete has materially breached the Support Agreement, if such breach remains uncured at the conclusion of such 10 day period; provided, that in no event shall such cure period limit the right of the Purchasing Parties to terminate after the Drop Dead Date; or

•
10 days after U.S. Concrete has delivered written notice to the Purchasing Parties that the Purchasing Parties have materially breached the Support Agreement, if such breach remains uncured at the conclusion of such 10 day period; provided, that in no event shall such cure period limit the right of U.S. Concrete to terminate after the Drop Dead Date.

Fees

As consideration for the Put Option, we are paying an aggregate amount of $1,100,000 to the Purchasing Parties and reimbursing the Purchasing Parties for their out-of-pocket costs and expenses, in accordance with the terms of the Support Agreement, the Expense Agreement and the Plan.

THE REGISTRATION RIGHTS AGREEMENT

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate such agreement in its entirety.  A copy of the Registration Rights Agreement is attached hereto as Exhibit C.  We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Convertible Notes.

We, the guarantors of the Convertible Notes and the eligible holders of Existing Notes who return a Subscription Certificate to the Subscription Agent will agree, as of the Subscription Acceptance Date, to be bound by the terms and conditions of the Registration Rights Agreement as of the Convertible Notes Closing Date.

Pursuant to the Registration Rights Agreement, we will agree to use our commercially reasonable efforts to file with the SEC the Notes Form S-1 Shelf by the Notes Registration Deadline covering the resale of Registrable Securities by Electing Holders, and to cause such registration statement to become effective as soon as practicable following such filing.  We will also agree to use our commercially reasonable efforts to file with the SEC the Common Stock Form S-1 Shelf within 180 days following the Issue Date covering the resale of all shares of Common Stock that constitute Registrable Securities by Electing Holders.  Furthermore, if U.S. Concrete proposes to file any registration statement pursuant to the Securities Act with respect to an underwritten offering of any of its securities for its own account (other than a registration statement on Form S-4 or S-8) (a “Piggyback Takedown”), U.S. Concrete shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such a Piggyback Takedown.  U.S. Concrete shall include in the Piggyback Takedown, as applicable, all Registrable Securities that constitute Common Stock with respect to which U.S. Concrete has received written requests for inclusion therein within five (5) days after sending such written notice; provided, that if a Piggyback Takedown is an underwritten primary registration on behalf of U.S. Concrete and the managing underwriters for such Piggyback Takedown advise U.S. Concrete in their reasonable opinion that the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to U.S. Concrete, U.S. Concrete shall include in such Piggyback Takedown the number which can be sold in the following order of priority: (1) first, the securities which U.S. Concrete proposes to sell, (2) second, the Registrable Securities requested to be included in such Piggyback Takedown (pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included therein by each such Holder) and (3) third, other securities requested to be included in such Piggyback Takedown.  In connection with any Piggyback Takedown, no Holder who beneficially owns (as such term is defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act) 5% or more of the outstanding shares of Common Stock on a as converted basis, shall effect any public sale or distribution of any securities convertible into or exchangeable or exercisable for such securities, without prior written approval from U.S. Concrete, and subject to reasonable and customary exceptions to be agreed upon, during the seven (7) days prior to and the 90-day period beginning on the date of pricing such Piggyback Takedown (such period, which may be extended in accordance with the terms of the Registration Rights Agreement, the “Lock-Up Period”), except as a part of such Piggyback Takedown and (i) unless the underwriters managing such Piggyback Takedown otherwise agree and (ii) only if such Lock-Up Period is applicable on substantially similar terms to U.S. Concrete and the executive officers and directors of U.S. Concrete.  Each Holder requesting to sell Registrable Securities in connection with a Piggyback Takedown must execute a lock-up agreement in favor of U.S. Concrete’s underwriters to such effect, subject to reasonable and customary exceptions as may be agreed to by the Holders and the underwriters.

Upon the effectiveness of a Shelf Registration Statement, we will, as promptly as practicable after the date on which a proper Notice and Questionnaire is received, and in any event within 10 business days after such Notice and Questionnaire is received (or within 5 business days after the expiration of a Suspension Period (as defined below) if such Notice and Questionnaire is received during such Suspension Period), if required by applicable law, file with the SEC a post-effective amendment to such Shelf Registration Statement or prepare, and if required by applicable law, file a supplement to the related prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Electing Holder delivering such Notice and Questionnaire is named a selling security holder in such Shelf Registration Statement and the related prospectus in such a manner as to permit such Electing Holder to deliver such prospectus to purchasers of Registrable Securities in accordance with applicable law.   If we file a post-effective amendment to any Shelf Registration Statement and such amendment is not automatically effective, we shall use commercially reasonable efforts to cause such post-effective amendment to be declared or to otherwise become effective under the Securities Act as promptly as practicable; provided, that in no event shall we be required to make more than one such filing in any 20 business day period and if such Shelf Registration Statement is not an automatic shelf-registration statement, we shall not be required to make more than one such filing in any calendar quarter.  U.S. Concrete shall not be under any obligation to name any Holder that is not an Electing Holder as a selling securityholder in any Shelf Registration Statement.

Notwithstanding anything to the contrary, upon written notice to Holders of Registrable Securities, (x) we may suspend, for a period of time, the use of any Shelf Registration Statement or prospectus if the Board determines in its good faith judgment, after consultation with counsel, that such Shelf Registration Statement or prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements contained therein not misleading and (y) we shall not be required to amend or supplement any Shelf Registration Statement, any related prospectus or any document incorporated therein by reference if the Board determines in its good faith judgment that such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of U.S. Concrete to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to U.S. Concrete (in case of each clause (x) and (y), a “Suspension Period”); provided, that (i) there are no more than two Suspension Periods in any 12-month period, (ii) the duration of all Suspension Periods may not exceed 90 days in the aggregate in any 12-month period and (iii) we shall use our good faith efforts to amend the applicable Shelf Registration Statement and/or prospectus and correct such untrue statement or omission as soon as reasonably practicable.

The Registration Rights Agreement will provide that, if:

(1) the Common Stock Form S-1 is not filed by the Common Stock Registration Deadline or the Notes Form S-1 Shelf is not filed by the Notes Registration Deadline; or

(2) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose for more than 45 days (each such event referred to in clauses (1) and (2) above, a “Registration Default”), except as specifically permitted in the Registration Rights Agreement, including during any applicable Suspension Period, then we will pay special interest to each Holder of Registrable Securities for the period of occurrence of such Registration Default(s) until such time as no Registration Default is in effect, subject to the restrictions set forth in the following paragraph.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of entitled securities outstanding; provided, that the amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period during which such Registration Default continues, but in no event shall such increase exceed 1.0% per annum; provided, further, that such special interest shall only be payable with respect to such Registrable Securities that are Convertible Notes and constitute Restricted Securities (within the meaning of Rule 144(a)(3) under the Securities Act); provided, that the Trustee shall be entitled to request and conclusively rely on an opinion of counsel with respect to whether any Convertible Note constitutes a Restricted Security.  The accrual of such special interest will be the exclusive remedy of Holders under the Registration Rights Agreement with respect to any Registration Defaults.

We will pay all accrued special interest semi-annually in arrears on the next scheduled interest payment date of the Convertible Notes set forth in the Convertible Notes Indenture to Holders of record of the applicable Convertible Notes on the applicable dates of record set forth in the Convertible Notes Indenture.  We shall have no obligation to pay special interest to any person that is not a Holder of Convertible Notes that constitute Restricted Securities as of the applicable record date, notwithstanding whether such person was a Holder of such securities as of the occurrence of the related Registration Default.

Following the cure of all Registration Defaults, the accrual of special interest will cease; provided, that upon the occurrence of a new Registration Default, special interest may again commence accruing in accordance with the foregoing provisions (as described in the Registration Rights Agreement).

THE INTERCREDITOR AGREEMENT

On the date of the Convertible Notes Indenture, the issuer and the guarantors will enter into the Intercreditor Agreement.  The Intercreditor Agreement will set forth the terms of the relationship between the holders of the Revolving Facility Obligations (as defined below) and the holders of Convertible Notes Obligations (as defined below).   The final terms of the Intercreditor Agreement have not been agreed upon and may be different from those described below.  Any such differences may be material.

Restrictions on Claims Subject to Priority Treatment

The Intercreditor Agreement shall provide that the holders of the Revolving Facility Obligations shall be entitled to a first priority lien (subject to certain exceptions) on the ABL Priority Collateral to secure (a) up to $86,250,000 of the principal amount of revolving loans and letters of credit, plus (b) interest, indemnities, fees, expenses and other obligations incurred under the Revolving Facility and the documents, agreements and instruments governing the Revolving Facility (collectively, the “Revolving Documents”), plus (c) cash management obligations and obligations in respect of hedging arrangements owed to a lender under the Revolving Facility or any affiliate of a Lender (the “Revolving Facility Obligations”).  The holders of Convertible Notes Obligations shall be entitled to a first priority lien (subject to certain exceptions) on the Notes Priority Collateral to secure the principal, interest, fees and other obligations incurred by U.S. Concrete and its subsidiaries under the Convertible Note Documents (collectively, the “Convertible Notes Obligations”).  The holders of the Revolving Facility Obligations shall also be entitled to a second priority lien (subject to certain exceptions) on the Notes Priority Collateral to secure the Revolving Facility Obligations.  The holders of the Convertible Notes Obligations shall also be entitled to a second priority lien (subject to certain exceptions) on the ABL Priority Collateral to secure the Convertible Notes Obligations.

Restrictions on Enforcement of Liens

The Intercreditor Agreement shall provide that so long as the Revolving Facility Obligations or Convertible Notes Obligations, as applicable, remain outstanding, whether or not any insolvency or liquidation proceeding has been commenced by or against the issuer or any other guarantor, the Collateral Agent, the holders of the Convertible Notes, the Revolving Facility Agent and holders of Revolving Facility Obligations will not, as applicable, exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral in respect of which such Person does not have a first priority lien.

The Intercreditor Agreement shall provide that the Revolving Facility Agent (on behalf of the holders of the Revolving Facility Obligations) or Collateral Agent (on behalf of the holders of the Convertible Notes Obligations), as applicable, shall have the exclusive right, to enforce rights, exercise remedies (including setoff) and make determinations regarding the release and disposition with respect to the Collateral in which the Revolving Facility Agent or the Collateral Agent, as applicable, has a first priority secured lien, without any consultation with or the consent of such other Person, subject to limitations and exceptions set forth in the Intercreditor Agreement.

The Intercreditor Agreement shall provide that, until the repayment in full and termination of the Revolving Facility Obligations has occurred, the Collateral Agent and the holders of the Convertible Notes Obligations shall not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the Revolving Facility or other Revolving Documents with respect to the ABL Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, or that would challenge or contest such lien or that would subordinate the priority of the liens securing the Revolving Facility Obligations in respect of the ABL Priority Collateral to the liens securing the Convertible Notes Obligations or make the liens on the ABL Priority Collateral securing the Convertible Notes Obligations equal ranking to the liens securing the Revolving Facility Obligations therein.

The Intercreditor Agreement shall provide that, until the repayment in full and termination of the Convertible Notes Obligations has occurred, the Revolving Facility Agent and the holders of the Revolving Facility Obligations shall not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the Convertible Notes or other Convertible Notes Security Documents with respect to the Notes Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the Notes Priority Collateral, whether by foreclosure or otherwise, or that would challenge or contest such lien or that would subordinate the priority of the liens securing the Convertible Notes Obligations in respect of the Notes Priority Collateral to the liens securing the Revolving Facility Obligations or make the liens on the Notes Priority Collateral securing the Revolving Facility Obligations equal ranking to the liens securing the Convertible Notes Obligations therein; provided, that the Intercreditor Agreement shall provide the Revolving Facility Agent the right of access to the Notes Priority Collateral to process and prepare the ABL Priority Collateral for sale and to sell or remove the ABL Priority Collateral for a period of 120 days from the earlier of (i) the Revolving Facility Agent giving written notice to the Collateral Agent of its election to request access to any parcel or item of Notes Priority Collateral and (ii) the Revolving Facility Agent receiving written notice from the Collateral Agent that the Collateral Agent has acquired control or possession of relevant Notes Priority Collateral or has, through the exercise of remedies or otherwise, sold such Notes Priority Collateral to any third party purchaser.

Insolvency or Liquidation Proceedings

Until the repayment in full  and termination of the Revolving Facility Obligations has occurred, if U.S. Concrete or any other guarantor shall be subject to any insolvency or liquidation proceeding and the Revolving Facility Agent (acting at the direction of the requisite holders of Revolving Facility Obligations) permits:

(1)	the use of cash collateral constituting ABL Priority Collateral; or

(2)
U.S. Concrete or any other guarantor to obtain financing, whether from the holders of Revolving Facility Obligations or any other third party under applicable bankruptcy law secured by the Collateral (each, a “Post-Petition ABL Financing”);

then the Collateral Agent and the holders of Convertible Notes Obligations agree:

(a)
that they will be deemed to have consented to (and will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or consenting) as a result of failure to provide adequate protection) such use of cash collateral or Post-Petition ABL Financing, subject to the limitations and exceptions set forth in the Intercreditor Agreement; and

(b)
to the extent the liens on the ABL Priority Collateral securing the Revolving Facility Obligations are subordinated to or pari passu with such Post-Petition ABL Financing, the liens securing the Convertible Notes Obligations on such ABL Priority Collateral shall be deemed to be subordinated to (i) the liens securing such Post-Petition ABL Financing (and all obligations relating thereto) to the same extent and on the same terms and conditions as the liens securing the Convertible Notes Obligations are subordinated to the liens securing the Revolving Facility Obligations, (ii) any adequate protection provided to the Revolving Facility Agent or the holders of Revolving Facility Obligations and (iii) “carve-out” for professional and customary fees and expenses agreed to by the Revolving Facility Agent or the holders of Revolving Facility Obligations and approved by the relevant bankruptcy court.

Until the repayment in full and termination of the Convertible Notes Obligations has occurred, if U.S. Concrete or any other guarantor shall be subject to any insolvency or liquidation proceeding and the Collateral Agent (acting at the direction of the requisite holders of Convertible Notes obligations) permits:

(1)	the use of cash collateral constituting Notes Priority Collateral; or

(2)
U.S. Concrete or any other guarantor to obtain financing, whether from the holders of Convertible Notes Obligations or any other third party under applicable bankruptcy law secured by the Collateral (each, a “Post-Petition Notes Financing”);

then the Revolving Facility Agent and the holders of Revolving Facility Obligations agree:

(a)
that they will be deemed to have consented to (and will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or contesting)) such use of cash collateral or Post-Petition Notes Financing, subject to the limitations and exceptions set forth in the Intercreditor Agreement; and

(b)
to the extent the liens on the Notes Priority Collateral securing the Convertible Notes Obligations are subordinated to or pari passu with such Post-Petition Notes Financing, the liens securing the Revolving Facility Obligations on such Notes Priority Collateral shall be deemed to be subordinated to (i) the liens securing such Post-Petition Notes Financing (and all obligations relating thereto) to the same extent and on the same terms and conditions as the liens securing the Revolving Facility Obligations are subordinated to the loans securing the Convertible Notes Obligations, (ii) any adequate protection provided to the Collateral Agent or the holders of Convertible Notes Obligations and (iii) “carve-out” for professional and customary fees and expenses agreed to by the Collateral Agent or the holders of Convertible Notes Obligations and approved by the relevant bankruptcy court.

Each of the Revolving Facility Agent, the holders of the Revolving Facility Obligations, the Collateral Agent and the holders of Convertible Notes agree that they will raise no objection or oppose a sale or other disposition of any Collateral free and clear of its second priority liens or other claims under Section 363 of the Bankruptcy Law if the holder of the first priority secured lien in such Collateral has consented to such sale or disposition of such assets and the Person holding a second priority lien in the Collateral will be deemed to have consented under Section 363 of the United States Bankruptcy Code (and otherwise) to any sale supported by the Person holding the first priority secured lien in such Collateral and to have released their liens in such assets; provided, that the Revolving Facility Agent must receive at least 60 days prior notice of any sale of real property ..

Until the repayment in full of the Revolving Facility Obligations, the Collateral Agent and holders of Convertible Notes Obligations agree that none of them shall seek relief from the automatic stay of Section 362(a) of the Bankruptcy Law or from any other stay in any insolvency or liquidation proceeding in respect of the ABL Priority Collateral, without the prior written consent of the Revolving Facility Agent and shall provide at least at least 30 days written notice prior to seeking any such relief with respect to the Collateral (unless otherwise agreed).  Until the repayment in full of the Convertible Notes Obligations, the Revolving Facility Agent and holders of Revolving Facility Obligations agree that none of them shall seek relief from the automatic stay of Section 362(a) of the Bankruptcy Law or from any other stay in any insolvency or liquidation proceeding in respect of the Notes Priority Collateral, without the prior written consent of the Collateral Agent and shall provide at least at least 30 days written notice prior to seeking any such relief with respect to the Collateral (unless otherwise agreed).

The Collateral Agent, the holders of Convertible Notes, the Revolving Facility Agent and the holders of the Revolving Facility Obligations agree that none of them shall oppose, object to or contest (or join with or support any third party opposing, objecting to or contesting) (i) any request by such Person for adequate protection in any insolvency or liquidation proceeding (or any granting of such request) in respect of the Collateral in which such Person has a first priority secured lien or (ii) any objection by the such Person to any motion, relief, action or proceeding based on such Person claiming a lack of adequate protection in respect of the Collateral in which such Person has a first priority secured lien.

Order of Application

The Intercreditor Agreement will provide that, (i) any proceeds of any ABL Priority Collateral pursuant to the enforcement of the Revolving Facility or any Revolving Document or the exercise of any remedial provision thereunder, shall be applied (in each case until such amounts are satisfied in full):  first, to the costs and expenses of the Revolving Facility Agent and the holders of the Revolving Facility Obligations in connection with such enforcement; second, to the Revolving Facility Obligations in such order as specified in the Revolving Facility (excluding any amounts in excess of the cap on Revolving Facility Obligations); third, to the Convertible Notes Obligations; and fourth, to any amounts in excess of the cap on Revolving Facility Obligations, and (ii) any proceeds of any Convertible Notes Collateral pursuant to the enforcement of the Convertible Notes or any Convertible Notes Security Document or the exercise of any remedial provision thereunder, shall be applied (in each case until such amounts are satisfied in full):  first, to the costs and expenses of the Collateral Agent and the holders of the Convertible Notes Obligations in connection with such enforcement; second, to the Convertible Notes Obligations in such order as specified in the Convertible Notes; and third, to the Revolving Facility Obligations (including any amounts in excess of the cap on Revolving Facility Obligations).  To the extent any excess proceeds remain after the above application, the Revolving Facility Agent or Collateral Agent, as applicable, shall deliver to such other Person any proceeds of such Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Release of Liens on Collateral

The Intercreditor Agreement will provide that the (i) second priority lien held by the Collateral Agent, on behalf of the holders of the Convertible Notes Obligations, on the ABL Priority Collateral shall be automatically released upon the release, sale or disposition of the ABL Priority Collateral which results in a release of the lien granted to the Revolving Facility Agent, on behalf of the holders of the Revolving Facility Obligations under the Revolving Documents and (ii) second priority lien held by the Revolving Facility Agent, on behalf of the holders of the Revolving Facility Obligations, on the Notes Priority Collateral shall be automatically released upon the release, sale or disposition of the Notes Priority Collateral which results in a release of the lien granted to the Collateral Agent, on behalf of the holders of the Convertible Notes Obligations under the Convertible Notes Indenture and Convertible Notes Security Documents.  In order to effect such foregoing releases, the parties shall promptly execute and deliver any release documents and instruments as the other shall request.

Amendment of Convertible Notes Security Documents

The Intercreditor Agreement shall provide that in the event the Revolving Facility Agent or the other holders of Revolving Facility Obligations and the relevant guarantors enter into any amendment, waiver or consent in respect of any guarantee or any security or collateral document with respect to the Revolving Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any guarantee or any security or collateral document with respect to the Revolving Documents or changing in any manner the rights of the Revolving Facility Agent, the other holders of Revolving Facility Obligations, U.S. Concrete or any other guarantor thereunder, then to the extent such amendment, waiver or consent is with respect to the ABL Priority Collateral, it shall apply automatically to any comparable provision of the Convertible Notes Indenture and the comparable Convertible Notes Security Document without the consent of the Collateral Agent or the holders of the Convertible Notes Obligations and without any action by the Collateral Agent, U.S. Concrete or any other guarantor, provided, that, (i) no such amendment, waiver or consent shall have the effect of removing assets except to the extent that a release of such lien is permitted by the Intercreditor Agreement; and (ii) notice of such amendment, waiver or consent shall have been given to the Collateral Agent no later than 30 days thereafter (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

The Intercreditor Agreement shall provide that in the event the Collateral Agent or the other holders of Convertible Notes Obligations and the relevant guarantors enter into any amendment, waiver or consent in respect of any guarantee or any security or collateral document with respect to the Convertible Notes Indenture and/or the Convertible Notes Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any guarantee or any security or collateral document with respect to the Convertible Notes Indenture and/or the Convertible Notes Security Documents or changing in any manner the rights of the Collateral Agent, the other holders of Convertible Notes Obligations, U.S. Concrete or any other guarantor thereunder, then to the extent such amendment, waiver or consent is with respect to the Notes Priority Collateral, it shall apply automatically to any comparable provision of the Revolving Documents without the consent of the Revolving Facility Agent or the holders of the Revolving Facility Obligations and without any action by the Revolving Facility Agent, U.S. Concrete or any other guarantor, provided, that, (i) no such amendment, waiver or consent shall have the effect of removing assets except to the extent that a release of such lien is permitted by the Intercreditor Agreement; and (ii) notice of such amendment, waiver or consent shall have been given to the Revolving Facility Agent no later than 30 days thereafter (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

“ABL Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Notes Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Collateral” shall mean collectively the ABL Priority Collateral and the Notes Priority Collateral.

Purchase Option

If an event of default has occurred and is continuing and remains uncured or unwaived for at least 30 days with respect to the Revolving Facility Obligation or the Convertible Notes Obligations, as the case may be, then all or a portion of the holders of the Revolving Facility Obligations or of  the holders of the Convertible Notes Obligations, as the case may be, shall have the option at any time upon 5 business days’ notice given (i) to the Collateral Agent (in the case of the holders of the Revolving Facility Obligations) to purchase all of the Convertible Notes Obligations or (ii) to the Revolving Facility Agent (in the case of the holders of the Convertible Notes Obligations) to purchase all of the Revolving Facility Obligations, such purchase to be consummated in either case within 20 days after notice of election of such option.  The purchase price shall be equal to the full amount of all Revolving Facility Obligations or Convertible Notes Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees and expenses but excluding, any prepayment, make whole payment, termination or similar fees) and, with respect to the purchase of the Revolving Facility Obligations, shall include the delivery of cash collateral to the Revolving Facility Agent, in a manner and in such amounts as the Revolving Facility Agent determines is reasonably necessary to provide security for any issued and outstanding letter of credit, hedging obligations and cash management obligations comprising part of the Revolving Facility Obligations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations to U.S. Holders (as defined below) regarding the ownership and disposition (including a conversion into Common Stock) of the Convertible Notes to the extent acquired in connection with the Subscription Offer and the ownership and disposition of Common Stock received upon a conversion of the Convertible Notes.

This summary is also not a complete analysis of all of the potential tax considerations relevant to U.S. Holders of the Convertible Notes or the Common Stock received upon their conversion. This summary is based on the provisions of the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to such consequences.

This summary deals only with beneficial owners of Convertible Notes that hold Convertible Notes or Common Stock (as the case may be) as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax−exempt organizations, S corporations, partnerships or other pass−through entities, insurance companies, broker−dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long−term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax−deferred accounts, traders in securities that elect to use a mark−to−market method of accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold Convertible Notes or Common Stock as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders that have a “functional currency” other than the U.S. dollar or Non−U.S. Holders (as defined below), except as described below.  Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Convertible Notes or Common Stock that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non−U.S. Holder” means a beneficial owner of Convertible Notes or Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Convertible Notes or Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Convertible Notes or Common Stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Convertible Notes as Debt

The U.S. federal income tax consequences to the holders of the Convertible Notes will depend upon the treatment of the Convertible Notes as debt for U.S. federal income tax purposes. The status of the Convertible Notes as debt for U.S. federal income tax purposes depends upon a number of factors. We intend to take the position that the Convertible Notes are debt for U.S. federal income tax purposes, and the holders of the Convertible Notes will agree to be bound by such treatment. The balance of this discussion assumes that the Convertible Notes will be respected as debt for U.S. federal income tax purposes. There can be no assurance that the IRS will not successfully challenge this position.

Tax Consequences to U.S. Holders

Interest Income on the Convertible Notes

Stated Interest

Assuming that the Convertible Notes are not treated as contingent payment debt instruments under applicable Treasury regulations (as described under “—Additional Interest” below), payments of interest made to a U.S. Holder in respect of the Convertible Notes, including any accrued and unpaid interest deemed to have been paid upon conversion, will be subject to United States federal income tax as ordinary income when received or accrued, in accordance with such U.S. Holder s regular method of tax accounting for United States federal income tax purposes.  It is expected that the Convertible Notes will be issued to investors in this offering at a price equal to their face amount, and therefore will not be issued with “original issue discount,” or “OID,” for United States federal income tax purposes.  If, contrary to current expectations, the Convertible Notes are issued with OID that is equal to or greater than a specified de minimis amount, then the Convertible Notes will be issued with OID for United States federal income tax purposes.   If the Convertible Notes are issued with OID, then a U.S. Holder generally will be required to include the OID in income as ordinary interest income, on a constant-yield basis over the term of the Convertible Notes, in advance of the receipt of the cash attributable to that income.  The remainder of this discussion assumes that the Convertible Notes will not be issued with OID.

Under certain circumstances, including upon a fundamental change in control or upon a conversion of the Convertible Notes to Common Stock at certain times and at certain prices, we may be required to pay additional interest on the Convertible Notes.  Although the issue is not free from doubt, we intend to take the position that the possibility of such additional payments does not result in the Convertible Notes being treated as contingent payment debt instruments under the applicable Treasury regulations.  If we become obligated to pay additional interest, then we intend to take the position that such amounts will be treated as ordinary interest income and taxed as described under “—Stated Interest” above.  Our position is not binding on the IRS.  If the IRS takes a contrary position to that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting.  The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the Convertible Notes; that yield would be higher than the stated coupon on the Convertible Notes.  In addition, any gain on the sale, exchange, retirement or other taxable disposition of the Convertible Notes (including any gain realized on the conversion of a Convertible Note) would be recharacterized as ordinary income.  U.S. Holders should consult their own tax advisors regarding the tax consequences of the Convertible Notes being treated as contingent payment debt instruments.  The remainder of this discussion assumes that the Convertible Notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Retirement of the Convertible Notes

Upon a sale, conversion, exchange, redemption or retirement of a Convertible Note for cash or our common stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the Convertible Note. A U.S. Holder’s adjusted tax basis in a Convertible Note will generally be equal to the U.S. Holder’s purchase price for the Convertible Note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Convertible Note for more than one year at the time of sale or exchange.  Generally, long-term capital gain for certain non-corporate U.S. Holders, including individuals, is eligible for a reduced rate of taxation. The amount deductible in respect of a capital loss is subject to certain limitation.

Conversion of Convertible Notes into Shares of Common Stock

A U.S. Holder should not recognize gain or loss on the exchange of Convertible Notes for shares of Common Stock upon conversion, except to the extent of the fair market value of any shares of Common Stock received with respect to accrued but unpaid interest, which should be treated as ordinary interest income to the extent not previously included in income. With respect to any cash received in lieu of a fractional share of Common Stock, the U.S. Holder would be treated as if the fractional share had been issued and then redeemed for cash (and would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of the U.S. Holder’s adjusted tax basis in the new Convertible Notes that is allocated to the fractional share). Gain or loss recognized should be long−term capital gain or loss if the U.S. Holder’s holding period for the Convertible Notes exceeds one year. In the case of certain non−corporate U.S. Holders (including individuals), long−term capital gains are generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitation. The U.S. Holder should have an aggregate tax basis in the shares of Common Stock received in the conversion equal to the aggregate tax basis of the Convertible Notes converted (less any basis allocable to any fractional share deemed received in the conversion). The holding period for shares of Common Stock received by the U.S. Holder upon conversion of the Convertible Notes should include the U.S. Holder’s holding period for the Convertible Notes surrendered in the conversion. The tax treatment of the receipt of any additional interest paid upon conversion of the new Convertible Notes is unclear and U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of any such payment.

Constructive Distributions in Respect of Convertible Notes

The terms of the Convertible Notes allow for changes in the conversion rate of the Convertible Notes in certain circumstances. A change in conversion rate that allows holders to receive more shares of Common Stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders would be treated as though they received a distribution in the form of shares of our Common Stock. Such a constructive stock distribution could be taxable to the holders, although they would not actually receive any cash or other property.  Not all changes in conversion rate that allow holders to receive more shares of Common Stock on conversion, however, increase the holders’ proportionate interests in Reorganized U.S. Concrete. For instance, a change in conversion rate simply could prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate generally would be treated like a distribution paid in cash or other property.  Such constructive distribution would be treated as a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a non−taxable return of capital or as capital gain.

Distributions on Shares of Common Stock

In general, any distribution in respect of the shares of Common Stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If holding period requirements are met, dividends paid to non−corporate holders (with respect to taxable years beginning no later than December 31, 2010) generally will qualify for the reduced tax rate on qualified dividend income. Dividends will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. To the extent that a U.S. Holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for U.S. federal income tax purposes, but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non−taxable return of capital, which reduces the holder’s tax basis in the shares of Common Stock. Any distribution in excess of the holder’s tax basis in the shares of Common Stock will be treated as capital gain and as long−term capital gain if the holder’s holding period exceeds one year.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of shares of Common Stock. A U.S. Holder’s gain or loss will equal the difference between the amount realized by the holder and the holder’s adjusted tax basis in the share of Common Stock. The amount realized by a U.S. Holder will equal the amount of any cash and the fair market value of any other property received for the shares of Common Stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of the shares of Common Stock will be long−term capital gain or loss if the holder’s holding period for the shares of Common Stock exceeds one year.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) on payments of (i) interest and principal on the Convertible Notes, (ii) proceeds (including additional interest) from the sale or other disposition (including a redemption or conversion) of the Convertible Notes or the shares of Common Stock and (iii) dividends on the Common Stock. Certain holders (including, among others, corporations and certain tax−exempt organizations) are generally not subject to information reporting and backup withholding. A U.S. Holder generally will be subject to information reporting and backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish in the manner required its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it has failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld may be credited against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes certain information to the IRS. Holders should consult with their own tax advisors regarding the application of backup withholding to their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Certain Tax Consequences to Non−U.S. Holders

Treatment of the Convertible Notes

Subject to the discussion below regarding backup withholding, payments received in respect of the Convertible Notes by a Non−U.S. Holder, including OID and payments of interest, will be exempt from U.S. federal income or withholding tax, provided that: (i) such Non−U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (ii) such Non−U.S. Holder certifies on an IRS Form W−8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements; and (iii) such payments are not effectively connected with the conduct by such Non−U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a U.S. permanent establishment).

Any gain realized upon the sale, exchange or other taxable disposition of Convertible Notes generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non−U.S. Holder (and, where a tax treaty applies, is attributable to a U.S. permanent establishment); or (ii) the Non−U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. In addition, accrued but unpaid interest (or OID) not previously included in income is not treated as gain subject to these rules, but rather is subject to the rules regarding interest (and OID) described in the preceding paragraph If a Non−U.S. Holder of the Convertible Notes is engaged in a trade or business in the United States, and if interest (including OID) on the Convertible Notes is effectively connected with the conduct of such trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment), the Non−U.S. Holder, although exempt from the U.S. federal withholding tax discussed above, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, or other taxable disposition of Convertible Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such Non−U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W−8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such Non−U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Shares of Common Stock

Any dividends paid to a Non−U.S. Holder with respect to the shares of Common Stock (and any deemed dividends resulting from certain adjustments, or the failure to make certain adjustments, to the number of shares of Common Stock to be issued upon conversion of Convertible Notes, as discussed in “—U.S. Holders—Constructive Distributions in Respect of Convertible Notes” above) will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. Because a constructive distribution deemed received by a Non−U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set−off any such withholding tax against any cash payments of interest payable on the Convertible Notes.

Dividends that are effectively connected with the conduct of a trade or business within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment) are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non−U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W−8ECI (or successor form) in order for effectively connected income to be exempt from U.S. federal withholding tax. In addition, if such a Non−U.S. Holder is a foreign corporation, it may be subject to a branch profits tax of 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Any gain realized upon the sale, exchange or other taxable disposition of shares of Common Stock generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non−U.S. Holder (and, where a tax treaty applies, is attributable to a U.S. permanent establishment); or (ii) the Non−U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information Reporting and Backup Withholding

In general, a Non−U.S. Holder will not be subject to backup withholding tax and information reporting with respect to payments made by us with respect to the Convertible Notes or the shares of Common Stock if the Non−U.S. Holder has provided to the withholding agent an IRS Form W−8BEN or IRS Form W−8ECI (or successor form) described above and such withholding agent does not have actual knowledge or reason to know that such Non−U.S. Holder is a United States person. In addition, no backup withholding will be required regarding the proceeds of the sale of Convertible Notes or shares of Common Stock made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non−U.S. Holder is a United States person or the Non−U.S. Holder otherwise establishes an exemption.

TRANSFER RESTRICTIONS

The Convertible Notes have not been registered under the Securities Act and may not be offered or sold in the U.S. or to, or for the account or benefit of, U.S. persons, except in accordance with an applicable exemption from the registration requirements of the Securities Act.  The Convertible Notes are being offered and issued only to QIBs and to institutional accredited investors.

Each holder of Existing Notes that submits a Subscription Certificate will be deemed to represent, warrant, and agree as follows:

(1)           it has received and reviewed this Supplement and the Disclosure Statement;

(2)           it is not an “affiliate” (as defined under Rule 144 of the Securities Act) of us;

(3)           it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the Existing Notes;

(4)           it is, or if it is acting on behalf of a beneficial owner of the Existing Notes, it has received a written certification from such beneficial owner (dated as of a specific date on or since the close of such beneficial owner’s most recent fiscal year) to the effect that such beneficial owner is (a) a QIB and is acquiring the Convertible Notes for its own account or for a discretionary account or accounts on behalf of one or more QIBs (as to which it has been instructed and has the authority to make the statements contained herein) or (b) an institutional accredited investor acquiring the Convertible Notes for its own account or for a discretionary account or accounts on behalf of one or more institutional accredited investors (as to which it has been instructed and has the authority to make the statements contained herein);

(5)           it acknowledges that the Convertible Notes have not been registered under the Securities Act and may not be sold except as permitted below;

(6)           it understands and agrees on its own behalf and on behalf of any beneficial owner for which it is acting (a) that the Convertible Notes are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (b) that (1) the Convertible Notes may be offered, resold, pledged or otherwise transferred, only (i) so long as such security is eligible for resale pursuant to Rule 144A, in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the securities act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (2) the holder will, and each subsequent holder is required to, notify any purchaser of any Convertible Notes from it of the resale restrictions referred to in clause (1) above;

(7)           it understands that each Convertible Note will bear a legend substantially to the following effect unless we determine otherwise in compliance with applicable law:

“This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933 (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.  Each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the issuer and the guarantors that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) so long as such security is eligible for resale pursuant to Rule 144A, in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the securities act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

This note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary or a successor Depositary.  This note is not exchangeable for notes registered in the name of a person other than the Depositary or its nominee except in the limited circumstances described in the indenture, and no transfer of this note (other than a transfer of this note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of the Depositary Trust Company, a New York Corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of Cede & Co. or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in Section 2.16 of the Indenture.”

(8)           it acknowledges that (a) none of us, the Subscription Agent, or any person acting on behalf of any of the foregoing has made any statement, representation or warranty, express or implied, to it with respect to us or the offer or sale of any securities, other than the information included in this Supplement (as supplemented to the Subscription Offer Expiration Time), and (b) any information it desires concerning us or any other matter relevant to its decision to subscribe to purchase Convertible Notes (including a copy of this Supplement and the Disclosure Statement) is or has been made available to it; and

(9)           it (a) is able to act on its own behalf in the transactions contemplated by this Supplement, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Convertible Notes, and (c) (or the account for which it is acting) has the ability to bear the economic risks of its prospective investment in the Convertible Notes and can afford the complete loss of such investment;

(10)           it understands that we, the Subscription Agent and others will rely upon the truth and accuracy of the foregoing acknowledgement, representations and agreements and agrees that if any of the acknowledgements, representations and warranties made by its submission of the Subscription Certificate are, at any time prior to the completion of the Subscription Offer, no longer accurate, it shall promptly notify us.  If it is acquiring the Convertible Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.

The representations and warranties and agreements of a holder of Existing Notes committing to purchase Convertible Notes, shall be deemed to be repeated and reconfirmed on and as of the Subscription Offer Expiration Time and the Subscription Acceptance Date.  For purposes of this section, the beneficial owner of any Existing Notes shall mean any holder that exercises sole investment discretion with respect to such Existing Notes.

BOOK-ENTRY; DELIVERY AND FORM

General

The Convertible Notes are being offered and issued only:

•	to QIBs as defined by Rule 144A (“Rule 144A Notes”), or

•	to institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“Rule 501(a) Notes”).

Convertible Notes will be issued in fully registered global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.  Rule 144A Notes initially will be represented by a single permanent global note (the “Rule 144A Global Note”).  Rule 501(a) Notes will be represented by a single permanent global note (the “501(a) Global Note” and, together with the Rule 144A Global Notes, the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depository Procedures.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee.  Beneficial interests in the Global Notes may not be exchanged for securities in certificated form except in the limited circumstances described below under “Exchange of Global Notes for Certificated Notes.”

The Convertible Notes will be subject to certain restrictions on transfer and will bear restrictive legends as described under “Transfer Restrictions.”  In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following is a description of the operations and procedures of DTC. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the registrar with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE SECURITIES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR “HOLDERS” THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the respective indenture. Under the terms of the Convertible Notes Indenture, we and the Trustee will treat the Persons in whose names the Convertible Notes, including the Global Notes, are registered as the owners of the Convertible Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Convertible Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Convertible Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Convertible Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Convertible Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Convertible Notes Indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the preceding procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Securities

A Global Note is exchangeable for definitive Convertible Notes in registered certificated form (“Certificated Securities”) if:

•
DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository;

•
we, at our option and subject to the procedures of DTC, elect to exchange the Global Notes (in whole but not in part) for definitive securities and deliver a written notice to such effect to the Trustee; or

•	there has occurred and is continuing a Default or Event of Default with respect to the Convertible Notes (each as defined in the Convertible Notes Indenture).

•
In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the respective indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

LEGAL MATTERS

The validity of the Convertible Notes will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this Supplement by reference to the 2009 10-K, and the effectiveness of internal control over financial reporting as of December 31, 2009 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference to the 2009 10-K, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements to the 2009 10-K.

Exhibit A

Form of Subscription Certificate

See the Attached

Pursuant to the terms of the Support Agreement, we are permitted to amend, modify or waive any of the terms and conditions of the Subscription Certificate, the form of which is attached hereto; provided, that we must obtain the prior consent of Purchasing Parties to amend, modify or waive any of the terms contained in the Support Certificate that are also used in the Support Agreement, to the extent such amendment, modification or waiver would alter the meaning of such defined term as used in the Support Agreement in a manner that would be adverse to the Purchasing Parties.

Exhibit B

Form of Purchase Agreement

See the Attached

Exhibit C

Form of Registration Rights Agreement

See the Attached

Exhibit D

Form of Convertible Notes Indenture

See the Attached

SUPPLEMENT TO THE DISCLOSURE STATEMENT

U.S. CONCRETE, INC.

Subscription Offer to Purchase $55,000,000 of 9.5% Convertible Secured Notes due 2015

Questions, requests for assistance and requests for additional copies of this Supplement, any documents incorporated by reference into this Supplement or the accompanying attachments should be directed to the Subscription Agent at the telephone number or the email addresses set forth below.  Questions regarding the settlement mechanics for the issuance of the Convertible Notes should be directed to the Settlement Agent at the telephone number set forth below.  No Subscription Materials should be sent to the Settlement Agent.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Subscription Offer.

The Subscription Agent for the Subscription Offer is:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor
New York, New York  10006
Attention: Corporate Trust Services; Matthew Sherman - Vice President
Matthew.Sherman@wellsfargo.com and Lindsey.Widdis@wellsfargo.com

Call Direct:  (212) 515-1565

By Facsimile (for Eligible Institutions only): (212) 509-1716
Confirm Facsimile Transmission:  (212) 515-1573

The Settlement Agent for the Subscription Offer is:

U.S. Bank National Association

150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee 37219
Attention: Corporate Trust Services

Call Direct:  (615) 251-0733

EXHIBIT B

Form of Purchase Agreement

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”), dated as of the Subscription Acceptance Date (as defined in herein), is by and among U.S. Concrete, Inc., a Delaware corporation with its principal executive offices currently located at 2925 Briarpark, Suite 1050, Houston, TX 77042 (the “Company”), the direct and indirect domestic subsidiaries of the Company signatory hereto (individually, a “Guarantor,” and collectively, the “Guarantors;” the Guarantors and the Company are sometimes referred to herein collectively as the “Issuer Parties” and each, an “Issuer Party”) and the investors listed on the Schedule of Subscription Parties attached as Annex I (the “Subscription Parties”) that have properly completed and returned a Subscription Certificate (a “Subscription Certificate”) in the form attached as Exhibit A hereto and each of the investors set forth on Annex II (the “Put Option Parties,” and together with the Subscription Parties, the “Buyers”) party to that certain Support Agreement (as defined below).  The Company, the Buyers and the Guarantors are sometimes referred to herein collectively as the “Parties” and each of them, individually, as a “Party.”

Whereas:

A.           The Company and its affiliated debtors and debtors-in-possession (collectively, the “Debtors”), each the subject of a voluntary case (the “Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) will be reorganized pursuant to a joint plan of reorganization (the “Plan”).

B.           The Company and each Buyer are entering into and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act.

C.           The Company has authorized a new series of convertible secured notes of the Company titled 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) convertible into shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”; and the shares of Common Stock into which the Convertible Notes are convertible are sometimes referred to herein as the “Conversion Shares”), in connection with the Plan. The Convertible Notes will be issued in accordance with the terms of that certain indenture (as may be amended, modified or supplemented from time to time, the “Convertible Notes Indenture”) to be entered into among the Company, the Guarantors, U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

D.           Each Guarantor will fully and unconditionally guarantee the Convertible Notes, pursuant to the terms of the Convertible Notes Indenture, as the purchase of the Convertible Notes by the Buyers will benefit the Company and Guarantors, both individually and as a whole.  The guarantees to be entered into by the Guarantors pursuant to the Convertible Notes Indenture are referred to herein as the “Guarantees,” and the Convertible Notes, the Conversion Shares and the Guarantees are sometimes referred to herein collectively as the “Securities.”

E.           The Company and the Put Option Parties have entered into (i) a letter agreement dated July 20, 2010 (the “Purchaser Letter”) with respect to the initial terms and conditions of the Convertible Notes and (ii) an agreement dated August 16, 2010 (the “Support Agreement”) pursuant to which each such Put Option Party has agreed to, among other things, purchase (or cause its designated affiliates to purchase) up to one-third of the Aggregate Principal Amount (as defined below) upon the exercise by the Company of the Put Option (as defined therein).

F.           The Issuer Parties have prepared an Offering Supplement to the Disclosure Statement, dated as of August 16, 2010 (including all documents incorporated by reference therein, the “Offering Memorandum”), with respect to the offering of the Securities (the “Subscription Offer” and, together with the transactions contemplated hereby and by the Support Agreement, the “Transactions”).

G.           Each Buyer wishes to purchase, and the Company wishes to sell, upon and subject to the terms and conditions set forth in this Agreement, the Subscription Amount (as such term is defined in the Offering Memorandum) of the Securities. The Subscription Amount of any Buyer shall not be greater than its pro rata portion of the Convertible Notes, although the Put Option Parties may be required to purchase additional Securities in accordance with terms of the Support Agreement.  The aggregate principal amount of the Securities to be issued in the Subscription Offer shall be $55,000,000 (the “Aggregate Principal Amount”).

H.           Each Buyer, by virtue of the execution and delivery of its Subscription Certificate by such Buyer and its dealer, broker or other nominee to the Subscription Agent (as defined below) by the Subscription Offer Expiration Time, will, upon the Company’s acceptance of such Subscription Certificate, become a party to this Agreement and the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Issuer Parties will agree to file with the SEC, under the circumstances set forth therein, one or more shelf registration statements pursuant to Rule 415 of the Securities Act relating to the sale by certain holders of the Convertible Notes and Conversion Shares.

I.            Concurrently with the closing of the purchase and sale of the Securities hereunder, the Issuer Parties will enter into a revolving credit facility among the Company, certain affiliates thereof, JPMorgan Chase Bank, N.A. as administrative agent (“Administrative Agent”) and the lenders party thereto and any related documents (the “Revolving Facility”).

J.            The Issuer Parties will secure their obligations under the Securities by (i) first-priority liens on substantially all of the assets of the Company and each of the Guarantors, including material owned real property and material owned quarries and related assets, subject to permitted liens (including a second-priority lien in favor of the collateral agent under the Revolving Facility) and certain exceptions as described in the Convertible Notes Security Agreement (the “First Lien Collateral”); and (ii) a second-priority lien on the assets of the Company and the Guarantors securing the Revolving Facility on a first-priority basis, subject to permitted liens and certain exceptions, as described in the Convertible Notes Security Agreement (the “Second Lien Collateral,” and together with the First Lien Collateral, the “Collateral”).  In connection with the Transactions, (a) the Issuer Parties and the Collateral Agent will enter into the Convertible Notes Security Agreement to be dated as of the Closing Date (the “Convertible Notes Security Agreement”), providing for, among other things, the grant of a security interest in the Collateral as security for the Issuer Parties’ obligations under the Securities and other documents and instruments (including, for the avoidance of doubt, mortgages) evidencing or creating or purporting to create a security interest in favor of the Trustee and the Collateral Agent (the “Other Security Documents”) and, together with the Convertible Notes Security Agreement, the “Security Documents”) and (b) the Administrative Agent under the Revolving Facility and the Collateral Agent will enter into an Intercreditor Agreement to be dated the Closing Date, which Intercreditor Agreement shall be acknowledged by the Company (the “Intercreditor Agreement”).

K.           This Agreement, the Convertible Notes, the Guarantees, the Convertible Notes Indenture, the Registration Rights Agreement, the Security Documents, the Support Agreement, the Intercreditor Agreement, and the Subscription Certificates as each of them may be amended, modified or supplemented from time to time, are sometimes referred to herein collectively as the “Transaction Documents” and each, a “Transaction Document.”

L.            Capitalized terms used but not defined herein shall have the meaning given to such terms in the Offering Supplement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.           PURCHASE AND SALE OF THE SECURITIES

(a)           Purchase and Sale of the Securities at Closing.  Subject to the satisfaction (or waiver, as provided herein) of the conditions set forth in Section 5 and Section 6 below, on the Closing Date (as defined below), the Company agrees to issue and sell to each Buyer and each Buyer severally, but not jointly, agrees to purchase from the Company, the respective aggregate principal amount of Convertible Notes set forth in the Subscription Certificate executed by such Buyer (subject to reduction as described in the Offering Memorandum); provided that, to the extent the Company does not receive Subscription Certificates providing for the purchase of at least the Aggregate Principal Amount on or prior to the Subscription Offer Expiration Time, each of the Put Option Parties also agrees to purchase its respective Put Percentage (as defined in the Support Agreement) of Convertible Notes (subject to the provisions of the Support Agreement).  The purchase and sale of the Securities on the terms and subject to the conditions set forth in this Agreement is referred to herein as the “Closing.”  The Guarantors agree to execute, and deliver to the Trustee, the Guarantees on account of the Convertible Notes issued and sold on the Closing Date.

(b)           Purchase Price.  Each Buyer shall pay $1,000 for each $1,000 of principal amount of the Securities to be purchased (the “Purchase Price”) by such Buyer at the Closing.

(c)           Closing Date.  The Closing shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, Illinois 60654, at 9:00 a.m., Chicago time, on the date (the “Closing Date”) set forth on the notice (the “Closing Date Notice”) delivered by the Company to Wells Fargo Bank, National Association, as subscription agent for the Subscription Offer (the “Subscription Agent”) and the Put Option Parties setting forth the satisfaction or waiver of all closing conditions set forth in this Agreement (other than those that by their terms will be satisfied on the Closing Date).  The Closing Date shall occur on the effective date (the “Effective Date”) of the Plan and shall occur no earlier than the second business day after the Company’s delivery of the Closing Date Notice.

(d)           Form of Payment.  Upon the satisfaction (or waiver, as provided herein) of the conditions set forth in Section 5 and Section 6 below, the Securities shall be delivered by the Issuer Parties to the Buyers through the facilities of The Depository Trust Company (“DTC”) against payment of the Purchase Price therefor.  Each Buyer (other than the Put Option Parties) shall deliver its Subscription Payment to its broker or nominee, who shall deliver such payment to Wells Fargo Bank, National Association, as escrow agent for the Subscription Offer (the “Escrow Agent”) not later than one business day following the Subscription Acceptance Date in accordance with the terms of its Subscription Certificate and the terms of the Subscription Offer described in the Offering Memorandum.  Each Put Option Party shall deliver its Subscription Payment and the applicable Put Participation Amount (as defined in the Support Agreement) to the Escrow Agent as soon as practicable after the Company’s delivery of the Put Election, in accordance with the terms of the Support Agreement, but in no event later than the business day immediately preceding the Closing Date.

2.           REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

Each Buyer represents and warrants, on behalf of itself only and not with respect to any other Parties, to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)           Organization; Powers.  Such Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, as applicable.  Such Buyer has all requisite power and authority to enter into this Agreement and the Transaction Documents to which it is a party, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by it hereunder and thereunder.

(b)           Authorization; Enforceability.  The entry into and performance of this Agreement and the Transaction Documents to which it is a party by it have been duly authorized by all necessary actions on the part of such Buyer.  This Agreement has been duly entered into and constitutes the legal, valid, and binding obligation of such Buyer, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

(c)           No Conflicts.  The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(d)           Ownership.  Such Buyer is, as of the Record Date, (i) (A) the sole beneficial owner and/or the investment advisor, authorized representative, or manager for the beneficial owner of Existing Notes having the power to vote and dispose of the Existing Notes indicated on such Buyer’s Subscription Certificate on behalf of such beneficial owner; and (B) entitled (for its own account or for the account of other persons or entities claiming through any of them) to all of the rights and economic benefits of such Existing Notes; or (ii) otherwise entitled to act on behalf of such Existing Notes and/or the beneficial owner or owners and/or investment advisor or manager thereof.

(e)           Accredited Investor Status.  Such Buyer acknowledges that (i) it is either (A) a “qualified institutional buyer” within the meaning of Rule 144A promulgated by the SEC under the Securities Act or (B) an institutional investor that is an “accredited investor,” within the meaning of Rule 501(a)(1), (2), (3) and (7) promulgated by the SEC under the Securities Act, (ii) it is acquiring the Securities to be issued to it hereunder for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder and (iii) it is aware that an investment in the Securities involves economic risk and that it may lose its entire investment in the Securities. Such Buyer further acknowledges that the Securities are “restricted securities” under the federal securities laws, have not been registered under the Securities Act or any state securities or “blue sky” laws and may not be offered or sold except pursuant to an effective registration statement thereunder or an exemption from registration under the Securities Act and applicable state securities laws.  Such Buyer further acknowledges that it has adequate information concerning the business and affairs of the Company to make an informed decision regarding the purchase of Securities contemplated hereby and has independently and without reliance upon the Company, or the Company’s advisors, and based upon such information such Buyer has deemed appropriate, made its own analysis and decision to enter into the Transaction Documents to which it is a party, except that such Buyer has relied upon the representations, warranties, agreements and covenants of the Issuer Parties contained in this Agreement and the information provided in the Offering Memorandum. Such Buyer understands that nothing in the Offering Memorandum, Transaction Documents or any other materials presented by or on behalf of the Company or its subsidiaries to such Buyer in connection with the purchase of the Securities constitutes legal, tax or investment advice.  Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)           Legend.  Such Buyer understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the certificates or other instruments representing the Convertible Notes and all certificates or other instruments issued in exchange therefor or in substitution thereof, including the Common Stock issued upon conversion of the Convertible Notes, shall bear the legend(s) set forth in the Convertible Notes Indenture, and that the Company will make a notation on its records and give instructions to the Trustee in order to implement the restrictions on transfer of the Convertible Notes, set forth and described therein.

(g)           General Solicitation.  Such Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(h)           Reliance on Exemptions.  Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer Parties are relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(i)           No Governmental Review.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(j)           Residency.  For purposes of U.S. securities laws, such Buyer is a resident of the jurisdiction specified on such Buyer’s Eligibility Questionnaire, which it previously submitted to the Subscription Agent in accordance with the terms of the Offering Memorandum.

3.           REPRESENTATIONS AND WARRANTIES OF THE ISSUER PARTIES.

The Issuer Parties jointly and severally represent and warrant to each Buyer as set forth below, except as has been previously disclosed in (i) the Offering Memorandum or (ii) any report, schedule, form, statement or other document required to be filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, filed with the SEC prior to the date of this Agreement:

(a)           Organization; Powers.  Such Issuer Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, as applicable.  Such Issuer Party has all requisite power and authority (i) to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum; (ii) to execute and deliver this Agreement and the Transaction Documents to which it is a party and (iii) to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Issuer Party hereunder and thereunder.  Such Issuer Party is duly qualified to transact business in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified would not impair or hinder the ability of such Issuer Party to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

(b)           Authorization; Enforceability.  The execution, delivery, and performance of this Agreement and the other Transaction Documents by such Issuer Party have been duly authorized by all necessary actions on the part of such Issuer Party.  This Agreement and each other Transaction Document has been or will be on the Closing Date, as applicable, duly executed and delivered by such Issuer Party and constitutes or will constitute on the Closing Date, as applicable, the legal, valid, and binding obligation of such Issuer Party, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

(c)           Government Approvals; No Conflicts.  The execution and delivery by each Issuer Party of this Agreement and the Transaction Documents and the performance by each Issuer Party of its obligations under this Agreement and the Transaction Documents and the consummation of the Transactions, including its issuance of the Convertible Shares (with or without the giving of notice, the lapse of time, or both): (i) subject to the approval of the Bankruptcy Court and approval of the Plan, do not require the consent of any third party (including any federal, state or local governmental authority, including any court or administrative or regulatory agency (a “Governmental Authority”); (ii) subject to the approval of the Bankruptcy Court and approval of the Plan, will not conflict with any provision of such Issuer Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents; (iii) subject to the approval of the Bankruptcy Court and approval of the Plan, will not violate, result in a breach of, or contravene any applicable common law and any applicable statute, ordinance, code, or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, or applied by any Governmental Authority, including the terms of any license or permit and any applicable order, decree, or judgment that may have been handed down, adopted, or imposed by any Governmental Authority, in each case as in effect on the date of this Agreement applicable to such Issuer Party (other than any filings required under federal or state securities laws to be made by the Closing Date, or to the extent permitted by applicable laws, thereafter); and (iv) except with respect to the revolving credit, term loan and guarantee agreement, effective as of May 3, 2010 among the Company, the Guarantors, JPMorgan Chase Bank and the lenders party thereto (the “DIP Facility”), will not violate, conflict with, result in a material breach of any terms of, constitute grounds for termination of, constitute a default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under), or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, or similar instrument to which such Issuer Party is a party or by which such Issuer Party or its properties may be bound legally.

(d)           Issuance of Securities. The Securities, when issued, sold and delivered as provided herein, will each be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and entitled to the benefits provided by the Convertible Notes Indenture.  The Conversion Shares, when issued, sold and delivered as provided herein, will be free and clear of all liens, encumbrances, equities or claims and the Company will have reserved an adequate amount of the Common Stock for issuance of Conversion Shares upon conversion of the Convertible Notes as of the Closing.

(e)           Investment Company Status.  Each of the Issuer Parties is not, and after giving effect to the offering and sale of the Convertible Notes and the application of the proceeds thereof, each of the Issuer Parties will not be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

(f)           Margin Regulations.  Neither the issuance, sale and delivery of the Convertible Notes nor the application of the proceeds thereof by the Company will result in a violation of Section 7 of the  Exchange Act, Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(g)           No General Solicitation or Directed Selling Efforts.  None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D) or any person or entity acting on its or their behalf, has (i) engaged directly or indirectly in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.  Except for this Agreement and the other Transaction Documents, the Company has not entered, and will not enter, into any arrangement or agreement with respect to the distribution of the Securities.

(h)          QIBs and Accredited Investors.  The Company has not offered or sold any of the Securities to any person or entity whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

(i)            Untrue Statements or Omissions.  The Offering Memorandum did not, as of the date thereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  In addition, each of the Company’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

4.           COVENANTS OF THE PARTIES.

(a)           Reasonable Best Efforts.  Each Party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 5 and Section 6, as applicable, of this Agreement.

(b)           Form D and Blue Sky.  The Company shall file a Form D with respect to the Securities as required under Regulation D.  The Company shall take all necessary action in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification).

(c)           Reservation of Shares. The Company shall take all actions necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred five percent (105%) of the number of shares of Common Stock (the “Reservation Amount”) issuable upon conversion of all of the Convertible Notes without regard to any limitations on conversions or exercise.

(d)           Use of Proceeds.  The proceeds of the Securities shall be used only (i) to pay off indebtedness under the DIP Facility and (ii) for working capital and for general corporate purposes

(e)           DTC. The Company shall cause the Securities to be eligible for clearance and settlement through the facilities of DTC.

(f)           No Resales by the Company.  The Company shall not, and shall use its reasonable best efforts to not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(g)           No Stabilization.  None of the Issuer Parties will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(h)           Offering Memorandum. The Company shall prepare an Offering Memorandum in a form approved by the Put Option Parties (such approval not to be unreasonably withheld) and shall not make any amendment or supplement to the Offering Memorandum which shall reasonably be disapproved by the Put Option Parties.

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL, AND THE GUARANTORS’ OBLIGATION TO GUARANTEE, THE CONVERTIBLE NOTES.

The obligation of the Company hereunder to issue and sell the Convertible Notes to each Buyer at the Closing, and the Guarantors’ obligations to guarantee the Convertible Notes, are subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the sole benefit of the Issuer Parties and may be waived by the Issuer Parties at any time in their sole discretion by providing each Buyer with prior written notice thereof:

(a)           the order confirming the Plan (the “Confirmation Order”) by the Bankruptcy Court in the Chapter 11 Cases shall have become a final order, in full force and effect without reversal, modification or stay and the Plan shall have been consummated on the terms and conditions set forth therein, as amended and in effect as of the date of the Confirmation Order;

(b)           the Effective Date and the Closing Date shall occur no later than October 1, 2010;

(c)           the Put Option Parties shall have deposited funds as provided herein and in the Support Agreement sufficient to satisfy in full their obligation under the Support Agreement and the transactions contemplated by the Support Agreement shall occur concurrently with the Closing of the Subscription Offer;

(d)           the Subscription Agent shall have received a fully executed Subscription Certificate for each Buyer;

(e)           the Trustee shall have executed and delivered the Convertible Notes Indenture and it shall have become binding on and enforceable against the Trustee;

(f)           the parties to the Security Documents, other than the Company and the Guarantors, shall have executed and delivered the Security Documents and the Security Documents shall be binding on and enforceable against the parties thereto other than the Company and the Guarantors;

(g)          the parties to the Intercreditor Agreement, other than the Company and the Guarantors, shall have executed and delivered to the Company the Intercreditor Agreement and the Intercreditor Agreement shall be binding on and enforceable against the parties thereto other than the Company and the Guarantors;

(h)          the Revolving Facility credit agreement shall have been executed and delivered by all requisite parties (other than the Company and the Guarantors) and be binding on and enforceable against all parties thereto (other than the Company and the Guarantors), all conditions to funding thereunder shall have been satisfied with the closing of the Transactions, all obligations under the DIP Facility (other than contingent obligations not then due and payable) will have been repaid in full, all commitments under the DIP Facility will have been terminated and all liens and security interests related to the DIP Facility will have been terminated or released;

(i)           no legal action or litigation shall have been taken or instituted, or threatened by a third party, which seeks to (or does) restrain, prevent or otherwise impose conditions on the Transactions which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect (as defined below) or that would materially and adversely affect the consummation of the Transactions;

(j)           the representations and warranties of each Buyer contained in the Transaction Documents to which such Buyer is a party shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date;

(k)           no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Closing Date, render impossible the issuance or sale of the Securities or the consummation of the Transactions; and

(l)           no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

6.	CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE THE SECURITIES AT THE CLOSING.

The obligation of each Buyer hereunder to purchase the Securities at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           each of the representations set forth in Section 3 shall be true and correct in all material respects (other than those representations and warranties that are qualified by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(b)           each of the Issuer Parties shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Transaction Documents to which it is a party to be performed, satisfied or complied with by such Issuer Party at or prior to the Closing Date;

(c)           there shall not have occurred a dismissal or conversion of any Case to a case under chapter 7 of the Bankruptcy Code or the appointment of a chapter 11 trustee in any Case;

(d)           no provision of the Plan (as filed with the Bankruptcy Court) shall have been amended, supplemented or otherwise modified in any respect in a manner materially adverse to the Buyers without the consent of the Buyers (such consent not to be unreasonably withheld or delayed);

(e)           the Confirmation Order by the Bankruptcy Court in the Cases shall have become a final order, in full force and effect without reversal, modification or stay; the Plan shall have been consummated on the terms and conditions set forth herein, as amended and in effect as of the date of the Confirmation Order;

(f)           the Company shall provide evidence to the Buyers, in form and substance reasonably satisfactory to the Buyers, that substantially concurrently with the issuance of the Convertible Notes all obligations under the DIP Facility (other than contingent obligations not then due and payable) will have been repaid in full, all commitments under the DIP Facility will have been terminated and all liens and security interests related to the DIP Facility will have been terminated or released;

(g)           except to the extent disclosed by the Company in any filing made by the Company with the Securities and Exchange Commission (the “SEC”) prior to July 20, 2010, in the Plan or in writing to the Put Option Parties on July 20, 2010, (i) there shall not have occurred or become known to the Buyers any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Company and its direct and indirect subsidiaries, taken as a whole (or the reorganized Company and its direct and indirect subsidiaries, taken as a whole) (a “Material Adverse Effect”) and (ii) no material assets of the Debtors shall have been sold or agreed to be sold outside of the ordinary course of business from and after the date hereof;

(h)           (i) the Company and the Guarantors shall have entered into the Transaction Documents and the Company shall have delivered the executed versions  of the Transaction Documents to the Put Option Parties on the Closing Date and (ii) on the Effective Date, (A) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would constitute an event of default, under the Transaction Documents and (B) the Transaction Documents being in full force and effect;

(i)           the payment of the fees and reimbursement of out-of-pocket costs and expenses as set forth in the Purchaser Letter, the Plan and the letter, dated as of February 22, 2010, between the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) regarding payment by the Company of fees and expenses to Paul Weiss as counsel to a group formed by certain holders of the Existing Notes (the “Expense Agreement”), in accordance with the terms hereof and thereof; provided, that the Put Option Parties shall cause Paul Weiss to provide the Company with an estimate of its fees and expenses through the Closing Date at least two (2) business days prior to the Closing Date;

(j)            the Effective Date and the Closing Date shall occur on or prior to October 1, 2010;

(k)          as of the date of the Offering Memorandum and on the Closing Date, the materials to be used in connection with the Subscription Offer regarding the Company, its subsidiaries and the Convertible Notes, for distribution to eligible holders of the Existing Notes, when furnished and taken as a whole, shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

(l)           the following shall be true and correct: each of the Company’s filings with the SEC since January 1, 2010 is, as of its respective filing date, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading;

(m)         substantially concurrently with the issuance of the Convertible Notes, the Debtors and the lenders under the Revolving Facility (i) having entered into the definitive documentation for the Revolving Facility and any related documentation and reasonably satisfactory to the Buyers and (ii) all conditions to borrowing under the Revolving Facility shall be satisfied or waived (provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Put Option Parties, the Put Option Parties shall have consented to such waiver) on or prior to the Effective Date, and (iii) on the Effective Date (y) there shall not be any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Revolving Facility and (z) the Revolving Facility shall be in full force and effect;

(n)          on the Closing Date, the Put Option Parties shall have received and the Trustee shall be entitled to rely on an opinion from Kirkland & Ellis LLP, counsel to the Issuer Parties, dated as of the Closing Date and addressed to the Put Option Parties, in form and substance reasonably satisfactory to the Put Option Parties;

(o)          on the Closing Date, the Put Option Parties shall have received and the Trustee shall be entitled to rely on (i) an opinion from Baker Botts L.L.P., Texas counsel to the Issuer Parties, dated as of the Closing Date and addressed to the Put Option Parties, in form and substance reasonably satisfactory to the Put Option Parties and (ii) opinions from any other counsel to the Issuer Parties, dated as of the Closing Date and addressed to the Put Option Parties, as are delivered in connection with the Revolving Facility;

(p)           the Put Option Parties shall have received a certificate of each of the Issuer Parties, dated the Closing Date, signed on behalf of each Issuer Party by, in the case of the Company, its Chairman of the Board, President or any Vice President, or in the case of each other Issuer Party by an authorized officer of such Issuer Party, to the effect that:

(i)           the representations and warranties of such Issuer Party contained in this Agreement are true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (unless such representations and warranties relate to a specified date), and such Issuer Party has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date (unless otherwise waived);

(ii)          at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known to such officer, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

(iii)          the sale of the Securities hereunder has not been enjoined (temporarily or permanently);

(q)           the Put Option Parties shall have received a certificate of each of the Issuer Parties, dated the Closing Date, signed on behalf of each Issuer Party by a respective Secretary or Assistant Secretary, which shall include, among other things, (x) charter or by-laws or similar constitutive documents of such Issuer Party, (y) resolutions authorizing the issuance of the Convertible Notes or the Guarantees, as applicable, and (z) such other information as the Put Option parties may reasonably require;

(r)           on the Closing Date, the Put Option Parties shall have received (i) the Security Documents to the extent and in the manner provided for in the Convertible Notes Indenture and the Security Documents and as described in the Offering Memorandum, in each case executed by the parties thereto, (ii) evidence that all of the liens on the Collateral other than those liens permitted by the Convertible Notes Indenture and the applicable Security Documents have been released, terminated or arrangements to further release or terminate have been made (which with respect to any mortgages currently encumbering any of the Collateral, shall be deemed satisfied so long as the title insurer is irrevocably committed to issue lender’s title insurance policies insuring that the holders of the Securities have a first priority lien on the real estate Collateral (subject to permitted liens as described in the Convertible Notes Indenture and Security Documents)) and (iii) all documents necessary to establish that the Collateral Agent for the benefit of the holders of the Securities will have a perfected first priority security interest or lien on the Collateral (subject to permitted liens as described in the Convertible Notes Indenture and the Security Documents), as contemplated herein and in the Offering Memorandum, shall have been delivered to the Collateral Agent;

(s)           on the Closing Date, the Put Option Parties shall have received the Convertible Notes executed by the Company and the Guarantees executed by the Guarantors, and the Securities shall be in full force and effect at all times from and after the Closing Date; and

(t)           all governmental, shareholder or third party consents, if any, necessary for the consummation of the Transaction having been obtained.

7.           EFFECTIVENESS AND TERMINATION.

(a)           This Agreement shall become effective only upon the Company’s acceptance of the applicable Subscription Certificates following the Subscription Offer Expiration Time (such time, the “Subscription Acceptance Time”) and in accordance with the terms and conditions set forth in the Offering Memorandum.  Prior to the Company’s acceptance of a Subscription Certificate with respect to such Buyer, other than with respect to a Put Option Party, (i) this Agreement shall not constitute a binding obligation of the Company, the Guarantors or such Buyer and (ii) none of the Company, the Guarantors or such Buyer shall have any rights or obligations under this Agreement.  Each Buyer agrees that upon the Company’s acceptance of such Buyer’s Subscription Certificate following the Subscription Offer Termination Date, such Buyer (including the Put Option Parties) shall automatically become a party to this Agreement and thereafter be bound by the terms and conditions of hereof.  The Company’s acceptance of a Subscription Certificate shall be evidenced solely by the Company providing the Subscription Agent notice that such Subscription Certificate has been accepted, and the Company shall not be deemed to have accepted a Subscription Certificate in absence of such notice.

(b)           This Agreement shall terminate:

(i)           upon the mutual written agreement of the Company and the Buyers who have collectively subscribed to purchase a majority of the aggregate principal amount of Convertible Notes offered pursuant to the Subscription Offer (the “Requisite Buyers”), provided that such Requisite Buyers shall include each of the Put Option Parties;

(ii)          upon written notice by the Company to the Buyers after October 1, 2010 (the “Drop Dead Date”); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7(b)(iii) if it is then in material breach of its obligations under this Agreement;

(iii)         upon written notice by the Put Option Parties after the Drop Dead Date; provided that the Put Option Parties shall not be entitled to terminate this Agreement pursuant to this Section 7(b)(iv) if the Put Option Parties are then in material breach of their obligations under this Agreement;

(iv)         10 days after the Requisite Buyers have delivered written notice to the Company that the Company has materially breached this Agreement, if such breach remains uncured at the conclusion of such 10-day period; provided that in no event shall this cure period limit the right of the Requisite Buyers to terminate after the Drop Dead Date; provided further that such Requisite Buyers shall include each of the Put Option Parties; or

(v)          10 days after the Company has delivered notice to the Buyers that the Buyers have materially breached this Agreement, if such breach remains uncured at the conclusion of such 10-day period; provided that in no event shall this cure period limit the right of the Company to terminate after the Drop Dead Date.

(c)           Except to the extent specified in this Agreement, upon termination of this Agreement in accordance with its terms, all rights and obligations of the Parties shall terminate automatically and shall become null and void and no Party shall have any liability to any other Party following termination of this Agreement; provided that this Section 7(c) shall in no way limit any liabilities or obligations any Party may have to another Party pursuant to the Support Agreement or any other agreement or instrument to which such Party is a party or is otherwise bound); provided, further, that no termination of this Agreement shall relieve any Party in breach of its obligations under this Agreement for damages arising from the breach of this Agreement.

(d)           Notwithstanding anything to the contrary herein, the provisions of Section 8, Section 9 and Section 10 shall survive termination.

8.           EXPENSES.

Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and accountants; (ii) all costs and expenses incurred by the Company or its subsidiaries in connection with the issuance and delivery of the Securities, including any necessary issue, transfer or other stamp taxes payable thereon; (iii) the costs and charges of any transfer agent, registrar or depositary; (iv) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Convertible Notes Indenture and the Securities, (v) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Convertible Notes by DTC for “book entry” transfer and (vi) all other costs and expenses incurred by the Company in connection with the performance of the its obligations hereunder for which provision is not otherwise made in this Section 8. It is understood that, except as provided in Section 9, the Company shall have no obligation under this Agreement to pay any of the Buyers’ costs and expenses, including fees and disbursements of their counsel, or any issue, transfer or other stamp taxes payable on resale of any of the Securities by the Buyers; provided, that the Company shall be required to pay certain expenses and fees to the Put Option Parties and their counsel pursuant to the Expense Agreement and the Purchaser Letter.

9.           INDEMNIFICATION.

(a)           The Issuer Parties, jointly and severally, agree to indemnify and hold harmless the Buyers, each of their affiliates and each of their and their affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and related reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of one counsel for the Indemnified Parties, except to the extent an actual conflict exists among them) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to the Transactions, this Agreement or the transactions contemplated hereby, any use made or proposed to be made with the proceeds of the Convertible Notes, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and shall reimburse (promptly following written demand, including documentation reasonably supporting such request) each Indemnified Party on demand for all reasonable legal and other out-of-pocket expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives or (ii) solely relating to or arising from a dispute between or among the Indemnified Parties.

(b)           If any Indemnified Party shall receive an indemnification payment in respect of any claim, damage, loss, liability or expense pursuant to Section 9 and such claim, damage, loss, liability or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates or its or its affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys or representatives, then such Indemnified Party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of Section 9.  In no event, however, shall any Indemnified Party be liable to the Issuer Parties or any of an Issuer Party’s affiliates on any theory of liability for any special, indirect, consequential or punitive damages.

(c)           The Issuer Parties will not enter into any settlement of any lawsuit, claim or other proceeding arising out of the Transactions without the consent of a majority of the Buyers unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.  No Indemnified Party shall be liable to the Issuer Parties or any of their affiliates for any damages arising from the use by unauthorized persons of any information made available to the Buyers by the Issuer Parties or any of their representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.

(d)           Notwithstanding the foregoing, no Issuer Party nor any of its affiliates shall have any liability for any settlement of any lawsuit, claim or other proceeding arising out of this Agreement or the transactions contemplated hereby if such settlement is entered into without the prior written consent of such Issuer Party, not to be unreasonably withheld.

10.         MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to internal conflicts of law principles that may apply to this Agreement in any other jurisdiction.  Each of the Parties hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is a reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of any New York State court or Federal court of the United States of America located in New York City in the Borough of Manhattan, but solely in any action or proceedings arising out of or relating to this Agreement or the Transactions.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)          Each Party irrevocably waives, to the fullest extent permitted by applicable law, (A) any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Transactions and (B) any objection that it may now or hereafter have to the laying of venue of any such action, proceeding or counterclaim in the Bankruptcy Court or the state or federal courts located in New York City in the Borough of Manhattan.

(b)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed in facsimile form or in portable document format (pdf).

(c)           Professional Advice.  Each of the Parties has received independent legal and professional advice from advisors of its choice with respect to the provisions hereof and the advisability of entering into the agreements set forth herein.  Prior to the execution hereof, each of the Parties and their applicable advisors reviewed this Agreement and the Exhibits hereto.

(d)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f)           Entire Agreement; Amendments.  This Agreement (including the recitals, annexes, exhibits and schedules hereto), the other Transaction Documents, the Support Agreement and the Expense Agreement supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents, the Support Agreement and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Aggregate Principal Amount, and any amendment to this Agreement made in conformity with the provisions of this Section 10(f) shall be binding on all Buyers and holders of Securities as applicable; provided, however, that any amendment or modification to this Agreement which would (i) amend the Purchase Price shall require the consent of each Buyer or (ii) materially and adversely affect a Buyer in a manner disproportionate to the other Buyers shall require the consent of such Buyer.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(g)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company or to a Guarantor, to:

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas  77042
Telephone:	(713) 499-6200
Facsimile:	(713) 499-6201
Attention:	General Counsel

With a copy to (for information purposes only):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois  60654
Telephone:	(312) 862-2163
Facsimile:	(312) 862-2200
Attention:	Carol Anne Huff, Esq.

If to a Buyer:

To its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth in Column (5) of the Schedule of Buyers.

In each case, with a copy to (for informational purposes only):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone:	(212) 373-3085
Facsimile:	(212) 757-3990
Attention:	Tracey Zaccone, Esq.

or to such other address, facsimile number and/or email address to the attention of such other person or entity as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(h)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities pursuant to this Agreement.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the Aggregate Principal Amount.  A Buyer may assign some or all of its rights hereunder to an affiliate of such Buyer with the prior written consent of the Company or as otherwise provided in the Support Agreement, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(i)            No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity other than the Indemnified Parties.

(j)            Further Assurances.  The Parties shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions in accordance with the terms and conditions hereof.

(k)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)           Remedies.  Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any person or entity having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, each Issuer Party recognizes that in the event that it fails to perform, observe or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers.  Each Issuer Party therefore agrees that the Buyers shall be entitled to temporary and permanent injunctive relief in any such case, including specific performance, without the necessity of proving actual damages and without posting a bond or other security, and that the Issuer Parties shall pay or reimburse the Buyers for all costs and expenses, including reasonable attorneys’ fees, incurred by the Buyers (or their agents or representatives) in connection therewith.

(m)          Several, Not Joint, Obligations. The agreements, representations, liabilities and obligations of the parties under this Agreement are, in all respects, several and not joint.

(n )         Time of Essence.  Time is of the essence with respect to all provisions of this Agreement.

*  *  *  *  *  *

IN WITNESS WHEREOF, the Company and each Guarantor has caused its respective signature page to this Note Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

U.S. CONCRETE, INC.

By:
Name:
Title:

Signature Page to Note Purchase Agreement

GUARANTORS:

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
AMERICAN CONCRETE PRODUCTS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL MANAGEMENT, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
HAMBURG QUARRY LIMITED LIABILITY
COMPANY
INGRAM CONCRETE, LLC
MG, LLC
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SIERRA PRECAST, INC.
SMITH PRE-CAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC.

By:
Name:
Title:

BRECKENRIDGE READY MIX, INC.

By:
Name:
Title:

Signature Page to Note Purchase Agreement

KURTZ GRAVEL COMPANY
SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC.

By:
Name:
Title:

RIVERSIDE MATERIALS, LLC

By:
Name:
Title:

EASTERN CONCRETE MATERIALS, INC.

By:
Name:
Title:

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC

By:
Name:
Title:

USC ATLANTIC, INC.

By:
Name:
Title:

Signature Page to Note Purchase Agreement

USC MICHIGAN, INC.

By:
Name:
Title:

CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC.

By:
Name:
Title:

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC

By:
Name:
Title:

Signature Page to Note Purchase Agreement

Annex I

SCHEDULE OF SUBSCRIPTION PARTIES

Annex II
SCHEDULE OF PUT OPTION PARTIES

The Monarch Funds

Monarch Capital Master Partners LP

Monarch Cayman Fund Ltd.

Monarch Debt Recovery Master Fund Ltd.

Monarch Opportunities Master Fund Ltd.

Oakford MF Limited

The Whitebox Funds

Whitebox Convertible Arbitrage Partners, LP

Whitebox Combined Partners, LP

Whitebox Hedged High Yield Partners, LP

The York Funds

York Credit Opportunities Master Fund, L.P.

York Credit Opportunities Fund, L.P.

Exhibit A

FORM OF SUBSCRIPTION CERTIFICATE

[Attached]

Exhibit B

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

EXHIBIT C

Form of Indenture

U.S. CONCRETE, INC.
as Issuer,

the GUARANTORS named herein,
as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Noteholder Collateral Agent

INDENTURE

Dated as of [                ], 2010

9.5% Convertible Secured Notes due 2015

Reference is made to the Intercreditor Agreement dated as of [              ], 2010, among JPMorgan Chase Bank, N.A. as Bank Collateral Agent, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, U.S. Concrete, Inc. and each Guarantor (the “Intercreditor Agreement”).  Notwithstanding anything to the contrary contained herein, each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent and on behalf of such Holder and (d) agrees that this Indenture and the other Note Documents are subject to the terms, conditions and provisions of the Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

CROSS-REFERENCE TABLE

Trust Indenture Act		Indenture
Section		Section

310	(a)(1)	9.10
	(a)(2)	9.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	9.08; 9.10
	(b)	9.08; 9.10; 14.02
	(c)	N.A.
311	(a)	9.11
	(b)	9.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	9.06
	(b)(1)	9.06; 12.02
	(b)(2)	9.06; 12.02
	(c)	9.06; 14.02
	(d)	9.06
314	(a)	6.06; 6.18; 14.02
	(b)	N.A.
	(c)(1)	9.02; 14.04; 14.05
	(c)(2)	9.02; 14.04; 14.05
	(c)(3)	N.A.
	(d)	12.02; 12.03; 12.05
	(e)	N.A.
	(f)	N.A.
315	(a)	9.01(b); 9.02(a)
	(b)	9.05; 14.02
	(c)	9.01
	(d)	8.05; 9.01(c)
	(e)	8.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	8.05
	(a)(1)(B)	8.04
	(a)(2)	11.02
	(b)	8.07
	(c)	11.05
317	(a)(1)	8.08
	(a)(2)	8.09
	(b)	2.04
318	(a)	14.01
	(c)	14.01

N.A. means Not Applicable

Note:     This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

TABLE OF CONTENTS

-ii-

-iii-

-iv-

-v-

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notation of Subsidiary Guarantee
Exhibit C	-	Form of Legends
Exhibit D	-	Form of Certificate To Be Delivered in Connection with Transfers of Temporary Regulation S Global Note
Exhibit E	-	Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit F	-	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit G	-	Common Stock Legend
Exhibit H	-	Form of Conversion Event Notice
Exhibit I	-	Form of Fundamental Change of Control Purchase Notice
Exhibit J	-	Form of Election Notice
Schedule I	-	Reference Table for Calculation of Additional Shares
Schedule II	-	Net Book Values of Real Properties

Note:	This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-vi-

INDENTURE dated as of [           ], 2010 among U.S. Concrete, Inc., a Delaware corporation (the “Issuer”), and each of the guarantors named herein and from time to time a party hereto (each, a “Guarantor” and together, the “Guarantors”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

The Issuer has duly authorized the creation of an issue of 9.5% Convertible Secured Notes due 2015 and, to provide therefor, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture.  All things necessary to make the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer and the Guarantors has been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.

Set forth below are certain defined terms used in this Indenture.

“10-day VWAP” means the average of the daily volume weighted average price of the Issuer’s Common Stock on the national securities exchange or over-the-counter market (e.g., OTC Bulletin Board or Pink OTC Markets Inc.) on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on the Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the relevant 10 consecutive Trading Days when such formula is used.

“144A Global Note” has the meaning given to such term in Section 2.01.

“ABL Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Debt” means all Indebtedness and letters of credit of the Issuer or any Subsidiary of the Issuer outstanding under any ABL Facility and all other Obligations under any ABL Facility (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Subsidiary of the Issuer, regardless of whether or not a claim for post-filing interest is allowed in such proceedings).

“ABL Facility” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities or other agreements, in each case with banks or other lenders or investors providing for credit loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, amended and restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders).

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary whether or not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, whether or not such Indebtedness was incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Shares” has the meaning specified in Section 5.07.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.  For purposes of Section 6.12 only, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns 10% or more of any class of the Voting Stock of the referent Person or (2) of which 10% or more of the Voting Stock is beneficially owned by the referenced Person.  For purposes of this definition and the definition of “Permitted Holder,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“amend” means to amend, supplement, restate, amend and restate, renew , replace or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means

(1)           An Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)           The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualify shares)) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)           Transfers of cash or Cash Equivalents;

(2)           Transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 7.01 or any transfer that constitutes a Fundamental Change of Control under this Indenture;

(3)           Permitted Investments and Restricted Payments permitted under Section 6.09;

(4)           The creation or realization of any Lien permitted under this Indenture;

(5)           Transfers of surplus, damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6)           Sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7)           Any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(8)           To the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of assets for like property (excluding any boot thereon) for use in a business similar to that of the Issuer or any Restricted Subsidiary; provided, that if any property that is so disposed is Collateral, the Issuer or the applicable Restricted Subsidiary will provide Liens on such exchanged for like property under and in accordance with this Indenture and the Security Documents;

(9)           The unwinding of any Hedging Obligations;

(10)         Any sale and leaseback transactions permitted by this Indenture;

(11)         Any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12)         The lease or sublease of any real or personal property in the ordinary course of business;

(13)         The transfer, sale or other disposition resulting from any condemnation or other taking of, any property or assets of the Issuer or any Restricted Subsidiary;

(14)         Any sale or transfer of any interest in the Excluded Joint Venture; and

(15)         Termination of leases and subleases.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of any Notes Collateral.

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bank Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Collateral Agent” designated pursuant to the terms of any ABL Facility.

“Banking Services” means each and any of the following bank services provided to the Issuer or any Subsidiary by any lender under an ABL Facility or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

 “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Fundamental Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting and in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person).

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)          Marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2)          Demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)          Readily marketable direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i)           the long-term debt of such state is rated, at the time of the Investment, “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(ii)          such obligations mature not more than one year from the date of acquisition thereof;

(4)           Commercial paper maturing no more than 270 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5)           Repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(6)           Investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Close of Business” means 5:00 p.m. New York City time.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents (which shall not include Excluded Assets).

“Collateral Agreement” means the Collateral Agreement dated the Issue Date (as amended, amended and restated, supplemented renewed, refunded, replaced, restructured or otherwise modified from time to time, whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders) among the Issuer, the Guarantors party thereto and the Noteholder Collateral Agent.

“Common Stock” means the common stock, $0.001 par value per share, of the Issuer as it exists on the date of this Indenture or any other shares of capital stock of the Issuer into which the Common Stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving the Issuer that is otherwise permitted hereunder in which the Issuer is not the surviving corporation, the common stock, common equity interests or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.

“Consolidated Amortization Expense” for any period means the amortization expense and depletion expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)           Consolidated Net Income, plus

(2)           In each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)          Consolidated Income Tax Expense,

(b)          Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)          Consolidated Depreciation Expense,

(d)          Consolidated Interest Expense,

(e)          Restructuring Expenses, and

(f)           All other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)           The aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding (i) the accrual of revenue consistent with past practice and (ii) reversals of prior accruals on reserves for cash items previously included in the calculation of Consolidated Cash Flow, in each case in accordance with GAAP).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)           Imputed interest on Capitalized Lease Obligations,

(2)           Commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)           The net costs associated with Hedging Obligations,

(4)           The interest portion of any deferred payment obligations,

(5)           All other non-cash interest expense,

(6)           Capitalized interest,

(7)           The product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8)           All interest payable with respect to discontinued operations, and

(9)           All interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided, that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1)           The net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly Owned Restricted Subsidiaries during such period;

(2)           Except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1) or otherwise in accordance with the definition of Consolidated Secured Debt Ratio, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)           The net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income at the date of determination is not permitted, directly or indirectly by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders during such period, unless otherwise waived, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)           Net income (loss) from disposed or discontinued operations and any gain (or loss) in disposal of discontinued operations;

(5)           Any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (including for purposes of this clause (5) any asset sale contemplated by clause (14) of the definition of Asset Sale) by the Issuer or any Restricted Subsidiary;

(6)           Gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)           Unrealized gains and losses with respect to Hedging Obligations;

(8)           The cumulative effect of any change in accounting principles;

(9)           Any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and all other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions;

(10)         Gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

(11)         Any extraordinary, nonrecurring or unusual gain (or extraordinary, nonrecurring or unusual loss), together with any related provision for taxes on any such extraordinary, nonrecurring or unusual gain (or the tax effect of any such extraordinary, nonrecurring or unusual loss) (including, other than for purposes of Section 6.09, any Restructuring Expenses, any expenses or charges related to any issuance of Equity Interests, Investments, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness) realized by the Issuer or any Restricted Subsidiary during such period;

(12)         Non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(13)         Any goodwill or asset impairment charges or write-offs subsequent to the Issue Date or amortization of other intangibles, in each case in accordance with GAAP;

(14)         Any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided, that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified;

(15)         Any restoration to income of any contingency reserve, except to the extent that provisions for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(16)         Any charges or credits relating to the adoption of fresh start accounting principles;

(17)         Without duplication of clause (5) above, any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation to the Indebtedness extinguished; and

(18)         Any gain or loss resulting from mark-to-market requirement of any derivative security, including the Notes.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 6.09(a)(ii)(4) or decreased the amount of Investments outstanding pursuant to clause (16) the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under this Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the Notes, any Other Pari Passu Lien Obligations and any indebtedness incurred under the Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available (the “Four-Quarter Period”) ending on or prior to the relevant date of determination (the “Relevant Determination Date”).  For purposes of this definition, Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           The incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such incurrence, repayment, repurchase or redemption, defeasance or other discharge of or issuance, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)           Any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act and shall include, for the avoidance of doubt, synergies, operating improvements, operating expense reductions and other cost savings to the extent allowable, calculated in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Relevant Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Relevant Determination Date).

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount equal to the product of (i) the aggregate amount of cash contributions (other than Excluded Contributions, Restricted Payments made pursuant to Section 6.09(b)(ii) or Disqualified Stock) or cash contributed by the Issuer or a Restricted Subsidiary of the Issuer) made to the common equity capital of the Company or any Restricted Subsidiary after the Issue Date multiplied by (ii) 0.50.

“Conversion Agent” means the Trustee or such other office or agency designated by the Issuer where the Notes may be presented for conversion.

“Conversion Event” shall be deemed to occur on the first Trading Day following the date that the closing price of the Issuer’s Common Stock (as reported by Bloomberg L.P.) for at least 20 Trading Days in a period of 30 consecutive Trading Days exceeds 150% of the Conversion Price.

“Conversion Price” means, per share of Common Stock, $1,000 divided by the applicable Conversion Rate, subject to adjustment as set forth herein.

“Conversion Rate” means initially 95.23809524 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 150 Fourth Avenue North, 2nd Floor, Nashville, Tennessee 37219, Attention: Corporate Trust Department, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.

“Credit Agreement” means the Credit Agreement dated the Issue Date by and among the Issuer, as Borrower, JPMorgan Chase Bank, N.A, as administrative agent, and JPMorgan Securities Inc., as Sole Book-runner and Lead Arranger, Wells Fargo Capital Finance, LLC, as Documentation Agent and Lead Arranger, the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Designated Preferred Stock” means preferred stock of the Issuer (other than Disqualified Equity Interests) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.09(a)(ii)(2) hereof.

“Discharge of ABL Debt” means (a) the payment in cash of all obligations outstanding and unpaid under the ABL Facility (including, without limitation, principal, interest, break-funding and increased cost reimbursement, fees and expenses) and the cash collateralization or other satisfactory arrangement of letters of credit then outstanding thereunder, in each case, contemporaneously with or after the termination or expiration of commitments under such ABL Facility and (b) the payment in cash or cash collateralization of Swap Obligations and Banking Services Obligations that are secured by a Lien on ABL Collateral.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final Maturity Date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in Article Three and Section 6.11 respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions set forth in Article Three and 6.11 respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) Excluded Equity, (b) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest (other than such forbearance by the Bank Collateral Agent after the Discharge of ABL Debt, (c) any Trademark (as defined in the Collateral Agreement) applications filed in the United States Patent and Trademark Office on the basis of any Grantor’s, as applicable, “intent-to-use” such trademark, unless and until acceptable evidence of use of the Trademark (as defined in the Collateral Agreement) has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), provided that any such Trademark (as defined in the Collateral Agreement) applications shall automatically be included in the Collateral upon the filing of acceptable evidence of use of such Trademark (as defined in the Collateral Agreement), (d) Equipment (as defined in the Collateral Agreement) and the related accessions and proceeds owned by any Grantor that is subject to a purchase money Lien or a Capital Lease to the extent such purchase money Lien or Capital Lease is a Permitted Lien if the contract to other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease or purchase money lien) prohibits or requires the consent of any Person other than a Grantor as a condition to the creation of any other Lien on such Equipment, (e) any interest in any real property (other than Material Real Property), including without limitation any leasehold interests (other than solely to the extent required to create and perfect a security interest in as-extracted collateral which is part of the ABL Collateral), (f) any assets the perfection of which would require notation of a lien on a certificate of title (other than solely to the extent such assets are part of the ABL Collateral) and (g) Special Property other than the following:

(a)           The right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406, 9-407, 9-408, 9-409 of the UCC to the extent that such Sections of the UCC are effective to limit the prohibitions or restrictions which make such property “Special Property”; and

(b)           Any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Contributions” means the net cash proceeds or Cash Equivalents received by the Issuer after the Issue Date from:

(1)           contributions to its common equity capital; and

(2)           the sale (other than to the Issuer or to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary of the Issuer) of Qualified Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate, the proceeds of which are excluded from the calculation set forth in Section 6.09(a)(ii)(2) hereof.

“Excluded Equity” means Equity Interests solely to the extent:

(a)           In excess of 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary;

(b)           Equity Interests issued by the Excluded Joint Venture; or

(c)           The inclusion of such Equity Interests in the Collateral would require separate financial statements for a Subsidiary of the Issuer to be filed with the SEC (or any successor federal agency) pursuant to Rule 3-16 of Regulation S-X (or any successor law or regulation), as in effect from time to time.

“Excluded Joint Venture” means Superior Materials Holdings LLC and its direct and indirect Subsidiaries.

“Ex-Dividend Date” means the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant issuance or distribution.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.  Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.  Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”

“Fundamental Change of Control” will be deemed to occur at such time as:

(i)            The Issuer consolidates with or merges with or into another Person (other than any Subsidiary of the Issuer and its outstanding Voting Stock is reclassified into, converted for or converted into the right to receive any other property or security, or the Issuer sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than its Subsidiary); provided, that the foregoing shall not constitute a Fundamental Change of Control if (x) Persons that beneficially own the Issuer’s Voting Stock immediately prior to the transaction own, directly or indirectly, a majority of the Voting Stock of the surviving or transferee Person immediately after the transaction in substantially the same proportion as their ownership of the Issuer’s Voting Stock immediately prior to the transaction or (y) such transaction is a consolidation, merger or sale, lease, conveyance or other disposition the purpose of which is to effect the Issuer’s redomiciling;

(ii)           Any “person” or “group”, other than the Issuer or any of its Subsidiaries or any employee benefit plan of the Issuer or such Subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Issuer’s capital stock then outstanding and entitled to vote generally in elections of directors; or

(iii)          During any period of 12 consecutive months after the Issue Date, Persons who at the beginning of such 12 month period constituted the Issuer’s Board of Directors, together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Issuer’s Board of Directors.

For purposes of this definition, (i) ”beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) ”group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and (iii) ”person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.

A “Fundamental Change of Control” shall be deemed not to have occurred in the case of a merger or consolidation described in clause (i) of the definition of Fundamental Change of Control if (x) at least 90% of the consideration paid for the Issuer’s Common Stock (other than cash payments for fractional shares and cash payments pursuant to dissenter’s appraisal rights) in the merger or consolidation consists of common stock of a United States or non-United States company traded on a United States national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (y) the market capitalization of the acquiror in such merger or consolidation is at least equal to or greater than the market capitalization of the Issuer on the Trading Day immediately preceding the day on which such merger or consolidation is publicly announced.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means (1) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries and the Excluded Joint Venture) and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)           All liabilities, contingent or otherwise, of such Person for borrowed money;

(2)           All obligations of such Person evidenced by bonds, debentures, notes, other similar instruments or letters of credit (or reimbursement obligations with respect thereto);

(3)           All reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)           All obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 60 days after such property is acquired or services completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)           The amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

(6)           All Capitalized Lease Obligations of such Person or Attributable Debt in respect of sale and leaseback transactions;

(7)           All Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)           All Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)           To the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10)         All obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business; and

(11)         Indebtedness of any partnership in which such Person is a general partner (other than to the extent that the instrument or agreement evidencing such Indebtedness expressly provides that such Indebtedness is recourse only to the partnership and not to the general partner).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.

“Institutional Accredited Investor” or “IAI” means an “accredited investor” with the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Issuer and each Guarantor, as it may be amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time in accordance with the Indenture or other intercreditor agreements among the Trustee, the Noteholder Collateral Agent, an agent for lenders providing an ABL Facility from time to time, in each case as it may be amended, modified, supplemented, extended, renewed or replaced.

“interest” means, with respect to the Notes, unless the context requires otherwise, interest and Additional Interest, if any, on the Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes and shall mean each ____, ____, ____ and ____ of each year.

“Investments” of any Person means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of:

(1)           All loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)           All purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)           All other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)           The Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made.  The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 6.17.  If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained.  Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Last Reported Sale Price” of Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on the principal United States securities exchange on which shares of Common Stock are then traded.  If the Common Stock is not listed for trading on a United States national securities exchange on the relevant date, the “Last Reported Sale Price” of Common Stock will be the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant date as reported by the OTC Bulletin Board or Pink OTC Markets Inc. or similar organization on which the Common Stock is then quoted.  If the Common Stock is not so quoted, the “Last Reported Sale Price” of Common Stock will be as determined by a United States nationally recognized securities dealer retained by the Issuer for that purpose.  The “Last Reported Sale Price” of Common Stock will be determined without reference to extended or after hours trading.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Material Real Property” means any owned real property (or any interest in owned real property) having a net book value in excess of $700,000.

“Maturity Date” means [              ], 2015.

“Maximum ABL Debt Amount” means, on any date of determination, the amount of (i) (1) the aggregate principal amount of ABL Debt then outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Restricted Subsidiaries thereunder) which principal amount shall not exceed $80.0 million less (2) to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of the application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with Section 6.11, plus (ii) the aggregate amount of all then outstanding Banking Services Obligations and the then applicable net aggregate obligation amount of all then outstanding Swap Obligations incurred with any lender under an ABL Facility (or an affiliate of such lender), in the case of each of the obligations under this clause (ii), to the extent secured under any ABL Facility, plus (iii) all accrued and unpaid interest accruing in respect of or attributable to, but only in respect of or attributable to, the aggregate principal amount of ABL Debt at any one time not to exceed the amount referred to in clause (i) above, fees, indemnities (other than unasserted, contingent indemnity obligations) and other obligations (other than principal and interest) relating to the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 6.15.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)           Brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

(2)           Provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)           Amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)           Payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5)           Appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6)           Any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Sale) in accordance with GAAP; provided, however, that the termination of any such escrow, Net Available Proceeds shall be increased by the amount of any portion of funds released from escrow to the Issuer or any Restricted Subsidiary.

“Non-Recourse Indebtedness” means:

(1)           As to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           No default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           As to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer or any Restricted Subsidiary) or assets of the Issuer and the Restricted Subsidiaries.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Note Documents” means the Notes, the Notes Guarantees, the Indenture, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.

“Noteholder Collateral Agent” means U.S. Bank National Association, as Noteholder Collateral Agent, and any successor thereto in such capacity.

“Noteholder Secured Parties” means the Trustee, Noteholder Collateral Agent, each Holder and each other holder of, or obligee in respect of, any obligations in respect of the Notes outstanding at such time and the beneficiaries of each indemnification obligation undertaken by a Note Party under any Note Document.

“Note Parties” means the Issuer and the Guarantors.

“Notes” means, collectively, the Issuer’s 9.5% Convertible Secured Notes due 2015 issued in accordance with Section 2.02 treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Notes Collateral” means substantially all of the assets (excluding all Excluded Assets) that are owned or hereafter acquired by the Issuer or by any Guarantor to the extent pledged or required to be pledged to secure the Notes on a first-priority basis in favor of the Noteholder Secured Parties in accordance with the Intercreditor Agreement, this Indenture and the Security Documents, including, to the extent constituting Collateral, all to the extent owned or hereafter acquired by the Issuer or by any Guarantor, (i) Equity Interests in any Subsidiary of the Issuer, (ii) Material Real Property, (iii) Equipment (other than mixer trucks), (iv) Intellectual Property, (v) other Collateral to the extent not constituting ABL Collateral and (v) Proceeds of Notes Collateral, including the Asset Sale Proceeds Account; provided that after the Discharge of ABL Debt secured by the ABL Collateral and subject to the terms, conditions and provisions of the Intercreditor Agreement, this Indenture and the Security Documents, all Collateral shall constitute Notes Collateral.  All capitalized terms used in this definition and not otherwise defined in this Indenture shall have the meaning attributed thereto in the Uniform Commercial Code for the State of New York.

“Obligation” means any principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase or otherwise), premium, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Offering Memorandum” means the offering memorandum of the Issuer relating to the offering of the Notes dated August 16, 2010 (including any documents incorporated by reference therein).

“Officer” means any of the following of the Issuer:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Open of Business” means 9:00 a.m. New York City time.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.

“Other Pari Passu Lien Obligations” means any other Refinancing Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes and all Obligations with respect to such Indebtedness; provided, that such Indebtedness shall (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are no more restrictive than the terms and covenants under the Notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) be secured by an interest in the Collateral that ranks pari passu or junior to the security interest and Liens of the Noteholder Collateral Agent in the Collateral for the benefit of the Noteholder Secured Parties.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Perfection Certificate” shall mean any Perfection Certificate substantially in the form delivered on the Issue Date.

“Permanent Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.

“Permitted Investment” means:

(1)           (i) Investments by the Issuer or any Guarantor in (a) any Restricted Subsidiary that is a Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary;

(2)           Investments in the Issuer by any Restricted Subsidiary;

(3)           Hedging Obligations incurred in compliance with Section 6.08;

(4)           Cash and Cash Equivalents;

(5)           Receivables and trade credit owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(6)           Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)           Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.11;

(8)           Lease, utility and other similar deposits in the ordinary course of business;

(9)           Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(10)         Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11)         Guarantees of Indebtedness permitted to be incurred under this Indenture;

(12)         Advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (xiii) of the definition of “Permitted Indebtedness” not to exceed $2.5 million at any time outstanding;

(13)         Payroll, travel, relocation, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(14)         Investments in existence on the Issue Date (including Investments in the Excluded Joint Venture) or made pursuant to binding commitments existing on the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on the Issue Date; provided that the amount of such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as may otherwise be permitted under this Indenture;

(15)         Prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(16)         Investments in an aggregate amount not to exceed, at any one time outstanding, not to exceed the greater of $5.0 million and 2.5% of Consolidated Net Tangible Assets at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(17)         Investments by the Issuer and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business, including such Investments in connection with the entry into any new hauling arrangements contemplated as of  the date of this Indenture;

(18)         Any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(19)         Any Investment by the Issuer or a Restricted Subsidiary of the Issuer in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $15.0 million and (b) 10% of Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20)         Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(21)         Investments acquired after the date of this Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Article Seven hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(23)         Any acquisition of assets or Equity Interests solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution to the common equity of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (23) will be excluded from Section 6.09(a)(ii)(4);

(24)         Investments by the Issuer or any Restricted Subsidiary in the Excluded Joint Venture in an aggregate amount not to exceed $7.0 million; and

(25)         For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clause (1) through (24) above, or is otherwise entitled to be incurred or made pursuant to Section 6.09, the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or pursuant to Section 6.09.

The amount of Investments outstanding at any time pursuant to clause (16) above shall be deemed to be reduced:

(a)           Upon the disposition or repayment of or return on any Investment made pursuant to clause (16) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)           Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (16).

“Permitted Liens” means the following types of Liens:

(1)           Liens on the Collateral securing the ABL Debt not to exceed the Maximum ABL Debt Amount and Banking Services Obligations and Swap Obligations (whose priority shall be governed by the Intercreditor Agreement);

(2)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

(3)           Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)           Judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, which are being contested in good faith and for which adequate reserves have been made to the extent required by GAAP;

(7)           Survey exceptions, easements, rights-of-way, zoning restrictions, non-monetary encumbrances and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(8)           Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10)         (A) Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(11)         Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(12)         Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(13)         Liens securing the Notes outstanding on the Issue Date, and Liens securing Other Pari Passu Lien Obligations, the Note Guarantees relating thereto and any Obligations with respect to such Notes, Other Pari Passu Liens Obligations and Note Guarantees; provided, that such Liens with respect to Other Pari Passu Lien Obligations do not extend to any additional assets not securing the Notes;

(14)         Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15)         Liens in favor of the Issuer or a Guarantor;

(16)         Liens securing Indebtedness and related obligations (including Hedging Obligations and cash management obligations incurred in the ordinary course and not for speculative purposes) permitted pursuant to clauses (iv) or (viii)(a) of Section 6.08(b) and Refinancing Indebtedness of such, in each case, to the extent such Liens in respect of Hedging Obligations are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Holders in any material respect than the Intercreditor Agreement and treated as “ABL Priority Liens” (as defined in the Intercreditor Agreement) under the applicable intercreditor agreement;

(17)         Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided, that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)         Liens securing Indebtedness permitted to be incurred under Section 6.08(b)(xi); provided, that the Liens securing such Indebtedness (i) are solely on acquired property or Equity Interests of the acquired entity, and the proceeds thereof or (ii) do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Indebtedness prior to the incurrence of such Indebtedness by the Issuer or a Restricted Subsidiary;

(19)         Liens, other than those securing Indebtedness permitted to be incurred under Section 6.08, on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)         Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16) ,(17), (18), (19) and this clause (20); provided, that such Liens (i) do not extend to any additional assets (other than improvements thereon and replacements thereof and proceeds) and (ii) are of the same priority as any such Liens prior to such refinancing;

(21)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)         Liens with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

(23)         Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

(24)         Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided, that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(25)         Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(26)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)         Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(28)         Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(29)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(30)         Customary Liens granted in favor of a trustee (including the Trustee) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued including this Indenture;

(31)         Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries to the extent not pledged as Notes Collateral; and

(32)         (i) With respect to real property owned by the Issuer or applicable Restricted Subsidiary, Liens encumbering any leases or subleases of real property leased to a third party and not incurred in connection with Indebtedness, which do not materially distract from the use of the property subject thereto and that do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole and (ii) with respect to any real property leased by the Issuer or any Restricted Subsidiary, any Liens on the title of such property not created by the Issuer or the Restricted Subsidiary, as applicable.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Private Placement Legend” means the legends initially set forth on the Notes in the form set forth in Exhibit C.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary, in each case, incurred for the purpose of financing all or any part of the purchase price, lease or mortgage financing (including such Indebtedness as lessee) of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Purchaser Group” means Monarch Alternative Capital LP, Whitebox Advisors, LLC and York Capital Management Global Advisors, LLC, in each case including any of their respective related funds and Affiliates.

“Purchaser Party” means any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) who acquired Notes from the Issuer on the Issue Date.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Record Date” means the applicable Record Date specified in the Notes; provided, that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)           The principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premiums and defeasance costs paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)           The Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3)           If the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu in right of payment with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4)           The Refinancing Indebtedness has a final Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the Maturity Date of the Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then such Refinancing Indebtedness shall have a final Stated Maturity after the Maturity Date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then such Refinancing Indebtedness shall have a maturity date no earlier than the Maturity Date of the Notes; and

(5)           The portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Maturity Date of the Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then no portion of such Refinancing Indebtedness shall mature until after the Maturity Date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then no portion of such Refinancing Indebtedness shall mature before the Maturity Date of the Notes.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the Purchaser Parties.

“Regulation D” means Regulation D under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Relevant Determination Date” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”

“Requirement of Law” means, collectively, any and all requirements of any governmental authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1)           The declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests, (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (provided that such dividends or distributions be to the Issuer or a Guarantor if made by a Guarantor), (c) any dividend or other distribution for which an adjustment of the Conversion Rate is made in accordance with Article Five and (d) any dividend, distribution or interest payment made to a Holder of Notes or Common Stock issuable upon conversion of the Notes in accordance with this Indenture;

(2)           The redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)           Any Investment other than a Permitted Investment; or

(4)           Any prepayment with respect to or redemption, repurchase, retirement, defeasance or other acquisition for consideration of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, in each case prior to the scheduled payment date or maturity or prior to any scheduled repayment of principal or sinking fund payment.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.  As of the Issue Date, all Subsidiaries of the Issuer shall be Restricted Subsidiaries.

“Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation, disposition or consolidation of facilities, including severance, curtailments or modifications of pension plans, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and any security agreements, pledge agreements, mortgages, collateral assignments and related agreements, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the property and assets (other than Excluded Assets) of each Grantor.

“Shelf Registration Statement” has the meaning assigned to it in the Registration Rights Agreement.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (xi) or (xii) under Section 8.01 has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (x) of Section 11.02(b), would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Property” means:

(a)           Any contract, General Intangible, permit, lease or license held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b)           Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein;

(c)           Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that the creation by such Grantor of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d)           Any property owned on the date hereof or acquired after the date hereof by any Grantor that is subject to a Lien permitted by either clause (14), (18), (19) or (20) of the definition of Permitted Liens if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained.

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any security interest or other Lien in the relevant permit, lease, license, contract or other agreement or by Requirement of Law applicable thereto, then in each case described in clauses (a), (b), (c) or (d) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto validly prohibits the creation of a security interest or Lien on such property in favor of the Noteholder Collateral Agent or such permit, lease, license, contract, other agreement or Requirement of Law validly requires any consent not obtained thereunder in order for the Issuer or a Guarantor to create a security interest therein and, upon the termination or waiver of such prohibition or requirement (howsoever occurring), such property shall cease to constitute “Special Property.”

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.  For the avoidance of doubt, (i) unsecured Indebtedness is not subordinated to secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness is not subordinated Indebtedness merely because it has a junior lien priority with respect to the same collateral.

“Subsidiary” means, with respect to any Person:

(1)           Any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           Any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.  The Excluded Joint Venture shall not be a Subsidiary of the Issuer or any Restricted Subsidiary for purposes of this Indenture.

“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements.

“Temporary Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness (excluding the Capitalized Lease Obligations, Purchase Money Indebtedness and Non-Recourse Indebtedness) of the Issuer and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available, in each case with such pro forma and other adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Secured Debt Ratio.

“Trading Day” means a day during which trading in securities generally occurs on the principal United States securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Indenture, Collateral Agreement, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Notes thereunder, (b) the execution, delivery and performance the Issuer and the Subsidiaries party thereto of the Credit Agreement, Intercreditor Agreement and related security documents on the Issue Date and borrowing thereunder, (c) restructuring of the Issuer pursuant to the plan of reorganization to be confirmed and consummated in one or more voluntary cases under Chapter 11 of the Bankruptcy Code to be commenced by the Issuer in the United States Bankruptcy Court for the District of Delaware and (d) the payment of related fees and expenses.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 6.17 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries.

SECTION 1.02.	Other Definitions.

Term	Section
144A Global Note	Section 2.01
acceleration declaration	Section 8.02
Accrued Interest	Section 5.03(b)
Additional Shares	Section 5.07(b)
Affiliate Transaction	Section 6.12(a)
Authentication Order	Section 2.02
Cap Conversion Dates	Section 5.08(c)
Cash Conversion Amount	Section 5.08(e)
Cash Conversion Payment Date	Section 5.08(i)
Conversion Cap	Section 5.13
Conversion Date	Section 5.02(a)(iv)
Conversion Event	Section 5.08(a)
Conversion Event Notice	Section 5.08(a)
Conversion Notice	Section 5.02(a)(i)
Conversion Payment Date	Section 5.02(b)
Conversion Termination Date	Section 5.08(b)
Covenant Defeasance	Section 10.02(c)
Deposit Bank	Section 4.01(b)(vii)
Designation	Section 6.17(a)
Designation Amount	Section 6.17(a)(ii)
Distributed Assets	Section 5.04(d)(v)

Term	Section
Effective Date	Section 5.07(c)
Election Notice	Section 5.08(c)
Event of Default	Section 8.01
Excess Proceeds	Section 6.11(d)(iii)
Expiration Date	Section 5.04(f)
Expiration Time	Section 5.04(f)
Four Quarter Period	Section 5.04(f)
Fundamental Change of Control Issuer Notice	Section 3.01(b)
Fundamental Change of Control Purchase Date	Section 3.01(a)
Fundamental Change of Control Purchase Notice	Section 3.01(c)(i)
Fundamental Change of Control Purchase Price	Section 3.01(a)
Global Notes	Section 2.01
Guarantee Obligations	Section 13.01
Guarantors	Preamble
IAI Global Note	Section 2.01
indenture securities	Section 1.03
indenture security holder	Section 1.03
indenture to be qualified	Section 1.03
indenture trustee	Section 1.03
institutional trustee	Section 1.03
Issuer	Preamble
Legal Defeasance	Section 10.02(b)
Make Whole Payment	Section 5.07(f)
Net Proceeds Offer	Section
Net Proceeds Payment Date	Section
Net Proceeds Surplus	Section 6.11(f)
obligor	Section 1.03
Offered Price	Section 6.11(e)(ii)
Pari Passu Indebtedness Price	Section 6.11(e)(ii)
Participants	Section 2.15(a)
Paying Agent	Section 2.03
Payment Amount	Section 6.11(e)(i)
Permanent Regulation S Global Note,	Section 2.01
Permitted Indebtedness	Section 6.08(b)
Physical Notes	Section 2.01
Premises	Section 6.15
Public Spin-Off	Section 5.04(d)(v)
Public Spin-Off Valuation Period	Section 5.04(d)(v)
Redemption Price	Section 4.01(a)
Redesignation	Section 6.17(d)
Reference Property	Section 5.05(b)
Registrar	Section 2.03
Regulation S Global Note	Section 2.01
Relevant Determination Date	Section 1.01
Remaining Notes	Section 5.08(g)

Term	Section
Restricted Payments Basket	Section 6.09(a)(ii)
Share Price	Section 5.07(c)
Successor	Section 7.01(a)(i)(2)
Temporary Regulation S Global Note	Section 2.01
Trigger Event	Section 5.04(d)(v)
Trustee	Preamble

SECTION 1.03.	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture.  The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.	Rules of Construction.

Unless the context otherwise requires:

(i)           A term has the meaning assigned to it;

(ii)          An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)         “or” is not exclusive;

(iv)         Words in the singular include the plural, and words in the plural include the singular;

(v)          Provisions apply to successive events and transactions;

(vi)         “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)       The words “including,” “includes” and similar words shall be deemed to be followed by “without limitation” and

(viii)      Capitalized words used in the definition of Notes Collateral and Excluded Assets shall be deemed to have the meanings attributed thereto in the Uniform Commercial Code for the State of New York.

ARTICLE TWO

THE NOTES

SECTION 2.01.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them, which approval can be evidenced by execution thereof.  Each Note shall be dated the date of its issuance and show the date of its authentication.  Each Note shall have an executed Note Guarantee from each of the Guarantors existing on the Issue Date endorsed thereon substantially in the form of Exhibit B.

The terms and provisions contained in the Notes and the Note Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes will be offered and sold in the United States in reliance on Regulation D.  Notes offered and sold to “Qualified Institutional Buyers” as defined in Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (each a “144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.

Notes offered and sold to Institutional Accredited Investors shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form of Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit C.  Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, upon receipt by the Trustee and the Issuer of a duly executed certificate certifying that the Holder of the beneficial interest in the Temporary Regulation S Global Note is a Non-U.S. Person, substantially in the form of Exhibit D from the Depositary, a single permanent global Note in registered form substantially in the form of Exhibit A (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note” and together with the 144A Global Note and the IAI Global Note, the “Global Notes”) duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the cancellation of the Temporary Regulation S Global Note and the issuance of the Permanent Regulation S Global Note.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided.  Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).

SECTION 2.02.	Execution, Authentication and Denomination.

One Officer of the Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for such Issuer by manual or facsimile signature.  One Officer of a Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the Note Guarantee for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Note Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $55,000,000, except for Notes authenticated and delivered upon registration of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.06, Section 2.07, and Section 2.10.

The Notes shall be known and designated as the “9.5% Convertible Senior Notes due 2015” of the Issuer.  The principal amount shall be payable at the Maturity Date.

The Trustee shall authenticate the Notes on the Issue Date upon a written order of the Company in the form of a certificate of an Officer of the Company (an “Authentication Order”).  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.  The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

SECTION 2.03.	Registrar and Paying Agent.

The Issuer shall maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, for such purposes.  The Issuer may act as Registrar or Paying Agent, except that for the purposes of Article Ten, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent.  The Registrar shall keep a register of the Notes and of their transfer and exchange and the entries in such register shall be conclusive as to the ownership of each of the Notes, absent manifest error.  The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent.  The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04.	Paying Agent to Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee or the Issuer or any Subsidiary to agree in writing that, subject to Article Twelve, each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.	Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Issuer, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the Close of Business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Five, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the Close of Business on the related Interest Payment Date.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07.	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met.  Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuer and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

SECTION 2.08.	Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note does not cease to be outstanding because the Issuer, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 6.01, it ceases to be outstanding and interest ceases to accrue.  If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10.	Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.  Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11.	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary), and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures.  Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12.	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner.  The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day.  At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13.	Cusip Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers, and if so, the Trustee shall use the “CUSIP” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer will promptly notify the Trustee of any change in the “CUSIP” numbers.

SECTION 2.14.	Deposit of Moneys.

Subject to Section 2 of the Notes, prior to 11:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Fundamental Change of Control Payment Date, Conversion Payment Date, Conversion Termination Date and Net Proceeds Payment Date, as the case may be.

SECTION 2.15.	Book-Entry Provisions for Global Notes.

(a)           General.  The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as set forth in Exhibit C, as applicable.

Members of, or participants in, the Depositary (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)          Global Notes.  Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depositary and the provisions of Section 2.16; provided, that in no event shall a beneficial interest in a Global Note be credited, or a Physical Note which is not a Restricted Security be issued, to a Person who is an affiliate (as defined in Rule 144 under the Securities Act) of the Issuer.  In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depositary notifies the Issuer that it is unwilling or unable to act as Depositary for any Global Note, the Issuer so notifies the Trustee in writing and a successor Depositary is not appointed by the Issuer within 90 days of such notice or (ii) the Issuer, at its option, and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of the Notes in the form of Physical Notes under this Indenture.  Upon any issuance of a Physical Note in accordance with this Section 2.15(b) the Trustee is required to register such Physical Note in the name of, and cause the same to be mailed to, such person or persons (or the nominee of any thereof).  All such Physical Notes shall bear the applicable legends, if any.

(c)          Transfer or Exchange of a Position of the Beneficial Interest in a Global Note.  In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(d)          Transfer of a Global Note as an Entirety.  In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Issuer shall execute, (ii) the Guarantors shall execute notations of Note Guarantees on and (iii) the Trustee shall upon written instructions from the Issuer authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e)          Physical Notes.  Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.

(f)           Proxies.  The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16.	Special Transfer and Exchange Provisions.

(a)          Transfers to Non-QIB Institutional Accredited Investors.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to any Institutional Accredited Investor which is not a QIB:

(i)           The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto and any legal opinions and certifications as may be reasonably requested by the Trustee and the Issuer;

(ii)           If the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the IAI Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above (and any legal opinion or other certifications), the Registrar shall register the transfer and reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii)           If the proposed transferor is a Participant seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depositary’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b)          Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:

(i)           The Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           If the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii)           If the proposed transferor is a Participant seeking to transfer an interest in the IAI Global Note or the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the IAI Global Note or the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(c)          Transfers of Interests in the Temporary Regulation S Global Note.  The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i)           The Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note, whether or not such Global Note bears the Private Placement Legend if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E stating, among other things, that the proposed transferee is a Non-U.S. Person (except for a transfer to a Purchaser Party);

(ii)           If the proposed transferee is a Participant, upon receipt by the Registrar of the documents referred to in clause (i)(x) above, if required, and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and amount of such transfer of an interest in the Temporary Regulation S Global Note.

(d)          Transfers to Non-U.S. Persons.  The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i)           The Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit F from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Issuer may reasonably request; and

(ii)           (a) If the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the IAI Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note or the IAI Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or the IAI Global Note, as the case may be, to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Permanent Regulation S Global Note in an amount equal to the principal amount of the Rule 144A Global Note, the IAI Global Note or the Physical Notes, as the case may be, to be transferred.

(e)           Restrictions on Transfer and Exchange of Global Notes.  Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(f)           Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold (including pursuant to the Shelf Registration Statement) pursuant to an effective registration statement under the Securities Act.

(g)           General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or Section 2.16 as long as there are any Notes outstanding.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depositary, or the accuracy of the books and records of the Depositary.

(h)           Cancellation and/or Adjustment of Global Note.  At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or  retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)           Automatic Exchange from Global Note Constituting a Restricted Security or Physical Note Constituting a Restricted Security to Global Note Which Is Not a Restricted Security.  At the option of the Issuer and upon compliance with the following procedures, beneficial interests in a Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security shall be exchanged for beneficial interests in a Global Note, which is not a Restricted Security.  In order to effect such exchange, the Issuer shall provide written notice to the Trustee instructing the Trustee to (i) direct the depositary to transfer the specified amount of the outstanding beneficial interests in a particular Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security to a Global Note, which is not a Restricted Security, and provide the depositary with all such information as is necessary for the depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of the applicable Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security and the CUSIP number of the Global Note, which is not a Restricted Security, into which such Holders’ beneficial interests will be exchanged.  As a condition to any such exchange pursuant to this Section 2.16(i), the Trustee shall be entitled to receive from the Issuer, and rely upon conclusively without any liability, an Officers’ Certificate and an Opinion of Counsel to the Issuer, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Global Note, which is not a Restricted Security, shall be affected in compliance with the Securities Act.  The Issuer may request from Holders such information it reasonably determines is required in order to be able to deliver such Officers’ Certificate and Opinion of Counsel.  Upon such exchange of beneficial interests pursuant to this Section 2.16(i), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security and the Global Note, which is not a Restricted Security, respectively, equal to the principal amount of beneficial interests transferred.  Following any such transfer pursuant to this Section 2.16(i) of all of the beneficial interests in a Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security, such Global Note constituting a Restricted Security or Physical Note constituting a Restricted Security shall be cancelled.

(j)          Transfer of Securities Held by Affiliates.  Notwithstanding anything to the contrary in this Section 2.16 any certificate (i) evidencing a Note that has been transferred to an Affiliate (as defined in Rule 405 of the Securities Act) of the Issuer, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Note that has been acquired from an Affiliate (other than by an Affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Issuer or any Affiliate of the Issuer was an owner of such Note, in each case, be in the form of a permanent Physical Note and bear the Private Placement Legend subject to the restrictions in this Section 2.16.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16(j).  The Issuer, at its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

ARTICLE THREE

PURCHASE AT OPTION OF HOLDERS UPON
A FUNDAMENTAL CHANGE OF CONTROL

SECTION 3.01.	Purchase at the Option of Holders upon a Fundamental Change of Control.

(a)          Generally. If there shall occur a Fundamental Change of Control at any time prior to the Maturity Date of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Issuer to purchase all of such Holder’s Notes, or any portion thereof in principal amount that is equal to $1,000 or an integral multiple thereof, on a date specified by the Issuer that is not less than 25 Business Days nor more than 30 Business Days after the Fundamental Change of Control, subject to extension to comply with applicable law (the “Fundamental Change of Control Purchase Date”), at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change of Control Purchase Date (the “Fundamental Change of Control Purchase Price”), subject to the satisfaction by the Holder of the requirements set forth in Section 3.01(c); provided, however, if the Fundamental Change of Control Purchase Date occurs after a Record Date and on or prior to the Interest Payment Date to which it relates, the Issuer will pay accrued and unpaid interest to the Holder of record as of the corresponding Record Date and the Fundamental Change of Control Purchase Price payable to the Holder of such Note will be 100% of the principal amount of such Note.

(b)          Delivery of Fundamental Change of Control Issuer Notice. On or before the 5th calendar day after the occurrence of a Fundamental Change of Control, the Issuer shall deliver or cause to be delivered to all Holders of record of the Notes as of such date at their addresses shown in the register for the Notes a notice as set forth in Section 3.02 (the “Fundamental Change of Control Issuer Notice”) with respect to such Fundamental Change of Control.  The Issuer shall also deliver a copy of the Fundamental Change of Control Issuer Notice to the Trustee, the Conversion Agent and the Paying Agent at such time as it is mailed to Holders of Notes.  Simultaneously with providing such Fundamental Change of Control Issuer Notice, the Issuer shall publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer’s website.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit any Holder’s purchase rights or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 3.01.

(c)          Delivery of Fundamental Change of Control Purchase Notice By Holders. For Notes to be purchased at the option of the Holder, the Holder must deliver to the Paying Agent, at any time after the occurrence of the Fundamental Change of Control and prior to Close of Business, on the Business Day immediately preceding the Fundamental Change of Control Purchase Date,

(i)           A duly completed notice (the “Fundamental Change of Control Purchase Notice”) in the form set forth on Exhibit I hereto, which must specify:

(1)           If the Notes are Physical Notes, the certificate numbers of the Holder’s Notes to be delivered for purchase or if such Notes are not Physical Notes, the Holder’s notice must comply with the appropriate procedures of the Depositary and its direct and indirect participants;

(2)           The portion of the principal amount of the Holder’s Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

(3)           That the Holder’s Notes are to be purchased by the Issuer pursuant to the applicable provisions of the Notes and this Indenture.

(4)           Delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Issuer) at any time after delivery of the Fundamental Change of Control Purchase Notice (together with all necessary endorsements) at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Issuer), such delivery being a condition to receipt by the Holder of the Fundamental Change of Control Purchase Price therefor; provided, that such Fundamental Change of Control Purchase Price shall be so paid pursuant to this Section 3.01 only if the Notes so delivered to the Trustee (or other Paying Agent appointed by the Issuer) shall conform in all respects to the description thereof in the related Fundamental Change of Control Purchase Notice and no written notice of withdrawal in accordance and complying with Section 3.03 shall have been received by the Paying Agent at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date.

All questions as to the validity, eligibility (including time of receipt) and acceptance of Notes for purchase shall be determined by the Issuer, whose determination shall be final and binding absent manifest error.  The Issuer shall purchase from the Holder thereof, pursuant to this Section 3.01, a portion of a Note, if the principal amount of such portion is $1,000 or an integral multiple thereof. Provisions of this Indenture that apply to the purchase of all of a Note shall apply to the purchase of such portion of such Note.  The Paying Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change of Control Purchase Notice or written notice of withdrawal thereof.

(d)          No Payment During Events of Default.  Notwithstanding the foregoing, no Notes may be purchased by the Issuer at the option of the Holders pursuant to this Section 3.01 if an Event of Default has occurred and is continuing other than an Event of Default that is cured by the payment of the Fundamental Change of Control Purchase Price on the Fundamental Change of Control Purchase Date.

Any purchase by the Issuer contemplated pursuant to the provisions of this Section 3.01 shall be consummated by the delivery to the Trustee of the consideration to be received by the Holder promptly following the later of the Fundamental Change of Control Purchase Date or the time of the book-entry transfer or delivery of the Notes.

SECTION 3.02.	Fundamental Change of Control Issuer Notice.

(a)          The Fundamental Change of Control Issuer Notice.  The Fundamental Change of Control Issuer Notice shall:

(i)           State the Fundamental Change of Control Purchase Price including the amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Fundamental Change of Control Purchase Date and the Fundamental Change of Control Purchase Date to which the Fundamental Change of Control Issuer Notice relates;

(ii)          State the event constituting the Fundamental Change of Control and the Effective Date of the Fundamental Change of Control;

(iii)         State whether the Fundamental Change of Control Purchase Price will be paid in cash;

(iv)        State that Holders must exercise their right to elect purchase prior to Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date by sending a Fundamental Change of Control Purchase Notice to the Paying Agent;

(v)         State the name and address of the Paying Agent;

(vi)        State that Notes must be surrendered to the Paying Agent to collect the Fundamental Change of Control Purchase Price;

(vii)       State that a Holder may withdraw its Fundamental Change of Control Purchase Notice in whole or in part at any time prior to Close of Business on the Business Day immediately preceding the Fundamental Change of Control Purchase Date by delivering a valid written notice of withdrawal in accordance with Section 3.03;

(viii)      State that the Notes are then convertible, the Conversion Rate and any adjustments to the Conversion Rate resulting from the Fundamental Change of Control transaction (pursuant to Section 3.01) and expected changes in cash, shares or other property deliverable upon conversion of the Notes as a result of the occurrence of the Fundamental Change of Control;

(ix)         State that if Notes are converted in connection with a Fundamental Change of Control (rather than repurchased) a Holder shall be entitled to receive Additional Shares and a Make Whole Payment (as defined in Section 5.07(b) and Section 5.07(f));

(x)          State the number of Additional Shares and Make Whole Payment that would be payable as a result of such Fundamental Change of Control transaction, if any, if the Notes are converted in connection with such Fundamental Change of  Control (rather than repurchased);

(xi)         State that for Notes to be converted in connection with a Fundamental Change of Control, Notes must be converted at any time on or after the Effective Date of the Fundamental Change of Control but prior to the Close of Business on the Fundamental Change of Control Purchase Date;

(xii)        State that Notes as to which a Fundamental Change of Control Purchase Notice has been given by a Holder may be converted and the Additional Shares and Make Whole Payment received only if a Fundamental Change of Control Purchase Notice is not given or is withdrawn in accordance with the terms of this Indenture; and

(xiii)       State the CUSIP number of the Notes.

(b)          Other Matters.  A Fundamental Change of Control Issuer Notice may be given by the Issuer or, at the Issuer’s request, the Trustee shall give such Fundamental Change of Control Issuer Notice in the Issuer’s name and at the Issuer’s expense; provided, that the text of the Fundamental Change of Control Issuer Notice shall be prepared by the Issuer.

The Issuer will, to the extent required, (i) comply with the provisions of Rule 13e-4 and Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the purchase of the Notes, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply with all federal and state securities laws so as to permit the rights and obligations under Section 3.01 to be exercised in the time and in the manner specified in Section 3.01.

Notwithstanding the foregoing, the Issuer will not be required to make an offer to purchase the Notes pursuant to this Article Three after the Maturity Date or after the Conversion Termination Date.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit any Holder’s purchase rights or affect the validity of the proceedings for the purchase of Notes pursuant to this Section 3.02.

SECTION 3.03.	Effect of Fundamental Change of Control Purchase Notice; Withdrawal.

(a)          Right to Receive Fundamental Change of Control Purchase Price.  Upon receipt by the Paying Agent of the Fundamental Change of Control Purchase Notice specified in Section 3.01(c), the Holder of the Notes in respect of which such Fundamental Change of Control Purchase Notice was given shall (unless such Fundamental Change of Control Purchase Notice is validly withdrawn in accordance with Section 3.03(b)) thereafter be entitled to receive solely the Fundamental Change of Control Purchase Price with respect to such Notes.  Such Fundamental Change of Control Purchase Price shall be paid to such Holder, subject to receipt of funds and/or the Notes by the Paying Agent, promptly following the later of (x) the Fundamental Change of Control Purchase Date with respect to such Notes (provided the Holder has satisfied the conditions in Section 3.01(a)) and (y) the time of book-entry transfer or delivery of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 3.01.  The Notes in respect of which a Fundamental Change of Control Purchase Notice has been given by the Holder thereof may not be converted pursuant to Article Five hereof on or after the date of delivery of such Fundamental Change of Control Purchase Notice unless such Fundamental Change of Control Purchase Notice has first been validly withdrawn pursuant to Section 3.03(b).

(b)          Withdrawal of Fundamental Change of Control Purchase Notice.  A Fundamental Change of Control Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to Close of Business time on the Business Day immediately preceding the Fundamental Change of Control Purchase Date, specifying:

(i)           If the Notes are Physical Notes, the certificate numbers of the withdrawn Notes, or if such Notes are not Physical Notes, the notice must comply with appropriate procedures of the Depositary and its direct and indirect participants;

(ii)          The principal amount of the Notes with respect to which notice of withdrawal is being submitted, which must be $1,000 or integral multiples thereof; and

(iii)         The principal amount, if any, of such Notes which remains subject to the original Fundamental Change of Control Purchase Notice and which has been or will be delivered for purchase by the Issuer, which must be $1,000 or integral multiples thereof.

If a Fundamental Change of Control Purchase Notice is properly withdrawn, the Issuer shall not be obligated to purchase the Notes  listed on the Fundamental Change of Control Purchase Notice nor pay the Fundamental Change of Control Purchase Price therefor.

SECTION 3.04.	Deposit of Fundamental Change of Control Purchase Price.

(a)          Deposit of Funds.  No later than 11:00 a.m. New York City time on the Fundamental Change of Control Purchase Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount in cash (in immediately available funds if deposited on such Fundamental Change of Control Purchase Date) sufficient to pay the Fundamental Change of Control Purchase Price, of all the Notes or portions thereof that are to be purchased as of the Fundamental Change of Control Purchase Date.  The Issuer shall promptly notify the Trustee in writing of the amount of any deposits of cash made pursuant to this Section 3.04.  The Issuer shall be entitled to make any deposit of funds contemplated by this Section 3.04 under arrangements designed to permit such funds to generate interest or other income for the Issuer, and the Issuer shall be entitled to receive all interest and other income earned by any funds while such funds shall be deposited as contemplated by this Article Three, provided, that the Issuer shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy.

(b)          Interest shall cease to Accrue.  If on the Fundamental Change of Control Purchase Date the Paying Agent holds funds sufficient to pay the Fundamental Change of Control Purchase Price of the Notes that Holders have elected to require the Issuer to purchase in accordance with Section 3.01(a), then, as of the Fundamental Change of Control Purchase Date, (i) such Notes will cease to be outstanding and interest will cease to accrue thereon and (ii) all other rights of the Holder in respect thereof will terminate (other than the right to receive the Fundamental Change of Control Purchase Price and previously accrued and unpaid interest upon delivery or transfer of such Notes).  This will be the case whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent.

SECTION 3.05.	Notes Purchased in Whole or in Part; Repayment to the Issuer.

(a)          Notes Purchased in Whole or in Part.  Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased; provided, that in no event shall a Note of a principal amount of $1,000 or less be redeemed in part.

(b)          Repayment to the Issuer.  The Paying Agent shall return to the Issuer any cash that remains unclaimed, together with interest, if any, thereon, held by it for the payment of the Fundamental Change of Control Purchase Price; provided, that to the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 3.04 exceeds the aggregate Fundamental Change of Control Purchase Price of the Notes or portions thereof which the Issuer is obligated to purchase as of the Fundamental Change of Control Purchase Date, then as soon as practicable following the Fundamental Change of Control Purchase Date, the Paying Agent shall return any such excess to the Issuer.

ARTICLE FOUR

REDEMPTION

SECTION 4.01.	Redemption at the Option of the Issuer.

(a)          Redemption at the Option of the Issuer Following Conversion Termination Date.  Notes may not be redeemed by the Issuer in whole or in part at any time, except as provided in this Article Four.  On or after the Conversion Termination Date, the Issuer may, at its option, redeem outstanding Notes, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, at a price (the “Redemption Price”) equal to 100% of  the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Conversion Termination Date, plus, the Cash Conversion Amount, if any, in respect of the Notes to be redeemed; provided, that Notes subject to redemption under this Article Four shall not include any Notes specified for conversion pursuant to an Election Notice as described in Section 5.08(c).  Subject to the Conversion Cap and Section 4.02, the Issuer may elect to pay the Cash Conversion Amount, in whole or in part, in shares of its Common Stock.

(b)          Notice of Redemption.  In case the Issuer shall desire to exercise the right to redeem the Notes pursuant to this Section 4.01, it shall fix a date for redemption, and it, or at its request (which request must be delivered to the Trustee at least ten (10) Business Days prior to the date the Trustee is requested to give notice as described below unless a shorter period is agreed to by the Trustee) the Trustee in the name of and at the expense of the Issuer, shall mail or cause to be mailed a notice of such redemption at least fifteen (15) and not more than forty-five (45) days prior to the Redemption Date to the Holders of the Notes to be redeemed.  In any case, failure to give notice to a Holder or any defect in the notice to the Holder of any Notes designated for redemption shall not affect the validity of the proceedings for the redemption of any other Note.

In addition to any information required by law, each such notice of redemption shall specify the following:

(i)           The principal amount of Notes to be redeemed,

(ii)          The date fixed for redemption;

(iii)         The Redemption Price at which such Notes are to be redeemed (including the Cash Conversion Amount);

(iv)         The place or places of payment, and that payment will be made upon presentation and surrender of the physical certificate or certificates representing such Notes;

(v)          That the Redemption Price, will be paid as specified in said notice and whether the Cash Conversion Amount will be paid in cash or in shares of Common Stock or a combination of cash and shares of Common Stock, and if payable all or in part in Common Stock, the method of calculating the amount of Common Stock to be delivered on the applicable payment date;

(vi)         That interest on such Notes ceased to accrue as of the Conversion Termination Date in accordance with this Indenture, and

(vii)        The right to convert such Notes  expired on the Conversion Termination Date in accordance with this Indenture.

On or prior to the date fixed for redemption specified in the notice of redemption given as provided in this Section 4.01(b), the Issuer will deposit with a bank or trust company having an office or agency in the Borough of Manhattan, The City of New York and having a combined capital and surplus of at least $50,000,000 (the “Deposit Bank”) an amount in cash sufficient to redeem on the date fixed for redemption all the Notes so called for redemption at the appropriate Redemption Price, together with the Cash Conversion Amount, if any; provided, that if such payment is made on the date fixed for redemption it must be received by the Deposit Bank by 11:00 a.m. New York City time, on such date.  The Issuer shall be entitled to make any deposit of funds contemplated by this Section 4.01 under arrangements designed to permit such funds to generate interest or other income for the Issuer, and the Issuer shall be entitled to receive all interest and other income earned by any funds while such funds shall be deposited as contemplated by this Article Four, provided, that the Issuer shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy. If the conditions precedent to the disbursement of any funds deposited by the Issuer pursuant to this Article Four shall not have been satisfied within two years after the establishment of such funds, then (i) such funds shall be returned to the Issuer upon its request, (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them, (iii) the person entitled to the payment for which such funds shall have been originally intended shall have the right to look only to the Issuer for such payment, subject to applicable escheat laws, and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Issuer.

If fewer than all the outstanding Notes are to be redeemed, Notes to be redeemed shall be selected by the Issuer from outstanding Notes not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Issuer in its sole discretion.

(c)          Payment of Redemption Price.  If notice of redemption has been given as above provided, on and after the date fixed for redemption (unless the Issuer shall default in the payment of the Redemption Price, together with the Cash Conversion Amount), such Notes shall be deemed no longer outstanding and the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof and the Cash Conversion Amount, if any.

If fewer than all Notes represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed Notes without cost to the Holder thereof.

SECTION 4.02.	Payment of Cash Conversion Amount in Shares of Common Stock.

Subject to the Conversion Cap, the Issuer may elect to pay the Cash Conversion Amount by delivery of shares of its Common Stock if and only if the conditions of Section 5.08(f) have been satisfied.

SECTION 4.03.	No other Redemption Rights.

No sinking fund, mandatory redemption or other similar provision shall apply to the Notes.

ARTICLE FIVE

CONVERSION

SECTION 5.01.	Right to Convert.

(a)          Conversion.  Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, at any time to convert the principal amount of its Notes, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into shares of Common Stock; provided, that a Holder’s right to convert Notes shall terminate upon the occurrence of a Conversion Event as provided in Section 5.08.

Notwithstanding the foregoing, if a Holder of Notes has submitted Notes for purchase under Article Three, the Holder may convert such Notes only if the Holder first withdraws its Fundamental Change of Control Purchase Notice pursuant to Section 3.03(b).

(b)          Conversion in Whole or in Part.  Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

SECTION 5.02.	Conversion Procedure.

(a)          Conversion Notice.  Each Note shall be convertible at the office of the Conversion Agent.  In order to exercise the conversion right with respect to any interest in Global Notes, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Issuer or the Trustee or Conversion Agent and any transfer taxes if required pursuant to Section 5.09. In order to exercise the conversion right with respect to any Physical Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i)           Complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or facsimile of the Conversion Notice;

(ii)          Deliver such notice, which is irrevocable, and the Note to a Conversion Agent;

(iii)         If required, furnish appropriate endorsements and transfer documents; and

(iv)        If required, pay any transfer or similar tax.

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”

(b)          Conversion Payment Date.  As soon as practicable, but in any event within five (5) Business Days, or ten (10) Business Days in the case of the application of the Conversion Cap calculation pursuant to Section 5.13, immediately following the Conversion Date (the “Conversion Payment Date”), the Issuer shall issue and shall deliver to Holder at the office of the Conversion Agent, a certificate or certificates for the number of full shares of Common Stock issuable in respect of such conversion in accordance with the provisions of this Article Five including payment of the Accrued Interest in accordance with Section 5.03. In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge to such Holder, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the date on which the requirements set forth above in Section 5.02(a) have been satisfied as to such Notes (or portion thereof); provided, however, that the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become as of the relevant Conversion Date the Holder of record of the shares of Common Stock represented thereby; provided, further, that in case of any such surrender on any date when the share transfer books of the Issuer shall be closed, the Person or Persons in whose name the certificate or certificates for such shares are to be issued shall be deemed to have become the record Holder thereof for all purposes on the next day on which such share transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such Notes shall be surrendered.  All shares of Common Stock delivered upon conversion of the Notes will, upon delivery, be duly authorized, validly issued and fully paid and non assessable, free and clear of all Liens and not subject to any preemptive rights.

(c)          Trustee.  Upon the conversion of an interest in Global Notes, the Trustee (or other Conversion Agent appointed by the Issuer) shall make a notation on such Global Notes as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(d)          Legend.  Each share certificate representing shares of Common Stock issued upon conversion of the Notes that are Restricted Notes shall bear the legend in substantially the form of Exhibit G hereto.

SECTION 5.03.	Settlement upon Conversion.

(a)          Number of Shares.  With respect to any conversion of Notes, the Issuer shall, subject to the provisions of this Article Five, deliver to converting Holders, in respect of each $1,000 principal amount of Notes being converted, a number of shares of Common Stock equal to the then Conversion Rate.

(b)          Payment of Accrued Interest.  Upon conversion, on the Conversion Payment Date, Holders shall receive separate cash payment for accrued and unpaid interest to, but excluding, the applicable Conversion Date (the “Accrued Interest”), unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates, in which case the following shall apply.  If Notes are converted after the Close of Business on a Record Date for the payment of interest but prior to the Open of Business on the related Interest Payment Date, Holders of such Notes at the Close of Business on such Record Date will receive in cash the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion.

(c)          Payment of Accrued Interest in Shares of Common Stock.  The Issuer may elect to pay the Accrued Interest to any Holder by delivery of shares of its Common Stock if and only if the following conditions have been satisfied:

(i)           The shares of Common Stock deliverable in payment of the Accrued Interest shall have a fair market value as of the Conversion Date of not less than the Accrued Interest;

For purposes of this Section 5.03(c), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Conversion Date.  The Issuer shall provide such Holder written notice prior to the Conversion Payment Date that it will pay all or a portion of the Accrued Interest in shares of Common Stock.

(ii)          Payment of the Accrued Interest may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the Conversion Payment Date; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is not then so listed on a United States national securities exchange;

(iii)         All shares of Common Stock which may be issued will be issued out of the Issuer’s authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable free of any preemptive rights; and

(iv)         Payment of the Accrued Interest may not be made in Common Stock to any Person to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

If all the conditions set forth above are not satisfied, the Accrued Interest shall be paid by the Issuer only in cash.

(d)           No Fractional Shares.  The Issuer shall not issue fractional shares upon conversion of Notes.  If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion (and the number of fractional shares, if any, for which cash shall be delivered) shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.  If any fractional share would be issuable upon the conversion of any Notes, the Issuer shall make payment an amount in cash for the current market value of the fractional shares.  The current market value of a fractional share shall be determined (calculated to the nearest 1/1000th of a share) by multiplying the Last Reported Sale Price of the Common Stock on the relevant Conversion Date by such fractional share and rounding the product to the nearest whole cent.  The Issuer shall not issue fractional shares upon payment of Accrued Interest.  If any fractional share would be issuable upon such payment, the Issuer shall make payment in an amount of such fractional share in cash.

(e)           Satisfaction of Conversion.  By delivery to the Holder of the full number of shares of Common Stock, together with any cash payment for fractional shares, issuable upon conversion, and amounts equal to the Accrued Interest, whether paid in cash or in shares of Common Stock in accordance with Section 5.03(c), the Issuer will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and all accrued and unpaid interest to, but not including, the Conversion Date.

SECTION 5.04.	Adjustment of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Issuer as follows:

(a)           Dividends and Distributions.  In case the Issuer shall, at any time or from time to time while any of the Notes are outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, in each case, to all or substantially all holders of Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1 / OS0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after the Open of Business on the Ex-Dividend Date and solely as a result of and giving effect to such dividend or distribution.

Any adjustment made pursuant to this Section 5.04(a) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.04(a) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.04(a), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution shall not include shares of Common Stock held in treasury. The Issuer will not pay any dividend or make any distribution on Common Stock held in treasury.

(b)           Subdivisions and Combinations.  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (in each case, other than in connection with a Fundamental Change of Control), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x OS1 / OS0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the effective date of such subdivision or combination;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after the Open of Business on the effective date of such subdivision or combination, and solely as a result of and giving effect to, such subdivision or combination.

Any adjustment made pursuant to this Section 5.04(b) shall become effective immediately prior to Open of Business on the effective date of such subdivision or combination.  If any subdivision or combination that is the subject of this Section 5.04(b) is declared but not so made, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to effect such subdivision or combination to the Conversion Rate that would then be in effect if such subdivision or combination had not been declared.  For purposes of this Section 5.04(b), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the effective date of such subdivision or combination for such subdivision or combination shall not include shares of Common Stock held in treasury.

(c)           Rights, Warrants or Options.  In case the Issuer shall issue rights (other than rights issued pursuant to a stockholder rights plan, and then in accordance with Section 5.04(n)), warrants or options to all or substantially all holders of Common Stock entitling them to purchase, for a period expiring within 60 calendar days of the date of issuance, Common Stock at an aggregate price per share less than the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the time of announcement of the distribution, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X)/ (OS0 +Y)

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such issuance;

OS0 = the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (x) the aggregate price payable to exercise such rights, warrants or options divided by (y) the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of the issuance of such rights, warrants or options.

Any adjustment made pursuant to this Section 5.04(c) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such issuance. In the event that such rights, warrants or options described in this Section 5.04(c) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Issuer publicly announces its decision not to issue such rights, warrants or options to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, warrants or options are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, warrants or options upon the exercise of such rights, warrants or options the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights, warrants or options there shall be taken into account any consideration received by the Issuer for such rights, warrants or options and the value of such consideration (if other than cash, to be determined in good faith by the Issuer’s Board of Directors). For purposes of this Section 5.04(c), the number of shares of Common Stock outstanding at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such issuance shall not include shares of Common Stock held in treasury. The Issuer will not issue any rights, warrants or options in respect of shares of Common Stock held in treasury.

(d)          Other Distributions; Public Spin-Off.  In case the Issuer shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding Common Stock, evidences of the Issuer’s indebtedness or assets, including securities but excluding:

(i)           Any dividends or distributions referred to in Section 5.04(a) above;

(ii)           Shares delivered in connection with subdivisions of Common Stock referred to in Section 5.04(b) above;

(iii)           Any rights, warrants or options referred to in Section 5.04(c) above;

(iv)           Any dividends or distributions referred to in Section 5.04(e) below; and, or

(v)           Any Public Spin-Offs to which the provisions set forth below in this Section 5.04(d) applies;

(any of the foregoing hereinafter in this Section 5.04(d) called the “Distributed Assets”), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (SP0 / (SP0 – FMV))

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors) on the Ex-Dividend Date for such distribution of the Distributed Assets so distributed, expressed as an amount per share of Common Stock.

If the transaction that gives rise to an adjustment pursuant to this Section 5.04(d) is, however, one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of Capital Stock of any class or series of, or similar equity interests in, a Subsidiary or other business unit of the Issuer (i.e., a “spin-off”) that are, or when issued, will be, traded or listed on The Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or any other United States national securities exchange or market (a “Public Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

FMV0 = the average of the Last Reported Sale Prices of the Distributed Assets applicable to one share of Common Stock during the 10 consecutive Trading Day period commencing on and including the effective date of the Public Spin-Off (the “Public Spin-Off Valuation Period”); and

MP0 = the average of the Last Reported Sale Prices of Common Stock during the Public Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 5.04(d) shall become effective immediately prior to Open of Business on the 10th Trading Day from and including the date of the spin-off; provided that in respect of any conversion within 10 Trading Days following the effective date of a spin-off, references in this paragraph (d) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective Date of such spin-off and the Conversion Date with respect to the applicable Conversion Rate.  If any dividend or distribution of the type described in this Section 5.04(d) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to the Conversion Rate is required pursuant to this Section 5.04(d) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this Section 5.04(d).

Rights, warrants or options distributed by the Issuer to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Issuer’s Capital Stock (either initially or under certain circumstances), which rights, warrants or options, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5.04 (and no adjustment to the Conversion Rate under this Section 5.04 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, warrants or options shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.04(d), except as set forth in Section 5.04(n). If any such rights, warrants or options are subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Trigger Date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof), except as set forth in Section 5.04(n). In addition, except as set forth in Section 5.04(n), in the event of any distribution (or deemed distribution) of rights, warrants or options, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purpose of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.04 was made (including any adjustment contemplated by Section 5.04(n)), (1) in the case of any such rights, warrants or options that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, warrants or options that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, warrants or options had not been issued.

No adjustment to the Conversion Rate shall be made pursuant to this Section 5.04(d) in respect of rights, warrants or options distributed or deemed distributed on any Trigger Event to the extent that such rights, warrants or options are actually distributed or reserved by the Issuer for distribution to Holders of Notes upon conversion by such Holders of Notes to Common Stock.

(e)           Cash Distributions.  In case the Issuer shall pay a dividend or otherwise distribute to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (SP0 / (SP0 – C))

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share of Common Stock the Issuer distributes to holders of Common Stock.

Any adjustment made pursuant to this Section 5.04(e) shall become effective immediately prior to Open of Business on the Ex-Dividend Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.04(e) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Issuer publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f)           Tender Offers and Exchange Offers.  In case of purchases of Common Stock pursuant to a tender offer or exchange offer made by the Issuer or any Subsidiary of the Issuer for all or any portion of Common Stock, to the extent that the Fair Market Value of cash and any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), as it may be amended, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (AC + (SP1 x OS1)) / (SP1 x OS0)

Where

CR0 = the Conversion Rate in effect at Close of Business on the Trading Day immediately following the Expiration Date;

CR1 = the Conversion Rate in effect immediately after the Open of Business on the second Trading Day immediately following the Expiration Date;

AC = the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”) (after giving effect to such tender or exchange offer);

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (prior to giving effect to such tender or exchange offer); and

SP1 = the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately after the Expiration Date.

Any adjustment pursuant to this Section 5.04(f) shall become effective immediately following the Open of Business on the second Trading Day immediately following the Expiration Date.  If the Issuer or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer, but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.04(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.04(f). If an adjustment to the Conversion Rate is required pursuant to this Section 5.04(f) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this Section 5.04(f).

(g)          No Adjustment.  In cases where the Fair Market Value of Distributed Assets and cash, other than with respect to a Public Spin-Off, as to which Section 5.04(d) and 5.04(e) apply, applicable to one share of Common Stock, distributed to holders of Common Stock:

(i)           Equals or exceeds the average of Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, or

(ii)           The average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution exceeds the Fair Market Value of such Distributed Assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a Note will be entitled to receive upon conversion, in addition to Common Stock, the Distributed Assets or cash, as applicable, that such Holder would have been entitled to receive if such Holder had been a record holder of Common Stock (on an as converted basis at the then applicable Conversion Rate) on the Record Date for determining the stockholders entitled to receive the distribution.

(h)           Increases to Conversion Rate.  In addition to those Conversion Rate adjustments required by Sections 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e) and 5.04(f), to the extent permitted by applicable law and subject to the applicable rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time, the Issuer from time to time may increase the Conversion Rate by a specified amount for a period of at least 20 Business Days, if the increase is irrevocable during the period and the Issuer’s Board of Directors shall have made a determination that such increase would be in the best interest of the Issuer, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Issuer shall mail to Holders of record of the Notes a notice of increase, which notice will be given at least 15 calendar days prior to the effective date of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

To the extent permitted by applicable law and subject to the applicable rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time, the Issuer may also (but is not required to) to make such increases to the Conversion Rate, in addition to those required by Sections 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e) and 5.04(f), as the Issuer’s Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.

The Issuer shall not take any voluntary action to increase the Conversion Rate of the Notes pursuant to this Section 5.04(h) without complying, if applicable, with the shareholder approval rules of any stock exchange on which the Issuer’s Common Stock is listed at the relevant time.

(i)           Calculations; No Further Adjustments.  All calculations under this Article Five shall be made by the Issuer and not by the Trustee or Conversion Agent, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock, as the case may be.  The Conversion Rate shall not be adjusted except as specifically set forth in this Section 5.04.  Without limiting the foregoing, the Conversion Rate shall not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities or the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Issuer’s present or future employee, director, trustee or consultant benefit plans, employee agreements or arrangements or programs including the Management Incentive Plan; (C) a change in the par value of Common Stock or (D) the issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of the Issuer’s Common Stock or rights to purchase shares of Common Stock or such convertible, exchangeable or exercisable securities or the payment of cash upon repurchase or redemption thereof, except as otherwise provided in this Section 5.04.

(j)           Announcement of Adjustments.  Whenever the Conversion Rate is adjusted as herein provided, the Issuer will publicly announce through a reputable national newswire in the United States the relevant information, file such press release with the SEC on Form 8-K and make this information available on the Issuer’s website. In addition, the Issuer shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee and the Conversion Agent (provided the Conversion Agent is not the Issuer) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which each had knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment became effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder of each Note at its last address appearing on the register of the Holders, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)           Calculation of Shares Outstanding; Treasury Stock.  For purposes of this Section 5.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Issuer but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Issuer will not pay any dividend or make any distribution on Common Stock held in the treasury of the Issuer.

(l)           Participation of Holders in Distribution.  Notwithstanding any of the foregoing clauses in this Section 5.04, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.04 if the Holders of the Notes are permitted to participate (as a result of holding the Notes and contemporaneously with holders of Common Stock) in any of the transactions that would otherwise give rise to adjustment pursuant to this Section 5.04 as if such Holders of the Notes held a number of shares of Common Stock equal to the applicable Conversion Rate one Business Day prior to the effective date of the applicable transaction, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, without having to convert their Notes.

(m)          Limitation or Adjustment.  In no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combination and similar events.

(n)           Rights Plan.  If the Issuer has in effect a rights plan while any Notes remain outstanding, Holders of Notes shall receive, upon a conversion of such Notes, in addition to such shares of Common Stock, rights under the Issuer’s stockholder rights plan unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock.  If the rights provided for in any rights plan that the Issuer’s Board of Directors may adopt have separated from the Common Stock in accordance with the provisions of the rights plan so that Holders of Notes would not be entitled to receive any rights in respect of Common Stock that the Issuer delivers upon conversion of Notes, the Issuer shall adjust the conversion rate at the time of separation as if the Issuer had distributed to all holders of the Issuer’s Common Stock, shares of Capital Stock, evidences of indebtedness or other assets or property in accordance with Section 5.04(d), subject to readjustment upon the subsequent expiration, termination or redemption of such rights.

SECTION 5.05.	Effect of Reclassification, Consolidation, Merger or Sale.

If any of the following events occur:

(a)          Any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or

(b)          Any consolidation, merger or combination of the Issuer with or into another Person, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets and those of the Issuer’s Subsidiaries taken as a whole to any other Person or Persons (other than to one or more of its subsidiaries), in each case, as a result of which holders of all or substantially all of the Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, the Issuer or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that from and after the effective date of such transaction each such Note shall, without the consent of any Holders of Notes, become convertible into, in lieu of the Common Stock otherwise deliverable, the same type (in the same proportion) of the consideration that the holders of Common Stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “Reference Property”). In all cases, the conditions relating to conversion of Notes specified herein (including in Sections 5.01 and 5.02, in each case, to the extent applicable, and Section 5.04) (modified as appropriate in the good faith judgment of the Issuer’s Board of Directors to apply properly to the Reference Property in lieu of Common Stock), the provisions of Section 5.03 relating to the Issuer’s satisfaction of the conversion obligation upon conversion of Notes and the provisions of Section 5.13 relating to the Conversion Cap shall continue to apply following such transaction.  If such transaction also constitutes a Fundamental Change of Control, a Holder converting Notes in connection with such Fundamental Change of Control will be entitled to receive Additional Shares and the Make Whole Payment in accordance with Section 5.07 in the Fundamental Change of Control.  If such transaction causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property shall be deemed to be the kind and amount of consideration elected to be received by a majority of shares of Common Stock voted for such an election (if electing between two types of consideration) or a plurality of shares of Common Stock voted for such an election (if electing between more than two types of consideration), as the case may be. The Issuer may not become a party to any such transaction unless its terms are consistent with the foregoing. Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article Five, as determined in good faith by the Issuer or successor or purchasing corporation.

If, in the case of any such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, the stock or other securities and assets received thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Issuer’s Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights set forth in this Article Five.

The Issuer shall cause notice of the execution of such supplemental indenture to be mailed or delivered to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 calendar days after execution thereof. Simultaneously with providing such notice, the Issuer shall announce through a reputable national newswire in the United States the relevant information and make this information available on the Issuer’s website. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The foregoing provisions of this Section 5.05 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions.

If this Section 5.05 applies to any event or occurrence, Section 5.04 shall not apply.

None of the foregoing provisions shall affect the right of a Holder of Notes to convert such Holder’s Notes into shares of Common Stock at any time, subject to Section 5.08.

SECTION 5.06.	Adjustments of Prices.

Whenever any provision of this Indenture requires a calculation of the Last Reported Sale Prices over a span of multiple days, the Issuer will make appropriate adjustments determined by the Issuer or its agents to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period from which such prices are to be calculated.  Such adjustments will be effective as of the effective date of the adjustment to the Conversion Rate.

SECTION 5.07.	Adjustment Upon Fundamental Change of Control.

(a)          In connection with any Fundamental Change of Control, the Issuer shall provide to the Holders of the Notes and the Trustee the notice in respect of such Fundamental Change of Control as contemplated by Section 3.01(a).

(b)          If and only to the extent a Holder converts its Notes in connection with a Fundamental Change of Control, the Issuer will (i) increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”) as described below and (ii) pay to such Holder the Make Whole Payment (as defined in Section 5.07(f)).  The Issuer shall use it best efforts to obtain stockholder approval if necessary in connection with the issuance of Additional Shares as promptly as practicable.  A conversion of Notes shall be deemed for these purposes to be “in connection with” such Fundamental Change of Control if the notice of conversion of the Notes is received by the Conversion Agent during the period from the Effective Date of the Fundamental Change of Control to Close of Business on the Business Day immediately preceding the related Fundamental Change of Control Purchase Date.

(c)          The number of Additional Shares, if any, by which the Conversion Rate will be increased will be determined by reference to the table attached as Schedule I hereto, based on the date on which the Fundamental Change of Control becomes effective (the “Effective Date”) and the price (the “Share Price”) paid (or deemed paid) per share of Common Stock in the Fundamental Change of Control. If the Holders of the Common Stock receive only cash in a Fundamental Change of Control, the Share Price will be the cash amount paid per share of Common Stock. Otherwise, the Share Price shall be the 10-day VWAP preceding the Effective Date of such Fundamental Change of Control.

(d)          The Share Prices set forth in the column headings of the table in Schedule I hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Share Prices shall equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 5.04.

(e)          The exact Share Prices and Effective Dates may not be set forth in the table in Schedule I, in which case:

(i)           If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(ii)           If the Share Price is greater than $28.00 per share (subject to adjustment as set forth in clause (d) of this Section 5.07), no Additional Shares will be added to the Conversion Rate.

(iii)           If the Share Price is less than $6.21 per share (subject to adjustment as set forth in clause (d) of this Section 5.07), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the total number of Additional Shares added to the Conversion Rate exceed 65.793 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 5.04 as set forth in clause (c) of this Section 5.07.

(f)          In connection with a Fundamental Change of Control, and if and only to the extent a Holder converts its Notes in connection with such Fundamental Change of Control, in addition to the payment of the Additional Shares, the Issuer will be required to make an additional payment to such Holders in cash (the “Make Whole Payment”), which Make Whole Payment shall equal the total amount of interest that would have accrued and become payable on such Notes from, but excluding, the Effective Date through and including [       ], 20131 (but including any accrued and unpaid interest on the Notes from the Issue Date through and including the Effective Date).  The Make Whole Payment shall be made on the applicable Conversion Payment Date.

(g)          A Purchaser Party shall not be entitled to receive Additional Shares or the Make Whole Payment upon a Fundamental Change of Control, notwithstanding any conversion of such Purchaser Party’s Notes, if such Fundamental Change of Control (i) is a merger, consolidation or sale with or into such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates; (ii) is a transaction specified in clause (ii) of the definition of “Fundamental Change of Control” if such Purchaser Party or any of its Affiliates is a “person” or a member of a “group” for purposes of such definition or (iii) if the nominees of any such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates constitutes one or more of new members of the Board of Directors effecting such Fundamental Change of Control.

For purposes of this Section 5.08(g), “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.

(h)          The Issuer will notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any Fundamental Change of Control on or prior to the later of (i) 10 calendar days prior to such Effective Date and (ii) 10 calendar days following the date on which the Issuer becomes aware (or should have become aware) of such anticipated Effective Date.  The Issuer shall publicly announce such information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and shall make such information available on the Issuer’s website.

(i)           Notwithstanding Section 5.07(f), the Issuer may elect to pay the Make Whole Payment in shares of Common Stock if and only if the following conditions shall have been satisfied:

(i)           The shares of Common Stock deliverable in payment of the Make Whole Payment shall have a fair market value as of the Conversion Date of not less than the Make Whole Payment.

[1]	NTD: Insert third anniversary of closing date.

For purposes of this Section 5.07(i), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Effective Date; provided, that if the Fundamental Change of Control is a merger or consolidation pursuant to clause (i) of the definition of Fundamental Change of Control and all of the Issuer’s Common Stock is exchanged for common stock of the acquiror (or successor entity) in such Fundamental Change of Control, the number of shares of Issuer Common Stock issuable hereunder shall be determined by dividing the Make Whole Payment by the implied price per share paid for the Issuer Common Stock in such Fundamental Change of Control, with such resulting shares of Issuer Common Stock being treated in the same manner as all other shares of Issuer Common Stock in such Fundamental Change of Control (e.g., exchanged for shares of Common Stock or other property of such acquiror (or successor) in the same proportion as Issuer Common Stock in such Fundamental Change of Control);

(ii)           Payment of the Make Whole Payment may not be made in Common Stock unless such stock is, or shall have been, approved for listing on a United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the date of payment of the Make Whole Payment; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is not then so listed on a United States national securities exchange;

(iii)           All shares of Common Stock which may be issued will be issued out of authorized but unissued common stock and will upon issue, be duly issued, fully paid and non-assessable, free and clear of all preemptive rights; and

(iv)           Payment of the Make Whole Payment may not be made in Common Stock (or securities of the acquiror (or successor)) to any Person to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

In connection with the payment of the Make Whole Payment in shares of Common Stock, no fractional shares or scrip representing fractional shares shall be issued upon conversion of the Notes.  If any fractional shares or scrip would be so issuable, the Issuer shall make a payment of the remaining Make Whole Payment in cash.

If all the conditions set forth above are not satisfied, the Make Whole Payment shall be paid by the Issuer only in cash.

SECTION 5.08.	Conversion Event; Termination of Conversion Rights.

(a)          Conversion Event.  If the Last Reported Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days equals or exceeds 150% of the Conversion Price (a “Conversion Event”), the Issuer may, at its option, deliver or cause to be delivered to all Holders of the Notes at their address shown in the register for the Notes, a notice as set forth below (the “Conversion Event Notice”) with respect to such Conversion Event at any time within 20 Business Days of such Conversion Event.  The Issuer shall also deliver a copy of the Conversion Event Notice to the Trustee, the Conversion Agent and the Paying Agent at such time as is mailed to Holders of Notes.  Simultaneously with providing such Conversion Event Notice, the Issuer shall publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer’s website.

No failure of the Issuer to deliver the foregoing notices and no defect therein shall limit a Holders rights hereunder or affect the validity of the proceedings pursuant to this Section 5.08.

(b)          Termination of Conversion Rights.  Except as set forth by a Holder in an Election Notice (as defined below), a Holder’s right to convert Notes shall automatically terminate, with no further action of the Issuer or any Holder, immediately prior to the Open of Business on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”).  A Holder may convert its Notes at any time in connection with a Conversion Event during the 45-day period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date.  A conversion of Notes shall be deemed for these purposes to be in connection with a Conversion Event if notice of conversion is received by the Conversion Agent during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date.

(c)          Notes Not Converted due to Conversion Cap; Election Notice.  Any Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at such Holder’s election, upon written notice to the Issuer delivered by such Holder (an “Election Notice”), converted into shares of Common Stock of the Issuer on a date (or dates) prior to the date that is 180 days following the Conversion Termination Date (such date or dates as specified in the Election Notice, the “Cap Conversion Dates”).  A Holder shall deliver an Election Notice to the Issuer so specifying its election to convert Notes that could not have otherwise been converted due to the Conversion Cap at any time prior to the Conversion Termination Date.  An Election Notice shall be in the form attached as Exhibit J.

(d)          Conversion Event Notice.  The Conversion Event Notice delivered by the Issuer shall be in the form set forth on Exhibit H hereto and shall state the amount of the Cash Conversion Amount and whether the payment of the Cash Conversion Amount shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock and the method of calculating the Cash Conversion Amount payment.

In addition to any other information provided by the Issuer, a Conversion Event Notice shall:

(i)           State the events constituting the Conversion Event and the Conversion Rate then applicable to the Notes;

(ii)          State that the right to convert Notes shall terminate immediately prior to the Open of Business on the date that is 46 days following the date of Conversion Event Notice;

(iii)         State that holders may convert Notes up to the Conversion Cap at any time prior to the Close of Business on the Business Day immediately preceding the Conversion Termination Date;

(iv)         State that any Holders who cannot convert the full amount of their Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to the Issuer in the form attached as an exhibit to such conversion Event Notice (which shall be in the form of Exhibit J hereof) and may elect to convert such Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date.

(v)          State that except for Notes specified for conversion pursuant to an Election Notice, any Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at the option of the Issuer at any time in accordance with Article Four and shall also state the Redemption Price therefor;

(vi)         State that interest shall cease to accrue on all Notes as of the Conversion Termination Date;

(vii)        State that certain covenants (to be specified in such Conversion Event Notice) contained in the Indenture shall cease to have any further force or effect as of the Conversion Termination Date and shall state such other provisions of this Indenture that shall no longer apply, including release of Collateral securing the Notes in accordance with Section 12.09; and

(viii)       State the amount of the Cash Conversion Amount, if any, payable on all Notes as a result of the Conversion Event and the dates which such Cash Conversion Amount may be paid.

(e)          Cash Conversion Amount.  If a Conversion Event occurs on or prior to [          ]2, in addition to shares of Common Stock issuable upon conversion of the Notes prior to the Conversion Termination Date, or amounts received upon redemption of the Notes or upon maturity thereof, the Issuer will be required to make an additional payment in cash (the “Cash Conversion Amount”) in respect of the Notes.  The Cash Conversion Amount shall be equal to the lesser of: (i) the aggregate amount of interest payable from (and including) the Conversion Termination Date to and including [         ], 2012 and (ii) an aggregate amount equal to 15 months of interest on the Notes (in each case including any accrued and unpaid interest on the Notes from the Issue Date to and including the Conversion Termination Date (or applicable Conversion Date, if earlier).

(f)          Payment of Cash Conversion Amount in Shares of Common Stock.  Notwithstanding Section 5.08(e), the Issuer may elect to pay the Cash Conversion Amount by delivery of shares of its Common Stock if and only if the following conditions have been satisfied:

[2]	NTD: Insert second anniversary of the Issue Date.

(i)           The shares of Common Stock deliverable in payment of the Cash Conversion Amount shall have a fair market value as of the Conversion Termination Date of not less than the Cash Conversion Amount.

For purposes of this Section 5.08(f), the fair market value of shares of Common Stock shall be determined by the Issuer and shall be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Conversion Termination Date.  The Issuer shall provide such Holder written notice prior to the applicable Cash Conversion Payment Date (as defined below) that it will pay all or a portion of the Cash Conversion Amount in shares of Common Stock.

(ii)          Payment of the Cash Conversion Amount may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the United States national securities exchange on which the Issuer’s Common Stock may then be listed prior to the Conversion Payment Date; provided that the foregoing restriction shall not apply if the Issuer’s Common Stock is then not so listed on a United States national securities exchange;

(iii)         All shares of Common Stock which may be issued will be issued out of the Issuer’s authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable free of any preemptive rights; and

(iv)         Payment of the Cash Conversion Amount may not be made to any Holder in Common Stock to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in Section 5.13; provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

In connection with the payment of the Cash Conversion Amount in shares of Common Stock, no fractional shares or scrip representing fractional shares shall be issued upon conversion of the Notes.  If any fractional shares or scrip otherwise would be so issuable, the Issuer shall make a payment of the remaining Cash Conversion Amount in cash.

If all of the conditions set forth in this Section 5.08(f) are not satisfied in accordance with the terms thereof, the Cash Conversion Amount shall be paid by the Issuer only in cash.

(g)           Effect of Conversion Termination Date.  On and after the Conversion Termination Date, interest shall cease to accrue on the Notes.  In addition, and after the Conversion Termination Date, the following provisions of this Indenture shall cease to have any further force and effect with respect to any Notes not converted in connection with a Conversion Event (whether prior to the Conversion Termination Date or pursuant to an Election Notice) (the “Remaining Notes”):

(i)           Article Three (Purchase at Option of Holders upon a Fundamental Change of Control)

(ii)          Article Five (Conversion (other than this Section 5.08, and paragraph five of Section 5.10, Section 5.13, Section 5.14 and Section 5.16)

(iii)         Section 6.04 (Payment of Taxes)

(iv)         Section 6.05 (Maintenance of Properties)

(v)          Section 6.06 (Compliance Certificate; Notice of Default)

(vi)         Section 6.07 (Waiver of Stay, Extension or Usury Laws)

(vii)        Section 6.08 (Limitations on Additional Indebtedness)

(viii)       Section 6.09 (Limitations on Restricted Payments)

(ix)         Section 6.10 (Limitations on Liens)

(x)          Section 6.11 (Limitations on Asset Sales)

(xi)         Section 6.12 (Limitations on Transactions with Affiliates)

(xii)        Section 6.13 (Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries)

(xiii)       Section 6.14 (Additional Note Guarantees)

(xiv)       Section 6.15 (Further Assurances)

(xv)        Section 6.16 (Reports to Holders)

(xvi)       Section 6.17 (Limitations on Designation of Unrestricted Subsidiaries)

(xvii)      Section 6.18 (Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries)

(xviii)     Section 6.19 (Information Regarding Collateral)

(xix)       Section 6.20 (Impairment of Security Interest)

(xx)        Section 6.21 (Insurance)

(xxi)       Article Seven (Successor Corporation)

(xxii)      Section 8.01 (Events of Default) (other than clauses (i), (ii), (vi), (xi) and (xii)  thereof).

With respect to the outstanding Remaining Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 8.01 hereof, but, except as specified above, the remainder of this Indenture and such  Remaining Notes shall be unaffected thereby.

(h)          Remaining Notes may be redeemed in whole or in part at the option of the Issuer at any time or from time to time following the Conversion Termination Date in accordance with Article Four.

(i)          The Issuer shall pay the Cash Conversion Amount as follows (each, a “Cash Conversion Payment Date”):

(i)           On the Conversion Termination Date for all Notes converted during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date;

(ii)           On the date or dates specified for conversion in an Election Notice; and

(iii)          On the date of redemption or at maturity, as applicable for any Remaining Notes.

SECTION 5.09.	Taxes on Shares Issued.

Any issue of share certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Issuer shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Issuer shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and the Issuer shall not be required to issue or deliver any such share certificate unless and until the person or persons requesting the issue thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

SECTION 5.10.	Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements.

The Issuer shall at all times maintain out of its authorized but unissued shares of Common Stock enough shares to permit the issuance of shares of Common Stock upon the conversion, in accordance herewith, of all of the Notes.  The shares of Common Stock due upon conversion of a Global Note shall be delivered by the Issuer in accordance with the Depositary’s customary practices.  All shares of Common Stock which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free from all liens, taxes, charges or adverse changes.

Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Issuer will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Issuer may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

The Issuer covenants to take all such actions as may be required for the payment in accordance herewith of shares of Common Stock, if any, deliverable upon the conversion of any Notes, including the acceptance of such shares of Common Stock into the book-entry system maintained by the Depositary. Without limiting the generality of the foregoing, the Issuer further covenants that, (i) if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Issuer will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be and (ii) if at any time Common Stock shall be listed on any national securities exchange or automated quotation system, the Issuer will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as Common Stock shall be so listed on such exchange or automated quotation system, all shares of Common Stock issuable upon conversion of the Notes; provided, that if the rules of such exchange or automated quotation system permit the Issuer to defer the listing of such shares of Common Stock until the first conversion of the Notes into Common Stock in accordance with the provisions of this Indenture, the Issuer covenants to list such shares of Common Stock issuable upon conversion of the Notes in accordance with the requirements of such exchange or automated quotation system at such time.

SECTION 5.11.	Responsibility of Trustee.

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article Five. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.05 or to any adjustment to be made with respect thereto, but, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 5.12.	Notice to Holders Prior to Certain Actions.

In case:

(a)          The Issuer shall pay a dividend (or any other distribution) on shares of Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 5.06; or

(b)          The Issuer shall issue rights, warrants or options to the holders of all or substantially all of the shares of Common Stock to subscribe for or purchase any shares of any class of Capital Stock or any other rights or warrants; or

(c)          Of any reclassification or change of the outstanding shares of Common Stock (other than change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or of any consolidation or merger of the Issuer with or into another Person, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets and those of the Issuer’s Subsidiaries taken as a whole to any other Person or Persons; or

(d)          Liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary;

then, in each case, the Issuer shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at such Holder’s address appearing on register of Holders as promptly as practicable but in any event at least 30 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution of Common Stock rights, warrants, cash or other assets, debt securities or rights to purchase the Issuer’s securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition or liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

SECTION 5.13.	Conversion Cap.

Notwithstanding anything to the contrary in this Indenture, (a) a Person or any Affiliate thereof holding the Notes shall not be entitled to convert any Notes (and the Issuer shall not so convert any Notes), (b) the Issuer shall not be entitled to settle any cash payments owing to any Person of Notes in shares of its Common Stock and (iii) shares of any acquiror (or successor) shall not be issued upon conversion pursuant to the adjustment mechanisms contained in Section 5.05 in connection with a transaction governed by Section 5.05 or upon a Fundamental Change of Control to the extent, and only to the extent, such conversion, share settlement or issuance would cause such Person, together with its Affiliates, to become a beneficial owner (as determined pursuant to Section 13 of the Exchange Act and Rules 13d-3 and 13d-5 thereunder) of more than 9.9% of the issued and outstanding shares of Common Stock (or such equivalent shares of an acquiror or successor) (the “Conversion Cap”).  The Issuer shall, within three Business Days of delivery by a Holder of a Conversion Notice, notify such Holder in writing of (i) the number of shares of Common Stock that would be issuable to such Holder if such conversion requested in such Conversion Notice were effected in full and (ii) the number of issued and outstanding shares of Common Stock of the Issuer as of the most recent date such information is available to the Issuer.  Whereupon, within three Business Days of such notice, the Issuer shall issue to such Holder the number of shares of Common Stock issuable upon conversion up to the Conversion Cap.  In connection with the performance of this Section 5.13, such Holder agrees to furnish to the Issuer any information reasonably requested by the Issuer in connection with the Conversion Cap amount calculations.  Notwithstanding anything to the contrary, to the extent any such issuance would cause a Holder or an Affiliate thereof to be a “beneficial owner” of more than 9.9% of the issued and outstanding shares of Common Stock (or successor shares), such conversion, share settlement or issuance upon conversion as the case may be shall be void and of no effect.  The limitations set forth in this Section 5.13 may not be waived at any time by any Holder.  Any acquiror (or successor) or the Issuer shall expressly assume the obligations of the Issuer in this Section 5.13 with respect to the Notes in connection with any transaction governed by Section 5.05 or otherwise in connection with a Fundamental Change of Control.

SECTION 5.14.	General Provisions Applicable to Conversion.

(a)          Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes, and only to extent such Notes are deemed to have been converted into shares of Common Stock pursuant to this Section 5.14.

ARTICLE SIX

COVENANTS

SECTION 6.01.	Payment of Notes.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes, the Registration Rights Agreement and this Indenture.  An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer shall pay interest on overdue principal (including, without limitation, post petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate equal to 2% per annum in excess of the then applicable rate on the Notes.

SECTION 6.02.	Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar).  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 14.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates U.S. Bank National Association, located at 100 Wall Street, New York, NY 10005, Attention:  Corporate Trust, as such office of the Issuer in accordance with Section 2.03.

SECTION 6.03.	Corporate Existence.

Except as otherwise permitted by Article Seven, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Issuer and each of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and the Guarantors, taken as a whole.

SECTION 6.04.	Payment of Taxes.

The Issuer and the Guarantors shall, and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a liability or Lien upon the property of it or any of the Restricted Subsidiaries which would reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made, or any such tax, assessment, charge or claim that would not reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole.

SECTION 6.05.	Maintenance of Properties.

The Issuer shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be conducted at all times in a commercially productive manner; provided, however, that nothing in this Section 6.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is desirable in the conduct of the business of the Issuer or any such Restricted Subsidiary, and if such discontinuance or disposal would not, individually or in the aggregate, have a material adverse effect on the ability of the Issuer or the Guarantors to perform each of their respective obligations hereunder; provided, further, that nothing in this Section 6.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

SECTION 6.06.	Compliance Certificate; Notice of Default.

(a)          The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer and the Guarantors during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.  The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes the fiscal year end.

(b)           The Issuer shall deliver to the Trustee promptly and in any event within 15 days after any Officer of the Issuer becomes aware of the occurrence of any Default in an Officers’ Certificate specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.

SECTION 6.07.	Waiver of Stay, Extension or Usury Laws.

The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.08.	Limitations on Additional Indebtedness.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness.

(b)          Notwithstanding Section 6.08(a), the Issuer and the Restricted Subsidiary shall be permitted to incur “Permitted Indebtedness”.  Each of the following shall be permitted (the “Permitted Indebtedness”):

(i)           Indebtedness of the Issuer or any Guarantor under the ABL Facility in an aggregate principal amount at any time outstanding not to exceed $80.0 million (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer or such Guarantor) less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with Section 6.11;

(ii)          The Notes issued on the Issue Date and the Note Guarantees in respect thereof;

(iii)         Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (i) and (ii) above, and immediately following the Issue Date after giving effect to the intended use of proceeds of the Notes);

(iv)         Indebtedness under Hedging Obligations (including Swap Obligations) of the Issuer or any Restricted Subsidiary in the ordinary course and not for the purpose of speculation;

(v)          Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, (a) that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v); (b) any such Indebtedness made by a Note Party shall be evidenced by a promissory note pledged to the Noteholder Collateral Agent for the ratable benefit of the Noteholder Secured Parties pursuant to the Collateral Agreement; and (c) any such Indebtedness made by Note Parties to Subsidiaries that are not Guarantors is either a Permitted Investment or permitted by Section 6.09;

(vi)         Indebtedness in respect of bid, performance, surety bonds, statutory, appeal, export or import, indemnities, customs or revenue bonds or similar instruments in the ordinary course of business and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

(vii)        Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of $20.0 million and 12.5% of Consolidated Net Tangible Assets at the time of the incurrence;

(viii)       Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence and (b) without duplication of clause (a), Banking Services Obligations;

(ix)         Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x)          Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii), (iii), (xi) or (xii) of this Section 6.08(b) or this clause (x);

(xi)         (A) Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and (B) Indebtedness incurred by the Issuer or any Restricted Subsidiary in contemplation of, or in connection with, or to provide all or any part of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary of or was otherwise acquired by the Issuer or a Restricted Subsidiary or was merged with or into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer; provided that such Indebtedness shall not exceed the greater of $15.0 million or 10% of the Consolidated Net Tangible Assets at the time of incurrence; and

(xii)        Acquired Indebtedness of the Issuer or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, Section 7.01(a) (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition);

(xiii)       Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided, that the maximum aggregate liability in respect of all such obligations outstanding under this clause (xiii) shall at no time exceed (a) in the case of an acquisition, $5.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(xiv)       Any other Indebtedness of the Issuer or any Restricted Subsidiary if, after giving effect thereto, the Total Leverage Ratio does not exceed 5.00:1.00;

(xv)        Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (12) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding;

(xvi)       The issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(1)           any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(2)           any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xvi)

(xvii)      (A) The guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.08  and (B) guarantees by the Issuer or any Restricted Subsidiary of the Issuer provided to the Excluded Joint Venture to the extent permitted by clause (24) of the definition of “Permitted Investments”;

(xviii)     Contribution Indebtedness;

(xix)       The incurrence by the Issuer or any Restricted Subsidiary of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(xx)        Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(xxi)       Indebtedness supported by one or more letters of credit issued under the ABL Facility in accordance with clause (i); provided that the amount of Indebtedness permitted to be incurred under this clause (xxi) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit;

(xxii)      Indebtedness issued by the Issuer or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by Section 6.09(b)(iv) hereof not in excess of $2.0 million at any time outstanding;

(xxiii)     The incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness or the issuance by the Issuer of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (xxii), not to exceed $5.0 million; and

(xxiv)     Indebtedness of the Issuer or any Restricted Subsidiaries in an amount not to exceed $1.5 million and incurred in connection with the sale of the Excluded Joint Venture; provided that any such Indebtedness shall be unsecured.

(c)           For purposes of determining compliance with this Section 6.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xxiv) above, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Issue Date by the Issuer or any Guarantor shall be deemed to have been incurred under clause (i) above.  In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

SECTION 6.09.	Limitations on Restricted Payments.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i)           A Default shall have occurred and be continuing or shall occur as a consequence thereof; or

(ii)           The amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (ii), (iii), (iv), (v), (vi), (viii), (ix) or (x) of Section 6.09(b)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(1)           50% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(2)           Subject to Section 6.09(b)(ii), 100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (a) any such proceeds or assets received from a Subsidiary of the Issuer; (b) Excluded Contributions; or (c) Designated Preferred Stock, plus

(3)           The aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange (other than payments of interest with respect thereto), plus

(4)           In the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(5)           Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b)          The foregoing provisions will not prohibit:

(i)           The payment by the Issuer or any Restricted Subsidiary of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving or any redemption notice, if on the date of declaration or notice, the payment or redemption would have complied with the provisions of this Indenture;

(ii)           The making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Equity Interests of the Issuer or from the substantially concurrent contribution of common equity capital to the Issuer; provided, that net cash proceeds from the issuance and sale of Qualified Equity Interests or from contributions to equity capital of the Issuer under this clause (ii) shall not be included for purpose of calculating amounts under Section 6.09(a)(ii)(2);

(iii)           The redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 6.08 and the other terms of this Indenture;

(iv)           Payments by the Issuer to redeem Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $2.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (iv), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (iv);

(v)           Payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests, (iii) stock dividends, splits or combinations or business combinations, or (iv) the conversion of the Notes or any payment made with respect thereto;

(vi)          Repurchases of Equity Interests (i) deemed to occur upon the exercise of stock options or other similar stock-based awards under equity plans of the Issuer or any of the Issuer’s Restricted Subsidiaries, warrants or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of those stock options, other similar stock-based awards under equity plans of the Issuer or any Restricted Subsidiary, warrants or other Equity Interests or (ii) in connection with a gross up for tax withholding related to such Equity Interests;

(vii)         Additional Restricted Payments of $5.0 million;

(viii)        Restricted Payments that are made with Excluded Contributions;

(ix)          The redemption, of Indebtedness that is contractually subordinated to the Notes pursuant to provisions similar to those described in Section 3.01 or Section 6.11 hereof; provided that, prior to such redemption, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Fundamental Change of Control or Asset Sale, as the case may be, and has repurchased all Notes validly tendered and not withdrawn in connection with such Fundamental Change of Control Offer or Asset Sale Offer, as the case may be;

(x)           The distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(xi)          Any Restricted Payment made in connection with the Transactions;

(xii)         Payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including Article Seven hereof; or

(xiii)         Repurchases of the Notes;

provided, that (a) in the case of any Restricted Payment pursuant to clause (iii)(c) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv)(B) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this Section 6.09, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xiii) of Section 6.09(b) hereof, or is entitled to be incurred pursuant to Section 6.09(a) hereof, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.09.

SECTION 6.10.	Limitations on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary but excluding Equity Interests or assets of the Excluded Joint Venture), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens).

SECTION 6.11.	Limitations on Asset Sales.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)           The Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

(ii)           Either at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents; and

(iii)           With respect to any Asset Sale of any Notes Collateral, the Net Available Proceeds from such Asset Sale are paid directly by the purchaser thereof to an Asset Sale Proceeds Account over which the Noteholder Collateral Agent has a fully perfected first-priority lien (subject to Permitted Liens) pursuant to arrangements reasonably satisfactory to the Noteholder Collateral Agent for application in accordance with this Section 6.11.

(b)          For purposes of clause (ii) of Section 6.11(a), the following shall be deemed to be cash:

(i)           The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(ii)           The amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(iii)           The Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

(c)          If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to Section 6.11(b)(ii) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 6.11.

(d)          If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

(i)           If such Net Available Proceeds are proceeds of an Asset Sale of any asset that constitutes Collateral, prepay permanently or repay permanently any Indebtedness secured by such Collateral Security Documents; provided, that if such Net Available Proceeds are proceeds of an Asset Sale of ABL Collateral, such Net Available Proceeds shall be applied as required under the ABL Facility;

(ii)           If such Net Available Proceeds are proceeds of any Asset Sale (other than an Asset Sale of Collateral), to permanently reduce any Other Pari Passu Indebtedness; provided, however, that if any Pari Passu Indebtedness is so reduced, the Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes; or

(iii)           (A) invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in, or make capital expenditure with respect to, the Permitted Business, (B) acquire Equity Interests in a Person that is a Guarantor or in a Person engaged in a Permitted Business that shall become a Guarantor immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).  The Issuer will be deemed to have complied with the provisions set forth in clause (d) of this Section 6.11 if (i) within 365 days after the Asset Sale that generated the Net Available Proceeds, the Issuer (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Equity Interests of another Permitted Business or to make a capital expenditure or acquire other assets that are used or useful in a Permitted Business or to make a capital expenditure or acquire other assets that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Available Proceeds are applied, the Issuer (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason or not entered into before such Net Available Proceeds are applied within 180 days of such second binding commitment, then such Net Available Proceeds shall constitute Excess Proceeds (as defined below).  In addition, during the period following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof (which period cannot exceed 365 days), cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (iii) that are designated as uses in accordance with this clause (iii), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (iii).

The amount of Net Available Proceeds not applied or invested as provided in this Section 6.11(d) will constitute “Excess Proceeds.”

(e)          When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, make an offer to purchase or redeem any Other Pari Passu Lien Obligations of the Issuer the provisions of which require the Issuer to do so with the proceeds from any Asset Sales, in an aggregate principal amount of Notes and such Other Pari Passu Lien Obligations equal to the amount of such Excess Proceeds as follows:

(i)           The Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b)  make an offer to purchase or redeem any such Other Pari Passu Lien Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed), pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed or purchased, the maximum principal amount of Notes and Other Pari Passu Lien Obligations that may be purchased or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)          The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the redemption price for such Other Pari Passu Lien Obligations (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii)         If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(iv)         Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero, if applicable, and released from the Asset Sale Proceeds Account.

(f)          To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Other Pari Passu Lien Obligations is less than the Payment Amount relating thereto (such difference constituting a “Net Proceeds Surplus”), the Issuer may use the Net Proceeds Surplus, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(g)          Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at is registered address.  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer.  Any Net Proceeds Offer shall be made to all Holders.  The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)           That the Net Proceeds Offer is being made pursuant to this Section;

(ii)          The Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Net Proceeds Payment Date”);

(iii)         That any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)         That, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v)          That Holders electing to have any Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(vi)         That Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)        That if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(viii)       That Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(h)         On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful:  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to pro ration if the aggregate Notes tendered exceed the Payment Amount allocable to the Notes; (2) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Price in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.  The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.

(i)          The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Price for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in principal amount of $1,000 or an integral multiple thereof.  However, if the Net Proceeds Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the Close of Business on such Record Date, and no Additional Interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(j)          The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 6.11, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.11 by virtue of this compliance.

SECTION 6.12.	Limitations on Transactions with Affiliates.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(i)           Such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(ii)           The Issuer delivers to the Trustee:

(x)          With respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (y) below; and

(y)          With respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (x) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

(b)          The foregoing restrictions shall not apply to:

(i)           Transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(ii)          Reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

(iii)         The entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(iv)         Any Restricted Payments which are made in accordance with Section 6.09, any Permitted Investment or any Permitted Lien;

(v)          Entering into an agreement that provides registration rights to the shareholders of the Issuer or amending any such agreement with shareholders of the Issuer and the performance of such agreements;

(vi)         Any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided, that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(vii)        Any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer or any holding company of the Issuer, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(viii)       (a) Any agreement in effect on the Issue Date and disclosed in the Offering Memorandum, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(ix)          Any contributions to the common equity capital of the Issuer;

(x)           Pledges of Equity Interests of Unrestricted Subsidiaries;

(xi)         The Transactions and/or the payment of any reasonable fees or expenses to the extent incurred as of the Issue Date in connection therewith if documented as of Issue Date;

(xii)        Transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of the Issuer;

(xiii)       Payment of loans (or cancellation of loans) to employees or consultants in the ordinary course of business in aggregate amount not to exceed $2.0 million; or

(xiv)       Supply and purchase contracts with joint ventures entered into the ordinary course of business consistent with past practice.

SECTION 6.13.	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)          Pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)         Make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)          Transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(i)           Encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii)          Encumbrances or restrictions existing under, or otherwise required by or imposed pursuant to the terms of Note Documents;

(iii)         Non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(iv)         Encumbrances or restrictions existing under or required by or otherwise imposed pursuant to the terms of agreements existing on the date of this Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(v)          Restrictions relating to any Lien permitted under this Indenture imposed by the holder of, or otherwise required by or imposed pursuant to the terms of such Lien;

(vi)         Restrictions imposed under any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(vii)        Any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(viii)       Any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(ix)          Customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x)           Purchase Money Indebtedness incurred in compliance with Section 6.08 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(xi)          Restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xii)         Encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(xiii)        Encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under this Indenture; provided, that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(xiv)        Any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided, that such amendments or refinancings are no more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.14.	Additional Note Guarantees.

(a)          The Issuer shall cause each Subsidiary (including any newly formed or newly acquired Subsidiary or newly designated Restricted Subsidiary) (other than any designated Unrestricted Subsidiary, Foreign Subsidiary or the Excluded Joint Venture) to, within twenty (20) days of its acquisition, formation or designation to:

(i)           In case of a newly formed or newly acquired Subsidiary, be designated as a Restricted Subsidiary;

(ii)          Execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture, (b) a notation of guarantee in respect of its Note Guarantee, in each case in form and substance reasonably satisfactory to the Trustee;

(iii)         Pledge its assets and have it stock pledged as Collateral pursuant to the Security Documents and execute and deliver to the Trustee (a) a supplement to the Collateral Agreement, (b) a supplement to the Intercreditor Agreement and (c) other applicable Security Documents, in each case in form and substance reasonably satisfactory to the Trustee; and

(iv)         Deliver to the Trustee one or more opinions of counsel that such documents required by Section 6.14(a)(i), (x) have been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitute a valid and legally binding obligation of such Restricted Subsidiary in accordance with their terms.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

(b)          Notwithstanding Section 6.14(a), a Guarantor will be automatically and unconditionally released and discharged from its obligations under its Note Guarantee, this Indenture and the Registration Rights Agreement under the circumstances set forth in Section 13.05.  The form of the Note Guarantee is attached hereto as Exhibit B.

SECTION 6.15.	Further Assurances.

To the extent required by applicable law or the Security Documents, or upon reasonable request of the Trustee, the Issuer shall, and shall cause each Guarantor to, at their sole expense, subject to the terms, conditions and provisions of the Intercreditor Agreement, and the Security Documents promptly:  (1) execute, acknowledge and deliver such Security Documents, the Intercreditor Agreement, instruments, financing statements, certificates, notices and other documents, make such filings, recordations and take such other actions as may be reasonably required by applicable law or as may be reasonably necessary or advisable to create and perfect, protect, assure, transfer, confirm or enforce first priority and second priority (as applicable) Liens and security interests in respect of the Collateral (including, without limitation, the filing of financing statements under the Uniform Commercial Code, and customary short-form security agreements with respect to Intellectual Property with the U.S. Patent and Trademark Office and the U.S. Copyright Office and recording of Mortgages on each Material Real Property or other real property constituting Collateral); and (2) subject to the terms, conditions and provisions of the Intercreditor Agreement and the Security Documents, promptly deliver to the Noteholder Collateral Agent certificates, if any, representing the capital stock and membership interests of the Guarantors.  In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral, in each case to the extent reasonably requested by the Trustee, and in accordance with the Security Documents (including the Intercreditor Agreement).  Such security interests and Liens will be created under the Security Documents in form and substance reasonably satisfactory to the Trustee, and the Issuer shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant.  The Issuer agrees to provide promptly after reasonable request by the Trustee such evidence as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Issuer will give prompt notice to the Trustee of the acquisition by it or any of the Guarantors after the Issue Date of any new Material Real Property.  With respect to any fee interest in any Material Real Property located in the United States (individually and collectively, the “Premises”) owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date, the Issuer or Guarantor shall, in case of properties existing on the Issue Date, within 75 days after the Issue Date and, in case of future acquired properties, within 75 days of such acquisition, as applicable, deliver to the Noteholder Collateral Agent the following documents and instruments with respect to any such acquired Material Real Property that does not constitute an Excluded Asset:

(a)          The Issuer shall deliver to the Noteholder Collateral Agent, as mortgagee, fully executed counterparts of Mortgages duly executed by the Issuer or the applicable Guarantor, together with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be reasonably necessary to create a valid, perfected Lien against the properties purported to be covered thereby;

(b)          The Issuer shall deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, mortgagee’s title insurance policies in favor of the Noteholder Collateral Agent, as mortgagee for the ratable benefit of itself and the Holders of the Notes in an amount equal to 110% of the net book value of the applicable Material Real Property (such net book value for each Material Real Property existing as of the Issue Date is set forth on Schedule II), and in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens other than Permitted Liens, and such policies shall also include, to the extent available, such other advisable lenders’ endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c)          The Issuer shall, or shall cause the Guarantors to, deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, with respect to each such Material Real Property, (i) corporate and local law Opinions of Counsel, as the Noteholder Collateral Agent or the Trustee shall reasonably request (which opinions shall confirm, among other things, the due authorization, execution and delivery and the enforceability of such Mortgages in accordance with their terms), (ii)  ALTA surveys in form and substance reasonably acceptable to the title company to cause the title company to remove the standard survey exception and to issue a survey endorsement with respect to each of the title policies referenced in Section 6.15(b), and (iii) such affidavits that the title company shall reasonably request in connection with the issuance of the title policies referenced in Section 6.15(b).

SECTION 6.16.	Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(i)           All quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms; and

(ii)          All current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Shelf Registration Statement and prior to the effectiveness thereof if the Shelf Registration Statement includes the information specified in clause (i) above at the times it would otherwise be required to file such Forms.  If any direct or indirect parent of the Issuer has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such parent (including any financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this Section 6.16.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.  Until the filing of the Shelf Registration Statement, nothing herein shall be construed to require the Issuer to include in any such reports any information specified in Rule 3-10 or 3-16 of Regulation S-X.

SECTION 6.17.	Limitations on Designation of Unrestricted Subsidiaries.

(a)          The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i)           No Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)          Either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to Section 6.09(a), in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b)          No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries owns (i) (A) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (B) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated or (ii) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligations (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or cause the Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under Section 6.09.

(c)          If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 6.17(a) and (b) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 6.08 or the Lien is not permitted under Section 6.10, the Issuer shall be in default of the applicable Section.

(d)          The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)           No Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii)          All Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

(e)          All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.

SECTION 6.18.	Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries.

[RESERVED]

SECTION 6.19.	Information Regarding Collateral.

(a)          The Issuer will furnish to the Noteholder Collateral Agent and the Trustee, with respect to the Issuer or any Guarantor, prompt written notice at least fifteen (15) days prior to any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number.  The Issuer also agrees promptly to notify the Noteholder Collateral Agent and the Trustee if any material portion of the Collateral is damaged or destroyed.

(b)          Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior delivered Perfection Certificate.

SECTION 6.20.	Impairment of Security Interest.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of Noteholder Secured Parties, except as expressly permitted by Articles Eleven or Twelve, the Security Documents or the Intercreditor Agreement.

SECTION 6.21.	Insurance.

(a)         The Issuer and Guarantors (x) will cause any insurance policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Trustee, which endorsement shall provide that, from and after the Issue Date, subject to the terms, conditions and provisions of the Intercreditor Agreement, if the insurance carrier shall have received written notice from the Trustee of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Grantors under such policies directly to the Trustee during the continuance of an Event of Default; (y) cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Trustee (giving the Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Trustee; (c) will deliver to the Trustee, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a draft copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Trustee) and reasonably promptly thereafter deliver a duplicate original copy of such policy together with evidence reasonably satisfactory to the Trustee of payment of the premium as required by such insurance.

(b)         The Grantors will notify the Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this covenant is taken out by any Grantor; and promptly deliver to the Trustee a duplicate copy of such policy or policies.

SECTION 6.22.	Consolidated Secured Debt Ratio.

Commencing April 1, 2012, the Issuer will not permit the Consolidated Secured Debt Ratio as at the last day of each fiscal month for any period set forth below to exceed:

Period	Consolidated Secured Debt Ratio
April 1, 2012 — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00

ARTICLE SEVEN

SUCCESSOR CORPORATION

SECTION 7.01.	Mergers, Consolidations, Etc.

(a)          The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer (provided that such holding company becomes a Guarantor)), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (ii) adopt a Plan of Liquidation unless, in either case:

(i)           Either:

(1)           The Issuer will be the surviving or continuing Person; or

(2)           The Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia, and the Successor expressly assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement; provided, that if such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Restricted Subsidiary that is a corporation and cause such Subsidiary to become a co-issuer of the Notes; and

(ii)           Immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing.

For purposes of this Section 7.01(a), any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b)          Except as provided in Section 13.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i)           Either:

(1)           Such Guarantor will be the surviving or continuing Person; or

(2)           The Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, and is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia; and

(ii)           Immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(c)          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(d)         Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, except as provided in Section 13.05, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes, the Note Guarantees, the Security Documents and Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

(e)          Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided, that if any party to any such transaction is a Note Party, the surviving entity, as the case may be, shall be a Note Party.

ARTICLE EIGHT

DEFAULT AND REMEDIES

SECTION 8.01.	Events of Default.

Each of the following is an “Event of Default”:

(i)           Failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(ii)          Failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon a Fundamental Change of Control Purchase Date, upon acceleration or otherwise;

(iii)         Failure by the Issuer to comply with its obligations to convert Notes in accordance with this Indenture upon exercise of a Holder’s conversion right herein and such failure continues for a period of ten (10) days;

(iv)         Failure by the Issuer to provide a Fundamental Change of Control Notice to Holders in accordance with the terms of this Indenture and such failure continues for a period of ten (10) days;

(v)          Failure by the Issuer to issue Additional Shares or make the relevant Make Whole Payment in accordance with this Indenture and such failure continues for a period of ten (10) days;

(vi)         Failure by the Issuer to pay the Cash Conversion Amount in accordance with this Indenture and such failure continues for a period of fifteen (15) days;

(vii)        Failure by the Issuer to comply with Section 7.01 or in respect of its obligations to purchase Notes upon a Fundamental Change of Control as described in Section 3.01 (whether or not such compliance is prohibited by the subordination provisions of this Indenture);

(viii)       Failure by the Issuer or any Guarantor (A) to comply with any other agreement or covenant in this Indenture (other than Section 6.22), the Security Documents or the Intercreditor Agreement and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding and (B) to comply with the covenant provided in Section 6.22 and continuance of this failure to comply for 30 days after notice of the failure has been given to the Issuer by the Trustee or by Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(ix)          Event of default under any mortgage, indenture or other instrument or agreement under which there is issued Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, if such event of default is a default relating to a failure to pay at stated maturity thereof or would enable or permit the holder or holders thereof or any trustee or agent on their behalf to cause such Indebtednesss to become due and payable prior to scheduled maturity and such event of default continues for a period of twenty (20) days,  provided, that the principal amount of such Indebtedness, together with any other Indebtedness with respect to which a default has occurred and is continuing, aggregates $10.0 million or more;

(x)           One or more final non-appealable judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled, discharged or rescinded within 60 days after the applicable judgment becomes final and non-appealable;

(xi)          The Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)           Commences a voluntary case,

(2)           Consents to the entry of an order for relief against it in an involuntary case,

(3)           Consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(4)           Makes a general assignment for the benefit of its creditors;

(xii)         A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)           Is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(2)           Appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(3)           Orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 consecutive days;

(xiii)        Any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); or

(xiv)       Any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $5.0 million at any time shall cease to be in full force and effect, or shall cease to give the Noteholder Collateral Agent, for the benefit of the applicable Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents)) in favor of the Noteholder Collateral Agent, or shall be asserted by the Issuer or any other Guarantor not to be, (or any action shall be taken by the Issuer or any Guarantor to discontinue unless otherwise permitted) a valid, perfected, first priority (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents) security interest in or Lien on the Collateral covered thereby; except in each case to the extent that any such loss of perfection or priority results from the failure of the Trustee or Noteholder Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents) or take other actions required to maintain the creation, perfection or priority of such security interest and Lien.

SECTION 8.02.	Acceleration.

If an Event of Default specified in clause (xi) or (xii) of Section 8.01 with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.  If an Event of Default (other than an Event of Default specified in clause (xi) or (xii) of Section 8.01 with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately.  Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration:

(i)           If the rescission would not conflict with any judgment or decree;

(ii)          If all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(iii)         To the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)         If the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(v)          In the event of a cure or waiver of an Event of Default of the type set forth in Section 8.01(xi) or (xii), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 8.03.	Other Remedies.

Subject to the terms, conditions, and provisions of the Intercreditor Agreement, an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 8.04.	Waiver of Past Defaults.

Subject to Sections 2.09, 8.07 and 11.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default and its consequences, except a continuing Default in the payment of principal of, or interest on, any Note as specified in Section 8.01(i) or (ii); provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents.  When a Default is waived, it is cured and ceases.

SECTION 8.05.	Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  Subject to Section 9.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 8.06.	Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(i)           has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(ii)          has been offered indemnity satisfactory to it in its reasonable judgment; and

(iii)         has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in Section 8.01(i)).

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 8.07.	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 8.08.	Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 8.01(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 8.09.	Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 9.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.  The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 8.10.	Priorities.

If the Trustee or Noteholder Collateral Agent collects any money or property pursuant to this Article Eight, it shall pay out the money or property (subject to the Intercreditor Agreement) in the following order:

First:  to the Trustee and Noteholder Collateral Agent for amounts due under Section 9.07 or Section 12.11;

Second:  to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third:  to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth:  to the Issuer or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 8.10.

SECTION 8.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or Noteholder Collateral Agent for any action taken or omitted by it as Trustee or Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 8.11 does not apply to a suit by the Trustee or Noteholder Collateral Agent, a suit by a Holder pursuant to Section 8.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE NINE

TRUSTEE

SECTION 9.01.	Duties of Trustee.

(a)          If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)          Except during the continuance of a Default:

(i)           The Trustee need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(ii)           In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel and opinions relating to fair market value) furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           This paragraph does not limit the effect of Section 9.01(b).

(ii)           The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)           The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 8.05.

(d)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 9.01.

(f)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 9.02.	Rights of Trustee.

Subject to Section 9.01:

(a)          The Trustee may rely conclusively on any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)          The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

(h)          The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i)           The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j)           Except with respect to Section 6.01 and 6.06, the Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article Six.  In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 6.01, 8.01(i) or 8.01(ii) or (ii) any Default or Event of Default of which the Trustee shall have received written notification.

(k)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l)           Delivery of reports to the Trustee pursuant to Section 6.16 hereof shall not constitute actual knowledge of, or notice to, the Trustee of the information contained therein.

SECTION 9.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or its respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 9.10 and 9.11.

SECTION 9.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 9.05.	Notice of Default.

If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs.  Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer, or a Default in complying with the provisions of Article Seven, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 9.06.	Reports by Trustee to Holders.

Within 60 days after each [             ], beginning with [            ], 2011, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a).  The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Issuer shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

SECTION 9.07.	Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing for its services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct.  Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify each of the Trustee or any predecessor Trustee and its agents for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense (including reasonable fees and expenses of counsel) incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or the Guarantors (including this Section 9.07)).  The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity, provided, however, that the failure to so notify the Issuer shall not relieve the Issuer of any liability that it may have to the Trustee hereunder (except to the extent that the Issuer is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee and its agents subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer will not be required to pay such fees and expenses if there is no conflict of interest between the Issuer and the Trustee and its agents subject to the claim in connection with such defense as reasonably determined by the Trustee.  The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed.  The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through the Trustee’s negligence, bad faith or willful misconduct.

To secure the Issuer’s payment obligations in this Section 9.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 8.01(xi) or (xii) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 9.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

SECTION 9.08.	Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee.  The Issuer may remove the Trustee if:

(i)           The Trustee fails to comply with Section 9.10;

(ii)          The Trustee is adjudged a bankrupt or an insolvent;

(iii)         A receiver or other public officer takes charge of the Trustee or its property; or

(iv)         The Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 9.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 9.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 9.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 9.08, the Issuer’s obligations under Section 9.07 shall continue for the benefit of the retiring Trustee.

SECTION 9.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided, that such corporation shall be otherwise qualified and eligible under this Article Nine.

SECTION 9.10.	Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5).  The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met.  The provisions of Trust Indenture Act § 310 shall apply to the Issuer and any other obligor of the Notes.

SECTION 9.11.	Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

SECTION 9.12.	Notice of Payment of Additional Interest.

In the event that the Issuer is required to pay Additional Interest pursuant to the terms of the Registration Rights Agreement, the Issuer shall provide a written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer.  The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether Additional Interest is payable and the amount thereof.

ARTICLE TEN

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 10.01.	Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Notes, this Indenture and the Security Documents and the obligations of the Guarantors under the Note Guarantees, this Indenture and the Security Documents and this Indenture and the Security Documents shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 10.01, if:

(i)           All the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(ii)           (a)  All Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(1)           The Issuer has paid all sums then due and payable by it under this Indenture, and

(2)           The Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

In the case of clause (ii) of this Section 10.01, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, Article Five, 6.01, 6.02, 6.03 (as to legal existence of the Issuer only), 9.07, 10.05 and 10.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08.  After the Notes are no longer outstanding, the Issuer’s obligations in Sections 9.07, 10.05 and 10.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 10.02.	Legal Defeasance and Covenant Defeasance.

(a)          The Issuer may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 10.03.

(b)          Upon the Issuer’s exercise under Section 10.02(a) hereof of the option applicable to this Section 10.02(b), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes, Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, the Note Guarantees, this Indenture and the Security Documents which shall thereafter be deemed to be “outstanding” only for the purposes of Section 10.04 hereof and the other Sections of this Indenture referred to in (i)and (ii)below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees, this Indenture and the Security Documents (and the Trustee and the Noteholder Collateral Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)           The rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 10.04 hereof, and as more fully set forth in such Section 10.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(ii)          The Issuer’s obligations with respect to such Notes under Article Two and Section 6.02 hereof;

(iii)           The rights, powers, trusts, duties and immunities of the Trustee and Noteholder Collateral Agent hereunder and the Issuer’s and Guarantors’ obligations in connection therewith; and

(iv)           The provisions of this Article Ten applicable to Legal Defeasance.

Subject to compliance with this Article Ten, the Issuer may exercise its option under this Section 10.02(b) notwithstanding the prior exercise of its option under Section 10.02(c) hereof.

(c)          Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 10.03 hereof, be released from their respective obligations under the covenants contained in ARTICLE Three (solely with rights to the Holders purchase option upon a Fundamental Change of Control), Sections 6.03 (other than with respect to the legal existence of the Issuer), 6.04, 6.05 and 6.08 through 6.21 and ARTICLES Seven, Twelve and Thirteen hereof and the Security Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 10.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 8.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 10.03 hereof, clauses (vii), (viii), (ix), (x), (xiii) and (xiv) of Section 8.01 hereof shall not constitute Events of Default.

SECTION 10.03.	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 10.02(b) or 10.02(c) hereof to the outstanding Notes:

(i)           The Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,

(ii)           In the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(1)           The Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(2)           Since the date of this Indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(iii)           In the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(iv)           No Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(v)           The Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(vi)           The Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(vii)           The Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (i) through (vi) and, in the case of the Opinion of Counsel, clauses (ii) and/or (iii) and (v) of this Section 10.03 have been complied with.

SECTION 10.04.	Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Ten, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes.  The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations, except as it may agree with the Issuer.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 10.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Ten to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 10.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 10.05.	Repayment to the Issuer.

The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

SECTION 10.06.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Ten by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Issuer’s obligations under this Indenture, and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Ten until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Ten; provided, that if the Issuer has made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE ELEVEN

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 11.01.	Without Consent of Holders.

(a)          Subject to Section 11.03, the Issuer and the Trustee and the Noteholder Collateral Agent together, may amend or supplement this Indenture, the Notes, the Note Guarantees or any other Note Documents without notice to or consent of any Holder:

(i)           To cure any ambiguity, defect or inconsistency;

(ii)          To provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)         To provide for the assumption of the Issuer’s obligations to the Noteholder Secured Parties in the case of a merger, consolidation or sale of all or substantially all of the assets, in accordance with Article Seven;

(iv)         To release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(v)          To add any Subsidiary of the Issuer as a Guarantor;

(vi)         To make any change that would provide additional rights or benefits to the Holders or would not materially adversely affect the rights of any Holder;

(vii)        In the case of this Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(viii)       To add additional assets as Collateral or otherwise enter into additional or supplemental Security Documents;

(ix)          To release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by such agreements;

(x)           To make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or to the extent required under the Intercreditor Agreement, to conform any Security Documents to reflect amendments or other modifications to comparable provisions under ABL Facility security documents; or

(xi)           To amend the Intercreditor Agreement pursuant to Section 10.5 thereof or otherwise enter into an Intercreditor Agreement in respect of an ABL Facility permitted hereby;

provided, that the Issuer has delivered to the Trustee and Noteholder Collateral Agent an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 11.01.

(b)          After an amendment, supplement or waiver under this Section 11.01 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 11.02.	With Consent of Holders.

(a)          Subject to Sections 8.07 and 11.03, the Issuer, the Guarantors and the Trustee and Noteholder Collateral Agent together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Notes then outstanding may amend or supplement this Indenture, the Notes or the Note Guarantees or other Note Documents, without notice to any other Holders.  Subject to Sections 8.07 and 11.03, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Note Guarantees or the other Note Documents without notice to any other Holders;

(b)          Notwithstanding Section 11.02(a), without the consent of each Holder affected, no amendment or waiver may:

(i)           Reduce, or change the maturity, of the principal of any Note;

(ii)          Reduce the rate of or extend the time for payment of interest on any Note;

(iii)         Reduce any amounts payable upon redemption, conversion or any Fundamental Change of Control or Conversion Event or change the date on, or the circumstances under, which any Notes are subject to redemption or purchase (other than provisions of Article Three and Section 6.11, except that if a Fundamental Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to repurchase the Notes upon a Fundamental Change of Control shall be made without the consent of each Holder of the Notes affected);

(iv)         Reduce the Fundamental Change of Control Purchase Price, the number of Additional Shares or Make Whole Payment in connection with a Fundamental Change of Control or the Cash Conversion Amount in connection with a Conversion Event or amend or modify in any manner adverse to the Holders the Issuer’s obligations to make such payments;

(v)          Make any Note payable in money or currency other than that stated in the Notes;

(vi)         Expressly subordinate in right of payment such Note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(vii)        Reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(viii)       Waive a continuing default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(ix)          Impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(x)           Release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture;

(xi)          Make any change in these amendment and waiver provisions; or

(xii)         Make any change that adversely affects the conversion rights of any Holder of the Notes, including any change to the provisions set forth in Article Five.

In addition, without the consent of the Holders of at least 66⅔% in principal amount of the Notes then outstanding, (a) no amendment to this Indenture, the Notes, the Note Guarantees or other Note Documents may release all or substantially all of the Collateral from the Liens securing the Notes and (b) no amendment to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees or other Note Documents may alter the priority of the Liens securing the Collateral in any manner that adversely affects the rights of the Holders of the Notes, in each case other than in accordance with the terms of the applicable Note Documents.

(c)          It shall not be necessary for the consent of the Holders under this Section 11.02 to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d)          A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange.

(e)          After an amendment, supplement or waiver under this Section 11.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 11.03.	Compliance with the Trust Indenture Act.

From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the Trust Indenture Act as then in effect.

SECTION 11.04.	Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.  The Issuer shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (i) through (xii) of Section 11.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 11.05.	Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee.  The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 11.06.	Trustee to Sign Amendments, Etc.

The Trustee and the Noteholder Collateral Agent shall execute any amendment, supplement or waiver authorized pursuant to this Article Eleven; provided, that the Trustee and the Noteholder Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or Noteholder Collateral Agent’s own rights, duties or immunities under this Indenture.  The Trustee and Noteholder Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Eleven is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms and complies with the provisions of this Indenture.  Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE TWELVE

SECURITY DOCUMENTS

SECTION 12.01.	Collateral and Security Documents.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and payment of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Noteholder Collateral Agent under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured by (i) first-priority Liens and security interests on the Notes Collateral, subject to Permitted Liens and (ii) second-priority Liens and security interests in the ABL Collateral, subject to the first-priority Liens and security interests securing Obligations, Swap Obligations and Banking Services Obligations, incurred under the ABL Facilities or in respect of Swap Obligations and Banking Services Obligations with lenders (or their Affiliates) under the ABL Facilities up to the Maximum ABL Debt Amount and Permitted Liens, in each case as provided in the Security Documents which the Issuer and the Guarantors, as the case may be, have entered into as reasonably requested by the Noteholder Collateral Agent hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.  The Trustee and the Issuer hereby acknowledge and agree that the Noteholder Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Noteholder Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA (if this Indenture is qualified under the TIA), the TIA shall control.  The Issuer shall deliver to the Noteholder Collateral Agent copies of all documents pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Noteholder Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Issuer shall, and shall cause the Subsidiaries of the Issuer to, use its commercially reasonable efforts to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), perfected Lien and security interest (subject to Permitted Liens) in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Noteholder Collateral Agent for the benefit of the Secured Parties, in each case subject to and in accordance with the terms of the Security Documents.

SECTION 12.02.	Recordings and Opinions.

(a)          To the extent applicable (if this Indenture is qualified under the TIA), the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b)          Any release of Collateral permitted by Section 12.03 hereof will be deemed not to impair the Liens under this Indenture, the Collateral Agreement and the other Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c)          Notwithstanding anything to the contrary in this Section 12.02, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.  In addition, and without limiting the generality of the foregoing, the Subsidiaries of the Issuer may, among other things, without any release or consent by the Trustee (and without the delivery of any Officers’ Certificate or any other documents under this Indenture, except as specified in this Section 12.02(c), but otherwise in compliance with the covenants of this Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral including, without limitation (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Liens and security interests created by this Indenture or any of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Liens and security interests created by the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Liens and security interests created by the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing or changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture or the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s business.  The Issuer must deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of this Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and its Subsidiaries’ business were not prohibited by this Indenture.  Notwithstanding any of the foregoing to the contrary, the Trustee shall execute and deliver to the Issuer all documents reasonably requested to evidence any such releases of Collateral.  In addition, in lieu of releasing the Liens created by any of the Mortgages, the Trustee or Collateral Agent will, at the request of the Issuer, to the extent necessary to facilitate future savings of mortgage recording tax in states that impose such taxes, assign such Liens to any such new lender or collateral agent.

SECTION 12.03.	Release of Collateral.

(a)          Subject to Section 12.02 hereof, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  The Issuer and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer Certificate and Opinion of Counsel as provided below) shall release, or instruct the Noteholder Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)           To enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 6.11;

(ii)          In the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(iii)         Pursuant to an amendment or waiver in accordance with Article Nine of this Indenture;

(iv)         Pursuant to the terms of the Intercreditor Agreement; or

(v)          If the Notes have been discharged or defeased pursuant to Section 10.01 or Section 10.02; provided, that in the case of any release in whole pursuant to clauses (i), (ii) and (iii) above, all amounts owing at such time to the Trustee under this Indenture, the Notes, the Notes Guarantees, the Security Documents and the Intercreditor Agreement have been paid.

Upon receipt of an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under the Indenture and the Security Documents (and TIA Section 314(d) (if this Indenture is qualified under the TIA)), if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Noteholder Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Noteholder Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and Noteholder Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer Certificate and Opinion of Counsel.

Notwithstanding any provision to the contrary herein, upon the request of the Issuer accompanied by an Officers’ Certificate and Opinion of Counsel (that each action is in compliance with the terms of this Indenture, Intercreditor Agreement and the Security Documents) the Trustee shall instruct the Noteholder Collateral Agent to execute and deliver UCC financing statement amendments or releases (which shall be in form and substance reasonably satisfactory to the Noteholder Collateral Agent and prepared by the Issuer or such Grantor) solely to the extent necessary to delete property or assets not required to be subject to a Lien under the Security Documents from the description of assets in any previously filed financing statements. If requested in writing by the Issuer or any Grantor, the Trustee shall instruct the Noteholder Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared in form and substance reasonably satisfactory to the Noteholder Collateral Agent and by the Issuer or such Grantor) and to take such other action as the Issuer may reasonably request to evidence or confirm that such property or assets not required to be subject to a Lien under the Security Documents described in the immediately preceding sentence has  been released from the Liens of each of the Security Documents. The Noteholder Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Issuer, any Grantor or the Trustee.

SECTION 12.04.	Certificates of the Trustee.

In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Noteholder Collateral Agent and the Issuer has delivered the certificates and documents required by the Security Documents and Section 12.03 hereof, and, based on an Opinion of Counsel pursuant to Section 14.04, will deliver a certificate to the Noteholder Collateral Agent setting forth such determination.  The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the TIA.

SECTION 12.05.	Suits to Protect the Collateral.

Subject to the provisions of Article Nine hereof and the terms, conditions and provisions of the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Noteholder Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a)          Enforce any of the terms of the Security Documents; and

(b)         Collect and receive any and all amounts payable in respect of the obligations hereunder.

Subject to the terms, conditions and provisions of this Indenture and the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 12.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

SECTION 12.06.	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the terms, conditions and provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.07.	Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Noteholder Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Twelve to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.08.	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Twelve upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article Twelve; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.09.	Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) the Issuer shall have discharged its obligations under Section 10.01 or exercised its legal defeasance option or its covenant defeasance option under Section 10.02, in each case in compliance with the provisions of Article Ten, or (iii) with respect to Remaining Notes only, a Conversion Event has occurred, the Trustee shall deliver to the Issuer and the Noteholder Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article Ten), and any rights it has under the Security Documents, and upon receipt by the Noteholder Collateral Agent of such notice, the Noteholder Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary or reasonably requested by the Issuer to evidence the release of such Lien as soon as is reasonably practicable or otherwise deliver any such Collateral to the applicable Guarantor (including without limitation, execution and filing of Lien releases, instruments, documents and return of any Collateral then in its possession).

SECTION 12.10.	Noteholder Collateral Agent.

(a)          The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Noteholder Collateral Agent as its agent under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Noteholder Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Noteholder Collateral Agent by the terms of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto.  The Noteholder Collateral Agent agrees to act as such on the express conditions contained in this Section 12.10.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, the Noteholder Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Noteholder Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement or otherwise exist against the Noteholder Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Noteholder Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Indenture, the Noteholder Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Noteholder Collateral Agent is expressly entitled to take or assert under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article Eight, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b)          The Noteholder Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Noteholder Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made without negligence or willful misconduct (other than any employee).

(c)           None of the Noteholder Collateral Agent, any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or bad faith) or under or in connection with the Collateral Agreement, any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence, bad faith or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any officer or Related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Noteholder Collateral Agent under or in connection with, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Noteholder Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)         The Noteholder Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, or telephone message, statement, or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Grantor), independent accountants and other experts and advisors selected by the Noteholder Collateral Agent.  The Noteholder Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Noteholder Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)         The Noteholder Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Noteholder Collateral Agent shall have received written notice from the Trustee or a Grantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Noteholder Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Eight (subject to Section 12.10); provided, however, that unless and until the Noteholder Collateral Agent has received any such request, the Noteholder Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f)          U.S. Bank National Association and its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Noteholder Collateral Agent hereunder and without notice to or consent of the Trustee.  The Trustee and the Holders acknowledge that, pursuant to such activities, U.S. Bank National Association or its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Noteholder Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the U.S. Bank National Association (or any successor Noteholder Collateral Agent) to advance funds.

(g)         The Noteholder Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Grantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Noteholder Collateral Agent.  If the Noteholder Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Noteholder Collateral Agent.  If no successor noteholder collateral agent is appointed prior to the intended effective date of the resignation of the Noteholder Collateral Agent (as stated in the notice of resignation), the Noteholder Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor noteholder collateral agent.  If no successor noteholder collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Noteholder Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor noteholder collateral agent hereunder, such successor noteholder collateral agent shall succeed to all the rights, powers and duties of the retiring Noteholder Collateral Agent, and the term “Noteholder Collateral Agent” shall mean such successor noteholder collateral agent, and the retiring Noteholder Collateral Agent’s appointment, powers and duties as the Noteholder Collateral Agent shall be terminated.  After the retiring Noteholder Collateral Agent’s resignation hereunder, the provisions of this 12.10 (and Section 12.11) shall continue to inure to its benefit and the retiring Noteholder Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Noteholder Collateral Agent under this Indenture.

(h)         The Trustee shall initially act as Noteholder Collateral Agent and shall be authorized to appoint co-Noteholder Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Noteholder Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Noteholder Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Noteholder Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(i)         The Trustee, as such and as Noteholder Collateral Agent, is authorized and directed to (i) enter into the Collateral Agreement and the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Collateral Agreement and the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Collateral Agreement and the Security Documents and the Intercreditor Agreement.

(j)           The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Noteholder Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Noteholder Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Noteholder Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article Eight, the Trustee shall promptly turn the same over to the Noteholder Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Noteholder Collateral Agent.

(k)          The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Noteholder Collateral Agent thereof, and, promptly upon the Noteholder Collateral Agent’s request therefor shall deliver such Collateral to the Noteholder Collateral Agent or otherwise deal with such Collateral in accordance with the Noteholder Collateral Agent’s instructions.

(l)           The Noteholder Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Noteholder Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Noteholder Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Noteholder Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Noteholder Collateral Agent’s own interest in the Collateral and that the Noteholder Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m)         No provision of this Indenture, the Collateral Agreement, the Intercreditor Agreement or any Security Document shall require the Noteholder Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Noteholder Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(n)          The Noteholder Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Noteholder Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Noteholder Collateral Agent may agree in writing with the Issuer (and money held in trust by the Noteholder Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Noteholder Collateral Agent shall not be construed to impose duties to act.

(o)          Neither the Noteholder Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Noteholder Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

SECTION 12.11.	Compensation and Indemnity.

The Noteholder Collateral Agent shall be entitled to the compensation and indemnity set forth in Section 9.07 (with the references to the Trustee therein being deemed to refer to the Noteholder Collateral Agent).

SECTION 12.12.	Intercreditor Agreement, Collateral Agreement and Other Security Documents.

The Trustee and Noteholder Collateral Agent is each hereby directed and authorized to execute and deliver the Intercreditor Agreement, the Collateral Agreement and any other Security Documents in which it is named as a party.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Noteholder Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement, the Collateral Agreement or any other Security Documents, the Trustee and Noteholder Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE THIRTEEN

NOTE GUARANTEE

SECTION 13.01.	Unconditional Guarantee.

Subject to the provisions of this Article Thirteen, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the other Noteholder Secured Parties and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the other Note Documents or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee or the other Noteholder Secured Parties hereunder or thereunder:  (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees) under the Note Documents, in each case, to the Holders, the Trustee or the other Noteholder Secured Parties hereunder or thereunder (including amounts due the Trustee or the Noteholder Collateral Agent under Section 9.07 or Section 12.11, respectively, hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture, under the Notes or under the other Note Documents, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately.  A Default under this Indenture, the Notes or the other Note Documents shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Note Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the fullest extent permitted by law, each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee and the other Note Documents.  This Note Guarantee is a guarantee of payment and not of collection.  If any Holder or the Trustee or the Noteholder Collateral Agent is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee and the Noteholder Collateral Agent, on the other hand, (a) subject to this Article Thirteen, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Eight for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Eight hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

SECTION 13.02.    Subordination.

The Issuer and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Issuer or any Restricted Subsidiary of the Issuer shall be fully subordinated to the indefeasible payment in full in cash of the obligations with respect to the Note Documents.

SECTION 13.03.    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, foreign or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article Thirteen shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantee under the Credit Agreement)  that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Thirteen, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.  Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

SECTION 13.04.    Execution and Delivery of Note Guarantee.

To further evidence its Note Guarantee set forth in Section 13.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit B hereto, shall be endorsed on each Note authenticated and delivered by the Trustee.  Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 13.05.    Release of a Guarantor

A Guarantor shall be released from its obligations under its Note Guarantee and its obligations under this Indenture and the Registration Rights Agreement:

(i)         In the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise; provided, that Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 6.11 hereof; or

(ii)        in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 6.11 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(iii)       If such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(iv)       If the Issuer exercises its legal defeasance option or its covenant defeasance option pursuant to Section 10.02 and 10.03, if the Issuer’s obligations under the Indenture are discharged in accordance Section 10.01 or with respect to Remaining Notes, if a Conversion Event has occurred.

The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 13.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.

Except as set forth in Articles Six and Seven and this Section 13.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 13.06.     Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer or any other Guarantor that arise from the existence, payment, performance or enforcement of the Issuer’s obligations or any other Guarantor’s obligations, in each case under the Notes or this Indenture or the other Note Documents and such Guarantor’s obligations under this Note Guarantee and this Indenture or the other Note Documents, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders or other Noteholder Secured Parties against the Issuer or any other Guarantor, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes or other Noteholder Secured Parties under the Notes, this Indenture, the other Note Documents or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders or the other Noteholder Secured Parties and shall forthwith be paid to the Trustee for the benefit of itself or such Holders or other Noteholder Secured Parties to be credited and applied to the obligations in favor of the Trustee or the Holders or other Noteholder Secured Parties, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 13.06 is knowingly made in contemplation of such benefits.

SECTION 13.07.     Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 13.08.     No Set-Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and, to the fullest extent permitted by law, shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 13.09.    Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Note Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 13.10.    Note Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full.  Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 13.11.    Note Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Ten be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture or the other Note Documents.

SECTION 13.12.    Note Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 13.13.    Note Guarantee Obligations Not Affected.

To the fullest extent permitted by law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a)      Any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(b)      Any irregularity, defect, unenforceability or invalidity in respect of any Indebtedness or other obligation of the Issuers or any other Person under this Indenture, the Notes, other Note Documents or any other document or instrument;

(c)      Any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes, other Note Documents or any Note Guarantee, or to give notice thereof to a Guarantor;

(d)      The taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e)      The granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(f)      Any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g)      Any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;

(h)      Any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;

(i)       The occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j)       Any other circumstance, including release of a Guarantor pursuant to Section 13.05 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 13.14.    Waiver.

Without in any way limiting the provisions of Section 13.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.

SECTION 13.15.    No Obligation to Take Action Against the Issuers.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 13.16.    Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(a)      Grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(b)      Take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuers;

(c)      Release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d)      Accept compromises or arrangements from the Issuer;

(e)      Apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f)       Otherwise deal with, or waive or modify their right to deal with, the Issuers and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 13.17.    Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 13.07 hereof, subject to the terms, conditions and provisions of the Intercreditor Agreement, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 13.18.    Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 13.19.    Costs and Expenses.

Each Guarantor shall pay promptly following written demand (including documentation reasonably supporting such demand) by the Trustee or Noteholder Collateral Agent any and all reasonable costs, fees and expenses (including, without limitation, reasonable legal fees on a solicitor and client basis) incurred by the Trustee or Noteholder Collateral Agent, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.

SECTION 13.20.    No Merger or Waiver; Cumulative Remedies.

No Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture.  No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuers and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 13.21.    Survival of Note Guarantee Obligations.

Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section 13.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor, to the fullest extent permitted by law, without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuers or any Guarantor.

SECTION 13.22.    Note Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 13.23.    Severability.

Any provision of this Article Thirteen which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Thirteen.

SECTION 13.24.    Successors and Assigns.

Each Note Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and other Noteholder Secured Parties and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder, except as permitted by Article Seven.

ARTICLE FOURTEEN

MISCELLANEOUS

SECTION 14.01.    Trust Indenture Act Controls.

If this Indenture is qualified under the TIA and any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control.

SECTION 14.02.    Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer or a Guarantor:

c/o U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, TX 77042
Attention:  General Counsel

Telephone:
Facsimile:

if to the Trustee or Noteholder Collateral Agent:

U.S. Bank National Association
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee  37219
Attention:  Corporate Trust Department – U.S. Concrete

Facsimile:    615-251-0737

With a copy to:

U.S. Bank National Association
100 Wall Street
New York, NY  10005
Attention:  Corporate Trust Department – U.S. Concrete

Facsimile:    615-251-0737

Each of the Issuer and the Trustee and Noteholder Collateral Agent by written notice to each other such Person may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuer and the Trustee and Noteholder Collateral Agent, shall be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 14.03.    Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees.  The Issuer, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

SECTION 14.04.    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(i)         An Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)        An Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 14.05.    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 6.06, shall include:

(i)         A statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)        A brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)       A statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(iv)       A statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 14.06.    Rules by Paying Agent or Registrar.

The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

SECTION 14.07.    Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 14.08.    Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.09.    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 14.10.    No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or this Indenture or of any Guarantor under its Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.11.    Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors.  All agreements of the Trustee and Noteholder Collateral Agent in this Indenture shall bind their respective successors.

SECTION 14.12.    Duplicate Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 14.13.    Severability.

To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 14.14.    Senior Indebtedness.

The Issuer and each Guarantor hereby designate the obligations with respect to the Note Documents as senior Indebtedness which is senior in right of payment in full in cash to any subordinated Indebtedness of the Issuer or any Guarantor.

SECTION 14.15.    Intercreditor Agreement Governs.

Reference is made to the Intercreditor Agreement.  Notwithstanding anything to the contrary contained herein, each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent, respectively, and on behalf of such Holder and (d) agrees this Indenture and the other Note Documents are subject to the terms, conditions and provisions of the Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 14.16.    Intercreditor Agreement, Collateral Agreement and Security Documents.

In the event of any conflict between (a) this Indenture (on the one hand) and (b) the Intercreditor Agreement, the Collateral Agreement and the Security Documents (on the other hand), the provisions of the Intercreditor Agreement, the Collateral Agreement and the Security Documents shall control.

SECTION 14.17.    Calculations.

Except as otherwise provided herein, the Issuer (or its agents) will be responsible for making all calculations called for under this Indenture or the Notes.  The Issuer (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders.  The Issuer (or its agents) upon request will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification.  The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

SECTION 14.18.    Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE NOTEHOLDER COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.19.    Force Majeure.

In no event shall the Trustee or the Noteholder Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil, or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

U.S. CONCRETE, INC., as Issuer

By:
Name:
Title:

Guarantors:

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
AMERICAN CONCRETE PRODUCTS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL MANAGEMENT, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
HAMBURG QUARRY LIMITED LIABILITY COMPANY
INGRAM CONCRETE, LLC
MG, LLC
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SIERRA PRECAST, INC.
SMITH PRE-CAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC.

By:
Name:
Title:

BRECKENRIDGE READY MIX, INC.

By:
Name:
Title:

KURTZ GRAVEL COMPANY
SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC.

By:
Name:
Title:

RIVERSIDE MATERIALS, LLC

By:
Name:
Title:

EASTERN CONCRETE MATERIALS, INC.

By:
Name:
Title:

LOCAL CONCRETE SUPPLY & EQUIPMENT, LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC

By:
Name:
Title:

USC ATLANTIC, INC.

By:
Name:
Title:

USC MICHIGAN, INC.

By:
Name:
Title:

CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC.

By:
Name:
Title:

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC

By:
Name:
Title:

[Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Noteholder Collateral Agent

By:
Name:
Title:

[Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

U.S. CONCRETE, INC.
9.5% Convertible Secured Notes 2015

CUSIP No.
No.________	$_________

U.S. CONCRETE, INC., a Delaware corporation (the “Issuer”), for value received promises to pay to ____________ or its registered assigns, the principal sum of                           [or such other amount as is provided in a schedule attached hereto]3 on [       ], 2015.

Interest Payment Dates:  [          ], [          ], [          ]  and [         ], commencing [             ], 2010.

Record Dates:  [          ], [          ], [          ]  and [         ].

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[3]	This language should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:  [            ], 201_

U.S. CONCRETE, INC., as Issuer

By:
Name:
Title:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 9.5% Convertible Secured Notes due 2015 described in the within-mentioned Indenture.

Dated:  [           ], 201_

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(Reverse of Note)

9.5% Convertible Secured Notes due 2015

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.  All references to “interest” herein, unless the context requires otherwise, shall include “Additional Interest.”

1.     Interest.  U.S. Concrete, Inc., a Delaware corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at 9.5% per annum from [          ], 2010 until maturity.  The Issuer will pay interest quarterly on [        ], [        ], [          ] and [          ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing [           ], 2010.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the rate equal to 2% per annum in excess of the then applicable rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.     Method of Payment.  The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the Close of Business on the [       ], [           ], [                   ] or [                ] next preceding the Interest Payment Date (each a “Record Date”), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be issued in denominations of $1,000 and integral multiples thereof.  The Issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided, that for Holders that have given wire transfer instructions to the Issuer at least three Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

3.     Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  Except as provided in the Indenture, the Issuer or any of their Subsidiaries may act in any such capacity.

4.  Indenture.  The Issuer issued the Notes under an Indenture dated as of [                        ], 2010 (“Indenture”) by and among the Issuer, the Guarantors, the Trustee and Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

5.     Conversion.

(a)     Optional Conversion. Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in the Indenture), the Holder hereof has the right, at its option, to convert the principal amount hereof or any portion of such principal which is $1,000 or an integral multiple thereof, into shares of Common Stock at the applicable Conversion Rate.  The initial Conversion Rate is 95.23809524 shares of Common Stock $1,000 principal amount of the Notes (equivalent to a Conversion Price of approximately $10.50), subject to adjustment in certain events described in the Indenture. Upon conversion, the Issuer will issue shares of Common Stock as set forth in the Indenture. No fractional shares will be issued upon any conversion, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion.  Notes in respect of which a Holder is exercising its right to require repurchase on a Fundamental Change of Control Purchase Date may be converted only if such Holder withdraws its election to exercise such right in accordance with the terms of the Indenture.

(b)     Termination of Conversion Right Upon Occurrence of a Conversion Event.  Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in the Indenture), upon occurrence of a Conversion Event the right to convert Notes shall terminate as of 5:00 p.m. New York City time on the date that is 45 days following the date the Issuer shall send notice of the occurrence of the Conversion Event (the “Conversion Event Notice”).  The Conversion Termination Date shall be the date that is 46 days following the Conversion Event Notice.  Any Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap (specified in (e) below), may, at such Holder’s option, be converted into shares of the Common Stock on a date or dates prior to the date that is 180 days following the Conversion Event Termination Date provided that a Holder must send an election notice (an “Election Notice”) specifying such later conversion to the Issuer prior to the Conversion Termination Date.  Any Notes not converted in connection with a Conversion Event may be redeemed, in whole or in part, at the Issuer’s option at any time prior to the Maturity Date in accordance with Paragraph 7 hereof.

If a Conversion Event occurs on or prior to the second anniversary of the Issue Date, in addition to the shares of Common Stock issuable  upon conversion or any amounts received upon redemption or at maturity, the Holders shall receive an amount in cash equal to the Cash Conversion Amount (which, at the election of the Issuer and subject to satisfaction of certain conditions specified in the Indenture, may be paid in shares of Common Stock).

As of the Conversion Termination Date, the interest on the Notes shall cease to accrue, certain covenants and certain other provisions shall no longer have any force or effect as specified in the Indenture and the Collateral securing the Notes and Note Guarantees shall be released.

(c)     Conversion in Connection with the Fundamental Change of Control.  If a Holder converts its Notes in connection with a Fundamental Change of Control, the Issuer shall (i) increase the Conversion Rate for the Notes so surrendered for conversion by a number of Additional Shares of Common Stock as described in the Indenture and (ii) pay to such Holder in cash the Make Whole Payment equal to the total amount of interest that would have accrued and become payable on such Notes from, but excluding, the Effective Date through, and including, [             ], 20134 (but including any accrued and unpaid interest on the Notes from the Issue Date through and including the Effective Date).  The Make Whole Payment shall be made on the applicable Conversion Payment Date.  Notwithstanding the above and subject to satisfaction of certain conditions specified in the Indenture, at the election of the Issuer, the Make Whole Payment may be paid in shares of its Common Stock.

(d)     Payment of Accrued Interest.  Upon conversion and without duplication, Holders shall receive a separate cash payment for Accrued Interest, which, at the election of the Issuer (subject to satisfaction of certain conditions specified in the Indenture), may be paid in shares of its Common Stock.

(e)     Conversion Cap.  Notwithstanding anything to the contrary in this Note and the Indenture, (i) a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of the Notes shall not be entitled to convert any Notes, (ii) the Issuer shall not be entitled to settle any cash payments owing to any beneficial owner of Notes in shares of its Common Stock and (iii) shares of any acquiror (or successor) shall not be issued upon conversion pursuant to the adjustment mechanism contained in the Indenture or in connection with a transaction governed by the provisions of the Indenture or upon a Fundamental Change of Control  to the extent, and only to the extent, such conversion or share settlement would cause such Person, together with its Affiliates, to become a beneficial owner  of more than 9.9% of the issued and outstanding shares of Common Stock (or such equivalent shares of an acquiror or a successor) (the “Conversion Cap”).

6.     Repurchase at the Option of Holder

(a)     Upon a Fundamental Change of Control. Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Paragraph 5), upon occurrence of a Fundamental Change of Control, the Holders shall have a right to require the Issuer to repurchase all or a portion of their Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to but excluding the Fundamental Change of Control Purchase Date.

(b)     From Net Proceeds of Certain Sales and Dispositions.  The Issuer is, subject to certain conditions and exceptions, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

[4]	NTD: Insert third anniversary of the closing date.

7.       Redemption at the Option of the Issuer. On or after the Conversion Termination Date, the Issuer may, at its option, redeem the Notes, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described in the Indenture, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for redemption (the “Redemption Date”) plus the Cash Conversion Amount; provided, that the Issuer may redeem only such Notes not otherwise specified for conversion pursuant to an Election Notice.  The Issuer shall pay the Redemption Price in respect of such Notes subject to redemption on the Redemption Date in accordance with the provisions of the Indenture.  The Issuer may elect to pay the Cash Conversion Amount, in whole or in part, in shares of its Common Stock.

8.       Notice of Redemption.  Notice of redemption will be mailed by first class mail at least 15 days but not more than 45 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9.       Mandatory Redemption.  The Issuer shall not be required to make any sinking fund, mandatory redemption or other similar payments with respect to the Notes.

10.     Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer and the Registrar are not required to transfer or exchange any Note selected for redemption.  Also, the Issuer and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

11.     Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

12.     Amendment, Supplement and Waiver.  The Note Documents may be amended or supplemented only as provided in the Indenture.

13.     Defaults and Remedies.  If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture, the Security Documents, Intercreditor Agreement or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee or Noteholder Collateral Agent in its exercise of any trust or power.  The Trustee and Noteholder Collateral Agent may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest including an accelerated payment or the failure to make a payment on the Fundamental Change of Control Purchase Date, or payment in connection with a Conversion Event, on the Net Proceeds Payment Date pursuant to a Net Proceeds Offer or a Default in complying with the provisions of Article Seven of the Indenture) if they determine that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

14.     Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

15.     No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or the Indenture, or of any Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.     Note Guarantees.  This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders.  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

17.     Security Interest.  The Notes will be secured, to the extent and in the manner provided in the Security Documents, by (i) a first priority Lien on the Notes Collateral (subject to Permitted Liens), and (ii) a second priority Lien on the ABL Collateral (subject to Permitted Liens).  Each Holder of Notes, by its acceptance of a Note, consents and agrees to the terms of each Security Document and the Intercreditor Agreement, authorizes and directs the Trustee to appoint U.S. Bank National Association as Noteholder Collateral Agent on the Issue Date and directs the Noteholder Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and authorizes and empowers each of the Trustee and the Noteholder Collateral Agent to bind the Holders of Notes as set forth in the Security Documents and the Intercreditor Agreement and to perform its respective obligations and exercise its respective rights and powers thereunder.  In the event of any conflict between (a) the Indenture (on the one hand) and (b) the Intercreditor Agreement and the Security Documents (on the other hand), the provisions of the Intercreditor Agreement and Security Documents shall control unless such compliance would violate the TIA.

18.     Trustee Dealings with the Issuer.  Subject to certain terms, the Trustee or Noteholder Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee or Noteholder Collateral Agent.

19.     Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

20.     Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.     Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Registrable Securities (as defined in the Registration Rights Agreement) will have all the rights set forth in the Registration Rights Agreement dated as of [          ], 2010, among the Issuer, the Guarantors and the other parties named on the signature pages thereof (the “Registration Rights Agreement”).

22.     CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.     Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Note Documents.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint _______________________________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated: _________________	Signed:
(Sign exactly as name appears on
the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this Note occurring prior to the date which is the date following the expiration of the applicable holding period set forth in Rule 144(d) of the Securities Act of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:

[Check One]

(1) ☐	to the Issuer or a subsidiary thereof; or

(2) ☐
to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3) ☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4) ☐	outside the United States to a non-“U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5) ☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act or pursuant to another exemption available under the Securities Act; or

(6) ☐	pursuant to an effective registration statement under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐ The transferee is an Affiliate of the Issuer.

Unless one of the foregoing items (1) through (6) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated: _____________	Signed:
(Sign exactly as name appears on the other
side of this Note)

Signature Guarantee: _____________________________________________________________

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _____________
	NOTICE:	To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Article Three or Section 6.11 of the Indenture, check the appropriate box:

Article Three                                           Section 6.11

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Article Three or Section 6.11 of the Indenture, state the amount (in denominations of $1,000 and integral multiples thereof):  $___________

Dated: _________________	Signed:
(Sign exactly as name
appears on the other
side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

CONVERSION NOTICE

If you want to convert this Note into Common Stock of the Issuer, check the box: ☐

To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of thereof):

$                                       5

State the principal amount of the Notes held not subject to conversion $________.

State the aggregate number of shares of Common Stock of the Issuer beneficially owned as of the date of this notice __________.

The Issuer and the Trustee shall be entitled to rely upon the representation herein.  The Issuer shall not be in breach of any provision of the Indenture or the Note with respect to shares of Common Stock issued in reliance on such information and shall have no liability (and shall be indemnified by the undersigned for any liability) as a result of the issuance of any shares of Common Stock to the undersigned in excess of the Conversion Cap issued in reliance on such information.

If you want the share certificate, if any, made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:_____________________________          Signed:_________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

NOTE: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[5]	NTD: State the (1) principal amount of Notes held not subject to conversion and (2) aggregate number of shares of common stock of the Issuer held as of the date of this notice.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE6

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[6]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

NOTE GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby unconditionally guarantees, jointly and severally, to the extent set forth in the Indenture (as defined below) to the Holder of this Note the payment of principal, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuer under the Indenture or the Notes or other Note Documents, to the Holder of this Note and the Trustee and other Noteholder Secured Parties, all in accordance with and subject to the terms and limitations of this Note, the Indenture, including Article Thirteen thereof, and this Note Guarantee.  This Note Guarantee will become effective in accordance with Article Thirteen of the Indenture and its terms shall be evidenced therein.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of [           ], 2010, among U.S. Concrete, Inc., a Delaware corporation (the “Issuer”), the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended or supplemented (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article Thirteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates.

No director, officer, employee, incorporator, stockholder, member or manager of any Guarantor, as such, shall have any liability for any obligations of such Guarantors under such Guarantors’ Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligation or its creation.

This Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Note Guarantee is subject to release upon the terms set forth in the Indenture.

B-1

IN WITNESS WHEREOF, each Guarantor has caused its Note Guarantee to be duly executed.

Date:

[ ]

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF LEGENDS

Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act, unless otherwise agreed by the Issuer and the Holder thereof or if such legend is no longer required by Section 2.16(f) of the Indenture:

This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933 (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.  Each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the Issuer and the Guarantors that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) so long as such security is eligible for resale pursuant to Rule 144A, in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the securities act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

Each Global Note authenticated and delivered hereunder shall also bear the following legend:

This note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary or a successor Depositary.  This note is not exchangeable for notes registered in the name of a person other than the Depositary or its nominee except in the limited circumstances described in the indenture, and no transfer of this note (other than a transfer of this note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in the limited circumstances described in the Indenture.

C-1

Unless this certificate is presented by an authorized representative of the Depositary Trust Company, a New York Corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of Cede & Co. or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in Section 2.16 of the Indenture.

Each Temporary Regulation S Global Note shall also bear the following legend:

This note (or its predecessor) was originally issued in a transaction originally exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred in the United States or to, or for the account or benefit of, any U.S. person except pursuant to an available exemption from the registration requirements of the securities act and all applicable state securities laws. terms used above have the meanings given to them in Regulation S under the Securities Act.

C-2

EXHIBIT D

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH
TRANSFERS OF TEMPORARY REGULATION S GLOBAL NOTE

___________________,_______

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $ ______________ principal amount of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate.  Pursuant to Section 2.16(c) of the Indenture (the “Indenture”) dated as of [                        ], 2010 relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States (or to a Purchaser Party (as defined in the Indenture)) to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

D-1

EXHIBIT E

FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS TO NON-QIB INSTITUTIONAL ACCREDITED INVESTORS

[                  ], [     ]

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Ladies and Gentlemen:

In connection with our proposed purchase of 9.5% Convertible Secured Notes due 2015 (the “Notes”) of U.S. CONCRETE, INC., a Delaware corporation (the “Issuer”), we confirm that:

1.           We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws.

2.           We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell, offer, pledge or otherwise transfer any Notes, we will do so only (i) to the Issuer or any of its subsidiaries, (ii) so long as such security is eligible for resale pursuant to Rule 144A, inside the United States in a transaction meeting the requirements of Rule 144A under the Securities Act to a person who we reasonably believe to be a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that is purchasing at least $250,000 of Notes for its own account or for the account of an institutional accredited investor and who, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) outside the United States to a person that is not a U.S. person (as defined in Rule 902 under the Securities Act) in accordance with Regulation S promulgated under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or another available exemption under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

3.           We are not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) or plan (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended), except as permitted in the Section entitled “Notice to Investors” of the Offering Memorandum.

4.           We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

5.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

6.           We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:
Name:
Title:

EXHIBIT F

FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
      PURSUANT TO REGULATION S

[                ], [     ]

U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           we have advised the transferee of the transfer restrictions applicable to the Notes.

F-1

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signatory

F-2

EXHIBIT G

COMMON STOCK LEGEND

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF U.S. CONCRETE, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A, OR

(D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144, IF AVAILABLE.

G-1

PRIOR TO ANY OFFER, SALE, PLEDGE OR TRANSFER PURSUANT TO CLAUSE (2)(D) ABOVE THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

G-2

EXHIBIT H

FORM OF CONVERSION EVENT NOTICE

_______________, ____
[Name of the Holder]
[Address of the Holder]

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs;

This is a Conversion Event Notice as defined in Section 5.08 of the Indenture dated as of [        ], 2010 (the “Indenture”) among the Issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

We hereby notify you that

1.           On [            ]7, [                 ]8 occurred, which constitutes the Conversion Event pursuant to the Indenture;

2.           The Conversion Rate applicable to the Notes is [             ]9;

3.           The right to convert Notes will terminate on [                  ], the date that is 46 days following the date of this Conversion Event Notice (the “Conversion Termination Date”);

4.           Holders may convert Notes up to the Conversion Cap at any time prior to the Close of Business on [                  ], the Business Day immediately preceding the Conversion Termination Date;

5.           Any Holders who cannot convert the full amount of their Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to us in the form attached hereto (Exhibit J to the Indenture) and may elect to convert Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date;

[7]	Insert the date of the Conversion Event.

[8]	Describe Conversion Event.

[9]	Insert Conversion Rate.

H-1

6.           Except as otherwise provided in an Election Notice, any Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at our option in accordance with Article Four of the Indenture;

7.           Interest shall cease to accrue on all Notes as of (but not including) the Conversion Termination Date;

8.           The following covenants [                              ] contained in the Indenture shall cease to have any further force or effect as of the Conversion Termination Date and the following provisions of the Indenture shall no longer apply [                      ] and the Collateral securing the Notes and the Note Guarantees will be released; and

9.           The Cash Conversion Amount payable on all Notes as a result of the Conversion Event is $[          ] and will be paid on [            ].

U.S. CONCRETE, INC.

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF FUNDAMENTAL CHANGE OF CONTROL PURCHASE NOTICE

_______________, ____
U.S. Bank National Association
60 Livingston Avenue
1st Floor – Bond Drop Window
St. Paul, MN  55107
Attn.: Corporate Trust Department – U.S. Concrete

Re:	U.S. Concrete, Inc. (the “Issuer”)
9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This is a Fundamental Change of Control Purchase Notice as defined in Section 3.01(c) of the Indenture dated as of [        ], 2010 (the “Indenture”) among the Issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Notes:

(if Physical Notes)

I intend to deliver the following aggregate principal amount of Notes for purchase by the Issuer pursuant to Section 3.01 of the Indenture (in minimum denomination of $1,000 and integral multiples thereof):

$

I hereby certify that I am [      ] / am not [      ] a Purchaser Party (as defined in the Indenture).

I hereby agree that the Notes will be purchased as of the Fundamental Change of Control Purchase Date pursuant to the terms and conditions thereof and of the Indenture.

Signed: ________________

I-1

EXHIBIT J

FORM OF ELECTION NOTICE

U.S. Concrete, Inc.
[                  ]
[                  ]
T:  [                         ]
F:  [                         ]
Attention: [                         ]

Re:	9.5% Convertible Secured Notes due 2015 (the “Notes”)

Dear Sirs:

This is a Election Notice as defined in Section 5.08(c) of the Indenture dated as of [        ], 2010 (the “Indenture”) among U.S. Concrete, Inc. (the “Issuer”), the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee.  Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Notes:

(if certificated)

I intend to deliver the following aggregate principal amount of Notes for conversion by the Issuer pursuant to Section 5.08 of the Indenture (in minimum denomination of $1,000 and integral multiples thereof):

$

and request such Notes to be converted into the shares of Common Stock on the Issuer on [          ].

As of the date hereof I am the beneficial owner of [                 ] of shares of Common Stock.

Signed: ________________

J-1

Schedule I

Reference Table for Calculation of Additional Shares

The following table sets forth the number of Additional Shares of the Issuer’s Common Stock to be added to the Conversion Rate per $1,000 principal amount of Notes in connection with an   "Adjustment Upon Fundamental Change of Control"

Valuation Date	STOCK PRICE
	$6.21	$7.00	$10.50	$14.00	$17.50	$21.00	$24.50	$28.00
8/31/2010	65.793	53.181	23.631	11.808	6.225	3.320	1.715	0.806
8/31/2011	65.793	52.584	21.700	9.582	4.328	1.957	0.839	0.296
8/31/2012	65.793	51.687	20.025	6.866	0.356	0.000	0.000	0.000
8/31/2013	65.793	49.778	17.630	5.804	0.274	0.000	0.000	0.000
8/31/2014	65.793	47.619	12.315	3.332	0.147	0.000	0.000	0.000
8/31/2015	65.793	47.619	0.000	0.000	0.000	0.000	0.000	0.000

Schedule I-1

Schedule II

Net Book Values of Real Properties

File No.	Owner or Tenant	Property Name and Address(es)	Ownership	State	NBV

PROP CA02	Central Concrete Supply Co., Inc.	S. San Francisco office 150 South Linden Avenue South San Francisco, California 94080 Westside BM Shop and Office: 201-205 South Linden Ave. S San Francisco CA	Owned/Leased	CA	$3,841,677

PROP CA01	Central Concrete Supply Co, Inc.	Hayward RM Plant 1844 West Winton Avenue Hayward, California 94545	Owned	CA	$3,412,805

PROP CA20	Central Concrete Supply Co., Inc.	457 Queens Lane, San Jose, California	Owned	CA	Included in Hayward figure (PROP CA01)

PROP TX07	Beall Concrete Enterprises, LLC	Alliance Plant 9.431 Acres Denton, County 13624 FM 1171 Roanoke, TX	Owned/Leased	TX	$2,898,815

PROP TX16	Beall Concrete Enterprises, LLC	Part of Alliance Plant property 10.438 acres Denton County, Roanoke, Texas	Owned/Leased	TX	Included in PROP TX07 figure

PROP CA15	Central Concrete Supply Co., Inc.	S. San Francisco Plant 1305 San Mateo Ave. South San Francisco, California 94080	Owned	CA	$2,409,907

PROP CA54	Central Precast Concrete, Inc.	15540 S. McKinley Avenue, Lathrop, CA 95330	Owned	CA	$1,997,533

PROP NJ07	Eastern Concrete Materials, Inc.	Hamburg Quarry 3620 Route 23 Hardyston Township Hamburg, New Jersey (Includes 118 Scenic Lake Drive, Hardyston, NJ)	Owned	NJ	$1,863,201

PROP TX66	Beall Concrete Enterprises, LLC	Chatfield Quarry TX Navarro County	Owned	TX	$1,636,062

PROP TX 73	Redi-Mix, LLC	Plant #259 Lewisville 725 E. College St., Lewisville, TX 75057	Owned	TX	$1,441,635

PROP NJ26	Eastern Concrete Materials, Inc.	Cedar Bridge Quarry 201 Route 539 South, Barnegat NJ 08005	Owned	NJ	$1,318,632

Schedule II-1

File No.	Owner or Tenant	Property Name and Address(es)	Ownership	State	NBV

PROP TX65	Beall Concrete Enterprises, LLC	Prosper 706 S. Dallas Parkway, Collin County	Owned	TX	$1,272,970

PROP TX42	Redi-Mix, LLC	Plant #260 Frisco. Batch Plant 14703 Lebanon Road, Frisco, TX 75035	Owned	TX	$1,172,726

PROP PA01	Eastern Concrete Materials, Inc.	3369 Paxtonville Road, Middleburg, PA	Owned	PA	$1,155,836

PROP TX41	Ingram Concrete, LLC	HWY 126 & FM 1085 Noodle, TX	Owned	TX	$1,096,477

PROP TX43	Alberta Investments, Inc.	Brownwood Office, P.O. Box 1166 - 76084, 4301 Danhill Drive, Brownwood, TX	Owned	TX	$1,026,411

PROP TX11	Ingram Concrete, LLC	6222 East I-20 West Willow Park, Texas 76088	Owned	TX	$1,021,768

PROP CA16	Central Concrete Supply Co., Inc.	Brentwood Plant 11911 Brentwood Blvd. Byron, California 94514	Owned	CA	$1,003,741

PROP TX32	Ingram Concrete, LLC	Midland Plant, 2608 N. FM 1788, P.O. Box 60425, Midland TX 79707	Owned	TX	$916,295

PROP TX62	Ingram Concrete, LLC	Ingram Sand & Gravel Quarry 4989 N. FM 199, Somervell County, TX	Owned	TX	$810,289

	Ingram Concrete, LLC	5235 Christoval Road San Angelo	Owned	TX	$747,150

PROP NJ04	Eastern Concrete Materials, Inc.	86 Yellowbrook Rd. Howell, New Jersey	Owned	NJ	$731,836

Schedule II-2

EXHIBIT D

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

by and among

U.S. CONCRETE, INC.

the GUARANTORS named herein

and the HOLDERS party hereto

Dated:  August __, 2010

TABLE OF CONTENTS

i

ii

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of August __, 2010, by and among U.S. Concrete, Inc., a Delaware corporation (the “Company”), each of the direct and indirect domestic subsidiaries of the Company identified on the signature page hereto (collectively, the “Guarantors”) and any parties purchasing Notes (as defined below) pursuant to the Note Purchase Agreement (as defined below) (each a “Holder” and collectively, the “Holders”).

WHEREAS, in connection with the Plan of Reorganization of the Company under Chapter 11 of the United States Bankruptcy Code, the Company has issued $55,000,000 aggregate principal amount of its 9.5% Convertible Secured Notes due 2015 (the “Notes”) (i) to certain parties subscribing to purchase Notes pursuant to the Note Purchase Agreement dated as of the date hereof (the “Note Purchase Agreement”) and (ii) to certain parties pursuant to that certain Support Agreement, dated as of August 13, 2010, by and among the Company and the put option parties named therein.  The Notes are issued pursuant to the Indenture and are convertible into shares of Common Stock of the Company in accordance with the terms set forth in the Indenture; and

WHEREAS, the parties hereto desire to provide for, among other things, the grant of registration rights with respect to the Registrable Securities (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           (a)           Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Additional Interest” has the meaning set forth in Section 3(e) hereof.

“Affiliate” means, with respect to a Person, any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “beneficially owns” and beneficially owned” have a corresponding meaning.

1

“Board of Directors” means the board of directors of the Company (or any duly authorized committee thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means (i) the common stock, par value $0.001 per share, of the Company, (ii) any securities of the Company or any successor or assign of the Company into which such stock is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) and (ii) above.

“Common Stock Form S-1 Shelf” has the meaning set forth in Section 3(a) hereof.

“Common Stock Registration Deadline” has the meaning set forth in Section 3(a) hereof.

“Company” has the meaning set forth in the preamble to this Agreement.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in the Indenture.

“Counsel to the Holders” means, with respect to any Piggyback Takedown, one (1) counsel selected by the Holders of a Majority of the Registrable Securities requested to be included in such Piggyback Takedown.

“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

2

“Electing Holder” means a Holder of Registrable Securities who provided the Company with a Notice and Questionnaire.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf Registration Statements” has the meaning set forth in Section 3(a) hereof.

“Form S-3 Shelf Registration Statement” has the meaning set forth in Section 3(a) hereof.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Securities or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of an exchangeable security or similar transaction.  For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i)           transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a Prospectus and may use Registrable Securities to close out its short position;

(ii)         transactions pursuant to which a Holder sells short Registrable Securities pursuant to a Prospectus and delivers Registrable Securities to close out its short position;

(iii)        transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a Prospectus or an exemption from registration under the Securities Act; and

(iv)        a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in each case, in a public transaction pursuant to a Prospectus.

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“Holder” and “Holders” shall mean each Person for so long as it holds any Registrable Securities and each of its successors and assigns and direct and indirect transferees who Beneficially Own Registrable Securities.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Indemnified Party” has the meaning set forth in Section 8(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 8(c) hereof.

“Indenture” means the indenture, dated as of the date hereof, as amended or supplemented from time to time, among the Company, the Guarantors and the Trustee.

“Issue Date” means the date of the original issuance of the Notes.

“Liability” has the meaning set forth in Section 8(a) hereof.

“Lock-Up Period” has the meaning set forth in Section 5(a)(i) hereof.

“Notes” has the meaning set forth in the preamble to this Agreement.

“Note Registration Deadline” has the meaning set forth in Section 3(a) hereof..

“Notes Shelf Registration Statement” has the meaning set forth in Section 3(a) hereof.

“Notice and Questionnaire” means a written notice delivered to the Company in the form attached as Annex A hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Takedown” has the meaning set forth in Section 4(a) hereof.

“Prospectus” means the prospectus related to any Registration Statement (whether preliminary or final or any prospectus supplement, including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

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“Registrable Securities” means any and all (i) Notes, (ii) shares of Common Stock issuable or issued upon conversion of the Notes and (iii) shares of Common Stock issued by the Company in order to pay interest and/or premiums and/or other amounts to the Holders in accordance with the provisions of the Indenture.  Registrable Securities held by any Holder will cease to be Registrable Securities, when (A) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (B) such securities (other than Registrable Securities that are Notes) have been disposed of pursuant to Rule 144 promulgated under the Securities Act, (C) the entire amount of the Registrable Securities held by any Holder may be sold by such Holder, in the opinion of counsel reasonably satisfactory to the Company, without any limitation as to volume, manner of sale or information requirements pursuant to Rule 144 promulgated under the Securities Act or (D) they have ceased to be outstanding.

“Registration Default” has the meaning set forth in Section 3(e) hereof.

“Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of the sale of Registrable Securities in compliance with this Agreement, including, without limitation, (i) Commission, stock exchange, FINRA (including, without limitation, fees, charges and disbursements of counsel in connection with FINRA registration) and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) with respect to the shares of Common Stock that are Registrable Securities, the fees and expenses incurred in connection with the listing of the Registrable Securities on any national securities exchange if the Common Stock of the Company is then so listed, and (vi) reasonable fees, charges and disbursements of Counsel to the Holders in connection with any Piggyback Takedown.

“Registration Statement” means any registration statement filed pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

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“Selling Expenses” means all expenses (including any underwriting fees, discounts, selling commissions and stock transfer taxes) applicable to all Registrable Securities registered by the Holders other than Registration Expenses.

“Shelf” has the meaning set forth in Section 3(a) hereof.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule in effect).

“Shelf Registration Statements” has the meaning set forth in Section 3(a) hereof.

“Suspension Period” has the meaning set forth in Section 3(c) hereof.

“TIA” means Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving under the Indenture.

“underwritten offering” of securities means a public offering of securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

(b)        Interpretation.  Unless otherwise noted:

(i)           All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.

(ii)          All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii)         All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.

(iv)         All references to any amount of securities (including Registrable Securities) shall be deemed to be a reference to such amount measured on an as-converted or as-exercised basis.

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2.           General; Securities Subject to this Agreement.

(a)         Grant of Rights.  The Company hereby grants registration rights with respect to the Registrable Securities to the Holders upon the terms and conditions set forth in this Agreement.

(b)         Transfer of Registration Rights.  Any Registrable Securities that are pledged or made the subject of a Hedging Transaction, which Registrable Securities are not ultimately disposed of by the Holder pursuant to such pledge or Hedging Transaction shall be deemed to remain “Registrable Securities,” notwithstanding the release of such pledge or the completion of such Hedging Transaction.

3.           Shelf Registrations.

(a)         Filings.  The Company shall use its commercially reasonable efforts to file on or prior to [       ], 20111 (the “Note Registration Deadline”) a Registration Statement for a Shelf Registration on Form S-1 covering the resale by the Electing Holders of all the Notes that constitute Registrable Securities as of such date, on a delayed or continuous basis (the “Notes Form S-1 Shelf”).  The Company shall use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable following such filing.  The Company shall use its commercially reasonable efforts to file on or prior to [       ], 20112 (the “Common Stock Registration Deadline”) a Registration Statement for a Shelf Registration on Form S-1 covering the resale of all the shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis (the “Common Stock Form S-1 Shelf” and, together with the Notes Form S-1 Shelf, the “Form S-1 Shelf Registration Statements”).  The Company shall give written notice of the filing of each of the Form S-1 Shelf Registration Statements at least fifteen (15) days prior to filing each such Registration Statement to all Holders of Registrable Securities and shall include in such Registration Statements all Registrable Securities of Electing Holders.  Notwithstanding the foregoing, each Shelf Registration Statement shall be on Form S-3 (or similar short form) if the Company shall then be eligible to use such form; provided that the Company shall use its commercially reasonable efforts to convert each of the Form S-1 Shelf Registration Statements on Form S-1 (or similar long form) to a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf Registration Statement,” and together with the Form S-1 Shelf Registration Statements, the “Shelf Registration Statements”) on Form S-3 as soon as practicable after the Company becomes eligible to use Form S-3.  The Company shall maintain each Shelf Registration Statement in accordance with the terms hereof.  For the avoidance of doubt, if all of the Notes have ceased to constitute Registrable Securities by the Note Registration Deadline, no Notes Form S-1 Shelf shall be required to be filed.

1 NTD: Date that is the first Business Day following 366th day following the Issue Date.
2 NTD: Date that is 180 days following the Issue Date.

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(b)         Additional Electing Holders.  From and after the date a Shelf Registration Statement is initially effective, as promptly as is practicable after receipt of a proper Notice and Questionnaire, and in any event within (x) ten (10) Business Days after the date such Notice and Questionnaire is received by the Company or (y) if a Notice and Questionnaire is so received during a Suspension Period, five (5) Business Days after the expiration of such Suspension Period, the Company shall, if required by applicable law, file with the Commission a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file a supplement or supplements to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Electing Holder is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement and such amendment is not automatically effective, use reasonable efforts to cause such post-effective amendment to be declared or to otherwise become effective under the Securities Act as promptly as is practicable; provided that in no event shall the Company be required to make more than one such filing during any twenty (20) Business Day period and, in addition, if the Shelf Registration Statement is not an automatic shelf registration statement, the Company shall not be required to make more than one such filing in any calendar quarter; provided, further, that if such Notice and Questionnaire is delivered during a Suspension Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth above upon expiration of the Suspension Period in accordance with Section 3(c).  Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that is not an Electing Holder as a selling securityholder in any Shelf Registration Statement or related Prospectus; provided, however, that any Holder that becomes an Electing Holder pursuant to the provisions of this Section 3(b) (whether or not such Holder was an Electing Holder at the time the Shelf Registration Statement was declared or otherwise became effective) shall be named as a selling securityholder in the Shelf Registration Statement or related Prospectus in accordance with the requirements of this Section (b).

(c)         Suspension Periods.  Upon written notice to the Holders of Registrable Securities, (x) the Company shall be entitled to suspend, for a period of time, the use of any Registration Statement or Prospectus if the Board of Directors determines in its good faith judgment, after consultation with counsel, that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or Prospectus not misleading and (y) the Company shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if the Board of Directors determines in its good faith judgment, after consultation with counsel, that such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company (in case of each clause (x) and (y), a “Suspension Period”); provided that (A) there are no more than two (2) Suspension Periods in any 12-month period, (B) the duration of all Suspension Periods may not exceed ninety (90) days in the aggregate in any 12-month period, and (C) the Company shall use its good faith efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable.

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(d)        Other Registration Rights.  The Company represents and warrants that as of the date of this Agreement it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company.

(e)         Additional Interest and Liquidated Damages.  Subject to the Company’s ability to declare Suspension Periods with respect to clause (ii) below, if (i) the Common Stock Form S-1 Shelf is not filed by the Common Stock Registration Deadline or the Notes Form S-1 Shelf is not filed by the Note Registration Deadline, or (ii) any Registration Statement required by this Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose for more than 45 days (each such event referred to in clauses (i) and (ii), a “Registration Default”), the Company and the Guarantors hereby agree:

(A)        The Company shall pay additional interest (“Additional Interest”) to each Holder of Notes that are Registrable Securities over and above the interest set forth in the title of the Notes for the period of occurrence of such Registration Default(s) until such time as no Registration Default is in effect in an amount in cash equal to 0.25% per annum on the aggregate principal amount of the Notes that are Registrable Securities, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues, but in no event shall such increase exceed 1.00% per annum; provided, that such Additional Interest shall only be payable with respect to such Registrable Securities that are Notes which are Restricted Securities (as defined in the Indenture).  Following the cure of all Registration Defaults relating to any particular Notes that are Registrable Securities, the Additional Interest will cease to accrue from the date of such cure and the interest rate on the Notes that are Registrable Securities will revert to the original interest rate born by such Notes; provided, however, that, if after the date such Additional Interest ceases to accrue, a new Registration Default shall occur, Additional Interest may again commence accruing pursuant to the foregoing provisions.

(B)         Any amounts of Additional Interest will be payable semi-annually in arrears on the interest payment dates of the Notes set forth in the Indenture to Holders of record of the applicable Notes on the applicable dates of record set forth in the Indenture.

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4.           Piggyback Takedowns.

(a)         Right to Piggyback.  If the Company proposes to file a Registration Statement with respect to an underwritten offering of any of its securities for its own account (other than a Registration Statement on Form S-4 or S-8) (a “Piggyback Takedown”) the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown.  In the case of a Piggyback Takedown that is an offering under a Shelf Registration, such notice shall be given not less than five (5) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown.  In the case of a Piggyback Takedown that is an offering under a Registration Statement that is not a Shelf Registration Statement, such notice shall be given not less than five (5) Business Days prior to the expected date of filing of such Registration Statement.  The Company shall, subject to the provisions of Section 4(b) below, include in such Piggyback Takedown, as applicable, all Registrable Securities that constitute Common Stock with respect to which the Company has received written requests for inclusion therein within five (5) days after sending the Company’s notice.  Notwithstanding anything to the contrary contained herein, the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown.

(b)        Priority on Primary Piggyback Takedowns.  If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such Piggyback Takedown (pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included therein by each such Holder), and (iii) third, other securities requested to be included in such Piggyback Takedown.

(c)           Selection of Underwriters.  If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the investment banker(s) and manager(s) for the offering.

5.           Holdback Agreements.

In connection with any Piggyback Takedown, no Holder who “beneficially owns” (as such term is defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act) five percent (5%) or more of the outstanding shares of Common Stock on as converted basis, shall effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, as applicable, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Company, and subject to reasonable and customary exceptions to be agreed, during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such Piggyback Takedown (the “Lock-Up Period”), except as part of the Piggyback Takedown, and (i) unless the underwriters managing the Piggyback Takedown otherwise agree and (ii) only if such Lock-Up Period is applicable on substantially similar terms to the Company and the executive officers and directors of the Company.  If (x) the Company issues an earnings release or other material news or a material event relating to the Company and its subsidiaries occurs during the last 17 days of the Holdback Period or (y) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of the Holdback Period, then to the extent necessary for a managing or co-managing underwriter of an underwritten offering required hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be (such period the “Holdback Extension”).  The Company may impose stop-transfer instructions with respect to its securities that are subject to the forgoing restriction until the end of such period, including any period of Holdback Extension.  Each Holder requesting to sell Registrable Securities in connection with such Piggyback Takedown agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect, subject to reasonable and customary exceptions, and other exceptions as may be agreed by the Holders and the underwriters, and, in any event, that the Company’s underwriters in any relevant Piggyback Takedown shall be third party beneficiaries of this Section 5.  The provisions of this Section 5 will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

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6.           Registration Procedures.

(a)         Obligations of the Company.  Whenever registration of Registrable Securities has been requested pursuant to Section 3 or Section 4 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof and the following provisions shall apply in connection therewith:

(i)           No Holder shall be entitled to be named as a selling securityholder in Resale Shelf Registration Statement as of the time of its initial effectiveness or at any time thereafter, and no Holder shall be entitled to use the Prospectus for resales of Registrable Securities at any time, unless such Holder has become and “Electing Holder” by returning a duly completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein and has provided any other information reasonably requested in writing by the Company.

(ii)          Each Electing Holder agrees to furnish promptly to the Company all information required to be disclosed in order to make information previously furnished to the Company by such holder not materially misleading and any other information regarding such holder and the distribution of such holder’s Registrable Securities as the Company may from time to time reasonably request in writing.

(iii)         Each Electing Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Electing Holder to the Company or of the occurrence of any event in either case as a result of which any Prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Electing Holder or such Electing Holder’s intended method of disposition of such Registrable Securities or omits to state any material fact regarding such Electing Holder or such Electing Holder’s intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading, and promptly to furnish to the Company (i) any additional information required to correct and update any previously furnished information or required so that such Prospectus shall not contain, with respect to such Electing Holder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any other information regarding such Electing Holder and the distribution of such Registrable Securities as may be required to be disclosed in the Shelf Registration Statement under applicable law or pursuant to Commission comments.

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(b)           Additional Obligations of the Company.  The Company will as expeditiously as possible:

(i)           before filing a Registration Statement or a Prospectus or any amendments or supplements thereto in connection with any Piggyback Takedown, at the Company’s expense, furnish to the Electing Holders upon written request from such Electing Holder whose securities are covered by the Registration Statement, copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by such Holders, which documents shall be subject to the review and comments of the Counsel to such Holders;

(ii)          notify each Electing Holder of Registrable Securities whose securities are covered by the Registration Statement of the filing and effectiveness of the Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under the Registration Statement applicable to such Shelf Registration or have otherwise ceased to be Registrable Securities and notify each Electing Holder of the filing and effectiveness of such amendments and supplements, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)         furnish to each Electing Holder selling Registrable Securities without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Holder, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

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(iv)         use its commercially reasonable efforts (A) to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller reasonably requests, (B) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and (C) to do any and all other acts and things which may be reasonably necessary or advisable to enable such Electing Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Electing Holder (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v)          notify each Electing Holder selling Registrable Securities at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act;

(A)           upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such Electing Holder and subject to the Company’s ability to declare Suspension Periods pursuant to Section 3(c), the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each such seller of such Registrable Securities, and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading,

(B)           as promptly as practicable after the Company becomes aware of any request by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto,

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(C)           as promptly as practicable after the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or

(D)           as promptly as practicable after the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(vi)         use its commercially reasonable efforts to cause all such Registrable Securities, if the Company’s Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included;

(vii)        provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities that are Common Stock from and after the effective date of the applicable Registration Statement;

(viii)       permit any Electing Holder and Counsel to the Holders, in connection with a Piggyback Takedown (including, but not limited to, reviewing, commenting on and attending all meetings), review and comment upon any such Registration Statement and any Prospectus supplements relating to a Piggyback Takedown, if applicable;

(ix)         in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(x)          provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement that includes Registrable Securities;

(xi)         if requested by any participating Electing Holder promptly include in a Prospectus supplement or amendment such information as the Holder may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

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(xii)        in the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities sold pursuant to a Shelf Registration Statement;

(xiii)       use its commercially reasonable efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby;

(xiv)       cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xv)        within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

(xvi)       cause the Indenture to be qualified under the TIA not later than the effective date of the Notes Form S-1 Shelf; and, in connection therewith, cooperate with the Trustee and the Holders of the Notes to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the TIA; and to execute and use its commercially reasonable efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner; and

(xvii)      within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

(c)         Seller Requirements.  In connection with any offering under any Registration Statement under this Agreement, each Electing Holder (i) shall promptly furnish to the Company in writing such information with respect to such Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading; (ii) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and (iii) shall not use any Free Writing Prospectus without the prior written consent of the Company.  If any Electing Holder of Registrable Securities fails to provide such information required to be included in such Registration Statement by applicable securities laws or otherwise necessary or desirable in connection with the disposition of such Registrable Securities in a timely manner after written request therefor, the Company may exclude such Electing Holder’s Registrable Securities from a registration under Sections 3 or 4 hereof.

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Each Person that has securities registered for resale on a Registration Statement filed hereunder agrees that, upon receipt of any notice contemplated in Section 3(c), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

7.           Registration Expenses.  All Registration Expenses shall be borne by the Company.  All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

8.           Indemnification; Contribution.

(a)         Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, its partners, directors, officers, Affiliates, stockholders, members, managers, employees, agents, trustees and each Person who controls (within the meaning of Section 15 of the Securities Act) such Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether or not the indemnified party is a party to any proceeding) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (a) any untrue, or allegedly untrue, statement of a material fact contained in any Disclosure Package, any Registration Statement, any Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in any Disclosure Package, any Registration Statement, any Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances in which such statements were made; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Holder furnished in writing to the Company by or on behalf of such Holder expressly for inclusion therein, including, without limitation, the information furnished to the Company pursuant to Section 6(c) hereof.  The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

16

(b)        Indemnification by Holders.  In connection with any offering in which a Holder is participating pursuant to Section 3 or 4 hereof, such Holder agrees severally (and not jointly) to indemnify and hold harmless the Company, its partners, directors, officers, Affiliates, stockholders, members, managers, employees, agents, trustees, the other Holders, any underwriter retained by the Company and each Person who controls the Company, the other Holders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders (including indemnification of their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto, including, without limitation, the information furnished to the Company pursuant to Section 6(c) hereof; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto relates.

(c)         Conduct of Indemnification Proceedings.  Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.  Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by this Section 8, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without the Indemnifying Party’s written consent if (i) such settlement is entered into more than thirty business days after receipt by the Indemnifying Party of the aforesaid request and (ii) the Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request or contested the reasonableness of such fees and expenses prior to the date of such settlement.

17

(d)        Contribution.  If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c) hereof, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(e) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9.           Participation in Underwritten Offering/Sale of Registrable Securities.

(a)         No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that the Holders included in any underwritten registration shall make only those representations and warranties to the Company or the underwriters as are customary for similar transactions and such other representations and warranties that the underwriters may reasonably request that are agreed by any such Holder.

(b)         Each Person that has securities registered on a Registration Statement filed hereunder agrees that, upon receipt of any notice contemplated in Section 3(e)(ii), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

10.         Rule 144 and Rule 144A; Other Exemptions.  With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company covenants that it will (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission.  Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information

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11.         Miscellaneous.

(a)         Stock Splits, etc.  The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like occurring after the date hereof.

(b)        No Inconsistent Agreements.  The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement.

(c)         Remedies.  The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to seek specific performance of their rights under this Agreement.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(d)        Amendments and Waivers.  This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of the Holders of at least a majority of the Registrable Securities then outstanding to such amendment, action or omission to act; provided that no such amendment, action or omission that adversely affects, alters or changes the interests of any Holder in a manner different than all other Holders shall be effective against such Holder without the prior written consent of such Holder.

No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

(e)         Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

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(i)           If to the Company:

2925 Briarpark, Suite 1050
Houston, TX 77042
Telecopy: (713) 499-6201
Attention: General Counsel

(ii)	If to any Holder, at its address as it appears in the books and records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied, or electronically transmitted.  Any party may by notice given in accordance with this Section 12(e) designate another address or Person for receipt of notices hereunder.

(f)         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties including each Holder of any Registrable Securities, provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Indenture.  If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to and benefit from all of the terms of this Agreement, and by taking and holding such Registrable Securities, such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

(g)        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h)        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(i)          Jurisdiction.  Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in the federal or state courts in the State of New York, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding.  Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 12(d) hereof of this Agreement or such other address such person or entity shall notify the other in writing.  The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

21

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in any court located in the State of New York or located in any other jurisdiction chosen by the Company in accordance with Section 12(i) hereof.  Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of New York is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(j)          WAIVER OF JURY TRIAL.  EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)         Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(l)          Rules of Construction.  Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.  Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(m)        Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

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(n)        Further Assurances.  Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(o)        FWP Consent.  No Electing Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(p)        Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

U.S. CONCRETE, INC.

By:
Name:
Title:

GUARANTORS:

ALBERTA INVESTMENTS, INC.
ALLIANCE HAULERS, INC.
AMERICAN CONCRETE PRODUCTS, INC.
ATLAS REDI-MIX, LLC
ATLAS-TUCK CONCRETE, INC.
BEALL CONCRETE ENTERPRISES, LLC
BEALL INDUSTRIES, INC.
BEALL MANAGEMENT, INC.
BUILDERS’ REDI-MIX, LLC
BWB, INC. OF MICHIGAN
CENTRAL CONCRETE SUPPLY CO., INC.
CENTRAL PRECAST CONCRETE, INC.
HAMBURG QUARRY LIMITED LIABILITY
COMPANY
INGRAM CONCRETE, LLC
MG, LLC
REDI-MIX CONCRETE, L.P.
REDI-MIX GP, LLC
REDI-MIX, LLC
SAN DIEGO PRECAST CONCRETE, INC.
SIERRA PRECAST, INC.
SMITH PRE-CAST, INC.
SUPERIOR CONCRETE MATERIALS, INC.
U.S. CONCRETE ON-SITE, INC.
USC MANAGEMENT CO., LLC
USC PAYROLL, INC.
USC TECHNOLOGIES, INC.

By:
Name:
Title:

BRECKENRIDGE READY MIX, INC.

By:
Name:
Title:

KURTZ GRAVEL COMPANY
SUPERIOR HOLDINGS, INC.
TITAN CONCRETE INDUSTRIES, INC.

By:
Name:
Title:

RIVERSIDE MATERIALS, LLC

By:
Name:
Title:

EASTERN CONCRETE MATERIALS, INC.

By:
Name:
Title:

LOCAL CONCRETE SUPPLY & EQUIPMENT,
LLC
MASTER MIX CONCRETE, LLC
MASTER MIX, LLC
NYC CONCRETE MATERIALS, LLC
PEBBLE LANE ASSOCIATES, LLC

By:
Name:
Title:

USC ATLANTIC, INC.

By:
Name:
Title:

USC MICHIGAN, INC.

By:
Name:
Title:

CONCRETE XXXIII ACQUISITION, INC.
CONCRETE XXXIV ACQUISITION, INC.
CONCRETE XXXV ACQUISITION, INC.
CONCRETE XXXVI ACQUISITION, INC.

By:
Name:
Title:

CONCRETE ACQUISITION III, LLC
CONCRETE ACQUISITION IV, LLC
CONCRETE ACQUISITION V, LLC
CONCRETE ACQUISITION VI, LLC

By:
Name:
Title:

Annex A

Notice and Questionnaire

The undersigned beneficial holder of 9.5% Convertible Secured Notes due 2015 (the “Notes”) of U.S. Concrete, Inc. (the “Company”) and/or common stock, par value $0.001 per share, of the Company (including common stock issuable upon the conversion of the Notes or in order to pay interest and/or premium and/or other amounts to the Holders in accordance with the provisions of the Indenture) which are Registrable Securities understands that the Company intends to file or has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Resale Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the registration rights agreement (the “Registration Rights Agreement”), among the Company and the Holders named therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

Each beneficial holder of Registrable Securities (each a “beneficial owner”) is entitled to the benefits of the Registration Rights Agreement. In order to sell, or otherwise dispose of, any Registrable Securities pursuant to the Resale Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions as described below).  Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling securityholders in the prospectus and, therefore, will not be permitted to sell any Registrable Securities pursuant to the Resale Shelf Registration Statement.

Certain legal consequences arise from being named as a selling securityholder in the Resale Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Resale Shelf Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under such Item 3) pursuant to the Resale Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

B-1

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against certain losses arising in connection with statements concerning the undersigned that are made in the  Resale Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

If the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item 3 below after the date on which such information is provided to the Company, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement.

QUESTIONNAIRE

Please respond to every item, even if your response is “none.” If you need more space for any response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the following questions.

If you have any questions about the contents of this Questionnaire or as to who should complete this Questionnaire, please contact the General Counsel of the Company at telephone number:  [                    ].

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

1.	Your Identity and Background as the Beneficial Owner of the Registrable Securities.

(a)	Your full legal name:

(b)	Your business address (including street address) (or residence if no business address), telephone number and facsimile number:

Address:

Telephone No.:

Fax No.:

(c)	Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes.

☐	No.

(d)	If your response to Item 1(c) above is no, are you an “affiliate” of a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes.

☐	No.

For the purposes of this Item 1(d), an “affiliate” of a registered broker-dealer includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer, and does not include any individuals employed by such broker-dealer or its affiliates.

(e)	Full legal name of person through which you hold the Registrable Securities (i.e., name of your broker or the DTC participant, if applicable, through which your Registrable Securities are held):

Name of Broker:

DTC No.:

Contact person:

Telephone No.:

2.	Your Relationship with the Company.

(a)
Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three years?

☐	Yes.

☐	No.

(b)	If your response to Item 2(a) above is yes, please state the nature and duration of your relationship with the Company:

3.	Your Interest in the Registrable Securities.

(a)	State the type and amount of Registrable Securities beneficially owned by you:

State the CUSIP No(s). of such Registrable Securities beneficially owned by you:

☐	Yes.

☐	No.

(b)	Other than as set forth in your response to Item 3(a) above, do you beneficially own any other securities of the Company?

☐	Yes.

☐	No.

(c)	If your answer to Item 3(b) above is yes, state the type, the aggregate amount and CUSIP No. of such other securities of the Company beneficially owned by you:

Type:

Aggregate amount:

CUSIP No.:

(d)	Did you acquire the securities listed in Item 3(a) above in the ordinary course of business?

☐	Yes.

☐	No.

(e)	At the time of your purchase of the securities listed in Item 3(a) above, did you have any agreements or understandings, direct or indirect, with any person to distribute the securities?

☐	Yes.

☐	No.

(f)	If your response to Item 3(e) above is yes, please describe such agreements or understandings:

4.	Nature of your Beneficial Ownership.

(a)	Check if the beneficial owner set forth in your response to Item 1(a) is any of the below:

(i)	A reporting company under the Exchange Act. ☐

(ii)	A majority-owned subsidiary of a reporting company under the Exchange Act. ☐

(iii)	A registered investment fund under the 1940 Act. ☐

(b)	If the beneficial owner of the Registrable Securities set forth in your response to Item 1 (a) above is a limited partnership, state the names of the general partner(s) of such limited partnership:

(i)
With respect to each general partner listed in Item 4(b) above who is not a natural person and is not publicly-held, name each shareholder (or holder of partnership interests, if applicable) of such general partner. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(c)
Name your controlling shareholder(s) (the “Controlling Entity”). If the Controlling Entity is not a natural person and is not a publicly-held entity, name each shareholder of such Controlling Entity. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(i)	(A) Full legal name of Controlling Entity(ies) or natural person(s) who has/have sole or shared voting or dispositive power over the Registrable Securities:

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

(C) Name of shareholders:

(ii)	(A) Full legal name of Controlling Entity(ies):

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

(iii)	Name of shareholders:

5.	Plan of Distribution.

Except as set forth below, the undersigned Selling Securityholder intends to distribute the Registrable Securities listed above in Item (3) only as follows (if at all):  All or any portion of such Registrable Securities may be sold from time to time directly by the undersigned Selling Securityholder or, alternatively, through one or more underwriters, broker-dealers or agents.  Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options, whether such options are listed on an options exchange or otherwise, (v) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, (vi) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (vii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account, (viii) an exchange distribution in accordance with the rules of the applicable exchange, (ix) privately negotiated transactions, (x) short sales, (xi) sales pursuant to Rule 144 or Rule 144A, (xii) broker-dealers may agree with the selling securityholder to sell a specified number of shares at a stipulated price per share, (xiii) a combination of any such methods of sale, and (xiv) any other method permitted pursuant to applicable law.  In connection with sales of the Registrable Securities or otherwise, the Selling Securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of hedging the positions they assume.  The Selling Securityholder may also sell Registrable Securities short and deliver Registrable Securities to close out such short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such Registrable Securities.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior written agreement of the Company.

The undersigned acknowledges its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Rights Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The undersigned beneficial owner and selling securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the undersigned beneficial owner and selling securityholder against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Resale Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Resale Shelf Registration Statement remains effective.

All notices to the beneficial owner hereunder and pursuant to the Registration Rights Agreement shall be made in writing to the undersigned at the address set forth in Item 1(b) of this Notice and Questionnaire.

By signing below, the undersigned acknowledges that it is the beneficial owner of the Registrable Securities set forth herein, represents that the information provided herein is accurate, consents to the disclosure of the information contained in this Notice and Questionnaire and the inclusion of such information in the Resale Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Resale Shelf Registration Statement and the related prospectus.

Once this Notice and Questionnaire is executed by the undersigned beneficial owner and received by the Company, the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the undersigned beneficial owner. This Notice and Questionnaire shall be governed in all respects by the laws of the State of New York, without giving effect to rules governing the conflict of laws.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(Please Print)

Signature:

Date:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO U.S. CONCRETE, INC. AS FOLLOWS:

U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, TX 77042
Telecopy: (713) 499-6201
Attention:  General Counsel

This Notice and Questionnaire must be returned within ten (10) days after receipt of the Company’s notice with respect to the filing of a Shelf Registration Statement pursuant to Section 3 of the Registration Rights Agreement in order to include Registrable Securities in such Shelf Registration Statement.